UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
PACIFIC MERCANTILE BANCORP
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐
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	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

JOINT PROXY STATEMENT/PROSPECTUS

Dear Stockholders of Banc of California, Inc. and Shareholders of Pacific Mercantile Bancorp:
Banc of California, Inc., a Maryland corporation, which we refer to as BOC, and Pacific Mercantile Bancorp, a California corporation, which we refer to as PMB, have entered into a definitive merger agreement, which we refer to as the merger agreement, pursuant to which PMB will merge with and into BOC, with BOC as the surviving corporation, which we refer to as the merger. Promptly following the merger, Pacific Mercantile Bank, a wholly-owned subsidiary of PMB, which we refer to as PM Bank, will merge with and into Banc of California, National Association, a wholly-owned subsidiary of BOC, which we refer to as BOC Bank, with BOC Bank as the surviving bank, which we refer to as the bank merger, and collectively with the merger, the mergers.
Before we complete the mergers, each of BOC and PMB will hold a special meeting of its stockholders and shareholders, respectively.
The special meeting of stockholders of BOC will be held virtually via the Internet on Wednesday, June 23, 2021, which we refer to as the BOC special meeting, to vote on the following proposals:
•	to approve the merger, which we refer to as the BOC merger proposal;
•	to approve the issuance of BOC common stock in connection with the merger, which we refer to as the BOC stock issuance proposal; and
•
to approve one or more adjournments of the BOC special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the BOC special meeting to approve the BOC merger proposal or BOC stock issuance proposal, which we refer to as the BOC adjournment proposal.

The special meeting of shareholders of PMB will be held in the first floor Training Room at PMB’s offices at 949 South Coast Drive, Costa Mesa, California 92626 on Wednesday, June 23, 2021, which we refer to as the PMB special meeting, to approve the following proposals:
•	to approve the principal terms of the merger agreement, which we refer to as the PMB merger proposal;
•
to approve, on a non-binding, advisory basis, the compensation to be paid in connection with the merger to the named executive officers, or NEOs, of PMB, which we refer to as the PMB NEO compensation proposal; and

•
to approve one or more adjournments of the PMB special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the PMB special meeting to approve the PMB merger proposal or PMB NEO compensation proposal, which we refer to as the PMB adjournment proposal.

At the effective time of the merger, each PMB common share, other than excluded shares, will be converted into the right to receive 0.50 of a share of BOC common stock, with cash paid in lieu of a fractional share of BOC common stock.
The market value of the merger consideration will fluctuate with the price of BOC common stock. Based on the closing price of BOC common stock on March 22, 2021, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of PMB common shares was $9.77. Based on the closing price of BOC common stock on May 10, 2021, the last practicable date before the date of this joint proxy statement/prospectus, the value of the per share merger consideration payable to holders of PMB common shares was $8.86. You should obtain current price quotations for PMB common shares and BOC common stock. BOC common stock is traded on the New York Stock Exchange under the symbol “BANC,” and PMB common shares are traded on the Nasdaq Global Select Market under the symbol “PMBC.” The New York Stock Exchange is referred to herein as the NYSE and the Nasdaq Global Select Market is referred to herein as Nasdaq.
The proposed merger is expected to be accretive to the combined company’s earnings per share in 2022, and BOC believes that PMB is a strong strategic fit with similar management and culture. The board of directors of BOC has approved the merger and the issuance of BOC common stock in connection with the merger, and determined that the merger and the issuance of BOC common stock in connection with the merger are advisable and fair to and in the best interests of BOC and its stockholders. The BOC board of directors recommends that the BOC stockholders vote “FOR” the BOC merger proposal, “FOR” the BOC stock issuance proposal and “FOR” the BOC adjournment proposal. The board of directors of PMB has approved the merger agreement and the transactions contemplated thereby, and determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of PMB and its shareholders. The PMB board of directors recommends that the PMB shareholders vote “FOR” the PMB merger proposal, “FOR” the PMB NEO compensation proposal and “FOR” the PMB adjournment proposal.
Your vote is very important. To ensure your representation at the BOC special meeting or the PMB special meeting, as applicable, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Whether or not you expect to attend the respective special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote your shares via the Internet during the BOC special meeting or in person at the PMB special meeting.
If you hold your shares of BOC common stock in “street name” through a bank, broker or other nominee, you should follow the directions provided by your bank, broker or other nominee regarding how to instruct your bank, broker or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the BOC merger proposal.
If you hold your PMB common shares in “street name” through a bank, broker or other nominee, you should follow the directions provided by your bank, broker or other nominee regarding how to instruct your bank, broker or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the PMB merger proposal.
This joint proxy statement/prospectus provides you with detailed information about the proposed merger. You are encouraged to read the entire joint proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. In particular, you should read the “Risk Factors” section beginning on page 21 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.
We thank you for your continued support.
Sincerely,
/S/ Jared Wolff	/S/ Brad Dinsmore

Jared Wolff President and Chief Executive Officer Banc of California, Inc.	Brad Dinsmore Chief Executive Officer Pacific Mercantile Bancorp
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the BOC common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosures in this document.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This document is dated Thursday, May 13, 2021 and is first being mailed to BOC stockholders and PMB shareholders on or about Friday, May 14, 2021.

WHERE YOU CAN FIND MORE INFORMATION
Both Banc of California, Inc. and Pacific Mercantile Bancorp, which we refer to as BOC and PMB, respectively, file annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission, referred to as the SEC. You can read the SEC filings of BOC and PMB over the Internet at the SEC’s website at www.sec.gov. You may also obtain these documents, free of charge, from BOC at www.bancofcal.com under the “Investor Relations” link and then under the “Financials and Filings” tab or from PMB at www.pmbank.com under the heading “Investors Relations” and then under the tab “SEC Filings.”
BOC has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that BOC and PMB have previously filed with the SEC. They contain important information about the companies and their financial condition. For more information, please see the section entitled “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.
Banc of California, Inc. 3 MacArthur Place Santa Ana, California 92707 Attention: Investor Relations (855) 361-2262	Pacific Mercantile Bancorp 949 South Coast Drive, Suite 300 Costa Mesa, California 92626 Attention: Investor Relations (714) 438-2531
To obtain timely delivery of these documents, BOC stockholders must request the information no later than Wednesday, June 16, 2021 in order to receive it before the BOC special meeting and PMB shareholders must request the information no later than Wednesday, June 16, 2021 in order to receive it before the PMB special meeting.
BOC common stock is traded on the NYSE under the symbol “BANC,” and PMB common shares are traded on Nasdaq under the symbol “PMBC.”

BANC OF CALIFORNIA, INC.
3 MACARTHUR PLACE
SANTA ANA, CALIFORNIA 92707
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 23, 2021
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Banc of California, Inc., referred to as BOC, will be held virtually, solely by means of remote communication, at http://www.virtualshareholdermeeting.com/BANC2021SM, on Wednesday, June 23, 2021, at 8:00 a.m., local time for the purpose of considering and voting upon the following proposals:
1.
BOC Merger Proposal. To approve the merger pursuant to the terms of the Agreement and Plan of Merger, dated as of March 22, 2021, by and between BOC and Pacific Mercantile Bancorp, as such agreement may be amended from time to time, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.

2.	BOC Stock Issuance Proposal. To approve the issuance of common stock of BOC in connection with the merger.
3.
BOC Adjournment Proposal. To approve one or more adjournments of the BOC special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the BOC special meeting to approve the BOC merger proposal or the BOC stock issuance proposal.

BOC will transact no other business at the BOC special meeting other than as listed above.
The BOC board of directors has set Monday, May 10, 2021 as the record date for the BOC special meeting. Only holders of record of BOC voting common stock at the close of business on Monday, May 10, 2021 will be entitled to notice of and to vote at the BOC special meeting and any adjournments or postponements thereof.
Stockholder approval of the BOC merger proposal by the affirmative vote of a majority of the outstanding stock entitled to vote and of the BOC stock issuance proposal by the affirmative vote of a majority of the votes cast at a duly held meeting at which there is a quorum is required to complete the merger.
The BOC board of directors has approved the merger and the issuance of BOC common stock in connection with the merger and recommends that you vote “FOR” the BOC merger proposal, “FOR” the BOC stock issuance proposal and “FOR” the BOC adjournment proposal.
Your vote is very important. To ensure your representation at the BOC special meeting, please (1) complete, sign, date and return the enclosed proxy card in the envelope provided or (2) follow the instructions provided on the proxy card to submit your proxy by telephone or through the Internet. If you hold your shares of BOC common stock through a bank, broker or other nominee, you should direct the vote of your shares in accordance with the voting instructions received from your bank, broker or other nominee. Please vote promptly whether or not you expect to attend the BOC special meeting.
Due to the continuing public health impact of the COVID-19 pandemic and to support the well-being of our stockholders and employees, we are holding the BOC special meeting virtually via webcast. No physical meeting will be held. Stockholders of record as of the record date who have a control number may attend the BOC special meeting and may vote during, and participate in, the BOC special meeting by visiting http://www.virtualshareholdermeeting.com/BANC2021SM. Online access to the BOC special meeting, which will be an audio-only webcast, will begin at 7:45 a.m., local time, on Wednesday, June 23, 2021. For registered stockholders, the control number can be found on your proxy card. Stockholders who hold shares through a bank, broker or other nominee must obtain a legal proxy from their bank, broker or other nominee and register in advance to be able to attend the BOC special meeting and vote during, and participate in, the BOC special meeting. Stockholders should follow the instructions provided by their respective bank, broker or other nominee to participate in the BOC special meeting.
Please read carefully the sections in the joint proxy statement/prospectus regarding attending and voting at the BOC special meeting to ensure that you comply with these requirements. You are encouraged to read the entire joint proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. If you have any questions about the proposals or need assistance in voting your shares, please call BOC Investor Relations at (855) 361-2262.

BY ORDER OF THE BOARD OF DIRECTORS
/S/ Ido Dotan

Ido Dotan
Executive Vice President, General Counsel and Corporate Secretary

Santa Ana, California
May 13, 2021

PACIFIC MERCANTILE BANCORP
949 SOUTH COAST DRIVE, SUITE 300
COSTA MESA, CALIFORNIA 92626
NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 23, 2021
NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Pacific Mercantile Bancorp, referred to as PMB, will be held in the first floor Training Room at PMB’s offices at 949 South Coast Drive, Costa Mesa, California 92626, on Wednesday, June 23, 2021, at 9:00 a.m., local time for the purpose of considering and voting upon the following proposals:
1.
PMB Merger Proposal. To approve the principal terms of the Agreement and Plan of Merger, dated as of March 22, 2021, by and between Banc of California, Inc. and PMB, as such agreement may be amended from time to time, a copy of which is attached as Appendix A to this joint proxy statement/prospectus;

2.	PMB NEO Compensation Proposal: To approve, on an advisory (non-binding) basis, the compensation to be paid to the named executive officers of PMB in connection with the merger; and
3.
PMB Adjournment Proposal. To approve one or more adjournments of the PMB special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the PMB special meeting to approve the PMB merger proposal or the PMB NEO compensation proposal.

PMB will transact no other business at the PMB special meeting other than as listed above.
The PMB board of directors has set Monday, May 10, 2021 as the record date for the PMB special meeting. Only holders of record of PMB voting common shares at the close of business on Monday, May 10, 2021 will be entitled to notice of and to vote at the PMB special meeting and any adjournments or postponements thereof.
Shareholder approval of the PMB merger proposal by the affirmative vote of a majority of the outstanding shares entitled to vote is required to complete the merger.
The PMB board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the PMB merger proposal, “FOR” the PMB NEO compensation proposal and “FOR” the PMB adjournment proposal.
Your vote is very important. To ensure your representation at the PMB special meeting, please (1) complete, sign, date and return the enclosed proxy card in the envelope provided or (2) follow the instructions provided on the proxy card to submit your proxy by telephone or through the Internet. If you hold your shares through a bank, broker or other nominee, you should direct the vote of your shares in accordance with the voting instructions received from your bank, broker or other nominee. Please vote promptly whether or not you expect to attend the PMB special meeting.
We expect to hold the PMB special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the PMB special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only PMB shareholders will be admitted to the PMB special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the PMB special meeting in person. To do so, please make your request by mail to PMB at 949 South Coast Drive, Costa Mesa, CA 92626, Attention: Chief Financial Officer, by email at Curt.Christianssen@pmbank.com or by phone at (714) 438-2500. PMB must receive your request for pre-authorization on or before Tuesday, June 15, 2021.
Please read carefully the sections in the joint proxy statement/prospectus regarding attending and voting at the PMB special meeting to ensure that you comply with these requirements. You are encouraged to read the entire joint proxy statement/prospectus, including the appendices and the documents incorporated by reference, carefully. If you have any questions about the proposals or need assistance in voting your shares, please call PMB Investor Relations at (714) 438-2531.

BY ORDER OF THE BOARD OF DIRECTORS
/S/ Curt Christianssen

Curt Christianssen
Executive Vice President, Chief Financial Officer,

Costa Mesa, California
May 13, 2021

i

Page
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	100
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	103
COMPARISON OF SHAREHOLDERS’ RIGHTS	111
DESCRIPTION OF BOC CAPITAL STOCK	117
SECURITY OWNERSHIP OF BOC DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS	121
SECURITY OWNERSHIP OF PMB DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS	124
EXPERTS	126
LEGAL OPINIONS	126
OTHER MATTERS	126
BOC 2022 ANNUAL MEETING STOCKHOLDER PROPOSALS	126
PMB ANNUAL MEETING SHAREHOLDER PROPOSALS	127
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	128

Appendix A - Agreement and Plan of Merger, dated March 22, 2021, between Banc of California, Inc. and Pacific Mercantile Bancorp	A-1
Appendix B - Form of Voting Agreement, dated March 22, 2021, by and between Banc of California, Inc. and certain shareholders of Pacific Mercantile Bancorp	B-1
Appendix C - Form of Voting Agreement, dated March 22, 2021, by and between Pacific Mercantile Bancorp and certain stockholders of Banc of California, Inc.	C-1
Appendix D - Opinion of Keefe, Bruyette & Woods, Inc.	D-1
Appendix E - Opinion of Piper Sandler & Co.	E-1
ii

QUESTIONS AND ANSWERS
The following questions and answers briefly address certain commonly asked questions about the merger and the respective special meetings of stockholders of Banc of California, Inc. and shareholders of Pacific Mercantile Bancorp. You should carefully read the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.
Q:	WHAT IS THE MERGER?
A.
Banc of California, Inc., a Maryland corporation, referred to as BOC, and Pacific Mercantile Bancorp, a California corporation, referred to as PMB, have entered into an agreement and plan of merger, which we refer to as the merger agreement, pursuant to which and subject to the terms and conditions of the merger agreement, PMB will merge with and into BOC, with BOC continuing as the surviving corporation, which transaction is referred to as the merger. A copy of the merger agreement is attached as Appendix A to this document. Promptly following the merger, Pacific Mercantile Bank, a wholly owned subsidiary of PMB, which we refer to as PM Bank, will merge with and into Banc of California, National Association, a national banking association and wholly owned subsidiary of BOC, which we refer to as BOC Bank, with BOC Bank continuing as the surviving bank, which transaction is referred to as the bank merger. In order to complete these transactions, BOC stockholders must approve the merger and the issuance of BOC common stock in connection therewith, the PMB shareholders must approve the principal terms of the merger agreement, and the applicable banking regulators must approve both the merger and the bank merger.

Q:	WHY AM I RECEIVING THIS JOINT PROXY STATEMENT/PROSPECTUS?
A.
Each of BOC and PMB is sending these materials to its stockholders and its shareholders, respectively, to help them decide how to vote their BOC common stock or PMB common shares with respect to the merger, merger agreement and other matters to be considered at the respective special meetings.

The merger cannot be completed unless BOC stockholders approve the merger and the issuance of BOC common stock in connection with the merger and PMB shareholders approve the principal terms of the merger agreement. Each of BOC and PMB is holding a special meeting of its stockholders or shareholders, respectively, to vote on the proposals necessary to complete the merger as well as other related matters. Information about the special meetings, the merger and the other business to be considered at the special meetings is contained in this document.
This document constitutes both a joint proxy statement of BOC and PMB and a prospectus of BOC. It is a joint proxy statement because each of the board of directors of BOC and PMB is soliciting proxies from their respective stockholders and shareholders. It is a prospectus because BOC, in connection with the merger, is offering shares of its common stock in exchange for outstanding PMB common shares in the merger.
Q:	WHAT WILL PMB SHAREHOLDERS RECEIVE IN THE MERGER?
A:
In the merger, each PMB common share owned by a PMB shareholder, other than excluded shares, will be converted into the right to receive 0.50 of a share of common stock, par value $0.01 per share, of BOC, referred to as BOC common stock, which ratio is referred to as the exchange ratio. The BOC common stock to be exchanged for each PMB common share is referred to as the merger consideration. For each fractional share that would otherwise be issued, BOC will pay cash in an amount equal to the fraction of a share of BOC common stock which the holder would otherwise be entitled to receive multiplied by the volume weighted average price of BOC common stock as quoted on the NYSE over the 20 consecutive trading days ending on the fifth business day immediately prior to the closing date. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

This 20 consecutive trading day average price is referred to as the BOC average closing price; the fifth business day immediately prior to the closing date is referred to as the determination date; and the 20 consecutive trading day period ending on the determination date is referred to as the determination period.
Based on the closing price of BOC common stock on March 22, 2021, the last trading day before the public announcement of the merger agreement, the value of the per share merger consideration payable to holders of PMB common shares was $9.77. Based on the closing price of BOC common stock on May 10, 2021, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of PMB common shares was $8.86.
Q:	WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS DOCUMENT AND THE TIME THE MERGER IS COMPLETED?
A:
Yes. Although the number of shares of BOC common stock that PMB shareholders will receive in the merger is fixed, the value of the merger consideration will fluctuate between the date of this document and the completion of the merger based upon the market value of BOC common stock. Any fluctuation in the market price of BOC common stock after the date of this document will change the value of the shares of BOC common stock that PMB shareholders will receive.

Q:	WHAT HAPPENS TO PMB EQUITY AWARDS IN THE MERGER?
A:
PMB Stock Options. At the effective time of the merger, referred to as the effective time, each outstanding option to acquire PMB common shares under PMB’s equity incentive plans, referred to as a PMB stock option, whether vested or unvested, will be cancelled and will entitle the holder of such option to receive an amount in cash equal to the product of (i) the total number of PMB common shares subject to such option and (ii) the excess, if any, of (A) an amount equal to the product of the BOC average closing price and 0.50 over (B) the exercise price per PMB common share underlying such option, less any applicable taxes required to be withheld with respect to such payment. Any PMB stock options which have an exercise price per share that is greater than or equal to the product of the BOC average closing price and 0.50 will be cancelled at the effective time of the merger for no consideration or payment.

PMB Restricted Shares and RSUs. At the effective time of the merger, each outstanding award of PMB restricted stock, referred to as the PMB restricted shares, and each outstanding award of PMB restricted stock units, referred to as PMB RSUs, will, automatically and without any action on the part of the holder of such PMB restricted shares or PMB RSUs, accelerate in full, be cancelled and will only entitle the holder of such PMB restricted shares or PMB RSUs to receive, on the first regular payroll date following the closing date of the merger, an amount in cash equal to the product of (i) such holder’s total number of PMB restricted shares or RSUs, as applicable, and (ii) an amount equal to the product of the BOC average closing price and 0.50, less any applicable taxes required to be withheld with respect to such vesting, which tax withholding may, at the election of the holder, be effected by deduction from such cash amount equal to the amount of taxes to be withheld.
Q:	WHEN WILL THE MERGER BE COMPLETED?
A:
BOC and PMB are working to complete the merger as soon as practicable. The parties are seeking to have regulatory approval during the third quarter of 2021, with the consummation of the merger to occur as soon as practicable thereafter. Neither BOC nor PMB know, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals, BOC stockholder approval and PMB shareholder approval will be received. For more information, please see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger.”

Q:	WHO IS ENTITLED TO VOTE?
A:
BOC Special Meeting: Holders of record of BOC voting common stock at the close of business on Monday, May 10, 2021, which is the date that the BOC board of directors has fixed as the record date for the BOC special meeting, are entitled to vote at the BOC special meeting.

PMB Special Meeting: Holders of record of PMB voting common shares at the close of business on Monday, May 10, 2021, which is the date that the PMB board of directors has fixed as the record date for the PMB special meeting, are entitled to vote at the PMB special meeting.
Q:	WHAT CONSTITUTES A QUORUM?
A:
BOC Special Meeting: One-third of all votes entitled to be cast at the meeting, represented in person or by proxy, constitutes a quorum for transacting business at the BOC special meeting. Proxies marked as abstaining on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining the presence or absence of a quorum.

PMB Special Meeting: A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum for transacting business at the PMB special meeting. Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining the presence or absence of a quorum.
Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?
A:	BOC Special Meeting: BOC stockholders are being asked to vote on the following proposals:
1.
Approval of the merger pursuant to the terms of the Agreement and Plan of Merger, dated as of March 22, 2021, by and between BOC and PMB, as such agreement may be amended from time to time, a copy of which is attached as Appendix A, referred to as the BOC merger proposal;

2.	Approval of the issuance of BOC common stock in the merger, referred to as the BOC stock issuance proposal; and
3.
Approval of one or more adjournments of the BOC special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the BOC special meeting to approve the BOC merger proposal or BOC stock issuance proposal, referred to as the BOC adjournment proposal.

Stockholder approval of the BOC merger proposal and the BOC stock issuance proposal, referred to as the BOC stockholder approval, is required to complete the merger. BOC will transact no business at the BOC special meeting other than as listed above.
PMB Special Meeting: PMB shareholders are being asked to vote on the following proposals:
1.
Approval of the principal terms of the Agreement and Plan of Merger, dated as of March 22, 2021, by and between PMB and BOC, as such agreement may be amended from time to time, a copy of which is attached as Appendix A, referred to as the PMB merger proposal;

2.	Approval, on an advisory (non-binding) basis, of the compensation to be paid to the named executive officers of PMB in connection with the merger, referred to as the PMB NEO compensation proposal; and
2.
Approval of one or more adjournments of the PMB special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the PMB special meeting to approve the PMB merger proposal or PMB NEO compensation proposal, referred to as the PMB adjournment proposal.

Shareholder approval of the PMB merger proposal, referred to as the PMB shareholder approval, is required to complete the merger. PMB will transact no business at the PMB special meeting other than as listed above.
Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE BOC SPECIAL MEETING?
A:	BOC Merger Proposal: The affirmative vote of a majority of the outstanding shares of BOC common stock entitled to vote on the proposal is required to approve the BOC merger proposal.
BOC Stock Issuance Proposal: The number of votes cast for the BOC stock issuance proposal must exceed the number of votes cast against the BOC stock issuance proposal.
BOC Adjournment Proposal: The number of votes cast for the BOC adjournment proposal must exceed the number of votes cast against the BOC adjournment proposal.
Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE PMB SPECIAL MEETING?
A:	PMB Merger Proposal: The affirmative vote of a majority of the outstanding shares entitled to vote is required to approve the PMB merger proposal.

PMB NEO Compensation Proposal: The PMB NEO compensation proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum.
PMB Adjournment Proposal: The PMB adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum.
Q:	ARE THERE ANY VOTING AGREEMENTS WITH EXISTING SHAREHOLDERS?
A:
Yes. Each of the directors and certain shareholders of PMB have entered into a voting agreement with BOC in which such director or shareholder has agreed to vote all PMB common shares that he or she owns and has the power to vote in favor of the PMB merger proposal and any other matter that is required to be approved by the shareholders of PMB to facilitate the transactions contemplated by the merger agreement. Such persons also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to PMB’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. As of the close of business on the record date, such persons beneficially owned, in the aggregate, 2,754,062 PMB common shares, allowing them to exercise approximately 12.3% of the voting power of PMB common shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of PMB RSUs that were not outstanding as of the close of business on the record date).

In addition, each of the directors and certain stockholders of BOC have entered into a voting agreement with PMB in which such director or stockholder has agreed to vote all BOC common stock that he or she owns and has the power to vote in favor of the BOC merger proposal, the BOC stock issuance proposal and any other matter that is required to be approved by the stockholders of BOC to facilitate the transactions contemplated by the merger agreement. Such persons also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to BOC’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. As of the close of business on the record date, such persons beneficially owned, in the aggregate, 5,205,334 shares of BOC common stock, allowing them to exercise approximately 10.4% of the voting power of BOC common stock (which does not include shares issuable upon the exercise of stock options or upon the vesting of BOC RSUs that were not outstanding as of the close of business on the record date).
Q:	WHAT DOES THE BOC BOARD OF DIRECTORS RECOMMEND?
A:	The BOC board of directors recommends that BOC stockholders vote “FOR” the proposals to be voted on by the BOC stockholders described in this joint proxy statement/prospectus.
Q:	WHAT DOES THE PMB BOARD OF DIRECTORS RECOMMEND?
A:	The PMB board of directors recommends that PMB shareholders vote “FOR” the proposals to be voted on by the PMB shareholders described in this joint proxy statement/prospectus.
Q:	WHAT DO I NEED TO DO NOW?
A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that such shares will be represented at the applicable special meeting.

Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your BOC stock or PMB shares are held in the name of your bank, broker or other nominee.

Q:	HOW DO I VOTE?
A:
If you are a BOC common stockholder of record or a PMB common shareholder of record as of the close of business on the applicable record date, you may submit your proxy before the applicable special meeting in one of the following ways:

•	use the telephone number shown on your proxy card;
•	visit the website shown on your proxy card to vote via the Internet; or
•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.
You may also cast your vote online during the BOC special meeting or in person at the PMB special meeting.
If your stock or shares are held in “street name,” through a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting such shares. “Street name” stockholders or shareholders who wish to vote online during the applicable special meeting will need to obtain a legal proxy form from their bank, broker or other nominee.
Q:	HOW MANY VOTES DO I HAVE?
A:
Each PMB common shareholder is entitled to one vote for each PMB voting common share owned as of the close of business on the record date. As of the close of business on the record date, there were approximately 22,322,184 outstanding PMB common shares entitled to vote. As of that date, approximately 14.2% of such outstanding PMB common shares were beneficially owned by the directors and executive officers of PMB and their affiliates.

Each BOC common stockholder is entitled to one vote for each share of BOC voting common stock owned as of the close of business on the record date, provided that under BOC’s charter, no beneficial owner of more than 10% of the outstanding shares of BOC common stock may vote shares in excess of this limit. As of the close of business on the record date, there were approximately 50,174,678 outstanding shares of BOC common stock entitled to vote. As of that date, approximately 10.9% of such outstanding BOC common stock were beneficially owned by the directors and executive officers of BOC and their affiliates.
Q:	HOW DO I ATTEND THE APPLICABLE SPECIAL MEETING?
A:
The BOC special meeting will be held virtually at http://www.virtualshareholdermeeting.com/BANC2021SM at 8:00 a.m., local time, on Wednesday, June 23, 2021. All holders of BOC voting common stock as of the close of business on the record date, or their duly appointed proxies, may attend the BOC special meeting online, vote shares electronically and submit questions during the BOC special meeting, by visiting http://www.virtualshareholdermeeting.com/BANC2021SM. You will need to have your 16-digit control number included on your proxy card to join the BOC special meeting. Online access to the BOC special meeting, which will be an audio-only webcast, will begin at 7:45 a.m., local time, on Wednesday, June 23, 2021.

The PMB special meeting will be held in the first floor Training Room at PMB’s offices at 949 South Coast Drive, Costa Mesa, California 92626 at 9:00 a.m., local time, on Wednesday, June 23, 2021. We expect to hold the PMB special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the PMB special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only PMB shareholders will be admitted to the PMB special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the PMB special meeting in person. To do so, please make your request by mail to PMB at 949 South Coast Drive, Costa Mesa, CA 92626, Attention: Chief Financial Officer, by email at Curt.Christianssen@pmbank.com or by phone at (714) 438-2500. PMB must receive your request for pre-authorization on or before Tuesday, June 15, 2021.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BANK, BROKER OR OTHER NOMINEE, WILL MY BANK, BROKER OR OTHER NOMINEE VOTE MY SHARES FOR ME?
A:
If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote BOC or PMB shares held in “street name” by returning a proxy card directly to BOC or PMB, as applicable, or by voting online or in person during the applicable special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Brokers who hold shares in “street name” for the beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on at the respective special meetings will be “non-routine” matters.
If you are a BOC common stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares, then your bank, broker or other nominee may not vote your shares on the BOC merger proposal, the BOC stock issuance proposal or the BOC adjournment proposal. The effect of such failure to instruct your bank, broker or nominee differs for each proposal:
•
For the BOC merger proposal, shares not represented at the BOC special meeting are still considered outstanding and, therefore, will have the same effect as a vote “AGAINST” the proposal. The BOC merger proposal requires the affirmative vote of a majority of the outstanding shares of stock entitled to vote. Therefore, the failure of a holder of BOC common stock to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote “AGAINST” the BOC merger proposal.

•
The BOC stock issuance proposal requires the affirmative vote of a majority of the votes cast on the matter. Therefore, the failure of a holder of BOC common stock to provide its bank, broker or other nominee with voting instructions will have no effect on the BOC stock issuance proposal.

•
The BOC adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter. Therefore, the failure of a holder of BOC common stock to provide its bank, broker or other nominee with voting instructions will have no effect on the BOC adjournment proposal.

If you are a PMB common shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares, then your bank, broker or other nominee may not vote your shares on the PMB merger proposal, the PMB NEO compensation proposal or the PMB adjournment proposal. The effect of such failure to instruct your bank, broker or nominee differs for each proposal:
•
For the PMB merger proposal, shares not represented at the PMB special meeting are still considered outstanding and, therefore, will have the same effect as a vote “AGAINST” the proposal. The PMB merger proposal requires the affirmative vote of a majority of the outstanding shares of stock entitled to vote. Therefore, the failure of a holder of PMB common stock to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote “AGAINST” the PMB merger proposal.

•
The PMB NEO compensation proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being represented at the PMB special meeting. Accordingly, for purposes of the PMB NEO compensation proposal, failure to provide instructions to vote your shares will not affect the outcome under clause (i), which recognizes only actual votes cast. However, failure to provide instructions to vote your shares will affect the outcome under clause (ii) if the number of shares voting affirmatively at the PMB special meeting, though a majority of the shares represented and voted, does not constitute a majority of the required quorum.

•
The PMB adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being represented at the special PMB meeting. Accordingly, for purposes of the PMB adjournment proposal, failure to provide instructions to vote your shares will not affect the outcome under clause (i), which recognizes only actual votes cast. However, failure to provide instructions to vote your shares will affect the outcome under clause (ii) if the number of shares voting affirmatively at the PMB special meeting, though a majority of the shares represented and voted, does not constitute a majority of the required quorum.

Q:	WHAT IF I ABSTAIN OR DO NOT VOTE?
A:
For purposes of the BOC special meeting and the PMB special meeting, an abstention occurs when a stockholder or shareholder is present at the special meeting, either virtually or represented by proxy, but abstains from voting.

For purposes of the BOC merger proposal, if a BOC common stockholder responds by proxy with an “abstain” vote or attends the BOC special meeting virtually and abstains from voting, it will have the same effect as a vote cast “AGAINST” the proposal. If a BOC common stockholder does not attend the BOC special meeting virtually and does not respond by proxy, it will also have the same effect as a vote cast “AGAINST” the proposal.
For purposes of the BOC stock issuance proposal and the BOC adjournment proposal, if a BOC common stockholder responds by proxy with an “abstain” vote or attends the BOC special meeting virtually and abstains from voting, it will have no effect on the BOC stock issuance proposal or the BOC adjournment proposal. If a BOC common stockholder does not attend the BOC special meeting virtually and does not respond by proxy, it will also have no effect on the BOC stock issuance proposal or the BOC adjournment proposal.
For the purposes of the PMB merger proposal, if a PMB shareholder responds by proxy with an “abstain” vote or is present in person at the PMB special meeting and abstains from voting, it will have the same effect as a vote cast “AGAINST” the proposal. If a PMB common shareholder is not present at the PMB special meeting and does not respond by proxy, it will also have the same effect as a vote cast “AGAINST” the proposal.
The PMB NEO compensation proposal and the PMB adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Accordingly, for purposes of the PMB NEO compensation proposal and the PMB adjournment proposal, abstentions will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions will affect the outcome under clause (ii) if the number of shares voting affirmatively, though a majority of the shares represented and voting, does not constitute a majority of the required quorum.
Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?
A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the BOC common stock or PMB common shares represented by your proxy will be voted as recommended by the BOC board of directors or the PMB board of directors, as applicable, with respect to each proposal. Unless a BOC stockholder or PMB shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the applicable special meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?
A:	Yes. You may change your vote at any time before your proxy is voted at the applicable special meeting. You may do so in one of four ways:
•	first, by sending a notice of revocation to the corporate secretary of BOC or PMB, as applicable;
•	second, by sending a duly executed proxy card bearing a later date than your original proxy card;
•
third, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you were eligible to do so and following the instructions on the proxy card; or

•
fourth, by virtually attending and voting at the BOC special meeting at http://www.virtualshareholdermeeting.com/BANC2021SM or by attending and voting in person at the PMB special meeting. To attend the BOC special meeting and vote, you will need the 16-digit control number included in your proxy card, and if you hold in “street name” you will need a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares at the applicable stockholder meeting. Simply attending the meeting will not, by itself, revoke your proxy.

If you choose any of the first three methods, you must take the described action (or, with respect to the second method, your subsequent proxy card must be received) no later than June 22, 2021, at 5:00 p.m. local time, which is the business day immediately prior to the applicable special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the applicable special meeting.
If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.
Q:	ARE PMB SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?
A:	Under the California General Corporation Law, referred to as the CGCL, PMB common shareholders are not entitled to exercise dissenters’ rights in connection with the merger.
Q:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF PMB COMMON SHARES?
A:
The merger is intended to qualify, and the obligation of BOC and PMB to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger qualifies as a reorganization, PMB shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their PMB common shares for BOC common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of BOC common stock.

For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
The tax consequences of the merger to any particular PMB shareholder will depend on that shareholder’s particular facts and circumstances. In addition, a PMB shareholder may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. Accordingly, if you are a PMB shareholder, you are urged to consult your tax advisor to determine your tax consequences from the merger.
Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?
A:
If the merger is not completed, PMB common shareholders will not receive any consideration for their PMB common shares that otherwise would have been received in connection with the merger. Instead, PMB will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq.

Q:	WHAT HAPPENS IF I SELL MY BOC COMMON STOCK OR PMB COMMON SHARES AFTER THE RECORD DATE BUT BEFORE THE APPLICABLE SPECIAL MEETING?
A:
The record date of the special meetings is earlier than the date of the special meetings. If you sell or otherwise transfer your PMB common shares or BOC common stock after the record date but before the date of the applicable special meeting, you will retain your right to vote at the applicable special meeting (provided that such shares remain outstanding on the date of the applicable special meeting.

Q:	WHAT HAPPENS IF I SELL MY PMB COMMON SHARES AFTER THE RECORD DATE AND SPECIAL MEETING DATE BUT BEFORE THE CLOSING OF THE MERGER?
A:
The record date of the special meetings is earlier than the date of the special meetings and the date that the merger is expected to be completed. If you sell or otherwise transfer your PMB common shares after the record date but prior to the date the merger is expected to be completed, you will not have the right to receive the merger consideration to be received by PMB shareholders in the merger. In order to receive the merger consideration, a PMB shareholder must hold his or her PMB common shares through completion of the merger.

Q:	WILL PMB SHAREHOLDERS BE ABLE TO SELL THE SHARES OF BOC COMMON STOCK THAT THEY RECEIVE IN THE MERGER?
A:	Yes. PMB shareholders may freely trade the shares of BOC common stock issued in the merger.
Q:	ARE THERE RISKS INVOLVED IN UNDERTAKING THE MERGER?
A:
Yes. In evaluating the merger, both BOC stockholders and PMB shareholders should carefully consider the factors discussed in “Risk Factors” beginning on page 21 and other information about PMB and BOC included in the documents incorporated by reference into this joint proxy statement/prospectus.

Q:	SHOULD PMB SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?
A:
No. PMB shareholders SHOULD NOT send in any stock certificates now. If the merger is completed, transmittal materials with instructions for their completion will be provided to PMB shareholders under separate cover and the stock certificates should be sent at that time.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?
A:
BOC common stockholders or PMB common shareholders may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example, if you hold BOC common stock or PMB common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a BOC common stockholder or a PMB common shareholder and your respective shares are registered in more than one name, you will receive one or more separate proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this document to ensure that you vote every share of BOC common stock or every PMB common share that you own.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?
A:
If you are a BOC common stockholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your stock or need additional copies of this document or the enclosed proxy card, you should contact BOC Investor Relations at (855) 361-2262.

If you are a PMB common shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact PMB Investor Relations at (714) 438-2531.

SUMMARY
This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, the parties incorporate by reference important business and financial information about PMB and BOC into this document. For a description of this information, please see the section entitled “Incorporation of Certain Documents by Reference.” You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger and the Merger Agreement (pages 45 and 82)
The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Appendix A. The parties encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.
Under the terms of the merger agreement, PMB will merge with and into BOC, with BOC being the surviving corporation.
Merger Consideration (page 83)
In the merger, each PMB common share owned by a PMB shareholder, other than excluded shares, will be converted into the right to receive a number of shares of BOC common stock equal to the exchange ratio. For each fractional share that would otherwise be issued, BOC will pay cash in an amount equal to the fraction of a share of BOC common stock which the holder would otherwise be entitled to receive multiplied by the volume weighted average price of BOC common stock as quoted on the NYSE over the determination period. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.
Recommendation of the BOC Board of Directors (page 49)
After careful consideration, the BOC board of directors recommends that BOC stockholders vote “FOR” the BOC merger proposal, “FOR” the BOC stock issuance proposal and “FOR” the BOC adjournment proposal.
For a more complete description of BOC’s reasons for the merger and the recommendations of the BOC board of directors, please see the sections entitled “The Merger—Recommendation of the BOC Board of Directors and Reasons for the Merger.”
Recommendation of the PMB Board of Directors (page 50)
After careful consideration, the PMB board of directors recommends that PMB shareholders vote “FOR” the PMB merger proposal, “FOR” the PMB NEO compensation proposal and “FOR” the PMB adjournment proposal.
For a more complete description of PMB’s reasons for the merger and the recommendations of the PMB board of directors, please see the section entitled “The Merger—Recommendation of the PMB Board of Directors and Reasons for the Merger.”
Opinion of BOC’s Financial Advisor (page 52)
In connection with the merger, BOC’s financial advisor, Piper Sandler & Co., which we refer to as Piper Sandler, delivered a written opinion, dated March 19, 2021, to the BOC board of directors to the effect that, as of the date thereof and subject to the procedures followed, assumptions made, matters considered and the qualifications and limitations on the review undertaken by Piper Sandler as set forth therein, the merger consideration was fair, from a financial point of view, to BOC. Piper Sandler’s opinion was directed to the BOC board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any BOC stockholder as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the BOC merger proposal or the BOC stock issuance proposal. Piper Sandler’s opinion speaks only as of the date thereof. The full text of Piper Sandler’s opinion is attached as Appendix E to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to BOC and did not address the underlying business decision of BOC to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any alternative transactions or business strategies that might exist for BOC or the effect of any other transaction in which BOC might engage.
Opinion of PMB’s Financial Advisor (page 63)
In connection with the merger, PMB’s financial advisor, Keefe, Bruyette & Woods, Inc., which we refer to as KBW, delivered a written opinion, dated March 22, 2021, to the PMB board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of PMB common shares of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix D to this document. The opinion was for the information of, and was directed to, the PMB board of directors in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of PMB to engage in the merger or enter into the merger agreement or constitute a recommendation to the PMB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of PMB common stock or any shareholder or stockholder of any other entity as to how to vote or act in connection with the merger or any other matter.
BOC Special Meeting (page 29)
The BOC special meeting will be held virtually at http://www.virtualshareholdermeeting.com/BANC2021SM at 8:00 a.m., local time, on Wednesday, June 23, 2021. At the BOC special meeting, holders of BOC common stock will be asked to approve the BOC merger proposal, the BOC stock issuance proposal and the BOC adjournment proposal.
The BOC board of directors has fixed the close of business on Monday, May 10, 2021 as the record date for determining the holders of BOC common stock entitled to receive notice of and to vote at the BOC special meeting. As of the close of business on the record date, there were 50,174,678 shares of BOC common stock outstanding and entitled to vote at the BOC special meeting held by 1,274 stockholders of record. Each share of BOC voting common stock entitles the holder to one vote on each proposal to be considered at the BOC special meeting, provided that under BOC’s charter, no beneficial owner of more than 10% of the outstanding shares of BOC common stock may vote shares in excess of this limit.
As of the close of business on the record date, directors and executive officers of BOC and their affiliates owned and were entitled to vote 5,460,783 shares of BOC common stock, representing approximately 10.9% of the BOC common stock outstanding on that date. As of the close of business on the record date, PMB beneficially held no BOC common stock.
Each of the directors and certain stockholders of BOC have entered into a voting agreement with PMB in which such director or stockholder has agreed to vote all BOC common stock that he or she owns and has the power to vote in favor of the BOC merger proposal, the BOC stock issuance proposal and any other matter that is required to be approved by the stockholders of BOC to facilitate the transactions contemplated by the merger agreement. Such persons also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to BOC’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. As of the close of business on the record date, such persons beneficially owned, in the aggregate, 5,205,334 shares of BOC common stock, allowing them to exercise approximately 10.4% of the voting power of BOC common stock (which does not include shares issuable upon the exercise of stock options or upon the vesting of BOC RSUs that were not outstanding as of the close of business on the record date).

Approval of the BOC merger proposal requires the affirmative vote of a majority of the outstanding shares of BOC common stock entitled to vote on the BOC merger proposal. Approval of the BOC stock issuance proposal and the BOC adjournment proposal requires the number of votes cast for the proposal to exceed the number of votes cast against the proposal.
PMB Special Meeting (page 35)
The PMB special meeting will be held in the first floor Training Room at PMB’s offices at 949 South Coast Drive, Costa Mesa, California 92626 at 9:00 a.m., local time, on Wednesday, June 23, 2021. At the PMB special meeting, holders of PMB common shares will be asked to approve the PMB merger proposal, the PMB NEO compensation proposal and the PMB adjournment proposal.
The PMB board of directors has fixed the close of business on Monday, May 10, 2021 as the record date for determining the holders of PMB common shares entitled to receive notice of and to vote at the PMB special meeting. As of the close of business on the record date, there were 22,322,184 PMB common shares outstanding and entitled to vote at the PMB special meeting held by 84 shareholders of record. Each PMB voting common share entitles the holder to one vote on each proposal to be considered at the PMB special meeting.
As of the close of business on the record date, directors and executive officers of PMB and their affiliates owned and were entitled to vote 3,166,347 PMB common shares, representing approximately 14.2% of the PMB common shares outstanding on that date. As of the close of business on the record date, BOC beneficially held no PMB common shares.
Each of the directors and certain shareholders of PMB have entered into a voting agreement with BOC in which such director or shareholder has agreed to vote all PMB common shares that he or she owns and has the power to vote in favor of the PMB merger proposal and any other matter that is required to be approved by the shareholders of PMB to facilitate the transactions contemplated by the merger agreement. Such persons also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to PMB’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. As of the close of business on the record date, such persons beneficially owned, in the aggregate, 2,754,062 PMB common shares, allowing them to exercise approximately 12.3% of the voting power of PMB common shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of PMB RSUs that were not outstanding as of the close of business on the record date).
Approval of the PMB merger proposal requires the affirmative vote of a majority of the outstanding shares entitled to vote on such proposal. Approval of the PMB NEO compensation proposal and the PMB adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum.
PMB’s Directors and Executive Officers Have Certain Interests in the Merger (page 74)
In considering the recommendations of the PMB board of directors, PMB shareholders should be aware that certain directors and executive officers of PMB have interests in the merger that may differ from, or be in addition to, the interests of PMB shareholders generally. The PMB board of directors was aware of these interests and considered them, among other matters, when it approved the merger and in making its recommendation that the PMB shareholders approve the principal terms of the merger agreement. These interests include:
•
In accordance with the merger agreement, two directors of PMB will be recommended by BOC’s Compensation, Nominating and Corporate Governance Committee, which we refer to as the CNG Committee, to serve on BOC’s board of directors upon the effective time;

•
Three named executive officers and six other executive officers of PMB are each party to an agreement that provides for severance and other benefits following a change in control of PMB in connection with a qualifying termination of employment;

•	Certain of PMB’s executive officers and directors may have equity awards that, under the merger agreement, become fully vested upon completion of the merger and paid out in cash; and

•	PMB directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.
For a more complete description of the interests of PMB’s directors and executive officers in the merger, see “The Mergers—Interests of PMB Directors and Executive Officers in the Merger.”
Treatment of PMB Stock Options (page 45)
At the effective time of the merger, each PMB stock option that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of PMB common shares subject to such option and (ii) the excess, if any, of (A) an amount equal to the product of the BOC average closing price and 0.50 over (B) the exercise price per PMB common share underlying such option, less any applicable taxes required to be withheld with respect to such payment. Any PMB stock options which have an exercise price per share that is greater than or equal to the product of the BOC average closing price and 0.50 will be cancelled at the effective time of the merger for no consideration or payment.
Treatment of PMB Restricted Shares and PMB RSUs (page 45)
At the effective time of the merger, each PMB restricted share and each PMB RSU will, automatically and without any action on the part of the holder of such PMB restricted shares or PMB RSUs, accelerate in full, be cancelled and will only entitle the holder of such PMB restricted shares or PMB RSUs to receive, on the first regular payroll date following the closing date of the merger, an amount in cash equal to the product of (i) such holder’s total number of PMB restricted shares or RSUs, as applicable, and (ii) an amount equal to the product of the BOC average closing price and 0.50, less any applicable taxes required to be withheld with respect to such vesting, which tax withholding may, at the election of the holder, be effected by deduction from such cash amount equal to the amount of taxes to be withheld.
Board of Directors and Officers of BOC After the Merger (page 95)
The directors and officers of BOC immediately prior to the effective time, together with two directors from the PMB board prior to the effective time selected by the BOC CNG Committee, will be the directors and officers of the surviving corporation after the consummation of the merger, and will serve until such time as their successors are duly elected and qualified. BOC has agreed that it will, through the BOC board and subject to its fiduciary duties to its stockholders, take all necessary action to nominate such PMB directors for election to the BOC board in the proxy statement relating to the first annual meeting of stockholders of BOC following the effective time.
Regulatory Approvals Required for the Merger (page 78)
BOC and PMB have each agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the merger and the bank merger and the other transactions contemplated by the merger agreement. Regulatory approvals are required from the Federal Reserve Board, referred to as the FRB, and the Office of the Comptroller of Currency, referred to as the OCC. As of the date of this joint proxy statement/prospectus, BOC and PMB have not submitted applications and notifications to obtain the required regulatory approvals. There can be no assurances that such approvals will be received on a timely basis, or as to the ability of BOC or PMB to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. The regulatory approvals to which completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger—Regulatory Approvals Required for the Merger.”
Conditions to the Merger (page 95)
The respective obligation of each party to effect the merger is subject to the satisfaction or written waiver at or prior to the effective time of each of the following conditions:
•	PMB having obtained the PMB shareholder approval and BOC having obtained the BOC stockholder approval;
•
no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement; and

•
the S-4 registration statement, of which this document is a part, having become effective under the Securities Act of 1933, as amended, which is referred to as the Securities Act, no stop order suspending the effectiveness of the S-4 registration statement having been issued, and no proceedings for that purpose having been initiated or been threatened, by the SEC.

PMB’s obligation to effect the merger is also subject to the fulfillment or waiver of the following conditions:
•
the accuracy of the representations and warranties of BOC set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date), and PMB’s receipt of a certificate signed on behalf of BOC by an executive officer of BOC, dated as of the closing date, to such effect;

•
performance by BOC in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time, and receipt by PMB of a certificate signed by an executive officer of BOC, dated as of the closing date, to such effect;

•
all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FRB and the OCC which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on PMB or BOC (measured on a scale relative to PMB), having been made or obtained (as the case may be) and remaining in full force and effect and all statutory waiting periods in respect thereof having expired;

•
since March 22, 2021, no event having occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect with respect to BOC; and

•
receipt by PMB of the opinion of its counsel, dated the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

BOC’s obligation to complete the merger is also subject to the satisfaction or waiver of the following conditions:
•
the accuracy of the representations and warranties of PMB set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date), and BOC’s receipt of a certificate signed on behalf of PMB by an executive officer of PMB, dated as of the closing date, to such effect;

•
performance by PMB in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time, and receipt by BOC of a certificate signed by an executive officer of PMB, dated as of the closing date, to such effect;

•
all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FRB and the OCC which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on PMB or BOC (measured on a scale relative to PMB), having been made or obtained (as the case may be) and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and none of such consents, registrations, approvals, permits and authorizations containing any materially burdensome regulatory condition;

•
as of the last business day of the month reflected in the closing financial statements, the sum of the adjusted PMB shareholders’ equity and PMB’s allowance for loan losses will not be less than the sum of (i) PMB’s allowance for loan losses as of December 31, 2020, (ii) the greater of (A) the adjusted PMB shareholders’ equity as of December 31, 2020 or (B) the adjusted PMB shareholders’ equity as of March 31, 2021 less $1,525,000 and (iii) any recoveries collected by PMB between March 22, 2021 and the last business day of the month reflected in the closing financial statements, in each case as determined in accordance with generally accepted accounting principles, which we refer to as GAAP;
•
since March 22, 2021, no event having occurred or circumstance arisen that, individually or taken together with all other facts, has had or is reasonably likely to have a material adverse effect with respect to PMB;

•
receipt by BOC of the opinion of its counsel, dated the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

For more information, please see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger.”
Acquisition Proposals (page 93)
Under the terms of the merger agreement, PMB has agreed not to, directly or indirectly:
•
initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any acquisition proposal (as defined in the section entitled “The Merger Agreement—Acquisition Proposals”); or

•
engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with any person relating to an acquisition proposal or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

However, the above restriction would not prevent PMB or its board of directors from:
•	complying with Rule 14d-9 and 14d-2 under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act;
•
at any time before, but not after the PMB shareholder approval is obtained, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if PMB receives from the person so requesting such information, an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between BOC and PMB; or

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal;
only if, however, in the cases referred to in the second and third bullet points above, the PMB board of directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable law.
Further, the merger agreement provides that, subject to certain exceptions, the PMB board of directors and each committee thereof will not:
•
except as expressly permitted by the merger agreement, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to BOC, the recommendation of its board of directors that its shareholders approve the principal terms of the merger agreement; or

•
cause or permit PMB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal.

For more information, please see the section entitled “The Merger Agreement—Acquisition Proposals.”

Termination of the Merger Agreement (page 96)
The merger agreement may be terminated and the merger may be abandoned:
•
at any time prior to the effective time, whether before or after the PMB shareholder approval or the BOC stockholder approval, by action of the board of directors of either party, in the event that both parties mutually consent in writing to terminate the merger agreement;

•
at any time prior to the effective time, whether before or after the PMB shareholder approval or the BOC stockholder approval, by action of the board of directors of either party, in the event that the merger is not consummated by December 31, 2021, referred to as the end date (which end date may be extended to March 31, 2022 by either party if all conditions to closing have been met except for the receipt of the required regulatory approvals), except to the extent that the failure of the merger to be consummated results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement;

•	at any time prior to the effective time, whether before or after the PMB shareholder approval or the BOC stockholder approval, by action of the board of directors of either party if:
•
the approval of any governmental authority required for consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement has been denied by final and nonappealable action of such governmental authority, or an application therefor has been permanently withdrawn by mutual agreement of the parties at the request or suggestion of a governmental authority, or

•	either the PMB shareholder approval or the BOC stockholder approval is not obtained at the duly convened special meeting, as applicable;
•
at any time prior to the effective time, whether before or after the PMB shareholder approval or the BOC stockholder approval, by action of either party’s board of directors if there has been a breach of any representation, warranty, covenant or agreement made by the other party, such that if continuing on the closing date of the merger, the condition as to the accuracy of the representations and warranties or the compliance with covenants by the other party would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to the end date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement;

•	by action of BOC’s board of directors at any time prior to the PMB shareholder approval, in the event:
•	PMB has breached in any material respect the prohibitions in the merger agreement relating to acquisition proposals;
•	the PMB board of directors has effected a change to its recommendation that PMB shareholders approve the principal terms of the merger agreement;
•
at any time after the end of 10 business days following receipt of an acquisition proposal, the PMB board of directors has failed to reaffirm its recommendation that the PMB shareholders approve the principal terms of the merger agreement as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by BOC; or

•
a tender offer or exchange offer for outstanding PMB common shares has been publicly disclosed (other than by BOC or an affiliate of BOC) and the PMB board of directors recommends that PMB shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the PMB board of directors fails to recommend unequivocally against acceptance of such offer.

For more information, please see the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fee (page 97)
PMB must pay BOC a termination fee of $8,500,000 in the following circumstances:
•
BOC terminates the merger agreement because PMB (i) has breached in any material respect its obligations relating to acquisition proposals under the merger agreement, (ii) the PMB board of directors has changed its recommendation to shareholders, (iii) any time after the end of 10 business days following receipt of an acquisition proposal, the PMB board of directors has failed to reaffirm its recommendation to shareholders after receipt of a written request from BOC, or (iv) a tender offer or exchange offer for outstanding PMB common shares has been publicly disclosed (other than by BOC or an affiliate of BOC) and the PMB board of directors recommends that the PMB shareholders tender their shares or, within 10 business days after the commencement of such tender or exchange offer, the PMB board of directors fails to recommend unequivocally against acceptance of such an offer; or

•
(i) a bona fide acquisition proposal has been made to PMB or its shareholders generally or any person has publicly announced an intention (whether or not conditional) to make an acquisition proposal with respect to PMB; (ii) thereafter the merger agreement is terminated by either party because (A) the merger was not consummated on or before the end date or (B) the PMB shareholder approval was not obtained at the PMB special meeting or the BOC stockholder approval was not obtained at the BOC special meeting and, in the case of either (A) or (B), the PMB shareholder approval has not been obtained; and (iii) within 12 months after the termination of the merger agreement, PMB enters into a definitive agreement with respect to or consummates an acquisition proposal (except that for purposes of the foregoing, references to “15%” in the definition of the term “acquisition proposal” will instead refer to “50%”).

For more information, please see the section entitled “The Merger Agreement—Termination Fee.”
Voting Agreements (page 98)
Each of the directors and certain shareholders of PMB have entered into a voting agreement with BOC in which such director or shareholder has agreed to vote all PMB common shares that he or she owns and has the power to vote in favor of the PMB merger proposal and any other matter that is required to be approved by the shareholders of PMB to facilitate the transactions contemplated by the merger agreement. Such persons also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to PMB’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. As of the close of business on the record date, such persons beneficially owned, in the aggregate, 2,754,062 PMB common shares, allowing them to exercise approximately 12.3% of the voting power of PMB common shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of PMB RSUs that were not outstanding as of the close of business on the record date).
Each of the directors and certain stockholders of BOC have entered into a voting agreement with PMB in which such director or stockholder has agreed to vote all BOC common stock that he or she owns and has the power to vote in favor of the BOC merger proposal, the BOC stock issuance proposal and any other matter that is required to be approved by the stockholders of BOC to facilitate the transactions contemplated by the merger agreement. Such persons also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to BOC’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. As of the close of business on the record date, such persons beneficially owned, in the aggregate, 5,205,334 shares of BOC common stock, allowing them to exercise approximately 10.4% of the voting power of BOC common stock (which does not include shares issuable upon the exercise of stock options or upon the vesting of BOC RSUs that were not outstanding as of the close of business on the record date).
The voting agreements terminate in certain circumstances, including in the event that the merger agreement is terminated in accordance with its terms.
For more information, please see the section entitled “The Merger Agreement—Voting Agreements.”

Material U.S. Federal Income Tax Consequences of the Merger (page 100)
The merger is intended to qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, PMB common shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their PMB common shares for BOC common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of BOC common stock. It is a condition to the completion of the merger that BOC and PMB receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
Tax matters are complicated and the tax consequences of the merger to each PMB shareholder may depend on such shareholder’s particular facts and circumstances. PMB shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
Comparison of Shareholders’ Rights (page 111)
The rights of PMB shareholders who continue as BOC stockholders after the merger will be governed by the charter and bylaws of BOC and Maryland law rather than by the articles of incorporation and bylaws of PMB and California law. For more information, please see the section entitled “Comparison of Shareholders’ Rights.”
The Parties (page 43)
Banc of California, Inc.
3 MacArthur Place
Santa Ana, California 92707
Phone: (855) 361-2262
Banc of California, Inc., a Maryland corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, referred to as the BHC Act, with corporate headquarters in Santa Ana, California. BOC’s principal business is to serve as the holding company for BOC’s wholly owned subsidiary, Banc of California, National Association. References to BOC refer to BOC together with BOC Bank and its other subsidiaries on a consolidated basis.
BOC is a relationship-focused business bank that delivers comprehensive products and solutions for businesses, business owners and individuals. It offers a full array of competitively priced and client-tailored loan and deposit products and services through 29 full service branches extending from San Diego to Santa Barbara. It also offers commercial loan products, including commercial and industrial loans, commercial real estate loans and multifamily loans, SBA loans, construction loans and other consumer loans. In addition, BOC has a single family residential, or SFR, mortgage loan portfolio that it services.
As of March 31, 2021, on a consolidated basis, BOC had total assets of $7.9 billion, total loans of $5.8 billion, total deposits of $6.1 billion, and stockholders’ equity of $804.7 million.
Pacific Mercantile Bancorp
949 South Coast Drive, Suite 300
Costa Mesa, California 92626
Phone: (714) 438-2531
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. PM Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. PM Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. PM Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services.
PM Bank’s commercial lending solutions include working capital lines of credit and asset based lending, 7(a) and 504 Small Business Administration loans, commercial real estate loans, growth capital loans, equipment financing, letters of credit and corporate credit cards. PM Bank’s depository and corporate banking services include cash and treasury management solutions, interest-bearing term deposit accounts, checking accounts, automated clearinghouse payment and wire solutions, fraud protection, remote deposit capture, courier services and online banking. PM Bank serves clients operating in a global marketplace through services including letters of credit and import/export financing. PMB has developed its Horizon Analytics tool which provides financial modeling and analysis to help its customers succeed.
As of March 31, 2021, on a consolidated basis, PMB had total assets of $1.6 billion, total loans of $1.2 billion, total deposits of $1.4 billion and total shareholders’ equity of $161.3 million.
Risk Factors (page 21)
Before voting at the applicable special meeting, you should carefully consider all of the information contained in or incorporated by reference into this document, including the risk factors set forth in the section entitled “Risk Factors” or described in BOC’s and PMB’s respective Annual Reports on Form 10-K for the year ended on December 31, 2020 and other reports filed with the SEC, which are incorporated by reference into this document. Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
Litigation Related to the Merger (page 81)
PMB, PMB’s board of directors and BOC are parties to three claims and litigation related to the merger. All three of these claims have been filed by purported shareholders of PMB, each of whom seeks to enjoin the merger and other relief. The complaints assert claims against PMB, the members of PMB’s board of directors, and in one case, BOC, under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by filing this joint proxy statement/prospectus that allegedly contains false statements and omits material information. One complaint also asserts claims under Section 20(a) of the Exchange Act against BOC and PMB’s board of directors due to their positions as controlling persons over the parties that allegedly knowingly violated Section 14(a).

UNAUDITED COMPARABLE PER SHARE DATA
The following table presents basic and diluted per common share data, cash dividends and book value for BOC and PMB on a historical basis, pro forma combined consolidated basis, and the combined entity on a pro forma equivalent basis. The pro forma basic and diluted earnings per share information was computed as if the merger had been completed on January 1, 2020. The pro forma book value per share information was computed as if the merger had been completed on March 31, 2021.
The following pro forma information has been derived from and should be read in conjunction with the audited consolidated financial statements for the quarter ended March 31, 2021 and the year ended December 31, 2020 for BOC and PMB, each of which are incorporated by reference in this joint proxy statement/prospectus. This information is presented for illustrative purposes only and you should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the consolidated operating results or consolidated financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future consolidated operating results or consolidated financial position of the combined company.
	BOC	PMB	Pro forma Combined	Pro forma PMB Equivalent Share(1)
Three months ended March 31, 2021:
Net income per share:
Basic	$0.16	$ 0.14	$0.19	$0.10
Diluted	$0.15	$ 0.14	$0.19	$0.10
Cash dividends declared	$0.06	$—	$0.06	$0.03
Year ended December 31, 2020:
Net income (loss) per share:
Basic	$(0.02)	$0.35	$(0.04)	$(0.02)
Diluted	$(0.02)	$0.35	$(0.04)	$(0.02)
Cash dividends declared	$0.24	$—	$0.24	$0.12

March 31, 2021:
Book value per common share	$14.02	$6.78	$14.72	$7.36
(1)
Pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 0.5 as outlined in Note 1 - Basis of Presentation to the unaudited pro forma combined condensed financial information. See “Unaudited Pro Forma Combined Condensed Consolidated Financial Information.”

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” BOC stockholders and PMB shareholders should carefully consider the following factors in deciding whether to vote for BOC’s proposals or PMB’s proposals, respectively. Please see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
Risk Factors Related to the Merger
Because the market price of BOC common stock will fluctuate, the value of the merger consideration to be received by PMB shareholders may change.
Upon completion of the merger, each PMB common share (other than excluded shares) will be converted into the right to receive merger consideration consisting of the number of shares of BOC common stock equal to the exchange ratio, pursuant to the terms of the merger agreement. The number of shares of BOC common stock to be received by a PMB shareholder will be determined based on a fixed exchange ratio of 0.50 of a share of BOC common stock for each PMB common share (other than excluded shares). Accordingly, the value of the merger consideration to be received by PMB shareholders will be based on the value of BOC common stock at closing. The value of the BOC common stock to be received by PMB shareholders in the merger may vary from the value as of the date the merger was announced, the date that this document was mailed to PMB shareholders and the date of the PMB special meeting. Any change in the market price of BOC common stock prior to completion of the merger will affect the value of the merger consideration that PMB shareholders will receive upon completion of the merger. Accordingly, at the time of the PMB special meeting, PMB shareholders will not know or be able to calculate the value of the per share consideration they would receive upon completion of the merger. Share price changes may result from a variety of factors, including general market and economic conditions, changes in BOC’s or PMB’s businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of BOC and PMB. PMB shareholders should obtain current market quotations for BOC common stock before voting their shares at the PMB special meeting.
BOC stockholders and PMB shareholders will have a reduced ownership and voting interest in BOC after the merger and will exercise less influence over BOC’s management.
BOC stockholders currently have the right to vote in the election of the BOC board of directors and on other matters affecting BOC. PMB shareholders currently have the right to vote in the election of the PMB board of directors and on other matters affecting PMB. Upon the completion of the merger, except for shareholders who own common shares in both BOC and PMB, BOC stockholders and PMB shareholders will be stockholders of BOC with a percentage ownership of BOC that is smaller than their current percentage ownership of BOC or PMB, as applicable. It is currently expected that former shareholders of PMB as a group will receive shares in the merger constituting approximately 19% of the outstanding shares of BOC’s common stock immediately after the merger. Because of this, both BOC stockholders and PMB shareholders will have less influence on the management and policies of BOC than they now have on the management and policies of BOC or PMB, as applicable.
Sales of substantial amounts of BOC’s common stock in the open market by former PMB shareholders could depress BOC’s stock price.
Shares of BOC common stock that are issued to PMB shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act. As of the close of business on the record date, BOC had approximately 50,174,678 shares of common stock outstanding and 3,192,230 shares of BOC common stock were reserved for issuance under BOC’s equity incentive plans. Based on the PMB common shares currently outstanding, BOC currently expects to issue approximately 11,893,692 shares of its common stock in connection with the merger.
Because of the significantly enhanced liquidity of BOC common stock as compared to PMB common shares due to the greater public float and trading volume of BOC common stock relative to PMB common shares, if the merger is completed, PMB’s former shareholders may sell substantial amounts of BOC common stock in the public market following completion of the merger. Any such sales may cause the market price of BOC common stock to decrease. These sales might also make it more difficult for BOC to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

BOC may fail to realize the anticipated benefits of the merger.
The success of the merger will depend on, among other things, BOC’s ability to combine and integrate the business of PMB into BOC’s business. If BOC is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.
BOC and PMB have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of BOC or PMB or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of PMB could choose to discontinue their relationships with BOC post-merger because they prefer doing business with a different financial institution, which would adversely affect the future anticipated performance of BOC. These transition matters could have an adverse effect on BOC and PMB during the pre-merger period and the combined company for an undetermined amount of time after the consummation of the merger.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on BOC following the merger. The regulatory approvals may not be received in a timely fashion, may contain conditions on the completion of the merger that are not anticipated or cannot be met, or may not be received at all. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.
Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact BOC and PMB.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) approval of the principal terms of the merger agreement by PMB shareholders, (ii) approval of the merger and the issuance of BOC common stock in connection with the merger by BOC stockholders, (iii) absence of any governmental order or law prohibiting completion of the merger, and (iv) effectiveness of the registration statement of which this document is a part.
The obligation of each party to consummate the merger is also conditioned upon (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the merger agreement, (iii) receipt by such party of a tax opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (iv) the absence of a material adverse effect with respect to the other party since the date of the merger agreement. The obligation of BOC to consummate the merger is also conditioned upon (i) the sum of the adjusted shareholders’ equity and allowance for loan losses of PMB being outside of specified levels and (ii) the receipt of certain required regulatory approvals and such approvals not containing materially burdensome regulatory conditions. The obligation of PMB to consummate the merger is also conditioned upon the receipt of certain required regulatory approvals.
These conditions to the consummation of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by the end date, either BOC or PMB may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after the PMB shareholder approval or the BOC stockholder approval.
Furthermore, prior to the PMB shareholder approval, BOC may terminate the merger agreement and require payment of an $8.5 million termination fee if PMB materially breaches the restriction against soliciting alternative acquisition proposals, if PMB’s board of directors recommends against the merger, if PMB’s board of directors fails to reaffirm its recommendation in response to an alternative acquisition proposal after receiving a written request to do so from BOC, or if PMB’s board of directors recommends that PMB shareholders tender (or fails to recommend against tendering) their shares in a competing tender offer. PMB must also pay the

$8.5 million termination fee if (i) an alternative acquisition proposal has been made or announced, (ii) the merger agreement is terminated because (x) the merger was not consummated by the end date or (y) either the PMB shareholder approval has not been obtained or the BOC stockholder approval has not been obtained at the respective special meetings, and in the case of each of clauses (x) and (y), the PMB shareholder approval has not been obtained, and (iii) within 12 months after the termination of the merger agreement, PMB enters into a definitive agreement with respect to or consummates a proposal by a third party to acquire 50% or more of the assets or voting power of PMB.
If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each company may be materially adversely affected.
In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, the parties would have to recognize these expenses, including, in the case of PMB under certain circumstances, a termination fee, without realizing the expected benefits of the transaction. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on each party’s ongoing business during the pendency of the merger, could have a material adverse effect on each party’s business, financial condition and results of operations.
If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.
PMB will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of PMB and, consequently, BOC. These uncertainties and contemplated changes may impair PMB’s ability to attract, retain and motivate key personnel and customers pending the consummation of the merger, as such personnel and customers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties and contemplated changes could cause customers, suppliers, vendors and others who deal with PMB to seek to change existing business relationships with PMB or fail to extend an existing relationship with PMB. In addition, competitors may target PMB’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.
PMB has a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on PMB’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on PMB’s business, financial condition and results of operations.
In addition, the merger agreement restricts PMB and BOC from taking certain actions without the other party’s consent while the merger is pending. These restrictions may, among other matters, and subject to certain exceptions, prevent PMB from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures, entering into other transactions or making other changes to PMB’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on PMB’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement—Conduct of Business Prior to the Completion of the Merger” for a description of the restrictive covenants applicable to PMB and BOC.
PMB directors and officers have interests in the merger different from the interests of other PMB shareholders.
In considering the recommendations of the PMB board of directors, PMB shareholders should be aware that certain directors and executive officers of PMB have interests in the merger that may differ from, or be in addition to, the interests of PMB shareholders generally. The PMB board of directors was aware of these interests and considered them, among other matters, when it approved the merger and in making its recommendation that the PMB shareholders approve the principal terms of the merger agreement. These interests include:
•	In accordance with the merger agreement, two directors of PMB will be recommended by BOC’s CNG Committee to serve on BOC’s board of directors upon the effective time;
•
Three named executive officers and six other executive officers of PMB are each party to an agreement that provides for severance and other benefits following a change in control of PMB in connection with a qualifying termination of employment;

•	Certain of PMB’s executive officers and directors may have equity awards that, under the merger agreement, become fully vested upon completion of the merger and paid out in cash; and
•	PMB directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.
For a more complete description of the interests of PMB’s directors and executive officers in the merger, see “The Mergers—Interests of PMB Directors and Executive Officers in the Merger.”
Shares of BOC common stock to be received by PMB shareholders as a result of the merger will have rights different from PMB common shares.
Upon completion of the merger, the rights of former PMB shareholders will be governed by the charter and bylaws of BOC. The rights associated with PMB common shares are different from the rights associated with BOC common stock. In addition, the rights of stockholders under Maryland law, where BOC is incorporated, may differ from the rights of shareholders under California law, where PMB is incorporated. Please see the section entitled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with BOC common stock.
The merger agreement contains provisions that may discourage other companies from trying to acquire PMB.
The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to PMB that might result in greater value to PMB shareholders than the merger. These provisions include a general prohibition on PMB soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, in some circumstances upon termination of the merger agreement, PMB may be required to pay BOC an $8.5 million termination fee. However, the failure of PMB shareholders to approve the merger agreement will not in and of itself trigger PMB’s obligation to pay a termination fee, unless other factors also exist, including a third-party proposal to acquire PMB and entry into a definitive agreement with respect to an acquisition of PMB, or consummation of an acquisition of PMB, in each case within 12 months following termination.
Each of the directors and certain shareholders of PMB have entered into a voting agreement with BOC in which such director or shareholder has agreed to vote all PMB common shares that he or she owns and has the power to vote in favor of the PMB merger proposal and any other matter that is required to be approved by the shareholders of PMB to facilitate the transactions contemplated by the merger agreement. Such persons also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to PMB’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. As of the close of business on the record date, such persons beneficially owned, in the aggregate, 2,754,062 PMB common shares, allowing them to exercise approximately 12.3% of the voting power of PMB common shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of PMB RSUs that were not outstanding as of the close of business on the record date). For more information, please see the section entitled “The Merger Agreement—Voting Agreements.” PMB also has an unqualified obligation to submit the PMB merger proposal to a vote of PMB shareholders, even if PMB receives a proposal that its board of directors believes is superior to the merger.

BOC’s charter includes provisions that could impede a takeover of BOC.
BOC’s charter provides for, among other things, the issuance of preferred stock without further stockholder approval, super majority stockholder approval of certain business transactions, restrictions on voting of BOC equity securities above certain ownership levels and consideration of non-monetary factors in evaluating a takeover offer. Although these provisions were not adopted for the express purpose of preventing or impeding a takeover of BOC without the approval of the BOC board of directors, such provisions may have that effect. Such provisions may prevent former PMB shareholders who receive shares of BOC common stock in the merger from taking part in a transaction in which such shareholders could realize a premium over the current market price of BOC common stock. See “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with BOC common stock.
BOC expects to incur substantial expenses related to the merger.
BOC expects to incur substantial expenses in connection with consummation of the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of PMB into that of BOC. Although BOC and PMB have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result of these expenses, both BOC and PMB expect to take charges against their earnings before completion of the merger and BOC expects to take charges against its earnings after completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.
The opinions of BOC’s and PMB’s respective financial advisors delivered to BOC’s and PMB’s respective boards of directors prior to the execution of the merger agreement will not reflect changes in circumstances since the respective dates of such opinions.
BOC’s board of directors received an opinion from BOC’s financial advisor on March 19, 2021 and PMB’s board of directors received an opinion from PMB’s financial advisor on March 22, 2021 regarding the fairness, from a financial point of view and as of that date, of the merger consideration to BOC (in the case of BOC’s financial advisor) and the fairness, from a financial point of view and as of that date, of the exchange ratio to the holders of PMB common stock (in the case of PMB’s financial advisor). Changes in the operations and prospects of BOC or PMB, general market and economic conditions and other factors which may be beyond the control of BOC or PMB may have altered the value of BOC or PMB or the market prices of shares of BOC or PMB common stock as of the date of this document, or may alter such values and market prices by the time the merger is completed. The opinions did not speak as of the time the merger is completed or as of any date other than the date of the applicable opinion. However, PMB’s board of directors’ recommendation that PMB shareholders vote “FOR” the PMB merger proposal is made as of the date of this document, and BOC’s board of directors’ recommendation that BOC stockholders vote “FOR” the BOC merger proposal and the BOC stock issuance proposal is made as of the date of this document. For a description of the opinions of BOC’s and PMB’s respective financial advisors, see “The Mergers—Opinion of BOC’s Financial Advisor” and “The Mergers—Opinion of PMB’s Financial Advisor” included elsewhere in this joint proxy statement/prospectus.
The unaudited pro forma combined condensed consolidated financial information included in this document is illustrative only and the actual financial condition and results of operations after the mergers may differ materially.
The unaudited pro forma combined condensed consolidated financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what BOC’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the PMB identifiable tangible and intangible assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary and final allocation of the purchase price and goodwill recognized will be based upon the actual purchase price and the estimated fair value of the assets acquired and liabilities assumed of PMB as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 103.

Risk Factors Related to BOC and BOC’s Business
BOC is, and will continue to be, subject to the risks described in BOC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated by Reference” and “Where You Can Find More Information” included elsewhere in this joint proxy statement/prospectus.
Risk Factors Related to PMB and PMB’s Business
PMB is, and will continue to be, subject to the risks described in PMB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated by Reference” and “Where You Can Find More Information” included elsewhere in this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains certain forward-looking information about BOC, PMB, and the combined company after the close of the merger and the bank merger that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks, uncertainties and contingencies, many of which are difficult to predict and are generally beyond the control of BOC, PMB and the combined company. Readers are cautioned that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by BOC and PMB with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to:
•
the effect of the COVID-19 pandemic and steps taken by governmental and other authorities to contain, mitigate and combat the pandemic on the business, operations, financial performance and prospects of BOC and PMB;

•	increased competitive pressures among financial services companies;
•	changes in consumer spending, borrowing and saving habits;
•
the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including but not limited to, the effectiveness of BOC’s and PMB’s underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and nonperforming assets in BOC’s and PMB’s loan portfolios, and may result in BOC’s and PMB’s allowances for credit losses not being adequate and require BOC and PMB to materially increase their credit loss reserves;

•	the quality and composition of BOC’s and PMB’s securities portfolios;
•
continuation of, or changes in, the short-term interest rate environment, changes in the levels of general interest rates, volatility in the interest rate environment, the relative differences between short- and long-term interest rates, deposit interest rates, net interest margin, and funding sources;

•	lower than expected revenues;
•	fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in BOC’s and PMB’s market areas;
•
the ability to complete the merger and the bank merger, including by obtaining regulatory approvals and approval by the shareholders of PMB and the stockholders of BOC, or any future transaction, or to integrate such acquired entities successfully, or to achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all;

•	the reaction by PMB’s or BOC’s customers, employees and counterparties to the merger;
•	changes in the stock price of either BOC or PMB prior to the completion of the merger;
•	the possibility that personnel changes/retention will not proceed as planned;
•	BOC’s and PMB’s ability to attract and retain key members of their senior management teams;
•	the ability of key third-party providers to perform their obligations;
•	higher than anticipated operating expenses;
•	the risk that BOC’s and PMB’s enterprise risk management frameworks may not be effective in mitigating risk and reducing the potential for losses;
•	the ability to develop and maintain a strong core deposit base or other low cost funding sources necessary to fund BOC’s and PMB’s activities;
•	failures or security breaches with respect to the network and computer systems on which BOC or PMB depend, including, but not limited to, due to cybersecurity threats;

•
legislative or regulatory changes that adversely affect BOC’s or PMB’s business, including, without limitation, changes in tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes;

•	errors in estimates of the fair values of certain of BOC’s or PMB’s assets and liabilities, which may result in significant changes in valuation;
•
changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board or their application to BOC’s or PMB’s business, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards;

•
continuing impact of the Financial Accounting Standards Board’s credit loss accounting standard, referred to as Current Expected Credit Loss, which requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and provide for the expected credit losses as allowances for loan losses;

•	the effects of severe weather, natural disasters, pandemics, acts of war or terrorism and other external events on BOC’s or PMB’s business;
•	the costs and effects of legal, compliance, and regulatory actions, changes and developments, including the impact of adverse judgments or settlements in litigation;
•
share price volatility and reputational risks, related to, among other things, speculative trading and certain traders shorting BOC common stock or PMB common shares and attempting to generate negative publicity about BOC or PMB;

•	the initiation and resolution of regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews;
•	general economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, which may be less favorable than expected; and
•	other risk factors described in documents filed by BOC and PMB with the SEC.
All forward-looking statements included in this joint proxy statement/prospectus are based on information available at the time of the joint proxy statement/prospectus. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially.
BOC and PMB are under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

BOC SPECIAL MEETING OF STOCKHOLDERS
Date, Time and Place
The BOC special meeting will be held virtually at http://www.virtualshareholdermeeting.com/BANC2021SM, on Wednesday, June 23, 2021, at 8:00 a.m., local time. On or about Friday, May 14, 2021, BOC commenced mailing of this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the BOC special meeting. Holders of record of BOC voting common stock can vote their shares electronically by the Internet and submit questions online during the BOC special meeting by logging in to the website listed above using the 16-digit control number included in their proxy card.
Purpose of the BOC Special Meeting
At the BOC special meeting, BOC common stockholders will be asked to consider and vote upon the following proposals:
•
BOC Merger Proposal. Approval of the merger pursuant to the terms of the Agreement and Plan of Merger, dated as of March 22, 2021, by and between BOC and PMB, as such agreement may be amended from time to time, a copy of which is attached as Appendix A;

•	BOC Stock Issuance Proposal. Approval of the issuance of BOC common stock in the merger; and
•
BOC Adjournment Proposal. Approval of one or more adjournments of the BOC special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the BOC special meeting to approve the BOC merger proposal or the BOC stock issuance proposal, referred to as the BOC adjournment proposal.

BOC will transact no other business at the BOC special meeting other than as listed above.
Recommendation of the BOC Board of Directors
After careful consideration, the BOC board of directors has approved the merger and the issuance of BOC common stock in connection with the merger, and determined that the merger and the issuance of BOC common stock in connection with the merger are advisable and fair to and in the best interests of BOC and its stockholders.
The BOC board of directors recommends that you vote “FOR” the merger proposal, “FOR” the BOC stock issuance proposal and “FOR” the BOC adjournment proposal. Please see the section entitled “The Merger—Recommendation of the BOC Board of Directors and Reasons for the Merger.”
Record Date and Quorum
The BOC board of directors has fixed the close of business on Monday, May 10, 2021 as the record date for determining the holders of BOC common stock entitled to receive notice of and to vote at the BOC special meeting.
As of the close of business on the record date, there were 50,174,678 shares of BOC common stock outstanding and entitled to vote at the BOC special meeting held by 1,274 shareholders of record. Each share of BOC voting common stock entitles the holder to one vote on each proposal to be considered at the BOC special meeting; provided, however, that under Section F of Article 6 of BOC’s charter, no stockholder who beneficially owns more than 10% of the shares of BOC common stock outstanding as of the record date may vote shares held in excess of this limit.
One-third of the stock entitled to vote, represented in person or by proxy, constitutes a quorum for transacting business at the BOC special meeting. Abstentions will be counted as represented at the BOC special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the BOC special meeting.
Since none of the proposals to be voted on at the BOC special meeting are routine matters for which brokers may have discretionary authority to vote, there can be no broker non-votes at the BOC special meeting. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the BOC special meeting. Please see “—Shares Held in ‘Street Name”’ below for further information.

As of the close of business on the record date, directors and executive officers of BOC and their affiliates owned and were entitled to vote 5,460,783 shares of BOC common stock, representing approximately 10.9% of the BOC common stock outstanding on that date. As of the close of business on the record date, PMB beneficially held no BOC common stock.
In connection with the merger agreement, each of the directors and certain stockholders of BOC have entered into a voting agreement with PMB in which such director or stockholder has agreed to vote all BOC common stock that he or she owns and has the power to vote in favor of the BOC merger proposal, the BOC stock issuance proposal and any other matter that is required to be approved by the stockholders of BOC to facilitate the transactions contemplated by the merger agreement. As of the close of business on the record date, such persons beneficially owned, in the aggregate, 5,205,334 shares of BOC common stock, allowing them to exercise approximately 10.4% of the voting power of BOC common stock (which does not include shares issuable upon the exercise of stock options or upon the vesting of BOC RSUs that were not outstanding as of the close of business on the record date).
Required Vote
Approval of each of the proposals to be voted on at the BOC special meeting by the BOC common stockholders will require the following votes:
•	BOC Merger Proposal: The affirmative vote of a majority of outstanding shares of BOC common stock entitled to vote on the proposal is required to approve the BOC merger proposal.
•	BOC Stock Issuance Proposal: The number of votes cast for the BOC stock issuance proposal must exceed the number of votes cast against the BOC stock issuance proposal.
•	BOC Adjournment Proposal: The number of votes cast for the BOC adjournment proposal must exceed the number of votes cast against the BOC adjournment proposal.
Treatment of Abstentions
For purposes of the BOC special meeting, an abstention occurs when a BOC common stockholder is present at the BOC special meeting, either virtually or represented by proxy, but abstains from voting.
Abstentions will be counted as represented at the BOC special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the BOC special meeting.
For purposes of the BOC merger proposal, if a BOC common stockholder responds by proxy with an “abstain” vote or attends the BOC special meeting virtually and abstains from voting, it will have the same effect as a vote cast “AGAINST” the proposal. If a BOC common stockholder does not attend the BOC special meeting virtually and does not respond by proxy, it will also have the same effect as a vote cast “AGAINST” the proposal.
For purposes of the BOC stock issuance proposal and the BOC adjournment proposal, if a BOC common stockholder responds by proxy with an “abstain” vote or is attends the BOC special meeting virtually and abstains from voting, it will have no effect on the BOC stock issuance proposal or the BOC adjournment proposal. If a BOC common stockholder does not attend the BOC special meeting virtually and does not respond by proxy, it will also have no effect on the BOC stock issuance proposal or the BOC adjournment proposal.
Voting on Proxies; Incomplete Proxies
Giving a proxy means that a stockholder authorizes the persons named in the proxy to vote such holder’s shares at the BOC special meeting in the manner such holder directs. A BOC common stockholder may vote by proxy or may vote online during the BOC special meeting.
The method of voting by proxy differs for shares held by stockholders of record and shares held in “street name.”

Stockholders of Record
If your shares of BOC common stock are registered directly in your name, you are considered the stockholder of record with respect to these shares. If you hold your shares in your name as a stockholder of record, you may submit your proxy before the BOC special meeting in one of the following ways:
•
By telephone: Use the telephone number shown on your proxy card. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

•
Through the Internet: Visit the website shown on your proxy card to vote via the Internet. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

•	By mail: Complete, sign, date and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.
You may also cast your vote online during the BOC special meeting. Please see “—Attending the BOC Special Meeting” below for further information.
BOC requests that BOC common stockholders vote by telephone, over the Internet or by completing, dating and signing the accompanying proxy and returning it to BOC as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of BOC common stock represented by it will be voted at the BOC special meeting in accordance with the instructions contained on the proxy card. Applicable deadlines for voting by telephone or through the Internet are set forth in your proxy card.
If you hold your BOC common stock in your name as a stockholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of BOC common stock represented by the proxy will be voted “FOR” the merger proposal, “FOR” the BOC stock issuance proposal and “FOR” the BOC adjournment proposal.
Shares Held in “Street Name”
If your BOC common stock is held in an account with a bank, broker or other nominee, which are referred to as shares held in “street name,” the bank, broker or other nominee is considered the stockholder of record with respect to these shares and you are the beneficial owner of these “street name” shares.
If your shares are held in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow in order to vote your stock. You should refer to the voting form used by that firm to determine whether you may vote by telephone, Internet or mail.
If your shares are held in “street name,” BOC recommends that you mark, date, sign and promptly mail the voting instruction form provided by your bank, broker or other nominee in accordance with the instructions provided by such nominee. If you do not give your bank, broker or other nominees instructions on how to vote your BOC common stock, your bank, broker or other nominees will not be able to vote your stock on any of the proposals at the BOC special meeting and your shares will not be counted as represented at the BOC special meeting for the purposes of establishing a quorum.
If your shares are held in “street name” through a bank, broker or other nominee you must either direct your nominee on how to vote your stock or obtain a proxy from such nominee to vote online during the BOC special meeting. If your stock is held in “street name,” you may only vote online during the BOC special meeting if you have proof of ownership of your BOC common stock as of the record date and obtain a valid legal proxy from your bank, broker or other nominee that is the stockholder of record of such shares and present such items at the BOC special meeting. Please see “—Attending the BOC Special Meeting” below for further information.
Every stockholder’s vote is important. Accordingly, each BOC common stockholder should promptly submit a proxy, whether or not the stockholder plans to attend the BOC special meeting.

If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold stock. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.
Stock Held in “Street Name”
If your BOC common stock is held in “street name” through a bank, broker or other nominee, you must provide the bank, broker or other nominee, as the stockholder of record of your shares, with instructions on how to vote your shares. Please follow the instructions provided by your bank, broker or other nominee. You may not vote shares held in “street name” by returning a proxy card directly to BOC or by voting online during the BOC special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.
Brokers, banks or other nominees who hold shares in “street name” for the beneficial owner are not allowed to vote with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on at the BOC special meeting are considered “non-routine” matters and, therefore, brokers, banks and other nominees do not have discretionary voting powers on these matters. A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the stock and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals to be voted on at the BOC special meeting are routine matters for which brokers may have discretionary authority to vote, there can be no broker non-votes at the BOC special meeting.
Accordingly, if your BOC common stock is held in “street name,” your bank, broker or other nominee will NOT be able to vote your BOC common stock on the BOC merger proposal, the BOC stock issuance proposal or the BOC adjournment proposal unless you have properly instructed your bank, broker or other nominee on how to vote. If you fail to properly instruct your bank, broker or other nominee on how to vote, your shares will not be counted as represented for purposes of establishing a quorum at the BOC special meeting.
•
The BOC merger proposal requires the affirmative vote of a majority of the outstanding shares of stock entitled to vote. Therefore, the failure of a holder of BOC common stock to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote “AGAINST” the BOC merger proposal.

•
The BOC stock issuance proposal requires the affirmative vote of a majority of the votes cast on the matter. Therefore, the failure of a holder of BOC common stock to provide its bank, broker or other nominee with voting instructions will have no effect on the BOC stock issuance proposal.

•
The BOC adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter. Therefore, the failure of a holder of BOC common stock to provide its bank, broker or other nominee with voting instructions will have no effect on the BOC adjournment proposal.

Revocability of Proxies and Changes to a Stockholder’s Vote
If you hold your BOC common stock in your name as a stockholder of record, you may change your vote at any time before your proxy is voted at the BOC special meeting. You may do this in one of four ways:
•	first, by sending a notice of revocation stating that you would like to revoke your proxy;
•	second, by sending a completed proxy card bearing a later date than your original proxy card;
•
third, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you were eligible to do so and following the instructions on the proxy card; or

•	fourth, by attending and voting online during the BOC special meeting. Attendance at the BOC special meeting will not in itself constitute the revocation of a proxy.

If you are a BOC stockholder of record and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to BOC’s corporate secretary at 3 MacArthur Place, Santa Ana, California 92707. The notice of revocation or new proxy card, or electronic proxy submitted via the Internet or by telephone, must be received no later than Tuesday, June 22, 2021, at 5:00 p.m. local time, which is the business day immediately prior to the BOC special meeting.
If your shares are held in “street name” through a bank, broker or other nominee and you have instructed your nominee how to vote your BOC common stock, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your bank, broker or other nominee on how to change or revoke your vote.
Attending the BOC Special Meeting
The BOC special meeting will be held virtually at http://www.virtualshareholdermeeting.com/BANC2021SM, on Wednesday, June 23, 2021, at 8:00 a.m., local time.
BOC common stockholders as of the close of business on the record date may attend the BOC special meeting online, vote shares electronically and submit questions during the BOC special meeting, by following the instructions on the BOC special meeting website, http://www.virtualshareholdermeeting.com/BANC2021SM. You will need to have your 16-digit control number included on your proxy card to join the BOC special meeting. Online access to the BOC special meeting, which will be an audio-only webcast, will begin at 7:45 a.m., local time, on Wednesday, June 23, 2021.
If your shares are held in “street name” through a bank, broker or other nominee, you may only vote online during the BOC special meeting if you have proof of ownership of your BOC common stock as of the record date and obtain a valid legal proxy from your bank, broker or other nominee that is the stockholder of record of such shares.
Should you need technical support on the day of the BOC special meeting, please call the phone number listed on the virtual meeting landing page on the website, http://www.virtualshareholdermeeting.com/BANC2021SM.
Householding
The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs.
If you share an address with another stockholder, you may receive only one set of proxy materials. If you wish to receive a separate copy of proxy materials now or in the future, please request the additional copies by contacting BOC at:
Banc of California, Inc.
ATTN: Corporate Secretary
3 MacArthur Place
Santa Ana, California 92707
(855) 361-2262
IR@bankofcal.com.
The joint proxy statement/prospectus is also available on the Internet at http://www.proxyvote.com. Similarly, if you are receiving multiple copies of the proxy materials and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or you may contact BOC in the same manner as set forth above.

Solicitation of Proxies
BOC is soliciting proxies for the BOC special meeting from BOC common stockholders on behalf of its board of directors. BOC will bear all of the costs of the proxy solicitation for the BOC special meeting, including the costs of preparing, printing and mailing this joint proxy statement/prospectus to its stockholders. In addition to solicitations by mail, BOC’s directors, officers and employees may solicit proxies in person or by telephone, email, facsimile or other electronic methods without additional compensation.
BOC will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of BOC common stock held in “street name” by such persons.
Questions and Additional Information
If you have any questions or need assistance in voting your shares, please call BOC Investor Relations at (855) 361-2262.

PMB SPECIAL MEETING OF SHAREHOLDERS
Date, Time and Place
The PMB special meeting will be held in the first floor Training Room at PMB’s offices at 949 South Coast Drive, Costa Mesa, California 92626, on Wednesday, June 23, 2021, at 9:00 a.m., local time. On or about Friday, May 14, 2021, PMB commenced mailing of this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the PMB special meeting.
We expect to hold the PMB special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the PMB special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only PMB shareholders will be admitted to the PMB special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the PMB special meeting in person. To do so, please make your request by mail to PMB at 949 South Coast Drive, Costa Mesa, CA 92626, Attention: Chief Financial Officer, by email at Curt.Christianssen@pmbank.com or by phone at (714) 438-2500. PMB must receive your request for pre-authorization on or before Tuesday, June 15, 2021.
Purpose of the PMB Special Meeting
At the PMB special meeting, PMB common shareholders will be asked to consider and vote upon the following proposals:
•
PMB Merger Proposal. Approval of the principal terms of the Agreement and Plan of Merger, dated as of March 22, 2021, by and between PMB and BOC, as such agreement may be amended from time to time, a copy of which is attached as Appendix A;

•	PMB NEO Compensation Proposal. Approval, on an advisory (non-binding) basis, of the compensation to be paid to the named executive officers of PMB in connection with the merger; and
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PMB Adjournment Proposal. Approval of one or more adjournments of the PMB special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies if there are insufficient votes at the time of the PMB special meeting to approve the PMB merger proposal or PMB NEO compensation proposal, referred to as the PMB adjournment proposal.

PMB will transact no other business at the PMB special meeting other than as listed above.
Recommendation of the PMB Board of Directors
After careful consideration, the PMB board of directors has approved the merger agreement and the transactions contemplated thereby, and determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of PMB and its shareholders.
The PMB board of directors recommends that you vote “FOR” the PMB merger proposal, “FOR” the PMB NEO compensation proposal and “FOR” the PMB adjournment proposal. Please see the section entitled “The Merger—Recommendation of the PMB Board of Directors and Reasons for the Merger.”
Record Date and Quorum
The PMB board of directors has fixed the close of business on Monday, May 10, 2021 as the record date for determining the holders of PMB common shares entitled to receive notice of and to vote at the PMB special meeting.
As of the close of business on the record date, there were 22,322,184 PMB common shares outstanding and entitled to vote at the PMB special meeting held by 84 shareholders of record. Each PMB voting common share entitles the holder to one vote on each proposal to be considered at the PMB special meeting.
A majority of shares entitled to vote, represented in person or by proxy, constitutes a quorum for transacting business at the PMB special meeting. Abstentions will be counted as represented at the PMB special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the PMB special meeting.

Since none of the proposals to be voted on at the PMB special meeting are routine matters for which brokers may have discretionary authority to vote, there can be no broker non-votes at the PMB special meeting. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at the PMB special meeting. Please see “—Shares Held in ‘Street Name”’ below for further information.
As of the close of business on the record date, directors and executive officers of PMB and their affiliates owned and were entitled to vote 3,166,347 PMB common shares, representing approximately 14.2% of the PMB common shares outstanding on that date. As of the close of business on the record date, BOC beneficially held no PMB common shares.
In connection with the merger agreement, each of the directors and certain shareholders of PMB have entered into a voting agreement with BOC in which such director or shareholder has agreed to vote all PMB common shares that he or she owns and has the power to vote in favor of the PMB merger proposal and any other matter that is required to be approved by the shareholders of PMB to facilitate the transactions contemplated by the merger agreement. Such persons also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to PMB’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. As of the close of business on the record date, such persons beneficially owned, in the aggregate, 2,754,062 PMB common shares, allowing them to exercise approximately 12.3% of the voting power of PMB common shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of PMB RSUs that were not outstanding as of the close of business on the record date).
Required Vote
Approval of each of the proposals to be voted on at the PMB special meeting by the PMB common shareholders will require the following votes:
•	PMB Merger Proposal: The affirmative vote of a majority of the outstanding shares entitled to vote is required to approve the PMB merger proposal.
•
PMB NEO Compensation Proposal: The PMB NEO compensation proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum.

•
PMB Adjournment Proposal: The PMB adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum.

Treatment of Abstentions
For purposes of the PMB special meeting, an abstention occurs when a PMB common shareholder attends the PMB special meeting, either in person or represented by proxy, but abstains from voting.
Abstentions will be counted as represented at the PMB special meeting for purposes of determining the presence or absence of a quorum for all matters voted on at the PMB special meeting.
•
For the PMB merger proposal, shares not represented at the PMB special meeting are still considered outstanding and, therefore, will have the same effect as a vote “AGAINST” the proposal. The PMB merger proposal requires the affirmative vote of a majority of the outstanding share of stock entitled to vote. Therefore, the failure of a holder of PMB common shares to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote “AGAINST” the PMB merger proposal.

•
The PMB NEO compensation proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the

PMB special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being represented at the PMB special meeting. Accordingly, for purposes of the PMB NEO compensation proposal, failure to provide instructions to vote your shares will not affect the outcome under clause (i), which recognizes only actual votes cast. However, failure to provide instructions to vote your shares will affect the outcome under clause (ii) if the number of shares voting affirmatively at the PMB special meeting, though a majority of the shares represented and voted, does not constitute a majority of the required quorum.
•
The PMB adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the PMB special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being represented at the PMB special meeting. Accordingly, for purposes of the PMB adjournment proposal, failure to provide instructions to vote your shares will not affect the outcome under clause (i), which recognizes only actual votes cast. However, failure to provide instructions to vote your shares will affect the outcome under clause (ii) if the number of shares voting affirmatively at the PMB special meeting, though a majority of the shares represented and voted, does not constitute a majority of the required quorum.

Voting on Proxies; Incomplete Proxies
Giving a proxy means that a shareholder authorizes the persons named in the proxy to vote such holder’s shares at the PMB special meeting in the manner such holder directs. A PMB common shareholder may vote by proxy or may vote in person during the PMB special meeting.
The method of voting by proxy differs for shares held by shareholders of record and shares held in “street name.”
Shareholders of Record:
If your PMB common shares are registered directly in your name, you are considered the shareholder of record with respect to these shares. If you hold your shares in your name as a shareholder of record, you may submit your proxy before the PMB special meeting in one of the following ways:
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By telephone: Use the telephone number shown on your proxy card. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

•
Through the Internet: Visit the website shown on your proxy card to vote via the Internet. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

•	By mail: Complete, sign, date and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.
You may also cast your vote in person during the PMB special meeting. Please see “—Attending the PMB Special Meeting” below for further information.
PMB requests that PMB common shareholders vote by telephone, over the Internet or by completing, dating and signing the accompanying proxy and returning it to PMB as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the PMB common shares represented by it will be voted at the PMB special meeting in accordance with the instructions contained on the proxy card. Applicable deadlines for voting by telephone or through the Internet are set forth in your proxy card.

If you hold your PMB common shares in your name as a shareholder of record, and you sign and return your proxy card without indicating how to vote on any particular proposal, the PMB common shares represented by the proxy will be voted “FOR” the PMB merger proposal, “FOR” the PMB NEO compensation proposal and “FOR” the PMB adjournment proposal.
Shares Held in “Street Name”
If your PMB common shares are held in an account with a bank, broker or other nominee, which are referred to as shares held in “street name,” the bank, broker or other nominee is considered the shareholder of record with respect to these shares and you are the beneficial owner of these “street name” shares.
If your shares are held in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow in order to vote your shares. You should refer to the voting form used by that firm to determine whether you may vote by telephone, Internet or mail.
If your shares are held in “street name,” PMB recommends that you mark, date, sign and promptly mail the voting instruction form provided by your bank, broker or other nominee in accordance with the instructions provided by such nominee. If you do not give your bank, broker or other nominees instructions on how to vote your PMB common shares, your bank, broker or other nominees will not be able to vote your shares on any of the proposals at the PMB special meeting and your shares will not be represented at the PMB special meeting.
If your shares are held in “street name” through a bank, broker or other nominee you must either direct your nominee on how to vote your shares or obtain a proxy from such nominee to vote in person during the PMB special meeting. If your shares are held in “street name,” you may only vote in person during the PMB special meeting if you have proof of ownership of your PMB common shares as of the record date and obtain a valid legal proxy from your bank, broker or other nominee that is the shareholder of record of such shares and present such items at the PMB special meeting. Please see “—Attending the PMB Special Meeting” below for further information.
Every shareholder’s vote is important. Accordingly, each PMB common shareholder should promptly submit a proxy, whether or not the shareholder plans to attend the PMB special meeting.
If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.
Shares Held in “Street Name”
If your PMB common shares are held in “street name” through a bank, broker or other nominee, you must provide the bank, broker or other nominee, as the shareholder of record of your shares, with instructions on how to vote your shares. Please follow the instructions provided by your bank, broker or other nominee. You may not vote shares held in “street name” by returning a proxy card directly to PMB or by voting in person during the PMB special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.
Brokers, banks or other nominees who hold shares in “street name” for the beneficial owner are not allowed to vote with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on at the PMB special meeting are considered “non-routine” matters and, therefore, brokers, banks and other nominees do not have discretionary voting powers on these matters. A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals to be voted on at the PMB special meeting are routine matters for which brokers may have discretionary authority to vote, there can be no broker non-votes at the PMB special meeting.
Accordingly, if your PMB common shares are held in “street name,” your bank, broker or other nominee will NOT be able to vote your PMB common shares on the PMB merger proposal, the PMB NEO compensation proposal or the PMB adjournment proposal, and your shares will not be counted as represented for purposes of establishing a quorum at the PMB special meeting unless you have properly instructed your bank, broker or other nominee on how to vote.
•
For the PMB merger proposal, shares not represented at the PMB special meeting are still considered outstanding and, therefore, will have the same effect as a vote “AGAINST” the proposal. The PMB merger proposal requires the affirmative vote of a majority of the outstanding share of stock entitled to vote. Therefore, the failure of a holder of PMB common shares to provide its bank, broker or other nominee with voting instructions will have the same effect as a vote “AGAINST” the PMB merger proposal.

•
The PMB NEO compensation proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being represented at the PMB special meeting. Accordingly, for purposes of the PMB NEO compensation proposal, failure to provide instructions to vote your shares will not affect the outcome under clause (i), which recognizes only actual votes cast. However, failure to provide instructions to vote your shares will affect the outcome under clause (ii) if the number of shares voting affirmatively at the PMB special meeting, though a majority of the shares represented and voted, does not constitute a majority of the required quorum.

•
The PMB adjournment proposal requires a vote that satisfies two criteria: (i) the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, and (ii) the shares voting affirmatively must also constitute at least a majority of the required quorum. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the special meeting proposals without your instructions. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being represented at the PMB special meeting. Accordingly, for purposes of the PMB adjournment proposal, failure to provide instructions to vote your shares will not affect the outcome under clause (i), which recognizes only actual votes cast. However, failure to provide instructions to vote your shares will affect the outcome under clause (ii) if the number of shares voting affirmatively at the PMB special meeting, though a majority of the shares represented and voted, does not constitute a majority of the required quorum.

Revocability of Proxies and Changes to a Shareholder’s Vote
If you hold your PMB common shares in your name as a shareholder of record, you may change your vote at any time before your proxy is voted at the PMB special meeting. You may do this in one of four ways:
•	first, by sending a notice of revocation stating that you would like to revoke your proxy;
•	second, by sending a completed proxy card bearing a later date than your original proxy card;
•
third, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you were eligible to do so and following the instructions on the proxy card; or

•	fourth, by attending and voting in person during the PMB special meeting. Attendance at the PMB special meeting will not in itself constitute the revocation of a proxy.
If you are a PMB shareholder of record and you choose to send a written notice of revocation or to mail a new proxy card, you must submit your notice of revocation or your new proxy to PMB’s corporate secretary at 949 South Coast Drive, Suite 300, Costa Mesa, California 92626. The notice of revocation or new proxy card, or electronic proxy submitted via the Internet or by telephone, must be received no later than Tuesday, June 22, 2021, at 5:00 p.m. local time, which is the business day immediately prior to the PMB special meeting.

If your shares are held in “street name” through a bank, broker or other nominee and you have instructed your nominee how to vote your PMB common shares, you must submit new voting instructions to your nominee. You should follow the instructions you receive from your bank, broker or other nominee on how to change or revoke your vote.
Attending the PMB Special Meeting
The PMB special meeting will be held in the first floor Training Room at PMB’s offices at 949 South Coast Drive, Costa Mesa, California 92626, on Wednesday, June 23, 2021, at 9:00 a.m., local time. We expect to hold the PMB special meeting in person, but we continue to monitor the situation regarding COVID-19 closely. Accordingly, we are planning for the possibility that the PMB special meeting may be subject to special precautions, including limitations on the number of participants in one room or other limitations. In that regard, only PMB shareholders will be admitted to the PMB special meeting. No guests will be permitted. For safety and security purposes, you will need to obtain authorization in advance to attend the PMB special meeting in person. To do so, please make your request by mail to PMB at 949 South Coast Drive, Costa Mesa, CA 92626, Attention: Chief Financial Officer, by email at Curt.Christianssen@pmbank.com or by phone at (714) 438-2500. PMB must receive your request for pre-authorization on or before Tuesday, June 15, 2021.
If your shares are held in “street name” through a bank, broker or other nominee, you may only vote in person during the PMB special meeting if you have proof of ownership of your PMB common shares as of the record date and obtain a valid legal proxy from your bank, broker or other nominee that is the shareholder of record of such shares.
Dissenters’ Rights
In connection with the merger, under the CGCL, PMB shareholders are not entitled to exercise dissenters’ rights.
Householding
The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more shareholders sharing an address by delivering one proxy statement to those shareholders. This procedure, known as “householding,” reduces the amount of duplicate information that shareholders receive and lowers printing and mailing costs.
If you share an address with another shareholder, you may receive only one set of proxy materials. If you wish to receive a separate copy of proxy materials now or in the future, please request the additional copies by sending a request to Computershare Investor Services, P.O. Box 505005, Louisville, KY 40233-5005 or Computershare Investor Services, 462 South 4th Street, Suite 1600, Louisville, KY 40202. The joint proxy statement/prospectus is also available on the Internet at http://www.edocumentview.com/PMBC. Similarly, if you are receiving multiple copies of the proxy materials and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or you may contact Computershare in the same manner as set forth above.
Solicitation of Proxies
PMB is soliciting proxies for the PMB special meeting from PMB common shareholders on behalf of its board of directors. PMB will bear all of the costs of the proxy solicitation for the PMB special meeting, including the costs of preparing, printing and mailing this joint proxy statement/prospectus to its shareholders. In addition to solicitations by mail, PMB’s directors, officers and employees may solicit proxies in person or by telephone, email, facsimile or other electronic methods without additional compensation.
PMB will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of PMB common shares held in “street name” by such persons.
Questions and Additional Information
If you have any questions or need assistance in voting your shares, please call PMB Investor Relations at (714) 438-2531.

BOC PROPOSALS
BOC Merger Proposal
As discussed throughout this joint proxy statement/prospectus, BOC is asking its common stockholders to approve the BOC merger proposal. Holders of BOC common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of BOC common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.
The BOC board of directors recommends a vote “FOR” the BOC merger proposal.
BOC Stock Issuance Proposal
As discussed throughout this joint proxy statement/prospectus, BOC is asking its stockholders to approve the issuance of BOC common stock in connection with the merger.
The BOC board of directors recommends a vote “FOR” the BOC stock issuance proposal.
BOC Adjournment Proposal
The BOC special meeting may be adjourned to another time and place, if necessary or appropriate, to permit, among other things, the further solicitation of proxies if there are insufficient votes at the time of the BOC special meeting to approve the BOC merger proposal or the BOC stock issuance proposal.
If, at the special meeting, BOC does not have sufficient votes to approve the BOC merger proposal or the BOC stock issuance proposal, BOC intends to move to adjourn the BOC special meeting in order to enable the board of directors to solicit additional proxies. If the common stockholders approve the BOC adjournment proposal, BOC could adjourn the BOC special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from common stockholders who have previously voted.
The BOC board of directors recommends a vote “FOR” the BOC adjournment proposal.
No Other Matters
Pursuant to Section 2-502 of the Maryland General Corporation Law, referred to as the MGCL, BOC may not transact any other business at the BOC special meeting other than as listed above.

PMB PROPOSALS
PMB Merger Proposal
As discussed throughout this joint proxy statement/prospectus, PMB is asking its common shareholders to approve the PMB merger proposal. Holders of PMB common shares should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of PMB common shares are directed to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.
The PMB board of directors recommends a vote “FOR” the PMB merger proposal.
PMB NEO Compensation Proposal
Pursuant to Section 14A of the Exchange Act, and Rule 14a-21(c) promulgated thereunder, PMB is seeking a non-binding, advisory shareholder approval of the compensation to be paid to the named executive officers of PMB in connection with the merger. The proposal gives PMB’s common shareholders the opportunity to express their views on the merger-related compensation of the named executive officers of PMB.
Accordingly, PMB is asking PMB’s common shareholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that may be paid or become payable to PMB’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘The Merger—Interests of PMB’s Directors and Executive Officers in the Merger and ‘The Merger—Merger-Related Compensation for PMB’s Named Executive Officers’ are hereby APPROVED.”
The advisory vote on the PMB NEO compensation proposal is a vote separate and apart from the votes on the PMB merger proposal and the PMB adjournment proposal. Accordingly, PMB common shareholders may vote to approve the PMB merger proposal and/or the PMB adjournment proposal and vote not to approve the PMB NEO compensation proposal, and vice versa. The approval of the PMB NEO compensation proposal is not a condition to the consummation of the merger. If the merger is completed, the merger-related compensation will be paid to the named executive officers of PMB to the extent payable in accordance with the terms of the compensation agreements or arrangements even if PMB’s common shareholders fail to approve the advisory vote regarding merger-related compensation.
The PMB board of directors recommends a vote “FOR” the PMB NEO compensation proposal.
PMB Adjournment Proposal
The PMB special meeting may be adjourned to another time and place, if necessary or appropriate, to permit, among other things, the further solicitation of proxies if there are insufficient votes at the time of the PMB special meeting to approve the PMB merger proposal.
If, at the PMB special meeting, PMB does not have the affirmative vote of a majority of the outstanding shares entitled to vote to approve the PMB merger proposal or the PMB NEO compensation proposal, PMB intends to move to adjourn the PMB special meeting in order to enable the board of directors to solicit additional proxies for approval of the PMB merger proposal or the PMB NEO compensation proposal. If the common shareholders approve the PMB adjournment proposal, PMB could adjourn the PMB special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from common shareholders who have previously voted.
The PMB board of directors recommends a vote “FOR” the PMB adjournment proposal.
No Other Matters
Under Section 601(a) of the CGCL, PMB may not transact any other business at the PMB special meeting other than as listed above.

INFORMATION ABOUT THE COMPANIES
Banc of California, Inc.
3 MacArthur Place
Santa Ana, California 92707
Phone: (855) 361-2262
Banc of California, Inc., a Maryland corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, referred to as the BHC Act, with corporate headquarters in Santa Ana, California. BOC’s principal business is to serve as the holding company for BOC’s wholly owned subsidiary, Banc of California, National Association, a national banking association. References to BOC refer to BOC together with BOC Bank and its other subsidiaries on a consolidated basis.
BOC is a relationship-focused business bank that delivers comprehensive products and solutions for businesses, business owners and individuals. It offers a full array of competitively priced and client-tailored loan and deposit products and services through 29 full service branches extending from San Diego to Santa Barbara. It also offers commercial loan products, including commercial and industrial loans, commercial real estate loans and multifamily loans, SBA loans, construction loans and other consumer loans. In addition, BOC has a SFR mortgage loan portfolio that it services.
As of March 31, 2021, on a consolidated basis, BOC had total assets of $7.9 billion, total loans of $5.8 billion, total deposits of $6.1 billion, and stockholders’ equity of $804.7 million.
BOC’s common stock is traded on the NYSE under the symbol “BANC.”
Additional information about BOC and its subsidiaries may be found in the documents incorporated by reference into this document. Please also see the section entitled “Where You Can Find More Information.”

Pacific Mercantile Bancorp
949 South Coast Drive, Suite 300
Costa Mesa, California 92626
Phone: (714) 438-2531
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. PM Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. PM Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. PM Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services.
PM Bank’s commercial lending solutions include working capital lines of credit and asset based lending, 7(a) and 504 Small Business Administration loans, commercial real estate loans, growth capital loans, equipment financing, letters of credit and corporate credit cards. PM Bank’s depository and corporate banking services include cash and treasury management solutions, interest-bearing term deposit accounts, checking accounts, automated clearinghouse payment and wire solutions, fraud protection, remote deposit capture, courier services and online banking. PM Bank serves clients operating in a global marketplace through services including letters of credit and import/export financing. PMB has developed its Horizon Analytics tool which provides financial modeling and analysis to help its customers succeed.
As of March 31, 2021, on a consolidated basis, PMB had total assets of $1.6 billion, total loans of $1.2 billion, total deposits of $1.4 billion and total shareholders’ equity of $161.3 million.
PMB’s common stock is traded on Nasdaq under the symbol “PMBC.”
Additional information about PMB and its subsidiaries may be found in the documents incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information.”

THE MERGER
The following is a discussion of the merger and the material terms of the merger agreement between BOC and PMB. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. In addition, important business and financial information about each of BOC and PMB can be found elsewhere in this document and in the public filings BOC and PMB make with the SEC, as described in the section entitled “Where You Can Find More Information.”
Terms of the Merger
Transaction Structure
BOC’s board of directors has approved the merger and PMB’s board of directors has approved the principal terms of the merger agreement. The merger agreement provides for the merger of PMB with and into BOC, with BOC continuing as the surviving corporation. Promptly after the merger, PM Bank will merge with and into BOC Bank, with BOC Bank as the surviving bank.
Merger Consideration
In the merger, each PMB common share, other than specified excluded shares described under “The Merger Agreement—Merger Consideration—Cancellation of Excluded Shares,” will be converted into the right to receive 0.50 of a share of BOC common stock. For each fractional share that would otherwise be issued, BOC will pay cash in an amount equal to the fraction of a share of BOC common stock which the holder would otherwise be entitled to receive multiplied by the BOC average closing price (determined as the volume weighted average price of shares of BOC common stock quoted on the NYSE on each of the last 20 trading days ending on the day which is the fifth trading day immediately preceding the date that the effective time occurs).
The market value of the merger consideration will fluctuate with the price of BOC common stock, and the value of the shares of BOC common stock that holders of PMB common shares will receive upon consummation of the merger may be different than the value of the shares of BOC common stock that holders of PMB common shares would receive if calculated on the date BOC and PMB announced the merger agreement, on the date that this document is being mailed to PMB shareholders and to BOC stockholders, and on the date of the BOC special meeting or PMB special meeting. Based on the closing price of BOC common stock on March 22, 2021, the value of the per share merger consideration payable to holders of PMB common shares was $9.77. Based on the closing price of BOC common stock on May 10, 2021, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of PMB common shares was $8.86.
Treatment of PMB Stock Options, Restricted Shares and RSUs
PMB Stock Options. At the effective time, each PMB stock option that is outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled and will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of PMB common shares subject to such option and (ii) the excess, if any, of (A) an amount equal to the product of the BOC average closing price and 0.50 over (B) the exercise price per PMB common share underlying such option, less any applicable taxes required to be withheld with respect to such payment. Any PMB stock options which have an exercise price per share that is greater than or equal to the product of the BOC average closing price and 0.50 will be cancelled at the effective time of the merger for no consideration or payment.
PMB Restricted Shares and RSUs. At the effective time of the merger, each PMB restricted share and each PMB RSU will, automatically and without any action on the part of the holder of such PMB restricted shares or PMB RSUs, accelerate in full, be cancelled and will only entitle the holder of such PMB restricted shares or PMB RSUs to receive, on the first regular payroll date following the closing date of the merger, an amount in cash equal to the product of (i) such holder’s total number of PMB restricted shares or RSUs, as applicable, and (ii) an amount equal to the product of the BOC average closing price and 0.50, less any applicable taxes required to be withheld with respect to such vesting, which tax withholding may, at the election of the holder, be effected by deduction from such cash amount equal to the amount of taxes to be withheld.

Background of the Merger
The PMB board of directors regularly reviews its business strategies, opportunities and challenges as a part of its consideration and evaluation of its long-term prospects, with the goal of enhancing shareholder value. The considerations have focused on, among other things, the competitive landscape as well as the business and regulatory environment facing financial institutions generally and PMB in particular. The PMB board of directors has also considered, from time to time, various potential strategic alternatives, including transactions with other financial institutions, such as potential acquisitions of smaller financial institutions, mergers with financial institutions of similar size, or combinations with larger financial institutions. BOC’s management and board of directors also regularly reviews its business strategies and opportunities. Over the last two years, BOC’s strategy has focused on transforming the institution into a relationship-focused business bank, with a longer-term view of further enhancing the value of the BOC franchise through acquisitions.
Over time and in response to informal inquiries regarding PMB’s willingness to engage in a strategic business combination, Denis Kalscheur, PMB’s chairman, and Brad Dinsmore, PMB’s chief executive officer, each met or held discussions with representatives of a number of financial institutions regarding potential interest in a business combination, including representatives of BOC.
In December 2020 and the first half of January 2021, Mr. Kalscheur held informal discussions with the chief executive officers of BOC and another potential acquirer of PMB, which we refer to as Party B, regarding the potential benefits of a business combination. No specific terms of a potential combination were discussed at these meetings. Mr. Kalscheur provided the PMB board of directors with an update on these initial discussions at a board meeting on January 20, 2021. This meeting was attended by representatives of KBW, a nationally recognized investment banking firm with substantial expertise in transactions involving financial institutions similar to PMB, and Sheppard, Mullin, Richter & Hampton LLP, which we refer to as Sheppard Mullin, counsel to PMB. KBW discussed, among other things, the franchise characteristics, financial performance and financial ability to pay in a potential acquisition of PMB of both BOC and Party B based on publicly available information, and Sheppard Mullin reviewed the fiduciary duties of the PMB board of directors in connection with its consideration of a proposed business combination. At this meeting, the PMB board of directors was advised that Patriot Financial Partners, L.P., referred to as Patriot Financial, of which PMB director James Deutsch is a partner, has one or more affiliated investment funds that own non-controlling interests in each of BOC and Party B. As a result, it was determined that Mr. Deutsch would abstain from any vote on a potential business combination involving either party. Also at this meeting, the PMB board of directors formed a special committee comprised entirely of independent directors to review and assess one or more potential business combinations in the context of PMB’s strategic alternatives and to make recommendations to the full board. The PMB special committee was composed of directors Kalscheur, Hoopis and Miyakawa.
On January 25, 2021, the BOC board of directors held a meeting at which Jared Wolff, BOC’s chief executive officer, presented to the board on certain strategic matters, including a potential business combination with PMB. The BOC board of directors determined to establish a committee of the board, consisting of Mr. Wolff, Conan Barker, Mary Curran, Richard Lashley and Robert Sznewajs, in respect of certain matters related to the proposed combination. In addition, Mr. Wolff discussed the fact that Patriot Financial, of which BOC director W. Kirk Wycoff is a managing partner, has an affiliated investment fund that owns a non-controlling interest in PMB. As a result, it was determined that Mr. Wycoff would abstain from any vote on a potential business combination involving PMB.
On January 28, 2021 and January 29, 2021, the PMB special committee met to review and consider several preliminary discussions with BOC and Party B that had occurred since the last PMB board meeting, as well as the advisability of reaching out to other potential merger partners. Representatives from KBW attended both meetings and again discussed a potential merger between PMB and each of BOC and Party B.
On January 29, 2021, at the direction of the PMB special committee, KBW contacted BOC and Party B and sent each party a proposed non-disclosure agreement. Each of BOC and PMB negotiated and executed a non-disclosure agreement on January 30, 2021. Between January 30, 2021 and February 1, 2021, representatives of BOC and PMB management as well as representatives of KBW discussed various matters, including valuation and the exchange ratio at which PMB would consider a potential transaction with BOC. On February 1, 2021, BOC’s chief executive officer sent a non-binding indication of interest which included a requirement for exclusivity should PMB be interested in pursuing a potential transaction. The BOC indication of interest contemplated a merger of PMB into BOC in which PMB shareholders would receive shares of BOC at a fixed exchange ratio of 0.5 of a share of BOC common stock per share of PMB common stock, which implied a value of $8.64 per PMB share based on BOC’s closing stock price on February 1, 2021. On that date, PMB’s closing stock price was $5.89 per share.
On February 2, 2021, the PMB special committee met to consider the indication of interest from BOC. Representatives of both KBW and Sheppard Mullin also attended this meeting. A representative of KBW reviewed BOC’s proposal with the PMB special committee, including financial aspects of BOC’s proposal. After review of the indication and its components, the PMB special committee determined it was in the best interest of all shareholders to pursue BOC’s proposed transaction because of the initial premium it placed on PMB and the potential upside in value in the combined company. The PMB special committee instructed KBW and Sheppard Mullin to identify and discuss with BOC several points in the indication of interest and to communicate to BOC that, if the PMB special committee and BOC could reach a mutually acceptable agreement on the indication of interest, the PMB special committee would recommend to the full board of directors that PMB enter into exclusivity with BOC. On February 2, 2021 and February 3, 2021, representatives of Sheppard Mullin and KBW identified and discussed with BOC the points raised by the PMB special committee regarding the indication of interest from BOC, which BOC agreed to revise. The points included, among others, the nature of the post-closing restrictive covenants to be required of certain PMB executives, the number of PMB directors to be invited to join the BOC board upon closing, and a BOC proposed closing condition related to the level of PMB’s allowance for loan and lease losses at closing.
On February 4, 2021, the PMB board of directors convened a special meeting. At this meeting, a representative of KBW reviewed (i) the terms of the BOC indication of interest, (ii) publicly available information regarding other, larger financial institutions potentially having an interest in PMB, including Party B, and (iii) a comparison of the BOC indication of interest to other transactions. The PMB board of directors also discussed with the KBW representative the alternative of PMB continuing operations on a standalone basis. After extensive discussion regarding the strategic options available to PMB, the other financial institutions that were believed to potentially have an interest in a business combination with PMB, and the benefits of a transaction with BOC, the PMB Board determined that it would be inadvisable to solicit additional offers from other institutions and agreed (with Mr. Deutsch abstaining) with the PMB special committee’s recommendation to pursue a potential transaction with BOC on an exclusive basis. Later that day, PMB entered into an exclusivity agreement with BOC pursuant to which it would allow the parties to complete due diligence and negotiate exclusively for a period of 45 days. At the direction of the PMB board of directors, KBW informed Party B that PMB was moving in a different strategic direction and would reach out to Party B if PMB decided to continue exploring a potential transaction with Party B.
On February 4, 2021, at a regularly scheduled meeting of the BOC board of directors, Mr. Wolff updated the BOC board of directors on the potential transaction with PMB, including that the parties had entered into a 45-day exclusivity period.
On February 23, 2021, representatives of Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, counsel to BOC, provided representatives of Sheppard Mullin with an initial draft of the merger agreement. On February 24, 2021, the PMB special committee convened a meeting to review the draft merger agreement. Mr. Dinsmore updated the special committee on the status of discussions with BOC, and representatives of Sheppard Mullin outlined for the special committee the material terms of the agreement, including the merger consideration, transaction structure, conditions to closing, operating and restrictive covenants and execution risks. This meeting was also attended by representatives of KBW.
Between February 23, 2021 and March 22, 2021, representatives of PMB and BOC, together with representatives of Sheppard Mullin and Sullivan & Cromwell, negotiated the specific terms and exchanged drafts of the merger agreement and related ancillary documents, which were finalized on or shortly before March 22, 2021. Certain key items negotiated included, among others, the representations and warranties to be provided by BOC to PMB in the merger agreement, the restrictive covenants applicable to each of PMB and BOC between signing and closing, the condition to BOC’s obligation to close related to PMB’s allowance for lease losses and shareholders’ equity at closing, and the duration of the post-closing restrictive covenants to be provided by certain members of PMB executive management. Also during that time and the time from the date of the exclusivity agreement, members of BOC management continued and finalized their due diligence review of PMB and members of PMB management conducted a due diligence review of BOC.

On March 16, 2021, Mr. Wolff and the BOC special committee held a meeting to discuss the status of the proposed merger, the negotiations concerning the draft definitive agreements, and certain due diligence matters, including in respect of certain PMB credit matters. Between March 16, 2021 and March 22, 2021, representatives of BOC and PMB continued to discuss these diligence matters and negotiate the final terms of the definitive agreement, including the condition to BOC’s obligation to close related to PMB’s allowance for loan and lease losses and shareholders’ equity at closing, and the duration of the post-closing restrictive covenants to be provided by certain members of PMB executive management.
On March 19, 2021, the PMB special committee held a meeting at which representatives from Sheppard Mullin and KBW were present. At that meeting, the PMB special committee reviewed the material terms of the merger agreement and related ancillary documents with a representative of Sheppard Mullin and a representative of KBW reviewed the financial aspects of the proposed transaction, which included a review of the financial analyses it would perform in connection with delivery of an opinion. The PMB special committee concluded at that meeting to recommend to the PMB board of directors that it proceed with the transaction with BOC.
Also on March 19, 2021, the BOC board of directors met to review the proposed merger agreement and related ancillary documents, copies of which were provided to the directors in advance of the meeting. Representatives of Sullivan & Cromwell and Piper Sandler also attended the meeting. Among other things, Mr. Wolff discussed with the BOC board members the terms of the proposed combination, the negotiations to date, and the due diligence undertaken by BOC and its advisors in respect of PMB. Representatives of Piper Sandler then reviewed the financial aspects of the proposed merger, including discussing the various financial methodologies used in the Piper Sandler analysis, following which Piper Sandler rendered to the BOC board of directors its opinion, which was subsequently confirmed in writing on March 19, 2021, to the effect that, as of such date, the merger consideration was fair to BOC from a financial point of view. At this meeting, a representative of Sullivan & Cromwell also reminded the BOC board of directors of the discussion of fiduciary duties they had held in December 2020, and then reviewed with the BOC board of directors the material terms of the proposed draft definitive agreements. After extensive discussion regarding the terms of the merger agreement and the related ancillary agreements, and taking into consideration the matters described under “The Merger—Recommendation of the BOC Board of Directors and Reasons for the Merger” among others, Mr. Wycoff left the meeting and the remaining members of the BOC board of directors unanimously approved the merger agreement and the merger and determined to recommend that BOC stockholders approve the merger agreement and the issuance of shares to PMB shareholders in the merger.
On March 22, 2021, the PMB board of directors met to review the proposed merger agreement and related ancillary documents, copies of which were provided to the directors in advance of the meeting. Representatives from Sheppard Mullin also attended the meeting and reviewed with the board its fiduciary duties and reviewed in detail the terms of the proposed merger agreement and related ancillary documents. Mr. Dinsmore summarized the results of management’s due diligence review of BOC and reviewed the strategic rationale and anticipated benefits of the proposed merger. Also at this meeting, KBW reviewed the financial aspects of the proposed merger, including discussing the financial analyses performed in connection with its opinion and rendered to the PMB board of directors its opinion (which was initially rendered verbally and subsequently confirmed in a written opinion dated March 22, 2021) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of PMB common stock. After extensive discussion regarding the terms of the merger agreement and the related ancillary agreements, a full analysis of PMB’s reasons for the engaging in the proposed business combination with BOC, including those set forth below under “The Merger—Recommendation of the PMB Board of Directors and Reasons for the Merger,” and consideration of other relevant issues, including a variety of business, financial and market factors, the PMB board of directors unanimously (with Mr. Deutsch abstaining) adopted and approved the merger agreement and the merger and determined to recommend that PMB shareholders approve the principal terms of the merger agreement.
Following the BOC board meeting on March 19, 2021 and the PMB board meeting on March 22, 2021, PMB and BOC entered into the merger agreement and announced the merger on March 22, 2021.

Recommendation of the BOC Board of Directors and Reasons for the Merger
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the BOC board of directors evaluated the merger agreement in consultation with BOC senior management, as well as BOC’s legal counsel and financial advisor, and considered a number of factors, including the following:
•	each of BOC’s, PMB’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;
•
the ability of the transaction to accelerate the combined company’s shift towards a lower-cost deposit mix, increasing BOC’s ratio of noninterest bearing deposits to total deposits from 26% to 30% (based on information as of December 31, 2020);

•	the opportunity to grow BOC’s presence in Southern California and complement BOC’s existing franchise by adding PMB’s commercially-focused client base and banking business;
•
conservative and achievable cost savings available in the proposed transaction, as well as the potential for revenue enhancement, which create the opportunity for BOC to have greater future earnings and prospects compared to BOC’s earnings and prospects on a stand-alone basis;

•
the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, is expected to be accretive to the combined company in terms of earnings per share in 2022, and augment the combined company’s recurring noninterest income;

•	the complementary business models and compatible management cultures with a shared focus on relationship-based business banking;
•
compatible management teams with a shared focus on conservative underwriting, including two PMB directors who will be joining the BOC board and key PMB management supporting BOC in ensuring a successful integration;

•	its review and discussions with BOC’s management and advisors concerning the due diligence examination of PMB;
•	management’s expectation that BOC will continue to have a strong capital position upon completion of the transaction;
•
its review with BOC’s legal advisor, Sullivan & Cromwell, of the merger agreement and other agreements, including the provisions of the merger agreement designed to enhance the probability that the transaction will be completed;

•
the financial presentation, dated March 19, 2021 of Piper Sandler to the BOC board of directors and the written opinion, dated March 19, 2021, of Piper Sandler to the BOC board of directors, as to the fairness, from a financial point of view and as of the date of the opinion, to BOC of the merger consideration, as more fully described below under “— Opinion of BOC’s Financial Advisor.”

The BOC board of directors also considered the potential adverse consequences of, and risks associated with, the proposed merger, including:
•	the potential risks associated with successfully integrating PMB’s business, operations and workforce with those of BOC;
•
the interests of BOC’s officers and directors with respect to the merger apart from their interests as holders of BOC common stock, the risk that these interests might influence their decision with respect to the merger and the fact that one of BOC’s directors (Mr. Wycoff) is a managing partner of Patriot Financial, funds managed by Patriot Financial are investors in PMB and BOC and one of PMB’s directors (Mr. Deutsch) is a partner of Patriot Financial;

•	the potential risk of diverting management attention and resources from the operation of BOC’s business and towards the completion of the merger and the integration of PMB;

•
the regulatory and other approvals required in connection with the merger and the possibility that such approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

•	the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of BOC and PMB;
•	the possibility of litigation challenging the merger agreement or the transactions contemplated thereby; and
•	the other risks described under “Risk Factors” beginning on page 21.
The foregoing discussion of the information and factors considered by the BOC board of directors is not intended to be exhaustive, but includes the material factors considered by the BOC board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the BOC board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The BOC board of directors considered all these factors as a whole, including discussions with, and questioning of, BOC’s senior management and BOC’s advisors, and overall considered the factors to be favorable to, and to support its determination to approve entering into the merger agreement.
This explanation of BOC’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
BOC’s board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The BOC board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.
For the reasons set forth above, the BOC board of directors determined that the merger, the merger agreement and the transaction contemplated thereby are advisable and fair to and in the best interests of BOC and its stockholders, and has approved the merger. The BOC board of directors recommends that BOC stockholders vote “FOR” the BOC merger proposal, “FOR” the BOC stock issuance proposal and “FOR the BOC adjournment proposal.
Recommendation of the PMB Board of Directors and Reasons for the Merger
In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the PMB board of directors evaluated the merger agreement in consultation with PMB executive management, as well as PMB’s legal counsel and financial advisor, and considered numerous factors, including the following:
•	the PMB special committee’s unanimous recommendation that the PMB board of directors approve the merger agreement and the transactions contemplated thereby;
•
a review of alternatives available to PMB, including: (i) the strategic options available to PMB; (ii) the other financial institutions that might have had an interest in a business combination with PMB; and (iii) the benefits of a transaction with BOC;

•	BOC’s business, financial condition, results of operations, asset quality, earnings and prospects, and the performance of BOC’s common stock on both a historical and prospective basis;
•
the risks and prospects of PMB remaining independent, including (i) the challenges of the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and PMB in particular; (ii) the increasing costs associated with banking regulation, compliance and technology, generally; and (iii) the anticipated costs of continuing to develop and enhance PMB’s business capabilities;

•
the PMB board of directors’ belief that combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its existing market position in California;

•	the exchange ratio and other financial terms of the merger and the merger agreement;

•
the structure of the merger consideration payable in shares of BOC common stock, which will allow PMB shareholders to participate in the future performance of the combined company’s business and synergies resulting from the merger and from improved conditions for financial institutions or in the general economy;

•
that the exchange ratio represented an implied stock price premium of 24.5%, based on the closing prices of PMB common stock and BOC common stock on March 19, 2021, the last trading day before the public announcement of the execution of the merger agreement;

•
the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, and the fact that the transaction is expected to be accretive to the combined company in terms of earnings per share in 2022, with modest tangible book value dilution;

•
the advantages of being part of a larger financial institution, such as BOC, including the potential for operating efficiencies, the ability to leverage overhead costs, and the generally higher trading multiples of larger financial institutions;

•
the greater market capitalization and anticipated trading liquidity of BOC common stock after the merger in the event PMB shareholders desire to sell the BOC common stock to be received by them upon completion of the merger;

•
the terms of the merger agreement, including the representations, covenants, deal protection and termination provisions and the size of the termination fee payable by PMB in certain circumstances in relation to the overall transaction size;

•	the fact that the merger agreement does not include any unrealistic closing conditions based on the financial performance of PMB between signing and closing of the transaction;
•	the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;
•
the fact that the merger agreement does not preclude a third party from making an unsolicited acquisition proposal to PMB and that, under certain circumstances more fully described under “The Merger Agreement—Acquisition Proposals”, PMB may furnish non-public information to, and enter into discussions with, such a third party regarding a qualifying acquisition proposal;

•
the ability of the PMB board of directors to change its recommendation that PMB shareholders vote to approve the principal terms of the merger agreement, subject to the terms and conditions set forth in the merger agreement (including the right of BOC to match any competing bid and the payment of a termination fee);

•	the tax free nature of the shares of BOC common stock being offered as merger consideration;
•	the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;
•
the financial presentation, dated March 22, 2021, of KBW to the PMB board and the written opinion, dated March 22, 2021, of KBW to the PMB board, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of PMB common stock of the exchange ratio in the merger, as more fully described below under “—Opinion of PMB’s Financial Advisor;” and

•	the PMB board’s review and discussions with PMB’s management concerning PMB’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of BOC.
The PMB board of directors also considered the potential adverse consequences of, and risks associated with, the proposed merger, including:
•
the stock consideration being based on a fixed exchange ratio and the resulting risk that the consideration to be paid to PMB shareholders could be adversely affected by a decrease in the trading price of BOC common stock prior to the closing of the merger;

•
the potential for diversion of management and employee attention, and for employee attrition, during the period following the announcement of the merger and prior to the completion of the merger, and the potential effect on PMB’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•
the potential that certain provisions of the merger agreement prohibiting PMB from soliciting, and limiting its ability to respond to, proposals for alternative transactions, and requiring the payment of a termination fee could have the effect of discouraging an alternative proposal;

•
the interests of PMB’s officers and directors with respect to the merger apart from their interests as holders of PMB common stock, and the risk that these interests might influence their decision with respect to the merger, and the fact that one of PMB’s directors (Mr. Deutsch) is a partner of Patriot Financial, funds of Patriot Financial are investors in BOC and PMB and one of BOC’s directors (Mr. Wycoff) is a managing partner of Patriot Financial;

•
the requirement that PMB conduct its business in the ordinary course and the other restrictions on the conduct of PMB’s business prior to completion of the merger, which may delay or prevent PMB from undertaking business opportunities that may arise pending completion of the merger;

•
the regulatory and other approvals required in connection with the merger and the possibility that such approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

•	the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of PMB and BOC;
•
the possible effects on PMB should the parties fail to complete the merger, including the increased difficulty of resuming operations with a standalone strategy, the possible effects on the price of PMB common stock, and the business and opportunity costs;

•	the risk of litigation in respect of the merger agreement or transactions contemplated thereby; and
•
the other risks described under “Risk Factors” beginning on page 21, and the risks of investing in BOC common stock identified in the “Risk Factors” sections of BOC’s periodic reports filed with the SEC and incorporated by reference herein.

The foregoing discussion of information and factors considered by the PMB board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, the PMB board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the PMB board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors than other members gave to such factors.
For the reasons set forth above, the PMB board of directors determined that the merger is advisable and in the best interests of PMB shareholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The PMB board of directors recommends that the PMB shareholders vote “FOR” the PMB merger proposal, “FOR” the PMB NEO compensation proposal, and “FOR” the PMB adjournment proposal.
Opinion of BOC’s Financial Advisor
BOC retained Piper Sandler to act as financial advisor to the BOC board of directors in connection with BOC’s consideration of a possible business combination with PMB. BOC selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as an independent financial advisor to the BOC board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 19, 2021, meeting at which the BOC board of directors considered the merger agreement, Piper

Sandler delivered to the BOC board of directors its oral opinion, which was subsequently confirmed in writing on March 19, 2021, to the effect that, as of such date, the merger consideration was fair to BOC from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix E to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of BOC common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of BOC in connection with the board’s consideration of the merger agreement and the merger and does not constitute a recommendation to any stockholder of BOC as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger agreement and the merger. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to BOC and did not address the underlying business decision of BOC to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for BOC, or the effect of any other transaction in which BOC might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of BOC or PMB, or any class of such persons, if any, relative to the compensation to be received by any other stockholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•	a draft of the merger agreement, dated March 18, 2021;
•	certain publicly available financial statements and other historical financial information of BOC that Piper Sandler deemed relevant;
•	certain publicly available financial statements and other historical financial information of PMB that Piper Sandler deemed relevant;
•
publicly available mean analyst earnings per share estimates for BOC for the years ending December 31, 2021 and December 31, 2022 with an estimated long-term annual asset and earnings per share growth rate for BOC for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as estimated dividends per share for BOC for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BOC;

•
publicly available mean analyst net income estimates for PMB for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual asset and earnings per share growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for PMB for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BOC;

•
the pro forma financial impact of the merger on BOC based on certain assumptions related to transaction expenses, purchase accounting adjustments, and cost savings, as provided by the senior management of BOC;

•
the publicly reported historical price and trading activity for BOC common stock and PMB common stock, including a comparison of certain stock trading information for BOC common stock and PMB common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial information and market information for BOC and PMB with similar financial institutions for which information is publicly available;
•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
•	such other information, financial studies, analyses and investigations, and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of BOC and its representatives the business, financial condition, results of operations and prospects of BOC and held similar discussions with certain members of the management of PMB and its representatives regarding the business, financial condition, results of operations and prospects of PMB.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to Piper Sandler from public sources, that was provided to Piper Sandler by BOC or its representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler further relied on the assurances of the senior management of BOC that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect to Piper Sandler’s analysis. Piper Sandler was not asked to and did not undertake, an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BOC or PMB. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of BOC or PMB. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of BOC or PMB, or the combined entity after the merger, and Piper Sandler did not review any individual credit files related to BOC or PMB. Piper Sandler assumed, with BOC’s consent, that the respective allowances for loan losses for both BOC and PMB were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used publicly available mean analyst earnings per share estimates for BOC for the years ending December 31, 2021 and December 31, 2022 with an estimated long-term annual asset and earnings per share growth rate for BOC for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as estimated dividends per share for BOC for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BOC. In addition, Piper Sandler used publicly available mean analyst net income estimates for PMB for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual asset and earnings per share growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for PMB for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BOC. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of BOC. With respect to the foregoing information, the senior management of BOC confirmed to Piper Sandler that such information reflected (or, in the case of the analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of senior management as to the future financial performance of BOC and PMB, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such estimates or judgements, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in BOC’s or PMB’s assets, financial condition, results of operations, business or prospects since the date of the most recent publicly available financial statements provided to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that BOC and PMB would remain as going concerns for all periods relevant to its analyses.
Piper Sandler also assumed, with BOC’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on BOC, PMB, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with BOC’s consent, Piper Sandler relied upon the advice that BOC received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of BOC common stock or PMB common stock at any time or what the value of BOC common stock would be once it is actually received by the holders of PMB common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the BOC board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to BOC or PMB and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of BOC and PMB and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to BOC from a financial point of view on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of BOC, PMB, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the BOC board of directors at its March 19, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of BOC common stock or PMB common stock or the prices at which BOC or PMB common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the BOC board of directors in making its determination to approve the merger and the merger agreement and the analyses described below should not be viewed as determinative of the decision of the BOC board of directors with respect to the fairness of the merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time, each share of PMB common stock and non-voting common stock issued and outstanding immediately prior to the effective time, except for certain shares of PMB common stock as specified in the merger agreement, shall be converted into the right to receive 0.5 of a share of common stock of BOC.

Piper Sandler calculated an aggregate implied transaction value of approximately $245.5 million consisting of the implied value of 23,592,138 shares of PMB common stock outstanding, 574,587 PMB options outstanding with a weighted average strike price of $7.08, 75,000 restricted stock units, and 194,247 unvested restricted stock awards, based on an implied purchase price per share of $10.22, the closing price of BOC common stock on March 18, 2021. Based upon financial information for PMB as of or for the last twelve months (“LTM”) ended December 31, 2020 and the closing price of PMB’s common stock on March 18, 2021, Piper Sandler calculated the following implied transaction metrics:
Transaction Price / Tangible Book Value per Share	153%
Transaction Price / LTM Earnings per Share	29.2x
Transaction Price / 2021E Mean Consensus EPS	17.9x
Tangible Book Premium / Core Deposits[3]	6.7%
Premium to PMB Market Price	27.2%
Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading prices of BOC common stock and PMB common stock for the one-year and three-year periods ended March 18, 2021. Piper Sandler then compared the relationship between the movements in the price of BOC common stock and PMB common stock, respectively, to movements in their respective peer groups4 (each as described below) as well as certain stock indices.
BOC’s One-Year Stock Performance
	Beginning Value March 18, 2020	Ending Value March 18, 2021
BOC	100%	261.6%
BOC Peer Group	100%	149.6%
S&P 500 Index	100%	163.3%
NASDAQ Bank Index	100%	205.4%
BOC’s Three-Year Stock Performance1
	Beginning Value March 18, 2018	Ending Value March 18, 2021
BOC	100%	100.4%
BOC Peer Group	100%	91.3%
S&P 500 Index	100%	142.3%
NASDAQ Bank Index	100%	111.2%
PMB’s One-Year Stock Performance
	Beginning Value March 18, 2020	Ending Value March 18, 2021
PMB	100%	187.2%
PMB Peer Group	100%	154.0%
S&P 500 Index	100%	163.3%
NASDAQ Bank Index	100%	205.4%
[3]	Core deposits equal to total deposits less time deposits greater than $250,000.
[4]	Excludes Origin Bancorp, Inc. which became publicly traded during the measurement period.

PMB’s Three-Year Stock Performance
	Beginning Value March 18, 2018	Ending Value March 18, 2021
PMB	100%	85.0%
PMB Peer Group	100%	91.5%
S&P 500 Index	100%	142.3%
NASDAQ Bank Index	100%	111.2%
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for BOC with a group of financial institutions selected by Piper Sandler. The BOC peer group included nationwide major exchange-traded (NASDAQ and NYSE) banks and thrifts with total assets between $6.5 billion and $10.0 billion and LTM net income as a percentage of average assets between 0.00% to 0.75%, but excluded targets of announced merger transactions (the “BOC Peer Group”). The BOC Peer Group consisted of the following companies:
Brookline Bancorp, Inc.	Luther Burbank Corporation
Capitol Federal Financial, Inc.	Midland States Bancorp, Inc.
Central Pacific Financial Corp.	Origin Bancorp, Inc.
Flushing Financial Corporation	S&T Bancorp, Inc.
Heritage Financial Corporation	TriState Capital Holdings, Inc.
Kearny Financial Corp.
The analysis compared publicly available financial information for BOC with corresponding data for the BOC Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of March 18, 2021. The table below sets forth the financial information for BOC and the median, mean, low and high data for the BOC Peer Group.
BOC Comparable Company Analysis
	BOC	BOC Peer Group Median	BOC Peer Group Mean	BOC Peer Group Low	BOC Peer Group High
Total assets ($mm)	7,877	7,940	7,940	6,595	9,897
Market value ($mm)	1,034	1,003	1,007	608	1,851
Price/Tangible book value (%)	153	151	147	100	187
Price/ LTM Earnings per share (x)[5]	NM	21.9	23.4	15.5	31.1
Price/ 2021E Mean Earnings per share (x)	18.7	16.4	16.1	9.1	28.2
Current Dividend Yield (%)	1.2	2.8	2.5	0.0	4.0
One Year Price Change (%)	161.6	49.6	76.5	15.5	210.8
LTM Efficiency ratio (%)	70	59	57	45	63
LTM Net interest margin (%)	3.13	3.17	2.82	1.58	3.60
LTM Return on average assets (%)	0.16	0.56	0.54	0.23	0.74
LTM Return on average equity (%)	1.4	5.8	5.3	1.8	7.1
Tangible common equity/Tangible assets (%)	8.6	8.8	8.8	5.2	13.2
Loans / Deposits (%)	97	103	100	80	115
Non-performing assets / Total assets (%)	0.52	0.42	0.69	0.11	1.86
[5]	Price / LTM Earnings per share considered not meaningful “NM” if greater than 50.0x or less than 0.0x

Piper Sandler used publicly available information to perform a similar analysis for PMB by comparing selected financial information for PMB with a group of financial institutions selected by Piper Sandler. The PMB peer group included publicly-traded (NASDAQ, NYSE, and OTC) banks and thrifts headquartered in California with total assets between $1.0 billion and $2.5 billion, but excluded (1) targets of announced merger transactions and (2) companies traded on the OTC Pink Open Market (the “PMB Peer Group”). The PMB Peer Group consisted of the following companies:
Bank of Commerce Holdings	OP Bancorp
BayCom Corp	PCB Bancorp
California BanCorp	Private Bancorp of America, Inc.
CBB Bancorp, Inc.	Provident Financial Holdings, Inc.
Central Valley Community Bancorp	Suncrest Bank
First Choice Bancorp	United Security Bancshares
First Northern Community Bancorp	Valley Republic Bancorp
Oak Valley Bancorp
The analysis compared publicly available financial information for PMB with corresponding data for the PMB Peer Group as of or for the year ended December 31, 2020 (unless otherwise noted) with pricing data as of March 18, 2021. The table below sets forth the financial information for PMB and the median, mean, low and high data for the PMB Peer Group.
PMB Comparable Company Analysis
	PMB	PMB Peer Group Median	PMB Peer Group Mean	PMB Peer Group Low	PMB Peer Group High
Total assets ($mm)	1,588	1,511	1,604	1,093	2,283
Market value ($mm)	179	152	170	99	284
Price/Tangible book value (%)	120	121	114	62	139
Price/ LTM Earnings per share (x)	22.9	12.1	14.7	9.0	34.9
Current Dividend Yield (%)	0.0	1.5	1.6	0.0	5.3
One Year Price Change (%)	87.2	54.0	54.0	16.2	85.0
LTM Efficiency ratio (%)	63	60	60	48	75
LTM Net interest margin (%)	3.29	3.59	3.54	2.76	4.29
LTM Return on average assets (%)	0.51	0.86	0.87	0.25	1.38
LTM Return on average equity (%)	5.5	8.3	8.3	3.2	14.5
Tangible common equity/Tangible assets (%)	10.0	9.6	9.6	6.8	12.1
Loans / Deposits (%)	89	89	85	61	116
Non-performing assets / Total assets (%)	2.95	0.35	0.46	0.00	1.56
Analysis of Precedent Transactions.
Piper Sandler reviewed recent merger and acquisition transactions. The group consisted of nationwide bank and thrift transactions announced between January 1, 2020 and March 18, 2021 with target assets between $1.0 billion and $2.5 billion (the “Nationwide Precedent Transactions”).
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
First Busey Corporation	Cummins-American Corp.
First Mid Bancshares, Inc.	LINCO Bancshares, Inc.
Dollar Mutual Bancorp	Standard AVB Financial Corp.
Enterprise Financial Services Corp	Seacoast Commerce Banc Holdings
Blue Ridge Bankshares, Inc.	Bay Banks of Virginia, Inc.

Acquiror	Target
Provident Financial Services, Inc.	SB One Bancorp
United Community Banks, Inc.	Three Shores Bancorporation, Inc.
LendingClub Corporation	Radius Bancorp, Inc.
Heartland Financial USA, Inc.	AIM Bancshares, Inc.
Business First Bancshares, Inc.	Pedestal Bancshares, Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
		Nationwide Precedent Transactions
	BMBC/ PMB	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	29.2	17.9	18.3	10.5	35.4
Transaction Price / Estimated Earnings Per Share (x)	17.9	13.4	13.4	8.8	18.1
Transaction Price / Tangible Book Value Per Share (%)	153	133	138	81	210
Tangible Book Value Premium to Core Deposits (%)	6.7	5.5	5.5	(2.8)	12.3
1-Day Market Premium (%)	27.2	27.3	33.9	(17.1)	75.9
Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of BOC common stock assuming BOC performed in accordance with publicly available mean analyst earnings per share estimates for BOC for the years ending December 31, 2021 and December 31, 2022 with an estimated long-term annual asset and earnings per share growth rate for BOC for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as estimated dividends per share for BOC for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BOC. To approximate the terminal value of a share of BOC common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings per share multiples ranging from 15.0x to 25.0x and price to 2025 tangible book value per share multiples ranging from 120% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BOC common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of BOC common stock of $12.28 to $25.57 when applying multiples of earnings and $12.38 to $22.07 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	15.0x	17.0x	19.0x	21.0x	23.0x	25.0x
9.0%	$15.72	$17.69	$19.66	$21.63	$23.60	$25.57
10.0%	15.07	16.96	18.84	20.73	22.61	24.50
11.0%	14.45	16.26	18.07	19.87	21.68	23.48
12.0%	13.87	15.60	17.33	19.06	20.79	22.52
13.0%	13.31	14.97	16.63	18.29	19.95	21.61
14.0%	12.78	14.37	15.96	17.55	19.14	20.74
15.0%	12.28	13.80	15.33	16.86	18.38	19.91

Tangible Book Value Per Share Multiples
Discount Rate	120%	130%	140%	150%	160%	170%
9.0%	$15.86	$17.10	$18.34	$19.58	$20.82	$22.07
10.0%	15.20	16.39	17.58	18.77	19.96	21.15
11.0%	14.58	15.72	16.86	18.00	19.13	20.27
12.0%	13.99	15.08	16.17	17.26	18.35	19.44
13.0%	13.42	14.47	15.52	16.56	17.61	18.66
14.0%	12.89	13.89	14.90	15.90	16.90	17.91
15.0%	12.38	13.34	14.31	15.27	16.23	17.19
Piper Sandler also considered and discussed with the BOC board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming BOC’s earnings varied from 15.0% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for BOC’s common stock, applying the price to 2025 earnings multiples range of 15.0x to 25.0x referred to above and a discount rate of 13.43%.
Earnings Per Share Multiples
Annual Estimate Variance	15.0x	17.0x	19.0x	21.0x	23.0x	25.0x
15.0%	$14.91	$16.78	$18.66	$20.53	$22.40	$24.28
10.0%	14.30	16.09	17.88	19.68	21.47	23.26
5.0%	13.69	15.40	17.11	18.82	20.53	22.24
0.0%	13.08	14.71	16.34	17.97	19.59	21.22
(5.0%)	12.47	14.01	15.56	17.11	18.66	20.21
(10.0%)	11.86	13.32	14.79	16.25	17.72	19.19
(15.0%)	11.25	12.63	14.01	15.40	16.78	18.17
Piper Sandler also performed an analysis that estimated the net present value per share of PMB common stock, assuming PMB performed in accordance with publicly available mean analyst net income estimates for PMB for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual asset and earnings per share growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for PMB for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BOC. To approximate the terminal value of a share of PMB common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings per share multiples ranging from 10.0x to 20.0x and price to 2025 tangible book value per share multiples ranging from 95% to 135%. The terminal values were then discounted to present values using different discount rates ranging from 11.5% to 14.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PMB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of PMB common stock of $3.87 to $8.78 when applying multiples of earnings and $5.04 to $8.13 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
11.5%	$4.39	$5.27	$6.14	$7.02	$7.90	$8.78
12.0%	4.30	5.16	6.02	6.87	7.73	8.59
12.5%	4.21	5.05	5.89	6.73	7.57	8.41
13.0%	4.12	4.94	5.77	6.59	7.41	8.24
13.5%	4.03	4.84	5.65	6.45	7.26	8.07
14.0%	3.95	4.74	5.53	6.32	7.11	7.90
14.5%	3.87	4.64	5.42	6.19	6.96	7.74

Tangible Book Value Per Share Multiples
Discount Rate	95%	105%	115%	125%	135%
11.5%	$5.72	$6.32	$6.93	$7.53	$8.13
12.0%	5.60	6.19	6.78	7.37	7.96
12.5%	5.48	6.06	6.64	7.22	7.79
13.0%	5.37	5.93	6.50	7.07	7.63
13.5%	5.26	5.81	6.37	6.92	7.47
14.0%	5.15	5.69	6.23	6.78	7.32
14.5%	5.04	5.57	6.11	6.64	7.17
Piper Sandler also considered and discussed with the BOC board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming PMB’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for PMB common stock, applying the price to 2025 earnings multiples range of 10.0x to 20.0x referred to above and a discount rate of 13.31%.
Earnings Per Share Multiples
Annual Estimate Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
15.0%	4.68	5.61	6.55	7.48	8.42	9.35
10.0%	4.47	5.37	6.26	7.16	8.05	8.94
5.0%	4.27	5.12	5.98	6.83	7.68	8.54
0.0%	4.07	4.88	5.69	6.51	7.32	8.13
(5.0%)	3.86	4.64	5.41	6.18	6.95	7.73
(10.0%)	3.66	4.39	5.12	5.85	6.59	7.32
(15.0%)	3.46	4.15	4.84	5.53	6.22	6.91
Piper Sandler also performed an analysis that estimated the net present value per share of PMB common stock, assuming (a) PMB performed in accordance with publicly available mean analyst net income estimates for PMB for the years ending December 31, 2021 and December 31, 2022, and (b) an estimated long-term annual asset and earnings per share growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for PMB for the years ending December 31, 2021 through December 31, 2025, and cost savings of 35% of PMB’s projected noninterest expense and $18.2 million of pre-tax transaction expenses associated with achieving such cost savings, as provided by the senior management of BOC. To approximate the terminal value of a share of PMB common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 10.0x to 20.0x and multiples of 2025 tangible book value ranging from 95% to 135%. The terminal values were then discounted to present values using different discount rates ranging from 11.5% to 14.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PMB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of PMB common stock of $6.40 to $14.51 when applying multiples of earnings and $5.67 to $9.14 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
11.5%	$7.26	$8.71	$10.16	$11.61	$13.06	$14.51
12.0%	7.10	8.52	9.94	11.36	12.78	14.21
12.5%	6.95	8.34	9.74	11.13	12.52	13.91
13.0%	6.81	8.17	9.53	10.89	12.26	13.62
13.5%	6.67	8.00	9.33	10.67	12.00	13.34
14.0%	6.53	7.84	9.14	10.45	11.75	13.06
14.5%	6.40	7.67	8.95	10.23	11.51	12.79

Tangible Book Value Per Share Multiples
Discount Rate	95%	105%	115%	125%	135%
11.5%	$6.48	$7.11	$7.79	$8.46	$9.14
12.0%	6.30	6.96	7.62	8.29	8.95
12.5%	6.17	6.81	7.46	8.11	8.76
13.0%	6.04	6.67	7.31	7.94	8.58
13.5%	5.91	6.53	7.16	7.78	8.40
14.0%	5.79	6.40	7.01	7.62	8.23
14.5%	5.67	6.27	6.86	7.46	8.06
Piper Sandler also considered and discussed with the BOC board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming PMB’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for PMB common stock, applying the price to 2025 earnings multiples range of 10.0x to 20.0x referred to above and a discount rate of 13.31%.
Earnings Per Share Multiples
Annual Estimate Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
15.0%	$7.33	$8.80	$10.26	$11.73	$13.20	$14.66
10.0%	7.13	8.55	9.98	11.40	12.83	14.25
5.0%	6.92	8.31	9.69	11.08	12.46	13.85
0.0%	6.72	8.07	9.41	10.75	12.10	13.44
(5.0%)	6.52	7.82	9.12	10.43	11.73	13.04
(10.0%)	6.31	7.58	8.84	10.10	11.37	12.63
(15.0%)	6.11	7.33	8.56	9.78	11.00	12.22
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on BOC assuming the merger closes on September 30, 2021. Piper Sandler utilized the following information and assumptions: (a) publicly available mean analyst earnings per share estimates for BOC for the years ending December 31, 2021 and December 31, 2022 with an estimated long-term annual asset and earnings per share growth rate for BOC for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as estimated dividends per share for BOC for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BOC, (b) publicly available mean analyst net income estimates for PMB for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual asset and earnings per share growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for PMB for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of BOC, and (c) the pro forma financial impact of the merger on BOC based on certain assumptions related to transaction expenses, purchase accounting adjustments, and cost savings, as provided by the senior management of BOC. The analysis indicated that the transaction could be accretive to BOC’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2022 through December 31, 2025 and dilutive to BOC’s estimated tangible book value per share at closing and through December 31, 2023.
In connection with this analysis, Piper Sandler considered and discussed with BOC’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.
Piper Sandler is acting as BOC’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to $1,750,000, which fee is contingent upon the closing of the merger. Piper Sandler also received a $250,000 fee from BOC upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the merger. BOC has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
In the two years preceding the date of Piper Sandler’s opinion Piper Sandler provided certain other investment banking services to BOC. Specifically, Piper Sandler acted as a co-manager in connection with the public offering and sale of BOC subordinated notes, which transaction was completed in October 2020 and for which Piper Sandler received approximately $130,000 in compensation. Piper Sandler did not provide any investment banking services to PMB in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to BOC, PMB and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of BOC, PMB and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Opinion of PMB’s Financial Advisor
PMB engaged KBW to render financial advisory and investment banking services to PMB, including an opinion to the PMB board of directors as to the fairness, from a financial point of view, to the common shareholders of PMB of the exchange ratio in the proposed merger. PMB selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the PMB board of directors held on March 22, 2021, at which the PMB board of directors evaluated the proposed transaction. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the PMB board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of PMB common stock. The PMB board of directors approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix D to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the PMB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of PMB common stock. It did not address the underlying business decision of PMB to engage in the merger or enter into the merger agreement or constitute a recommendation to the PMB board of directors in connection with the merger, and it does not constitute a recommendation to any holder of PMB common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of PMB and BOC and bearing upon the merger, including, among other things:
•	a draft of the merger agreement dated March 16, 2021 (the most recent draft then made available to KBW);
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of PMB;
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of BOC;
•
certain regulatory filings of PMB and BOC and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020;

•	certain other interim reports and other communications of PMB and BOC to their respective shareholders or stockholders; and
•	other financial information concerning the businesses and operations of PMB and BOC that was furnished to KBW by PMB and BOC or that KBW was otherwise directed to use for purposes of KBW’s analyses.
KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•	the historical and current financial position and results of operations of PMB and BOC;
•	the assets and liabilities of PMB and BOC;
•	the nature and terms of certain other merger transactions and business combinations in the banking industry;
•	a comparison of certain financial and stock market information for PMB and BOC with similar information for certain other companies the securities of which were publicly traded;
•
publicly available consensus “street estimates” of PMB, as well as assumed long-term PMB growth rates provided to KBW by PMB management, all of which information was discussed with KBW by PMB management and used and relied upon by KBW at the direction of such management and with the consent of the PMB board of directors;

•
publicly available consensus “street estimates” of BOC, as well as assumed long-term BOC growth rates provided to KBW by BOC management, all of which information was discussed with KBW by BOC management and used and relied upon by KBW based on such discussions, at the direction of PMB management and with the consent of the PMB board of directors; and

•
estimates regarding certain pro forma financial effects of the merger on BOC (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, BOC management and that were used and relied upon by KBW based on such discussions, at the direction of PMB management and with the consent of the PMB board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of PMB and BOC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to, and did not, assist PMB with soliciting indications of interest from third parties regarding a potential transaction with PMB.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of PMB as to the reasonableness and achievability of the publicly available consensus “street estimates” of PMB and the assumed PMB long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the PMB “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of PMB management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of PMB, upon BOC management as to the reasonableness and achievability of the publicly available consensus “street estimates” of BOC, the assumed BOC long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on BOC (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the BOC “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of BOC management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of PMB and BOC that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of PMB and BOC, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of PMB and BOC and with the consent of the PMB board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact on PMB and BOC. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either PMB or BOC since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with PMB’s consent, that the aggregate allowances for loan and lease losses for PMB and BOC are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of PMB or BOC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of PMB or BOC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of PMB common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;
•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of PMB, BOC or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of PMB that PMB relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to PMB, BOC, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of PMB common stock, without regard to any differences between PMB voting common stock and PMB non-voting common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, the treatment of outstanding restricted stock awards and other securities of PMB in the merger, any consequences of the merger or any such related transaction to PMB, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•	the underlying business decision of PMB to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by PMB or the PMB board of directors;
•
the fairness of the amount or nature of any compensation to any of PMB’s officers, directors or employees, or any class of such persons, relative to the consideration to the holders of PMB common stock;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of PMB (other than the holders of PMB common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of BOC or any other party to any transaction contemplated by the merger agreement;

•	the relative fairness of the exchange ratio as between holders of PMB voting common stock and PMB non-voting common stock;
•	the actual value of BOC common stock to be issued in the merger;
•
the prices, trading range or volume at which PMB common stock or BOC common stock would trade following the public announcement of the merger or the prices, trading range or volume at which BOC common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or
•
any legal, regulatory, accounting, tax or similar matters relating to PMB, BOC, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-deferred reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, PMB and BOC. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the PMB board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the PMB board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between PMB and BOC and the decision of PMB to enter into the merger agreement was solely that of the PMB board of directors.
The following is a summary of the material financial analyses presented by KBW to the PMB board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the PMB board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $10.15 per outstanding share of PMB common stock, or approximately $243.8 million in the aggregate (inclusive of the implied value of PMB stock options, restricted stock awards and restricted stock units), based on the 0.50x exchange ratio in the proposed merger and the closing price of BOC common stock on March 17, 2021. In addition to the financial analyses described below, KBW reviewed with the PMB board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $10.15 per outstanding share of PMB common stock) of 17.6x PMB’s estimated calendar year 2021 earnings per share (“EPS”) and 15.7x PMB’s estimated calendar year 2022 EPS taken from publicly available consensus “street estimates” for PMB.
PMB Selected Companies Analysis.
Using publicly available information, KBW compared the financial performance, financial condition and market performance of PMB to 13 major exchange-traded banks headquartered in the Western United States (defined as Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington and Wyoming) with total assets between $1.0 billion and $3.0 billion. Merger targets, ethnic-focused banks, savings banks and thrifts were excluded from the selected companies.

The selected companies were as follows:
Bank of Marin Bancorp	Bank of Commerce Holdings
BayCom Corp	Oak Valley Bancorp
Northrim BanCorp, Inc.	First Financial Northwest, Inc.
Central Valley Community Bancorp	Eagle Bancorp Montana, Inc.
First Western Financial, Inc.	Plumas Bancorp
California BanCorp	United Security Bancshares
Coastal Financial Corporation
To perform this analysis, KBW used profitability and other financial information for the last twelve months (“LTM”) or the most recent completed fiscal quarter (“MRQ”) (or, in the case of dividend yield, most recent completed fiscal quarter annualized) available or as of the end of such period and market price information as of March 17, 2021. KBW also used 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for PMB and the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for three of the selected companies). Where consolidated holding company level financial data for PMB and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for one of the selected companies). Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in PMB’s historical financial statements, or the data prepared by Piper Sandler presented under the section “Opinion of BOC’s Financial Advisor” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of PMB and the selected companies:
	PMB	Selected Companies
		25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	0.93%	0.88%	1.12%	1.14%	1.33%
MRQ Core Return on Average Tangible Common Equity(1)	9.41%	9.48%	13.96%	12.70%	16.24%
MRQ Net Interest Margin	3.31%	3.29%	3.46%	3.50%	3.89%
MRQ Fee Income / Revenue Ratio(2)	12.4%	7.2%	12.4%	18.8%	17.0%
MRQ Noninterest Expense / Average Assets	2.24%	2.49%	2.36%	2.70%	2.11%
MRQ Efficiency Ratio	60.4%	65.8%	62.9%	61.9%	58.1%
(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global.

(2)	Excluded gain on sale of securities.
KBW’s analysis showed the following concerning the financial condition of PMB and the selected companies:
	PMB	Selected Companies
		25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	9.98%	8.35%	9.56%	9.26%	10.41%
Total Capital Ratio	15.81%	13.51%	15.45%	14.94%	15.69%
Loans HFI / Deposits	88.7%	89.4%	81.4%	83.2%	73.9%
Loan Loss Reserves / Gross Loans	1.42%	1.10%	1.25%	1.20%	1.33%
Nonperforming Assets / Loans + OREO	3.82%	1.01%	0.58%	0.74%	0.25%
MRQ Net Charge-offs / Average Loans	0.01%	0.04%	0.00%	0.05%	(0.00%)

In addition, KBW’s analysis showed the following concerning the market performance of PMB and the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than 30.0x):
	Pacific Mercantile	Selected Companies
		25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	43.0%	28.5%	51.3%	50.6%	64.8%
Year-To-Date Stock Price Change	56.0%	16.7%	18.7%	21.4%	26.5%
Price / Tangible Book Value per Share	1.20x	1.21x	1.28x	1.35x	1.41x
Price / LTM EPS	22.9x	10.1x	13.4x	13.3x	15.8x
Price / 2021 EPS Estimate	13.9x	10.9x	12.2x	13.6x	17.3x
Price / 2022 EPS Estimate	12.4x	11.4x	13.5x	13.3x	14.7x
Dividend Yield	0.0%	0.0%	1.9%	1.8%	2.3%
LTM Dividend Payout Ratio	0.0%	0.0%	16.7%	22.4%	27.2%
No company used as a comparison in the above selected companies analysis is identical to PMB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
BOC Selected Companies Analysis.
Using publicly available information, KBW compared the financial performance, financial condition and market performance of BOC to 13 major exchange-traded U.S. banks headquartered in the Western United States with total assets between $3.0 billion and $15.0 billion. Merger targets, ethnic-focused banks, savings banks and thrifts were excluded from the selected companies.
The selected companies were as follows:
CVB Financial Corp.	National Bank Holdings Corporation
TriCo Bancshares	Heritage Financial Corporation
HomeStreet, Inc.	Central Pacific Financial Corp.
First Foundation, Inc.	Silvergate Capital Corporation
Luther Burbank Corporation	Heritage Commerce Corp
Westamerica Bancorporation	Altabancorp
Sierra Bancorp
To perform this analysis, KBW used profitability and other financial information for the LTM or the most recent completed fiscal quarter (“MRQ”) (or, in the case of dividend yield, most recent completed fiscal quarter annualized) available or as of the end of such period and market price information as of March 17, 2021. KBW also used 2021 and 2022 EPS estimates taken from publicly available consensus “street estimates” for BOC and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for one of the selected companies). Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in BOC’s historical financial statements, or the data prepared by Piper Sandler presented under the section “Opinion of BOC’s Financial Advisor” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of BOC and the selected companies:
	BOC	Selected Companies
		25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.13%	1.15%	1.29%	1.28%	1.36%
MRQ Core Return on Average Tangible Common Equity(1)	13.16%	12.67%	14.12%	14.07%	15.42%
MRQ Net Interest Margin	3.38%	3.15%	3.24%	3.21%	3.33%
MRQ Fee Income / Revenue Ratio(2)	10.2%	13.9%	18.1%	19.1%	20.6%
MRQ Noninterest Expense / Average Assets	2.01%	2.50%	2.21%	2.12%	1.82%
MRQ Efficiency Ratio	56.4%	58.6%	56.3%	53.9%	49.0%
(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global.

(2)	Excluded gain on sale of securities.
KBW’s analysis also showed the following concerning the financial condition of BOC and the selected companies:
	BOC	Selected Companies
		25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.57%[1]	8.83%	9.27%	9.14%	9.79%
Total Capital Ratio	17.01%	14.90%	16.04%	16.43%	17.16%
Loans HFI / Deposits	96.9%	85.6%	76.7%	71.4%	66.9%
Loan Loss Reserves / Gross Loans	1.37%	0.76%	1.30%	1.32%	1.69%
Nonperforming Assets / Loans + OREO	0.69%	0.81%	0.57%	0.68%	0.30%
MRQ Net Charge-offs / Average Loans	0.76%	0.06%	0.02%	0.04%	0.01%
In addition, KBW’s analysis showed the following concerning the market performance of BOC and the selected companies (excluding the impact of the LTM EPS, 2021 estimated EPS and 2022 estimated EPS multiples for one of the selected companies, which multiples were considered to be not meaningful (“NM”) because they were greater than 30.0x):
	BOC	Selected Companies
		25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	95.5%	30.6%	64.0%	172.1%	84.5%
Year-To-Date Stock Price Change	37.9%	18.1%	24.2%	34.7%	38.7%
Price / Tangible Book Value per Share	1.52x	1.51x	1.83x	2.47x	2.13x
Price / LTM EPS	NM	14.1x	17.5x	17.5x	20.6x
Price / 2021 EPS Estimate	18.2x	11.9x	16.7x	15.7x	17.9x
Price / 2022 EPS Estimate	15.9x	11.3x	16.9x	15.7x	17.8x
Dividend Yield	1.2%	2.0%	2.1%	2.4%	3.1%
LTM Dividend Payout Ratio	NM	24.5%	34.5%	40.1%	55.4%
No company used as a comparison in the above selected companies analysis is identical to BOC. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.
KBW reviewed publicly available information related to 11 U.S. bank transactions announced since January 1, 2019 with announced deal values between $150 million and $350 million, and acquired company’s LTM return on average assets less than 1.50%.
[1]	As reported in S&P Global. Per BOC’s Form 10-K for the period ended December 31, 2020, BOC’s Tangible Common Equity/Tangible Assets was 8.58%.

The selected transactions were as follows:
Acquiror	Acquired Company
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
First Busey Corporation	Cummins-American Corp.
Enterprise Financial Services Corp	Seacoast Commerce Banc Holdings
Provident Financial Services, Inc.	SB One Bancorp
United Community Banks, Inc.	Three Shores Bancorporation, Inc.
Heartland Financial USA, Inc.	AIM Bancshares, Inc.
OceanFirst Financial Corp.	Two River Bancorp
S&T Bancorp, Inc.	DNB Financial Corporation
Heritage Commerce Corp	Presidio Bank
Hancock Whitney Corporation	MidSouth Bancorp, Inc.
First Citizens BancShares, Inc.	Entegra Financial Corp.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of two selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Price per common share to LTM EPS of the acquired company (in the case of two selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM total net income); and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.
KBW also reviewed the price per common share paid for the acquired company for the nine selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing stock price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the merger of $10.50 per outstanding share of PMB common stock and using historical financial information for PMB as of or for the 12 months ended December 31, 2020 and the closing price of PMB common stock on March 17, 2021.
The results of the analysis are set forth in the following table:
	BOC / PMB	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.52x	1.33x	1.60x	1.59x	1.89x
Price / LTM EPS	29.0x	12.7x	15.1x	14.8x	16.1x
Core Deposit Premium	7.2%	4.9%	7.0%	8.0%	11.6%
One-Day Market Premium	26.5%	13.8%	23.4%	25.4%	31.1%
No company or transaction used as a comparison in the above selected transaction analysis is identical to PMB or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis.
KBW analyzed the relative standalone contribution of BOC and PMB to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for BOC and PMB as of December 31, 2020, (ii) publicly available consensus “street estimates” for BOC and PMB, and (iii) market price information as of March 17, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of BOC stockholders and PMB shareholders in the combined company based on the 0.50x exchange ratio provided for in the merger agreement:
	BOC % of Total	PMB % of Total
Ownership at 0.50x merger exchange ratio:	81%	19%
Market Information:
Pre-Transaction Market Capitalization	84%	16%
Balance Sheet:
Total Assets	83%	17%
Gross Loans Held for Investment	83%	17%
Total Deposits	81%	19%
Tangible Common Equity	81%	19%
Income Statement:
2021 Estimated Earnings	81%	19%
2022 Estimated Earnings	81%	19%
Financial Impact Analysis.
KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of BOC and PMB. Using (i) closing balance sheet estimates as of September 30, 2021 for BOC and PMB taken from publicly available consensus “street estimates”, (ii) publicly available calendar year 2021 and 2022 EPS consensus “street estimates” for BOC and PMB and (iii) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain purchase accounting and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by BOC management, KBW analyzed the potential financial impact of the merger on certain projected financial results of BOC. This analysis indicated the merger could be accretive to BOC’s estimated 2021 and 2022 EPS and dilutive to BOC’s estimated tangible book value per share at closing as of September 30, 2021. Furthermore, the analysis indicated that, pro forma for the merger, each of BOC’s tangible common equity to tangible assets ratio, Common Equity Tier 1 Ratio, Leverage Ratio and Tier 1 Capital Ratio at closing as of September 30, 2021 could be higher and BOC’s Total Risk-Based Capital Ratio at closing as of September 30, 2021 could be lower. For all of the above analysis, the actual results achieved by BOC following the merger may vary from the projected results, and the variations may be material.
PMB Dividend Discount Model Analysis.
KBW performed a dividend discount model analysis of PMB to estimate a range for the implied equity value of PMB. In this analysis, KBW used publicly available consensus “street estimates” for PMB and assumed long-term growth rates for PMB provided by PMB management, and assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that PMB could generate over the period from December 31, 2020 through December 31, 2025 as a standalone company, and (ii) the present value of PMB’s implied terminal value at the end of such period. KBW assumed that PMB would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for PMB, KBW applied a range of 11.0x to 15.0x PMB’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of PMB common stock of $7.14 to $9.83.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of PMB.
BOC Dividend Discount Model Analysis.
KBW performed a dividend discount model analysis of BOC to estimate a range for the implied equity value of BOC. In this analysis, KBW used publicly available consensus “street estimates” for BOC and assumed long-term growth rates for BOC provided by BOC management, and assumed discount rates ranging from 9.0% to 13.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that BOC could generate over the period from December 31, 2020 through December 31, 2025 as a standalone company, and (ii) the present value of BOC’s implied terminal value at the end of such period. KBW assumed that BOC would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for BOC, KBW applied a range of 15.0x to 19.0x BOC’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of BOC common stock of $16.21 to $22.97.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of BOC or the pro forma combined entity.
Pro Forma Dividend Discount Model Analysis.
KBW performed a dividend discount model analysis to estimate a range for the implied equity value of the pro forma combined entity. In this analysis, KBW used publicly available consensus “street estimates” for BOC and PMB, assumed long-term growth rates for BOC provided by BOC management, assumed long-term growth rates for PMB provided by PMB management and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain purchase accounting and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by BOC management, and KBW assumed discount rates ranging from 9.0% to 13.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that the pro forma combined entity could generate over the period from September 30, 2021 through December 31, 2025, and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying pro forma assumptions. KBW assumed that the pro forma combined entity would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for the pro forma combined entity, KBW applied a range of 15.0x to 19.0x the pro forma combined entity’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values for the 0.5 of a share of BOC common stock to be received in the proposed merger for each share of PMB common stock of $9.92 to $13.71.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.
Miscellaneous.
KBW acted as financial advisor to PMB in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships (i) between PMB and a KBW broker-dealer affiliate and (ii) between BOC and each of KBW and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, PMB and BOC. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of PMB or BOC for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, PMB agreed to pay KBW a cash fee equal to 1.20% of the aggregate merger consideration, $250,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger. PMB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to PMB. In the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to BOC and received compensation for such services. KBW acted as (i) joint dealer manager for BOC’s August 2019 tender offer for depositary shares representing an interest in preferred stock, and (ii) sole book-running manager for BOC’s October 2020 offering of fixed-to-floating rate subordinated notes. KBW may in the future provide investment banking and financial advisory services to PMB or BOC and receive compensation for such services.
Management and Board of Directors of BOC After the Merger
The directors and officers of BOC immediately prior to the effective time, together with two directors from the PMB board prior to the effective time selected by the BOC CNG Committee, will be the directors and officers of the surviving corporation after the consummation of the merger, and will serve until such time as their successors are duly elected and qualified. BOC has agreed that it will, through the BOC board and subject to its fiduciary duties to its stockholders, take all necessary action to nominate such PMB directors for election to the BOC board in the proxy statement relating to the first annual meeting of stockholders of BOC following the effective time.
Interests of PMB Directors and Executive Officers in the Merger
In considering the recommendations of the PMB board of directors, PMB shareholders should be aware that certain directors and executive officers of PMB have interests in the merger that may differ from, or may be in addition to, the interests of PMB shareholders generally. These interests are described in more detail and quantified below. The PMB board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement and in making its recommendation that the PMB shareholders approve the PMB merger proposal. For purposes of all PMB agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change of control or a term of similar meaning.
Stock Ownership
As of April 8, 2021, the directors and executive officers of PMB beneficially owned, in the aggregate, 650,585 shares of PMB common stock, representing approximately 2.74% of the shares of PMB common stock outstanding on that date. Each PMB director has entered into a voting agreement with BOC in which such director has agreed to vote all PMB common shares that he or she owns or has the power to vote in favor of the PMB merger proposal and any other matter that is required to be approved by the shareholders of PMB to facilitate the transactions contemplated by the merger agreement. Such persons also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to PMB’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. The voting agreements are substantially in the form attached to this proxy statement/prospectus as Appendix B. On a per share basis, each of the directors and executive officers of PMB will receive the same stock consideration for their shares of PMB common stock as the other PMB shareholders.
Treatment of PMB Equity Awards
PMB Stock Options. At the effective time of the merger, each outstanding PMB stock option that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, be cancelled and will only entitle the holder of such option to receive, as soon as administratively practicable after the effective time, an amount in cash equal to the product of (i) the total number of shares subject to such option and (ii) the excess, if any of (A) an amount equal to the product of the BOC average closing price and 0.50 over (B) the exercise price per PMB common share underlying such option, less any applicable taxes required to be withheld with respect to such payment. Any PMB stock options which have an exercise price per share that is greater than or equal to the product of the BOC average closing price and 0.50 will be cancelled at the effective time of the merger for no consideration or payment.
PMB Restricted Stock and PMB Restricted Stock Units. At the effective time of the merger, each PMB restricted share and each PMB RSU will, automatically and without any action on the part of the holder of such PMB restricted shares or PMB RSUs, accelerate in full, be cancelled and will only entitle the holder of such PMB restricted shares or PMB RSUs to receive, on the first regular payroll date following the closing date of the merger, an amount in cash equal to the product of (i) such holder’s total number of PMB restricted shares or RSUs, as applicable, and (ii) an amount equal to the product of the BOC average closing price and 0.50, less any applicable taxes required to be withheld with respect to such vesting, which tax withholding may, at the election of the holder, be effected by deduction from such cash amount equal to the amount of taxes to be withheld.
For an estimate of the amounts that would be realized by each of the PMB’s named executive officers in respect of his unvested equity awards at the effective time, see “—Merger-Related Compensation for PMB’s Named Executive Officers.” The estimated aggregate amount that would be realized by the six PMB executive officers who are not named executive officers in respect of their unvested PMB equity awards at the effective time is $602,359. The estimated aggregate amount that would be realized by PMB’s directors (excluding Mr. Dinsmore, who is included in the disclosure under “— Merger-Related Compensation for PMB’s Named Executive Officers” below) in respect of their unvested PMB equity awards at the effective time is $227,148. The amounts in this paragraph are based on equity award holdings as of April 8, 2021 and an assumed effective date of August 31, 2021 for the merger, and were calculated based on a price per share of PMB common stock equal to $8.94 (the average closing trading price of PMB common stock over the first five business days following the first public announcement of the merger on March 22, 2021). These amounts do not attempt to forecast any additional equity grants, option exercises, vesting or forfeitures that may occur prior to the closing of the merger. As a result of the foregoing assumptions, the actual amounts to be received by the PMB executive officers and directors may materially differ from the amounts discussed above and in the disclosure under “—Merger-Related Compensation for PMB’s Named Executive Officers.”
Payments Under Employment Agreements and Change in Control Severance Plan
Employment Agreements. PMB is party to an employment agreement with each of Brad R. Dinsmore, Curt A. Christianssen, and one other executive officer who is not a named executive officer, each of which provides for severance benefits in the event of certain qualifying terminations of employment.
Under the terms of the employment agreement with Mr. Dinsmore, in the event that Mr. Dinsmore’s employment is terminated by PMB without cause or by him for “good reason” (as such term is defined in the employment agreement), Mr. Dinsmore would be entitled to receive a lump sum payment equal to 24 months of his base salary. Under the terms of the employment agreement with Mr. Christianssen and one other executive officer who is not a named executive officer, in the event that the executive’s employment is terminated by PMB without cause or by such executive for “good reason” (as such term is defined in the applicable employment agreement), the executive would be entitled to receive a lump sum payment equal to 12 months of such executive’s base salary.
Each executive officer’s receipt of the severance benefits under his or her respective employment agreement is subject to such executive’s execution of an effective general release of claims, and compliance with the restrictive covenants contained in such executive’s employment agreement. The severance benefits payable under each such executive officer’s employment agreement are also subject to reduction or “cut back” to the extent the benefits would result in the payment of a parachute payment within the meaning of Section 280G of the Code.
Change in Control Severance Plan. Each named executive officer, other than Mr. Dinsmore, and six other executive officers who are not named executive officers are participants in the PMB Change in Control Severance Plan. An executive who is a participant in the Change in Control Severance Plan will be eligible for benefits under the plan if his or her employment is terminated by PMB without cause or by the executive for “good reason” (as such term is defined in the Change in Control Severance Plan) during the period (a) commencing on the earlier of (i) the occurrence of a change in control (as such term is defined in the Change in Control Severance Plan) and (ii) public announcement of an intended or anticipated change in control, provided that such change in control actually occurs; and (b) ending on the date one year following a change in control. The benefits under the Change in Control Severance Plan include: (i) a lump sum cash payment equal to the executive’s monthly base salary multiplied by the “change in control benefits period” (as such term is defined in the Change in Control Severance Plan); (ii) a lump sum cash payment of a prorated annual bonus for the year in which the termination of employment occurs; (iii) a lump sum cash payment equal to the value of the executive’s monthly welfare benefits multiplied by the lesser of the change in control benefits period and 12 months; and (iv) certain outplacement services.
The change in control benefits period varies among the participants in the Change in Control Severance Plan, and ranges between nine months and 18 months. The change in control benefits period for Messrs. Christianssen and Foley is 18 months.
The severance benefits payable under the Change in Control Severance Plan are subject to reduction or “cut back” to the extent the benefits would result in the payment of a parachute payment within the meaning of Section 280G of the Code.
As a condition to participating and receiving benefits under the Change in Control Severance Plan, each participant has acknowledged and agreed, among other things, (i) to certain confidentiality and non-solicitation requirements; and (ii) that the Change in Control Severance Plan supersedes entirely any prior agreement, arrangement, plan or program (including, without limitation, the severance payments under the employment agreements described above) for the payment of severance, change in control, salary continuation or the provision of other benefits in connection with a change in control. Payment of the severance benefits under the Change in Control Severance Plan is subject to the executive’s compliance with all applicable restrictive covenants. In addition, each executive officer’s receipt of the severance benefits described above is subject to the executive’s execution of an effective general release of claims.
For an estimate of the value of the severance payments and benefits that would be payable to each of PMB’s named executive officers in connection with a qualifying termination in connection with the merger, see “—Merger-Related Compensation for PMB’s Named Executive Officers.” The estimated aggregate amount of severance that would be payable to the six PMB executive officers who are not named executive officers in connection with a qualifying termination in connection with the merger is $1,954,177, based on an assumed effective date of August 31, 2021 for both the merger and the qualifying termination.
Appointment of PMB Directors to the Boards of Directors of BOC and BOC Bank
Pursuant to the terms of the merger agreement, the CNG Committee of the BOC board of directors will recommend to the BOC board of directors two persons from the PMB board of directors to serve on the boards of directors of BOC and BOC Bank effective upon the closing of the merger. As a director of BOC and BOC Bank, the PMB nominees will be entitled to receive the same compensation as the current non-employee directors of BOC and BOC Bank. During 2020, the nine non-employee directors of BOC and BOC Bank received aggregate total compensation of $1,507,766.
Indemnification and Insurance of Directors and Officers
Pursuant to the terms of the merger agreement, BOC has agreed, from and after the effective time of the merger, to indemnify and hold harmless PMB’s officers and directors against certain liabilities arising before the effective time of the merger. BOC has also agreed to purchase a “tail” director and officer liability insurance policy covering PMB’s officers and directors for a period of six years following the effective time of the merger, subject to a cap on the cost of such insurance of 250% of PMB’s current annual premium for such insurance.
Merger-Related Compensation for PMB’s Named Executive Officers
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of PMB’s named executive officers that is based on or otherwise relates to the merger. The consummation of the merger will constitute a change of control of PMB under the terms of the employment agreements and other employment arrangements between PMB and its named executive officers. The table below describes the estimated potential payments to each of PMB’s named executive officers under the terms of their employment arrangements, their PMB equity awards and the merger agreement. The severance benefits shown reflect only the additional payments or benefits that the individual would receive upon the occurrence of an involuntary termination. The amounts shown do not include the value of payments or benefits that would have been earned absent such an involuntary termination.

The amounts shown in the following table are estimates and are based on various assumptions, including assumptions described in this joint proxy statement/prospectus and in the notes to the table below, any of which may or may not actually occur or may occur at times different than the time assumed. The figures in the table are estimates based on compensation levels as of the date of this joint proxy statement/prospectus and an assumed effective date of August 31, 2021, for both the merger and, where applicable, termination of the named executive officer’s employment. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Potential Change in Control Payments to Named Executive Officers
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Brad R. Dinsmore	900,000	1,182,073	—	2,082,073
Curt A. Christianssen	578,000	159,615	41,557	779,172
Sean M. Foley	490,967	188,786	41,557	721,310
(1)
Pursuant to the employment agreement with Mr. Dinsmore, in the event that Mr. Dinsmore’s employment is terminated by PMB without cause or he resigns for “good reason,” Mr. Dinsmore would be entitled to receive a lump sum payment equal to 24 months of his base salary. These cash payments to Mr. Dinsmore will be paid only if he experiences a qualifying termination of employment in accordance with his employment agreement, but for purposes of this table these payments are considered to be double-trigger benefits even though they are dependent only upon the occurrence of his termination and not upon the occurrence of a change in control.

Messrs. Christianssen and Foley both participate in the PMB Change in Control Severance Plan, which entitles a participant to benefits if such participant’s employment is terminated by PMB without cause or by the participant for “good reason” during the period (a) commencing on the earlier of (i) the occurrence of a change in control and (ii) public announcement of an intended or anticipated change in control, provided that such change in control actually occurs; and (b) ending on the date one year following such change in control. The benefits under the Change in Control Severance Plan will include: (i) a lump sum cash payment equal to the executive’s monthly base salary multiplied by the “change in control benefits period” (as such term is defined in the Change in Control Severance Plan); and (ii) a lump sum cash payment of a prorated annual bonus for the Change in Control Severance Plan year in which the termination occurs. Both Messrs. Christianssen and Foley are entitled to receive benefits pursuant to the PMB Change in Control Severance Plan for a change in control benefits period of 18 months. These payments to Messrs. Christianssen and Foley are considered to be double-trigger benefits, as they are dependent on both the termination of the applicable executive and the occurrence of a change in control.
The cash severance payments described in this column include the following components:
Name	Base Salary ($)	Prorated Bonus ($)	Total ($)
Brad R. Dinsmore	900,000	—	900,000
Curt A. Christianssen	510,000	68,000	578,000
Sean M. Foley	424,875	66,092	490,967
(2)
Outstanding stock options, restricted shares and restricted stock units (“RSUs”), whether vested or unvested, will be cancelled and cashed out as set forth in the merger agreement and described under “The Merger—Treatment of PMB Stock Options, Restricted Shares and RSUs” above. The amount listed in this column represents the estimated value of the unvested stock options, restricted shares and RSUs held by the named executive officers as to which vesting will occur at the effective time of the merger. The payments made with respect to each award will be based on a price per share of PMB common stock, as described above (less the applicable exercise price of $7.33 with respect to Mr. Dinsmore’s stock options). For purposes of this disclosure, we used a price per share of PMB common stock of $8.94, which represents the average closing trading price of PMB common stock over the first five business days following the first public announcement of the transaction. The acceleration, cancellation and cash out of such unvested equity awards is a single-trigger (closing of the merger) benefit that will be received solely because of the merger and regardless of whether a named executive officer is terminated.

Name	Number of Unvested PMB Stock Options Subject to Acceleration	Value of Accelerated PMB Stock Option Vesting	Number of Unvested PMB Restricted Shares and RSUs Subject to Acceleration	Value of Accelerated PMB Restricted Share and RSU Vesting	Total Value of Unvested Equity Acceleration
Brad R. Dinsmore	200,000	$322,000	96,205	$860,073	$1,182,073
Curt A. Christianssen	—	—	17,854	$159,615	$159,615
Sean M. Foley	—	—	21,117	$188,786	$188,786
(3)
Pursuant to their participation in the PMB Change in Control Severance Plan, in the event of the termination without cause or resignation for “good reason” by Mr. Christianssen or Mr. Foley, the executive would be entitled to receive (i) a lump sum cash payment equal to the value of the executive’s monthly welfare benefits for 12 months; and (ii) certain outplacement services. PMB has estimated the value of the executives’ monthly welfare benefits to be $1,796 per month, and the value of such outplacement services to be $20,000. These payments to Messrs. Christianssen and Foley are considered to be double-trigger benefits, as they are dependent on both the termination of the applicable executive and the occurrence of a change in control.
(4)
The amounts in this column represent the aggregate dollar value of the amounts in the preceding three columns. The table reflects the amount (as described in footnotes (1) through (3) above) of single-trigger and double-trigger payments payable to each named executive officer in connection with the closing of the merger.

Interests of BOC Directors and Officers in the Merger
In considering the recommendation of the BOC board of directors, BOC stockholders should be aware that certain directors and executive officers of BOC have interests in the merger that may differ from or may be in addition to, the interests of BOC stockholders generally. These interests are described in more detail below. The BOC board of directors was aware of these interests and considered them, among other matters, when it approved the merger and in making its recommendation that the BOC stockholders approve the BOC merger proposal and the BOC stock issuance proposal:
Continuing Service as Directors on the BOC Board
The BOC board of directors after the merger will include each of the current directors from the current BOC board of directors, in addition to two directors from the current PMB board of directors. The BOC board of directors presently consists of ten directors.
Continuing Employment with the Surviving Corporation
It is currently expected that the executive officers of BOC will continue their employment with BOC following the effective time of the merger on substantially similar terms and conditions in existence immediately prior to the effective time of the merger.
None of BOC’s directors or executive officers is party to, or participates in any, BOC plan, program or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise related to the completion of the merger.
Directors and Officers Insurance
BOC will continue to provide indemnification and insurance coverage to the directors and executive officers of BOC.
Regulatory Approvals Required for the Merger
Completion of the merger by PMB is subject to the requirement that all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FRB and the OCC which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on BOC (measured on a scale relative to PMB) or on PMB, have been made or obtained (as the case may be) and remain in full force and effect and all statutory waiting periods in respect thereof have expired.
Completion of the merger by BOC is subject to the requirement that all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FRB and the OCC which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on BOC (measured on a scale relative to PMB) or on PMB, have been made or obtained (as the case may be) and remain in full force and effect and all statutory waiting periods in respect thereof have expired, and none of such consents, registrations, approvals, permits and authorizations contain any “materially burdensome regulatory condition.” The merger agreement defines a “materially burdensome regulatory condition” to mean any condition that would reasonably be likely following the effective time to (i) have a material adverse effect with respect to either BOC (measured on a scale relative to PMB) or PMB, or

(ii) require BOC, BOC Bank, the combined company or the surviving bank in the bank merger to raise additional capital in an amount that would materially reduce the economic benefits of the merger to BOC or the holders of BOC common stock (including the PMB shareholders in respect of the shares of BOC common stock received by them in the merger).
Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
BOC and PMB have agreed to cooperate and to use their respective reasonable best efforts to prepare and file, or in the case of BOC, cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or governmental authorities in order to consummate the merger, the bank merger or any of the other transactions contemplated by the merger agreement. BOC, PMB and/or their respective subsidiaries have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.
Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to BOC after the completion of the merger or will contain a materially burdensome regulatory condition.
Federal Reserve Board
BOC is a bank holding company as defined in the BHC Act. The primary regulator of BOC is the FRB. In evaluating an application under Sections 3(a)(3) and 3(a)(5) of the BHC Act and regulations thereunder for the transactions contemplated by the merger agreement, the FRB is required by the BHC Act to review, with respect to BOC and the companies and insured depository institution to be acquired: (1) the effect of the proposal on competition, (2) the financial condition and future prospects of the combined company and the banks concerned and the managerial resources, including the competence, experience, and integrity of the officers, directors and principal stockholders of BOC, PMB and their subsidiary banks, (3) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977 and the regulations issued thereunder, referred to as the CRA, (4) whether the merger is an interstate merger subject to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, referred to as the Riegle-Neal Act, (5) the banks’ record of compliance with the CRA, (6) the companies’ effectiveness in combating money-laundering activities and (7) the risk to the stability of the United States banking or financial system presented by the merger and the related transactions.
In connection with its review of the application, the FRB will provide an opportunity for public comment on the application, and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.
Office of the Comptroller of Currency
The prior approval of the OCC will be required under 12 U.S.C. § 1828(c), referred to as the Bank Merger Act, to merge PM Bank with and into BOC Bank. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the capital level of the resulting national bank; (2) conformity of the transaction to applicable law, regulation and supervisory policies; (3) the transaction’s purpose; (4) the transaction’s impact on the safety and soundness of the national bank; (5) the effect of the transaction on the national bank’s shareholders, depositors, other creditors and customers; (6) the effect of the proposed business combination on competition; (7) the financial and managerial resources and future prospects of each bank; (8) the probable effects of the business combination on the convenience and needs of the community served; (9) the effectiveness of each bank in combating money laundering activities; (10) the risk to the stability of the U.S. banking and financial system; (11) the statutory deposit concentration limit for certain interstate transactions; (12) the statutory total liabilities concentration limit for certain combinations involving large financial firms; and (13) performance of each bank in helping to meet the credit needs of the relevant communities, including low- to moderate-income neighborhoods, consistent with safe and sound business practices. In connection with its review under the Bank Merger Act, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.
Transactions approved by the FRB or the OCC generally may not be completed until 30 days after such approval is received, during which time the Department of Justice, referred to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the FRB or the OCC, as the case may be, and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger and the bank merger, the DOJ could analyze the merger’s and the bank merger’s effects on competition differently than the FRB or the OCC, and thus it is possible that the DOJ could reach a different conclusion regarding the merger’s and the bank merger’s effects on competition. A determination by the DOJ not to object to the merger or the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general.
Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
Although BOC and PMB expect to obtain the required regulatory approvals, there can be no assurances as to if, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals may be granted, or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of any such challenge.
Accounting Treatment
In accordance with GAAP, BOC, as the acquirer, will account for the merger using the acquisition method. The acquisition method requires that (a) the recorded assets and liabilities of BOC will be carried forward at their recorded amounts, (b) BOC’s historical operating results will be unchanged for the prior periods being reported on, (c) the assets and liabilities of PMB will be adjusted to fair value at the date of the merger and combined with the assets and liabilities of BOC and (d) the operating results of PMB will be included in the operating results of BOC beginning from the date of completion of the merger. In addition, all identifiable intangible assets will be recorded at fair value and included as part of the assets acquired. The amount by which the purchase price (consideration transferred), consisting of the value of the shares of BOC common stock to be issued to former holders of PMB common shares and cash to be issued to the former holders of PMB stock options, PMB RSUs and PMB restricted shares, exceeds the fair value of PMB net assets, including identifiable intangible assets, of PMB at the merger date will be reported as goodwill. In accordance with GAAP, goodwill is not amortized and will be evaluated for impairment annually. Identified finite-lived intangible assets will be amortized over their estimated useful lives.
Public Trading Markets
BOC common stock is listed on the NYSE under the symbol “BANC” and PMB common shares are listed on Nasdaq under the symbol “PMBC.” Upon completion of the merger, PMB common shares will be delisted from Nasdaq and thereafter will be deregistered under the Exchange Act. The shares of BOC common stock issuable in the merger will be listed on the NYSE.
Exchange of Shares in the Merger
At or prior to the effective time, BOC will appoint an exchange agent to handle the exchange of PMB common shares for shares of BOC common stock. Promptly after the effective time (and in any event within five business days), the exchange agent will send to each holder of record of PMB common shares at the effective time (other than holders of excluded shares) appropriate transmittal materials and instructions for effecting the exchange of PMB common shares for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of certificates or book entry shares for cancellation along with the other documents described in the instructions, a PMB shareholder will receive a certificate (or evidence of shares in book-entry form, as applicable) representing the number of whole shares of BOC common stock that such holder is entitled to receive based on the exchange ratio of 0.50 for each PMB common share and a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) of any cash payable in lieu of fractional shares plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement. After the effective time, PMB will not register any transfers of PMB common shares.

Litigation Related to the Merger
On May 4, 2021, Shiva Stein, a purported shareholder of PMB at the time which BOC and PMB entered into the merger agreement, filed a lawsuit against PMB and the members of its board of directors in the United States District Court for the Central District of California, captioned Stein v. Pacific Mercantile Bancorp, et al., Case No. 2:21-cv-03970 (the “Stein Complaint”). On May 6, 2021, Richard Burke, a purported shareholder of PMB, filed a lawsuit against PMB and the current members of the PMB board of directors in the United States District Court for the Eastern District of New York, captioned Burke v. Pacific Mercantile Bancorp, et al., Case No. 1:21-cv-02532 (the “Burke Complaint”). On May 7, 2021, Matthew Hopkins, a purported shareholder of PMB, filed a lawsuit against PMB, the current members of the PMB board of directors, and BOC in the United States District Court for the Southern District of New York, captioned Hopkins v. Pacific Mercantile Bancorp, et al., Case No. 1:21-cv-04125 (the “Hopkins Complaint”). The Stein, Burke, and Hopkins Complaints allege that PMB and its directors violated Section 14(a) of the Exchange Act, along with Rule 14a-9 promulgated thereunder, by filing the registration statement of which this document is a part, which allegedly contains false statements and omits material information intended to solicit shareholders to vote in favor of the merger. The Hopkins Complaint is the only action that lists BOC as a defendant. Both the Stein and Burke Complaints also allege that PMB violated Section 20(a) of the Exchange Act, whereas the Hopkins Complaint only alleges that BOC and the members of PMB’s board of directors, not PMB, violated Section 20(a) due to their positions as controlling persons over parties that allegedly knowingly violated Section 14(a), and are thus liable under Section 20(a). The Stein, Burke, and Hopkins Complaints seek (1) injunctive relief preliminarily and permanently enjoining consummation of the merger, (2) rescission of the merger and an award of rescissory damages in the event the merger is consummated, (3) injunctive relief directing dissemination of a registration statement that does not contain any untrue statements of material fact and that states all material facts in it or necessary to make the statements contained therein not misleading, (4) a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act, and (5) an award of costs incurred by the plaintiffs in bringing the lawsuits, including attorneys’ and experts’ fees. BOC and PMB believe the Stein, Burke and Hopkin Complaints are without merit. At this stage, it is not possible to predict the outcome of the proceedings in the merger-related litigation or their impact on BOC, PMB or the merger.

THE MERGER AGREEMENT
The following is a summary of selected provisions of the merger agreement. While BOC and PMB believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and is attached as Appendix A to, this document. The parties urge you to read the merger agreement in its entirety.
Explanatory Note
The merger agreement and the summary of its terms in this document have been included only to provide you with information about the terms and conditions of the merger agreement. The representations, warranties and covenants contained in the merger agreement are made by BOC and PMB only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by BOC and PMB in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Stockholders are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by BOC or PMB. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this document, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of BOC or PMB.
For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of BOC or PMB or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information.” BOC and PMB will provide additional disclosures in their public reports to the extent they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.
The Merger
Upon the terms and subject to the conditions of the merger agreement, PMB will merge with and into BOC, with BOC surviving the merger. The separate corporate existence of PMB will cease, with all its rights, privileges, immunities, power and franchises will cease. The merger agreement also provides that promptly after the merger, PM Bank will merge with and into BOC Bank, with BOC Bank as the surviving bank.
Effects of the Merger
As a result of the merger, there will no longer be any publicly held PMB common shares. PMB shareholders will only participate in the surviving corporation’s future earnings and potential growth through their ownership of BOC common stock. All of the other incidents of direct ownership of PMB common shares, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from PMB, will be extinguished upon completion of the merger. All of the property, rights, privileges, immunities, powers and franchises of BOC and PMB will vest in the surviving corporation, and all obligations, liabilities, debts, restrictions, disabilities and duties of BOC and PMB will become the obligations, liabilities, debts, restrictions, disabilities and duties of the surviving corporation.
Closing and Effective Time of the Merger
The merger agreement provides that the merger will be consummated no later than three business days after the satisfaction or waiver of all the closing conditions, except for those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual written agreement of BOC and PMB. The merger will be consummated at the time the articles of merger have been accepted for record by the Department of Assessments and Taxation of the State of Maryland and the agreement of merger has been duly filed with the Secretary of State of the State of California or at such later time as may be agreed by the parties and specified in the Maryland articles of merger and the California agreement of merger. The parties are seeking to have regulatory approval during the third quarter of 2021, with the consummation of the merger to occur as soon as practicable after receiving those regulatory approvals and the satisfaction or waiver of the other conditions to closing. There can be no assurance as to when or if the merger will occur.
If the merger is not completed by the end date, the merger agreement may be terminated by either BOC or PMB, except to the extent that the failure of the merger to be consummated by that date arises out of or results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement. Such end date may be extended by either BOC or PMB by written notice to the other party if the merger is not completed by the end date and all closing conditions (other than the receipt of required regulatory approvals) have been satisfied, waived or remain capable of being satisfied.
For a description of the transaction structure, merger consideration and treatment of PMB stock options, PMB restricted shares and PMB RSUs, please see the section entitled “The Merger—Terms of the Merger.”
BOC’s Governing Documents, Directors and Officers Following the Closing
Governing Documents
The charter and bylaws of BOC will be the charter and bylaws of the surviving corporation as they exist immediately before the effective time, in each case until thereafter changed or amended as provided therein or by applicable law.
Directors and Officers
The directors and officers of BOC immediately prior to the effective time, together with two directors from the PMB board prior to the effective time selected by the BOC CNG Committee, will be the directors and officers of the surviving corporation after the consummation of the merger, and will serve until such time as their successors are duly elected and qualified. BOC has agreed that it will, through the BOC board and subject to its fiduciary duties to its stockholders, take all necessary action to nominate such PMB directors for election to the BOC board in the proxy statement relating to the first annual meeting of stockholders of BOC following the effective time.
Merger Consideration; Exchange Procedures
Conversion of PMB Common Shares
At the effective time, each PMB common share, other than excluded shares as described below, issued and outstanding immediately prior to the effective time will be converted into and become exchangeable for the right to receive 0.50 of a share of BOC common stock as described under “The Merger—Merger Consideration.”
Cancellation of Excluded Shares
At the effective time, any PMB common shares held by BOC or any direct or indirect wholly owned subsidiary of BOC or by PMB or any direct or indirect wholly owned subsidiary of PMB, other than those held in a fiduciary capacity or as a result of debts previously contracted, which are referred to as excluded shares, will automatically be cancelled and retired and will cease to exist and no consideration will be issued in exchange therefor.
Rights as Shareholders of PMB
At the effective time, holders of PMB common shares will cease to be, and will have no rights as, shareholders of PMB other than to receive the merger consideration (together with any dividends or distributions to which they are entitled under the merger agreement and cash in lieu of fractional shares issued in consideration as part of the merger consideration).

Effect of Merger on PMB Stock Options, Restricted Shares and RSUs
For a description of the treatment of PMB stock options, PMB restricted shares and PMB RSUs in the merger, see the section entitled “The Merger—Treatment of PMB Stock Options, Restricted Shares and RSUs.”
Exchange Procedures
Immediately prior to the effective time, BOC will deposit (or cause to be deposited) with an exchange agent selected by BOC with PMB’s prior approval (such approval not to be unreasonably withheld or delayed) (i) an amount of cash equal to any cash due in lieu of fractional shares, and (ii) certificates, or evidence of shares in book-entry form, representing the shares of BOC common stock to be exchanged for PMB common shares in the merger. Promptly after the effective time (and in any event within five business days), the exchange agent will provide appropriate transmittal materials to holders of record of PMB common shares (other than the holders of excluded shares), advising such holders of the procedure for surrendering their shares to the exchange agent.
Upon the surrender of PMB common shares (or affidavits of loss in lieu thereof), the holder will be entitled to receive in exchange therefor:
•
a number of whole shares of BOC common stock that such holder is entitled to receive pursuant to the merger agreement, as described in “—Conversion of PMB Common Shares” above, evidenced by a stock certificate or in book-entry form; and

•
a check in the amount of any cash payable in lieu of fractional shares plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

Distributions with Respect to Unexchanged Shares
All shares of BOC common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time and if a dividend or other distribution is declared by BOC in respect of the BOC common stock, the record date for which is at or after the effective time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of BOC common stock will be paid to any holder of any unsurrendered certificate or book-entry shares representing PMB common shares until such certificate (or affidavit of loss in lieu thereof) or book-entry shares are surrendered for exchange in accordance with the merger agreement. Subject to applicable laws, following surrender of any such certificate (or affidavit of loss in lieu thereof as provided) or book-entry shares, there will be issued and/or paid to the holder of the certificates representing whole shares of BOC common stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the effective time theretofore payable with respect to such whole shares of BOC common stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BOC common stock with a record date after the effective time but with a payment date subsequent to surrender.
Fractional Shares of BOC Common Stock
No fractional shares of BOC common stock will be issued to any shareholder of PMB upon completion of the merger. For each fractional share that would otherwise be issued, BOC will pay cash in an amount equal to the fraction of a share of BOC common stock which the holder would otherwise be entitled to receive multiplied by the BOC average closing price. No interest will be paid or accrue on cash payable to the holders in lieu of fractional shares.
Representations and Warranties
The merger agreement contains representations and warranties on the part of PMB as to, among other things:
•	organization, standing and authority;
•	capital stock;
•	the organization and existence of any subsidiaries;
•	corporate power;

•	corporate authority;
•	no conflicts, third party consents and governmental and regulatory approvals required to complete the merger;
•	required filings;
•	availability, accuracy and compliance with GAAP of financial reports and filings with the SEC and regulatory authorities;
•	maintenance of disclosure controls and procedures required under the Exchange Act;
•	disclosure of significant deficiencies or material weaknesses in internal control over financial reporting;
•	conduct of business in the ordinary course;
•	timely filing of required regulatory reports and absence of regulatory investigations;
•	absence of litigation;
•	absence of restrictive agreements with regulators;
•
compliance with laws, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, the USA Patriot Act of 2001, the Volcker Rule, Regulation W of the Federal Reserve Board, or the regulations promulgated under such statutes, and permits;

•	compliance with anti-money laundering laws and anti-bribery and anti-corruption laws;
•	material contracts;
•	no broker’s or finder’s fees, except as contemplated by the merger agreement;
•	employee benefit plans;
•	labor matters;
•	environmental matters;
•	tax matters;
•	interest rate risk management instruments, such as swaps and options;
•	proper and accurate maintenance of books and records;
•	insurance coverage;
•	validity and status of loans;
•	adequacy of its allowance for loan losses under established regulatory and accounting standards;
•	transactions with affiliates;
•	conditions of and title to real and personal property;
•	intellectual property; and
•	exemptions from takeover statutes.
The merger agreement also contains representations and warranties on the part of BOC as to, among other things:
•	organization, standing and authority;
•	capital stock;
•	corporate power;
•	corporate authority;

•	no conflicts, third party consents and governmental and regulatory approvals required to complete the merger;
•	required filings;
•	availability, accuracy and compliance with GAAP and filings with the SEC and regulatory authorities;
•	timely filing of required regulatory reports;
•	maintenance of disclosure controls and procedures required under the Exchange Act;
•	disclosure of significant deficiencies or material weaknesses in internal control over financial reporting;
•	absence of litigation;
•	absence of restrictive agreements with regulators;
•	compliance with laws and permits;
•	no broker’s or finder’s fees, except as contemplated by the merger agreement; and
•	tax matters.
Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to BOC or PMB, as the case may be, means any effect, circumstance, occurrence or change that (i) is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, or condition (financial or otherwise) of PMB and its subsidiaries or BOC and its subsidiaries, as the case may be, or (ii) materially impairs the ability of such party to consummate the merger and the transactions contemplated by the merger agreement on a timely basis. However, none of the following effects, circumstances, occurrences or changes will be considered when determining if a material adverse effect has occurred:
•
any change in law or GAAP or interpretations thereof (except to the extent that such effect, circumstance, occurrence or change disproportionately adversely affects PMB and its subsidiaries or BOC and its subsidiaries, as the case may be, compared to other companies of similar size and operating in the commercial banking industry in which such party operates, in which case only the disproportionate effect will be taken into account);

•
effects resulting from worsening of geopolitical conditions in the United States or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which either party and any of its respective subsidiaries conduct material operations;

•
any change in market price or trading volume of PMB common shares or BOC common stock (except that the facts or circumstances giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect, except to the extent such facts or circumstances are themselves excepted from the definition of material adverse effect pursuant to any other clause of the definition);

•
any action taken by either party with the other party’s express written consent or any action taken by either party that such party was expressly required to take pursuant to the terms of the merger agreement;

•
any failure, in and of itself, by PMB or BOC to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except that the facts or circumstances giving rise or contributing to the failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect, except to the extent such facts or circumstances are themselves excepted from the definition of material adverse effect pursuant to any other clause of the definition);

•	changes in economic conditions affecting commercial banks generally (except to the extent that such change in economic conditions disproportionately adversely affects PMB and its subsidiaries or BOC and its subsidiaries, as the case may be, compared to other companies (in the case of PMB, other companies in California) of similar size and operating in the commercial banking industry in which such party operates, in which case only the disproportionate effect will be taken into account;
•
for purposes of the conditions set forth in the merger agreement that there not be a material adverse effect on the other party since the date of the merger agreement, those matters disclosed in the BOC disclosure schedules and PMB disclosure schedules, respectively, in each case, consistent with the standard set forth in the merger agreement and based on the information on those matters made available on or prior to the date of the merger agreement (except to the extent of any adverse developments with respect to such matters arising after the date of the merger agreement); or

•
changes in relationships with customers or employees of the respective parties and their respective subsidiaries that were primarily the result of the announcement or public disclosure of the merger agreement and the transactions contemplated thereby.

The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled “Termination of the Merger Agreement,” if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of BOC or PMB, or otherwise under the merger agreement, unless BOC or PMB willfully and intentionally breached the merger agreement.
Conduct of Business Prior to the Completion of the Merger
PMB has agreed that, prior to the effective time, except as approved in writing by BOC, as expressly contemplated by the merger agreement or as required by law, PMB and its subsidiaries’ respective businesses will be conducted in the ordinary and usual course and PMB and its subsidiaries will use commercially reasonable efforts to preserve its business organizations and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with governmental authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of PMB and its subsidiaries’ present employees and agents, and subject to the covenants relating to regulatory applications, as described under “Regulatory Matters” below, PMB and its subsidiaries will take no action that would reasonably be expected to adversely affect or materially delay PMB’s ability to obtain any necessary approvals of any regulatory authorities or other governmental authority required for the transactions contemplated by the merger agreement or to perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.
In addition to the general covenants above, PMB has agreed that until the effective time, except as otherwise expressly required by the merger agreement or as required by law, or as BOC may approve in writing (such approval not to be unreasonably withheld or delayed), subject to certain exceptions (including those set forth in PMB’s disclosure schedules), PMB will not and will not permit its subsidiaries to:
Capital Stock
•
issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any rights, other than shares issuable in respect of options, restricted shares or RSUs outstanding on the date of the merger agreement or permitted to be granted thereby; or

•	permit any shares of capital stock of PMB or any of its subsidiaries to become subject to grants of employee or director stock options, other rights or similar stock-based employee rights;
Dividends and Stock Repurchases
•
make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock except for dividends paid by any direct or indirect wholly owned subsidiary to PMB or to any other direct or indirect wholly owned subsidiary of PMB; or

•
directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock (other than the acquisition of PMB common shares from a holder of PMB equity awards in satisfaction of withholding obligations or in payment of the exercise price);

Compensation
•
enter into, renew, terminate, amend or otherwise modify any employment, retention, change in control, consulting, transition, termination, severance or similar agreement or arrangement with any director, officer, employee or consultant of such party or any of its subsidiaries (in each case, except with respect to change in control or severance agreements, other than in the ordinary course of business with respect to employees or consultants whose total annual compensation is less than $100,000), enter into any collective bargaining or similar agreement, pay or award, or commit to pay or award, any bonus or incentive compensation, grant any salary or wage increase or increase any employee compensation or benefit (including incentive or bonus payments) or forgive any loans or issue any loans to any employee or consultant of PMB, except (i) for increases in base salary or wage rates for employees who are not executive officers or non-management service providers in the ordinary and usual course of business consistent with past practice, provided that no such increase for any employee shall result in an annual adjustment of more than three percent individually or in the aggregate, (ii) to the extent required by the terms of an existing benefit plan as in effect as of the date of the merger agreement or (iii) for other changes that are required by applicable law; or

•
grant or approve the grant of any new stock options or other equity-based awards or, except as provided in the merger agreement, amend or modify the terms of any outstanding stock options or equity-based awards;

Hiring
•
hire any person as an employee of PMB or any of its subsidiaries or engage any independent contractor or promote any employee, other than (i) persons hired or promoted to fill any vacancies arising on or after the date of the merger agreement and (ii) any person hired as an employee or any employee promoted to a position with an annual base salary or wage rate and target cash bonus opportunity of no more than $100,000 in the aggregate or any person engaged as an independent contractor with consulting fees and target cash bonus opportunity of no more than $100,000;

Benefit Plans
•
enter into, terminate, establish, adopt or amend any benefit plans or any other compensation plan, program, policy or arrangement for the benefit or welfare of any current or former director, officer, employee or consultant of PMB or any of its subsidiaries, except as permitted by the terms of the merger agreement; or

•
fund or in any other way secure the payment of any cash benefits, in each case, except to the extent required by applicable law or the terms of an existing benefit plan as in effect as of the date of the merger agreement;

Dispositions
•
sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of individual loans and loan participations) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to PMB and its subsidiaries, taken as a whole;

Acquisitions
•
acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, equity interests, deposits or properties of any other person (other than purchases of loans and loan participations as permitted by the terms of the merger agreement);

Mergers
•
merge or consolidate PMB or any of its subsidiaries with any other person, except for any such transaction among its wholly owned subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

Capital Expenditures
•	make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate;
Governing Documents
•	amend either the PMB articles of incorporation or bylaws, or the organizational documents of any of its subsidiaries;
Accounting Methods
•
implement or adopt any change in PMB’s book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by PMB’s independent public accountants, or as required by the terms of the merger agreement; or

•
except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets (including any contract that would be a material contract (as defined in the merger agreement) as a result of entering into, modifying or amending such contract), other than in the ordinary course of business consistent with past practice;

Contracts
•
except with respect to contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with the terms of the merger agreement, enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claim under, any material contract (as defined in the merger agreement) or any contract which would be a material contract if it were in existence on the date of the merger agreement in each case which is not terminable at will or with 30 calendar days or less notice without payment of any amount other than for products delivered or services performed through the date of termination;

Claims
•
enter into any settlement, compromise or similar agreement with respect to any action, suit, proceeding, order or investigation to which PMB or any of its subsidiaries is or becomes a party after the date of the merger agreement, involving a payment by PMB or any subsidiary of an amount that exceeds $25,000 individually or $100,000 in the aggregate or would impose any material restriction on the business of the surviving corporation or create adverse precedent for claims that are reasonably likely to be material to PMB and its subsidiaries, taken as a whole;

Adverse Actions
•
take any action or omit to take any action that is intended to or would reasonably be likely to result in: (i) any of PMB’s representations or warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time; (ii) a condition to the merger not being satisfied; (iii) the merger being prevented or impeded from qualifying as a reorganization within the meaning of Section 368 of the Code; or (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law or under the voting agreements as described under the heading “Voting Agreements”;

Risk Management
•
except as required by law, regulation or regulator: (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices; (ii) fail to follow in all material respects PMB’s or its applicable subsidiary’s existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable efforts to avoid any material increase in PMB’s aggregate exposure to interest rate risk;

Indebtedness
•
incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

Loans
•	forgive any loan to directors, officers or employees;
•
make any loan or loan commitment to any person which would, when aggregated with all outstanding loans or loan commitments or any renewals or extensions thereof made to such person and any affiliate or immediate family member of such person, exceed $3,000,000;

•	make any loan or loan commitment to any person with a criticized loan (as defined in the merger agreement); or
•	purchase or sell any (i) criticized loan or (ii) any loan in excess of $3,000,000;
in the case of the second, third and fourth bullets above, without first submitting a copy of the loan write up containing the information customarily submitted as part of the loan write up, to the chief credit officer of BOC two business days prior to taking such action; provided that, if BOC objects in writing to such action within two business days after receiving such loan write up, PMB will obtain the approval of the credit policy committee of the PMB board of directors prior to making such loan or loan commitment or such purchase or sale;
Investments
•
other than in accordance with the investment policies of PMB or any of its subsidiaries in effect on the date of the merger agreement or in securities transactions as provided below, make any investment either by contributions to capital, property transfers or purchase of any property or asset of any person; or

•
other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of 18 months or less, purchase or acquire securities of any type;

in the case of investment securities, PMB may purchase investment securities if, within two business days after PMB requests in writing (which request will describe in detail the investment securities to be purchased and the purchase price for such securities) that BOC consents to making of any such purchase, BOC has approved such request in writing or has not responded in writing to such request.
Taxes
•
commence or settle any litigation or proceeding with respect to any liability for material taxes, or take any action which is reasonably likely to have a material adverse impact on the tax position of PMB, or, after the merger, which is reasonably likely to have a material adverse impact on the tax position of the surviving corporation;

•	except in the ordinary course of business consistent with past practice, make or change any material express or deemed tax election or file any material tax return;
•	file any amended tax return;
•	change any of its methods of reporting income or deductions for tax purposes;

•	change the entity classification of PMB or any of its subsidiaries; or
•	consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;
Branches
•
apply for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of PMB or any of its subsidiaries;

New Business
•
enter into any new line of business or change in any material respect PMB’s lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, as applicable (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law or policies imposed by any governmental authority;

Lending Practices
•
other than in the ordinary course of business consistent with past practice, make any material changes in PMB’s policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a governmental authority; or

Commitments
•	agree or commit to do any of the foregoing.
BOC Forbearance
BOC has agreed as to itself and its subsidiaries that, prior to the effective time (unless PMB shall otherwise approve in writing, and except as otherwise expressly contemplated by the merger agreement or as set forth in BOC’s disclosure schedules) and except as required by applicable law, it will not and will cause each of its subsidiaries not to:
Adverse Actions
•
take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of BOC’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (ii) any of the conditions to the merger not being satisfied, (iii) the merger being prevented or impeded from qualifying as a reorganization within the meaning of Section 368 of the Code; or (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law or under the voting agreements as described under the heading “Voting Agreements”;

Governing Documents
•
amend BOC’s charter or bylaws, or the organizational documents of any of its subsidiaries, in each case in a manner that would adversely affect the holders of PMB common shares relative to and disproportionately to all other holders of BOC common stock;

Capital Stock
•	adjust, split, combine or reclassify any capital stock of BOC;
Dividends
•	make, declare, pay or set aside for payment any extraordinary dividend or distribution on or in respect of any shares of BOC common stock;

Acquisitions
•
acquire, including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any material portion of the assets, business, securities, deposits or properties of any person or division or business unit thereof, in each case, that would reasonably be expected to prevent or materially impede or delay the consummation of the merger (including the receipt of any regulatory approval required to consummate the merger); or

Commitments
•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
Regulatory Matters
BOC and PMB have agreed to prepare and file this document, and BOC has agreed to prepare and file with the SEC the registration statement on Form S-4 in connection with the issuance of shares of BOC common stock in the merger (including the joint proxy statement and prospectus), as promptly as practicable, of which this document is a part. Each party has agreed to use its reasonable best efforts to have the S-4 registration statement declared effective under the Securities Act as promptly as practicable after such filing.
BOC and PMB have agreed to cooperate and use their respective reasonable best efforts to prepare and file, or in the case of BOC cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or governmental authorities in order to consummate the merger, the bank merger or any of the other transactions contemplated by the merger agreement.
Nothing contained in the merger agreement will be deemed to require BOC to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental authorities that would reasonably be likely to be a materially burdensome regulatory condition.
PMB Shareholder Approval
PMB has agreed to convene a special meeting of its shareholders as soon as practicable after the S-4 registration statement is declared effective, and will in any event use reasonable best efforts to convene such meeting no later than 45 calendar days after the S-4 registration statement is declared effective, to consider and vote upon the approval of the principal terms of the merger agreement. Subject to certain limited exceptions, the PMB board of directors will recommend to PMB shareholders that they approve the principal terms of the merger agreement and will use its reasonable best efforts to solicit such approval by the PMB shareholders. Unless the merger agreement is terminated in accordance with its terms, PMB will convene such meeting regardless of whether or not (i) the PMB board of directors has changed its recommendation that PMB shareholders approve the principal terms of the merger agreement or (ii) an acquisition proposal from a third party has been made (discussed in more detail below).
BOC Stockholder Approval
BOC has agreed to convene a special meeting of its stockholders as soon as practicable after the S-4 registration statement is declared effective, and will in any event use reasonable best efforts to convene such meeting no later than 45 calendar days after the S-4 registration statement is declared effective, to consider and vote upon the approval of the merger and the issuance of BOC common stock in connection with the merger. The BOC board of directors will recommend to BOC stockholders that they approve the merger and the issuance of BOC common stock in connection with the merger and will use its reasonable best efforts to solicit such approval by BOC stockholders.
Bank Merger
BOC and PMB have agreed that, promptly after the merger, PM Bank will merge with and into BOC Bank, with BOC Bank as the surviving entity.

Nasdaq and NYSE Listing
PMB has agreed to use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting of the shares of PMB common stock from Nasdaq and the deregistration of the shares of PMB common stock under the Exchange Act. BOC has agreed to file with the NYSE any required notices or forms with respect to the shares of BOC common stock to be issued in the merger.
Employee Matters
For a period of one year following closing, BOC will provide, or cause to be provided, to each of the employees of PMB and its subsidiaries as of immediately prior to the effective time who continue employment with BOC or any of its subsidiaries with a base salary or base wage, cash incentive opportunities and pension and welfare opportunities (excluding equity and long term incentive compensation) that are substantially comparable in the aggregate to those that are generally made available to similarly situated employees of BOC and its subsidiaries, and severance benefits that are the greater of the severance benefits as set forth in the PMB disclosure schedule in connection with the merger agreement and any severance benefits that are generally made available to similarly situated employees of BOC and its subsidiaries.
BOC has agreed to use commercially reasonable efforts to give PMB employees full credit for their service with PMB for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans that such employees may be eligible to participate in after the closing to the same extent recognized by PMB immediately prior to the closing, except to the extent it would result in the duplication of benefits for the same period of service and other than (i) for benefit accrual purposes under any defined benefit pension plan and (ii) for purposes of qualifying for subsidized early retirement benefits.
BOC has agreed to use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods (to the extent such conditions or waiting periods were covered or satisfied under the applicable plans of PMB) with respect to participation and coverage requirements applicable to the PMB employees under any life, disability, medical, dental or health plans that such employees may be eligible to participate in after the closing, and provide each PMB employee with full credit under medical, dental and health plans for any co-payments, deductibles and out-of-pocket expenses paid during the portion of the applicable plan year prior to such employee’s participation in any life, disability, medical, dental or health plans of BOC after the closing.
Indemnification and Directors’ and Officers’ Insurance
BOC has agreed to, following the effective time, indemnify present and former directors and officers of PMB in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent permitted under law. The surviving company will also assume, perform and observe the obligations of PMB under any agreements in effect as of the date of the merger agreement to indemnify those persons who are or have at any time been directors and officers of PMB for their acts and omissions occurring at or prior to the effective time in their capacity as officers of directors.
BOC has agreed to purchase (or, with the prior written consent of BOC, PMB may purchase) a six-year directors’ and officers’ liability insurance tail policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by PMB and its subsidiaries with respect to matters arising at or prior to the effective time; provided, however, that BOC is not required to spend more than 250% of the current annual premium spent by PMB to procure such insurance coverage.
Acquisition Proposals
Under the terms of the merger agreement, PMB has agreed that neither it nor its subsidiaries nor any of their respective officers, directors, employees and affiliates will, and that PMB will direct and use its reasonable best efforts to cause its and its subsidiaries’ agents and representatives not to, directly or indirectly:
•	initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any acquisition proposal; or

•
engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with any person relating to an acquisition proposal or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means:
•
any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving PMB or any of its subsidiaries that if consummated would result in any person (or such person’s shareholders) owning 15% or more of the total voting power of PMB or the surviving entity in a merger involving PMB or the resulting parent company; and

•
any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of PMB or those of any of its subsidiaries or 15% or more of PMB’s consolidated total assets.

However, the above restriction would not prevent PMB or its board of directors from:
•	complying with Rule 14d-9 and 14d-2 under the Exchange Act;
•
at any time before, but not after the PMB shareholder approval is obtained, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if PMB receives from the person so requesting such information, an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between BOC and PMB; or

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal;
only if, however, in the cases referred to in the second and third bullet points above, the PMB board of directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable law.
Further, the merger agreement provides that the PMB board of directors and each committee thereof will not:
•
except as expressly permitted by the merger agreement, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to BOC, the recommendation of its board of directors that its shareholders approve the principal terms of the merger agreement; or

•
cause or permit PMB to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal.

Notwithstanding the above, prior to the time the PMB shareholder approval is obtained, the PMB board of directors may withhold, withdraw or adversely modify the recommendation of its board of directors or approve, recommend or otherwise declare advisable any superior proposal (as defined below) made to PMB after the date of the merger agreement that was not solicited, initiated, encouraged or facilitated in breach of the merger agreement, if (A) an unsolicited bona fide written offer is made to PMB and is not withdrawn and the PMB board of directors determines in good faith (after consultation with its financial advisor) that such acquisition proposal is a superior proposal, and (B) the PMB board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action would result in a violation of the directors’ fiduciary duties under applicable law; provided, however, that no such change of recommendation may be made until after (I) at least five business days following BOC’s receipt of notice from PMB advising that the PMB board of directors intends to take such action and the basis therefor, and (II) PMB has negotiated in good faith to permit BOC to modify the merger agreement during such five business day period. In determining whether to make a change of recommendation, the PMB board of directors will take into account any changes to the terms of the merger agreement proposed by BOC and any other information provided by BOC in response to such notice.
As used in the merger agreement, “superior proposal” means an unsolicited bona fide acquisition proposal (provided that for purposes of the definition of “superior proposal” the references to “15%” in the definition of “acquisition proposal” will instead refer to “50%”) that the PMB board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to PMB shareholders from a financial point of view than the transaction contemplated by the merger agreement.
Trust Preferred Securities
The merger agreement provides that, at the effective time, BOC will assume the performance of the indentures and guarantee agreements relating to the trust capital securities issued by various business trust subsidiaries of PMB and assumed by PMB and the payment of the principal of and premium, if any, and interest thereon.
BOC’s Board of Directors
BOC has agreed that, prior to the effective time, BOC’s CNG Committee will recommend to the BOC board two persons from the PMB board of directors to serve on the BOC board effective at the effective time. Each such person will have been an active member of the PMB board of directors as of September 30, 2020 through the effective time and will be qualified as an “independent” director of BOC under applicable NYSE rules and otherwise meet any qualifications under BOC’s bylaws and applicable law. BOC has agreed that it will, through the BOC board of directors and subject to any fiduciary duties to the BOC stockholders, take all necessary action to nominate such directors for election to the BOC board in the proxy statement relating to the first annual meeting of BOC’s stockholders following the effective time.
Conditions to Consummation of the Merger
The respective obligation of each party to effect the merger is subject to the satisfaction or written waiver at or prior to the effective time of each of the following conditions:
•	PMB having obtained the PMB shareholder approval and BOC having obtained the BOC stockholder approval;
•
no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement; and

•
the S-4 registration statement, of which this document is a part, having become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 registration statement having been issued, and no proceedings for that purpose having been initiated or been threatened, by the SEC.

PMB’s obligation to effect the merger is also subject to the fulfillment or waiver of the following conditions:
•
the accuracy of the representations and warranties of BOC set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date), and PMB’s receipt of a certificate signed on behalf of BOC by an executive officer of BOC, dated as of the closing date, to such effect;

•
performance by BOC in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time, and receipt by PMB of a certificate signed by an executive officer of BOC, dated as of the closing date, to such effect;

•
all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FRB and the OCC which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on PMB or BOC (measured on a scale relative to PMB), having been made or obtained (as the case may be) and remaining in full force and effect and all statutory waiting periods in respect thereof having expired;

•
since March 22, 2021, no event having occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect with respect to BOC; and

•
receipt by PMB of the opinion of its counsel, dated the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

BOC’s obligation to complete the merger is also subject to the satisfaction or waiver of the following conditions:
•
the accuracy of the representations and warranties of PMB set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date), and BOC’s receipt of a certificate signed on behalf of PMB by an executive officer of PMB, dated as of the closing date, to such effect;

•
performance by PMB in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time, and receipt by BOC of a certificate signed by an executive officer of PMB, dated as of the closing date, to such effect;

•
all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the FRB and the OCC which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on PMB or BOC (measured on a scale relative to PMB), having been made or obtained (as the case may be) and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and none of such consents, registrations, approvals, permits and authorizations containing any materially burdensome regulatory condition;

•
as of the last business day of the month reflected in the closing financial statements, the sum of the adjusted PMB shareholders’ equity and PMB’s allowance for loan losses will not be less than the sum of (i) PMB’s allowance for loan losses as of December 31, 2020, (ii) the greater of (A) the adjusted PMB shareholders’ equity as of December 31, 2020 or (B) the adjusted PMB shareholders’ equity as of March 31, 2021 less $1,525,000 and (iii) any recoveries collected by PMB between March 22, 2021 and the last business day of the month reflected in the closing financial statements, in each case as determined in accordance with GAAP;

•
since March 22, 2021, no event having occurred or circumstance arisen that, individually or taken together with all other facts, has had or is reasonably likely to have a material adverse effect with respect to PMB;

•
receipt by BOC of the opinion of its counsel, dated the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement
The merger agreement may be terminated and the merger may be abandoned:
•
at any time prior to the effective time, whether before or after the PMB shareholder approval or the BOC stockholder approval, by action of the board of directors of either party, in the event that both parties mutually consent in writing to terminate the merger agreement;

•
at any time prior to the effective time, whether before or after the PMB shareholder approval or the BOC stockholder approval, by action of the board of directors of either party, in the event that the merger is not consummated by December 31, 2021 (which may be extended to March 31, 2022 by either party if all conditions to closing have been met except for the receipt of the required regulatory approvals), except to the extent that the failure of the merger to be consummated results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement;
•	at any time prior to the effective time, whether before or after the PMB shareholder approval or the BOC stockholder approval, by action of the board of directors of either party if:
•
the approval of any governmental authority required for consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement has been denied by final and nonappealable action of such governmental authority, or an application therefor has been permanently withdrawn by mutual agreement of the parties at the request or suggestion of a governmental authority, or

•	either the PMB shareholder approval or the BOC stockholder approval is not obtained at the duly convened special meeting, as applicable;
•
at any time prior to the effective time, whether before or after the PMB shareholder approval or the BOC stockholder approval, by action of either party’s board of directors if there has been a breach of any representation, warranty, covenant or agreement made by the other party, such that if continuing on the closing date of the merger, the condition as to the accuracy of the representations and warranties or the compliance with covenants by the other party would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to the end date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement;

•	by action of BOC’s board of directors at any time prior to the PMB shareholder approval, in the event:
•	PMB has breached in any material respect the prohibitions in the merger agreement relating to acquisition proposals;
•	the PMB board of directors has effected a change to its recommendation that PMB shareholders approve the principal terms of the merger agreement;
•
at any time after the end of 10 business days following receipt of an acquisition proposal, the PMB board of directors has failed to reaffirm its recommendation that the PMB shareholders approve the principal terms of the merger agreement as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by BOC; or

•
a tender offer or exchange offer for outstanding PMB common shares has been publicly disclosed (other than by BOC or an affiliate of BOC) and the PMB board of directors recommends that PMB shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the PMB board of directors fails to recommend unequivocally against acceptance of such offer.

Termination Fee
PMB must pay BOC a termination fee of $8,500,000 in the following circumstances:
•
BOC terminates the merger agreement because PMB (i) has breached in any material respect its obligations relating to acquisition proposals under the merger agreement, (ii) the PMB board of directors has changed its recommendation to shareholders, (iii) any time after the end of 10 business days following receipt of an acquisition proposal, the PMB board of directors has failed to reaffirm its recommendation to shareholders after receipt of a written request from BOC, or (iv) a tender offer or exchange offer for outstanding PMB common shares has been publicly disclosed (other than by BOC or an affiliate of BOC) and the PMB board of directors recommends that the PMB shareholders tender their shares or, within 10 business days after the commencement of such tender or exchange offer, the PMB board of directors fails to recommend unequivocally against acceptance of such an offer; or

•
(i) a bona fide acquisition proposal has been made to PMB or its shareholders generally or any person has publicly announced an intention to make an acquisition proposal with respect to PMB; (ii) thereafter the merger agreement is terminated by either party because (A) the merger was not consummated on or before the end date or (B) the PMB shareholder approval was not obtained at the PMB special meeting or the BOC stockholder approval was not obtained at the BOC special meeting and, in the case of either (A) or (B), the PMB shareholder approval has not been obtained; and (iii) within 12 months after the termination of the merger agreement, PMB enters into a definitive agreement with respect to or consummates an acquisition proposal (except that for purposes of the foregoing, references to “15%” in the definition of the term “acquisition proposal” will instead refer to “50%”).
Waiver and Amendment of the Merger Agreement
Prior to the effective time, any provision of the merger agreement may be: (i) waived in whole or in part by the party benefited by the provision or by both parties; or (ii) amended or modified at any time, by an agreement in writing between the parties thereto executed in the same manner as the merger agreement, except that after the PMB shareholder approval is obtained, the merger agreement may not be amended if it would reduce the aggregate value of the consideration to be received by PMB shareholders in the merger without any subsequent approval by such shareholders or be in violation of applicable law.
Expenses
The merger agreement provides that all costs and expenses incurred in connection with the merger agreement, the merger, and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.
PMB Voting Agreements
Each of the directors and certain shareholders of PMB have entered into a voting agreement with BOC in which such director or shareholder has agreed to vote all PMB common shares that he or she owns and has the power to vote in favor of the PMB merger proposal and any other matter that is required to be approved by the shareholders of PMB to facilitate the transactions contemplated by the merger agreement. Such persons also agreed to vote against any proposal made in opposition to the approval of the principal terms of the merger agreement or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to PMB’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. As of the close of business on the record date, such persons beneficially owned, in the aggregate, 2,754,062 PMB common shares, allowing them to exercise approximately 12.3% of the voting power of PMB common shares (which does not include shares issuable upon the exercise of stock options or upon the vesting of PMB RSUs that were not outstanding as of the close of business on the record date).
In addition, certain shareholders who executed a voting agreement agreed not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any PMB common shares or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of their PMB common shares, and not commit or agree to take any of the foregoing actions, subject in each case to certain limited exceptions.
The voting agreements terminate in certain circumstances, including in the event that the merger agreement is terminated in accordance with its terms.
The foregoing description of the voting agreements is only a summary, and shareholders are urged to read the form of voting agreement attached as Appendix B to this document, which is incorporated herein by reference.
BOC Voting Agreements
Each of the directors and certain stockholders of BOC have entered into a voting agreement with PMB in which such director or stockholder has agreed to vote all BOC common stock that he or she owns and has the power to vote in favor of the BOC merger proposal, the BOC stock issuance proposal and any other matter that is required to be approved by the stockholders of BOC to facilitate the transactions contemplated by the merger agreement. Such persons also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement, against any acquisition proposal and against any proposal, transaction, agreement or amendment to BOC’s organizational documents that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger. As of the close of business on the record date, such persons beneficially owned, in the aggregate, 5,205,334 shares of BOC common stock, allowing them to exercise approximately 10.4% of the voting power of BOC common stock (which does not include shares issuable upon the exercise of stock options or upon the vesting of BOC RSUs that were not outstanding as of the close of business on the record date).
In addition, certain stockholders who executed a voting agreement agreed not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any BOC common stock or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of their BOC common stock, and not commit or agree to take any of the foregoing actions, subject in each case to certain limited exceptions.
The voting agreements terminate in certain circumstances, including in the event that the merger agreement is terminated in accordance with its terms.
The foregoing description of the voting agreements is only a summary, and shareholders are urged to read the form of voting agreement attached as Appendix C to this document, which is incorporated herein by reference.

MATERIAL U.S. FEDERAL INCOME TAX
CONSEQUENCES OF THE MERGER
This section describes the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of PMB common shares.
For purposes of this discussion, a U.S. holder is a beneficial owner of PMB common shares who for United States federal income tax purposes is:
•	a citizen or resident of the United States;
•
a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States or any state or political subdivision thereof;

•
a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds PMB common shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding PMB common shares, you should consult your tax advisor about the tax consequences of the merger to you.
This discussion applies only to those PMB shareholders who hold their PMB common shares as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular U.S. holders in light of their individual circumstances or to PMB shareholders that are subject to special rules, such as:
•	financial institutions;
•	investors in pass-through entities;
•	insurance companies;
•	mutual funds
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold PMB common shares as part of a straddle, hedge, constructive sale or conversion transaction;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or persons that have a functional currency other than the U.S. dollar;
•	persons who are not U.S. holders; and
•
shareholders who acquired their PMB common shares through the exercise of a PMB stock option, a PMB restricted share award or a PMB RSU or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.
BOC and PMB have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligation of BOC to complete the merger is conditioned upon the receipt of an opinion from Sullivan & Cromwell LLP, counsel to BOC, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligation of PMB to complete the merger is conditioned upon the receipt of an opinion from Sheppard, Mullin, Richter & Hampton LLP, counsel to PMB, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by BOC and PMB. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions is binding on the Internal Revenue Service or the courts. BOC and PMB have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, each PMB shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
Material Tax Consequences of the Merger Generally to Holders of PMB Common Shares
Assuming that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code:
•
A PMB holder who receives solely BOC common stock (or receives BOC common stock and cash solely in lieu of a fractional share) in exchange for PMB common shares pursuant to the merger, generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of BOC common stock;

•
The aggregate tax basis in the BOC common stock received by a holder of PMB common shares in the merger, including any fractional share interests deemed received and redeemed (as described below), will equal such holder’s aggregate adjusted tax basis in the PMB common shares surrendered in the exchange; and

•	the holding period of BOC common stock received in exchange for PMB common shares will include the holding period of the PMB common shares for which it is exchanged.
Notwithstanding the foregoing, U.S. holders of PMB common shares acquired different blocks of shares of PMB common shares at different times or at different prices, such holders’ basis and holding period may be determined with reference to each block of PMB common shares. Any such holders should consult their tax advisors regarding the manner in which BOC common stock received in the exchange should be allocated among different blocks of PMB common shares and with respect to identifying the bases or holding periods of the particular shares of BOC common stock received in the merger.
Cash Received In Lieu of a Fractional Share of BOC Common Stock
A PMB shareholder who receives cash in lieu of a fractional share of BOC common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by BOC. As a result, a PMB shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding
Payments of cash to a non-corporate holder of PMB common shares in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of 24%). Such holders of PMB common shares generally will not be subject to backup withholding, however, if the holder:
•
furnishes a correct taxpayer identification number, certifies that such holder is not subject to backup withholding on IRS Form W-9 (or an applicable substitute or successor form) included in the letter of transmittal each holder will receive following completion of the merger and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.
Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.
The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to holders of PMB common shares. Thus, if you are a holder of PMB common shares, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited preliminary pro forma combined condensed consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and year ended December 31, 2020 combine the historical consolidated financial statements of BOC and PMB as of March 31, 2021 (i) on an actual historical basis and (ii) assuming the completion of the merger at such date, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The unaudited pro forma combined condensed consolidated financial statements give effect to the proposed merger as if the merger occurred on March 31, 2021 with respect to the consolidated balance sheet, and on January 1, 2020 with respect to the consolidated statement of income.
The unaudited pro forma combined condensed consolidated financial statements included in this joint proxy statement/prospectus are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger had been completed at the beginning of the periods indicated or which may be obtained in the future.
Further, BOC has not identified all adjustments necessary to conform PMB’s accounting policies to BOC’s accounting policies. Upon consummation of the merger, or as more information becomes available, BOC will perform a more detailed review of PMB’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on BOC’s financial information following the consummation of the merger.
The unaudited pro forma combined consolidated condensed financial statements have been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of BOC and PMB incorporated by reference in this joint proxy statement/prospectus. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. In addition, the pro forma combined condensed statements of income do not include any estimated merger-related costs that may be recorded in the combined results of income as a result of the merger.
THIS PRO FORMA INFORMATION IS PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY AND DOES NOT INDICATE THE FINANCIAL AND OPERATING RESULTS THAT BOC WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS OR THE FUTURE FINANCIAL POSITION OF THE COMBINED ENTITY.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheets as of March 31, 2021
	BOC	PMB	Combined	Pro forma Merger Adjustments(1)		Pro Forma Combined
	(dollars in thousands, except per share data)
ASSETS
Cash and cash equivalents	$379,509	$258,386	$637,895	$(3,510)	(a)	$634,385
Interest-bearing time deposits with other financial institutions	—	1,597	1,597	—		1,597
Securities available-for-sale	1,270,830	43,228	1,314,058	—		1,314,058
Loans held-for-sale	1,408	—	1,408	—		1,408
Loans held-for-investment	5,764,401	1,244,772	7,009,173	(6,979)	(b)	7,002,194
Allowance for loan losses	(79,353)	(17,127)	(96,480)	8,022	(c)	(88,458)
Premises and equipment, net	120,071	712	120,783	—		120,783
Investments in alternative energy partnerships, net	23,809	—	23,809	—		23,809
Goodwill	37,144	—	37,144	47,275	(d)	84,419
Other intangible assets, net	2,351	370	2,721	5,554	(e)	8,275
Deferred income tax, net	47,877	8,989	56,866	(2,598)	(f)	54,268
Bank owned life insurance investment	112,479	8,894	121,373	—		121,373
Other assets	252,933	30,216	283,149	—		283,149
Total assets	$7,933,459	$1,580,037	$9,513,496	$47,764		$9,561,260

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,700,343	$649,407	$2,349,750	$—		$2,349,750
Interest-bearing deposits	4,441,699	734,364	5,176,063	—		5,176,063
Total deposits	6,142,042	1,383,771	7,525,813	—	(g)	7,525,813
Federal Home Loan Bank advances, net	635,105	—	635,105	—	(g)	635,105
Long-term debt, net	256,441	17,527	273,968	—		273,968
Accrued expenses and other liabilities	95,178	17,468	112,646	—		112,646
Total liabilities	7,128,766	1,418,766	8,547,532	—		8,547,532

Preferred equity	94,956	—	94,956	—		94,956
Common equity	709,737	161,271	871,008	47,764	(h)	918,772
Total stockholders’ equity	804,693	161,271	965,964	47,764		1,013,728
Total liabilities and stockholders’ equity	$7,933,459	$1,580,037	$9,513,496	$47,764		$9,561,260

Per share data:
Shares outstanding	50,627,768	23,787,385	74,415,153			62,424,337
Book value per common share	$14.02	$6.78	$11.70			$14.72
Tangible book value per common share	$13.24	$6.76	$11.17			$13.23
(1)	See related note references in Note 4 – Proforma Adjustments
The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Unaudited Pro Forma Combined Condensed Consolidated Income Statements for the Three Months Ended March 31, 2021
	BOC	PMB	Combined	Pro forma Merger Adjustments(1)		Pro Forma Combined
	(dollars in thousands, except per share data)
Interest and dividend income
Loans, including fees	$61,345	$13,331	$74,676	$349	(i)	$75,025
Securities	6,501	315	6,816	—		6,816
Other interest-earning assets	772	52	824	—		824
Total interest and dividend income	68,618	13,698	82,316	349		82,665
Interest expense
Deposits	4,286	825	5,111	—		5,111
Federal Home Loan Bank advances	3,112	11	3,123	—		3,123
Long-term debt and other interest-bearing liabilities	3,304	123	3,427	—		3,427
Total interest expense	10,702	959	11,661	—		11,661
Net interest income	57,916	12,739	70,655	349		71,004
Provision for credit losses	(1,107)	—	(1,107)	—		(1,107)
Net interest income after provision for credit losses	59,023	12,739	71,762	349		72,111
Noninterest income
Customer service fees	1,758	819	2,577	—		2,577
Loan servicing income	268	50	318	—		318
Income from bank owned life insurance	672	68	740	—		740
Net gain on sale of securities available for sale	—	140	140	—		140
Other income	1,683	661	2,344	—		2,344
Total noninterest income	4,381	1,738	6,119	—		6,119
Noninterest expense
Salaries and employee benefits	25,719	5,661	31,380	—		31,380
Occupancy and equipment	7,196	1,151	8,347	—		8,347
Professional fees	4,022	882	4,904	—		4,904
Data processing	1,655	562	2,217	—		2,217
Advertising	118	—	118	—		118
Regulatory assessments	774	285	1,059	—		1,059
Amortization of intangible assets	282	—	282	242	(k)	524
Merger-related costs	700	387	1,087	(1,087)	(l)	—
All other expense	6,269	736	7,005	—		7,005
Total noninterest expense	46,735	9,664	56,399	(845)		55,554
Income before income taxes	16,669	4,813	21,482	1,194		22,676
Income tax expense	2,294	1,425	3,719	298	(m)	4,017
Net income	14,375	3,388	17,763	896		18,659
Preferred stock dividends	3,141	—	3,141	—		3,141
Less: Income allocated to participating securities	62	—	62	—		62
Impact of preferred stock redemption	3,347	—	3,347	—		3,347
Net income available to common stockholders	$7,825	$3,388	$11,213	$896		$12,109
The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

	BOC	PMB	Combined	Pro forma Merger Adjustments(1)	Pro Forma Combined
	(dollars in thousands, except per share data)
Weighted average common shares outstanding:
Basic	50,350,897	23,561,643			62,147,466
Diluted	50,750,522	23,813,329			62,547,091
Net (loss) income per share:
Basic	$0.16	$0.14	$0.30		$0.19
Diluted	$0.15	$0.14	$0.29		$0.19
(1)	See related note references in Note 4 – Proforma Adjustments
The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Unaudited Pro Forma Combined Condensed Consolidated Income Statements for the Year Ended December 31, 2020
	BOC	PMB	Combined	Pro forma Merger Adjustments(1)		Pro Forma Combined
	(dollars in thousands, except per share data)
Interest and dividend income
Loans, including fees	$257,300	$58,699	$315,999	$1,395	(i)	$317,394
Securities	29,038	940	29,978	—		29,978
Other interest-earning assets	4,269	959	5,228	—		5,228
Total interest and dividend income	290,607	60,598	351,205	1,395		352,600
Interest expense
Deposits	37,816	7,529	45,345	—		45,345
Federal Home Loan Bank advances	18,040	455	18,495	—		18,495
Long-term debt and other interest-bearing liabilities	10,157	632	10,789	—		10,789
Total interest expense	66,013	8,616	74,629	—		74,629
Net interest income	224,594	51,982	276,576	1,395		277,971
Provision for credit losses	29,719	9,050	38,769	13,022	(j)	51,791
Net interest income after provision for credit losses	194,875	42,932	237,807	(11,627)		226,180
Noninterest income
Customer service fees	5,771	3,137	8,908	—		8,908
Loan servicing income	505	175	680	—		680
Income from bank owned life insurance	2,489	270	2,759	—		2,759
Net gain on sale of securities available for sale	2,011	171	2,182	—		2,182
Net gain on sale of loans	245	547	792	—		792
Other income	7,497	2,037	9,534	—		9,534
Total noninterest income	18,518	6,337	24,855	—		24,855
Noninterest expense
Salaries and employee benefits	96,809	22,429	119,238	—		119,238
Naming rights termination	26,769	—	26,769	—		26,769
Occupancy and equipment	29,350	4,701	34,051	—		34,051
Professional fees	15,736	2,956	18,692	—		18,692
Data processing	6,574	2,568	9,142	—		9,142
Advertising	3,303	54	3,357	—		3,357
Regulatory assessments	2,741	954	3,695	—		3,695
Amortization of intangible assets	1,518	—	1,518	1,077	(k)	2,595
All other expense	16,233	3,185	19,418	—		19,418
Total noninterest expense	199,033	36,847	235,880	1,077		236,957
Income before income taxes	14,360	12,422	26,782	(12,704)		14,078
Income tax expense (benefit)	1,786	4,088	5,874	(3,176)	(m)	2,698
Net income	12,574	8,334	20,908	(9,528)		11,380
Preferred stock dividends	13,869	—	13,869	—		13,869
Less participating securities dividends	376	—	376	—		376
Impact of preferred stock redemption	(568)	—	(568)	—		(568)
Net (loss attributable) income available to common stockholders	$(1,103)	$8,334	$7,231	$(9,528)		$(2,297)

Weighted average common shares outstanding:
Basic	50,182,096	23,507,081				61,979,665
Diluted	50,182,096	23,716,144				61,978,665

Net (loss) income per share:
Basic	$(0.02)	$0.35	$0.33			$(0.04)
Diluted	$(0.02)	$0.35	$0.33			$(0.04)
(1)	See related note references in Note 4 – Proforma Adjustments
The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements
NOTE 1 - BASIS OF PRESENTATION
The unaudited pro forma combined condensed consolidated financial information assumes that all of the outstanding shares of PMB common stock will be exchanged for BOC common stock at an exchange ratio of 0.5 of a share of BOC common stock for each share of PMB common stock. The exchange ratio in the merger is fixed, and not subject to adjustment related to the PMB or BOC trading prices.
The unaudited pro forma combined condensed consolidated financial information is based upon the assumption that the total number of shares of PMB common stock outstanding immediately prior to the completion of the merger will be 23,787,385 and each outstanding share of PMB common stock, excluding outstanding shares subject to unvested restricted stock awards, will be exchanged for 0.5 of a share of BOC common stock and outstanding PMB share-based awards, including outstanding shares subject to unvested restricted stock awards, will be paid in cash at closing for $3.5 million. This would result in the issuance of 11,796,569 shares of BOC common stock with an estimated fair value based upon the closing price of BOC’s common stock on May 10, 2021, of $17.72, for stock consideration of $209.0 million, and together with cash consideration, an aggregate purchase price of $212.5 million (the “merger consideration”). While the final exchange ratio has been established, the cash consideration is based upon the average common stock price of BOC for a 20 day trading period prior to the closing of the merger.
BOC has not had sufficient time to completely evaluate the tangible and identifiable intangible assets of PMB. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. Certain reclassifications have been made to the historical financial statements of PMB to conform to the presentation in BOC’s financial statements. The final allocation of the purchase price will be determined after the merger is completed and additional analyses are performed to determine the fair values of PMB’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The unaudited pro forma combined condensed consolidated financial statements have been prepared to include the estimated adjustments necessary to record the assets and liabilities of PMB at their respective fair values and represents management’s best estimate based upon the information available at time of their preparation. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Subsequent adjustments may change the associated assets and liabilities and the resulting goodwill.
As described above, the total estimated purchase price for the purpose of this unaudited pro forma combined condensed consolidated financial information is $212.5 million. Goodwill is created when the merger consideration exceeds the fair value of the net assets acquired or a bargain purchase gain results when the current fair value of the net assets acquired exceeds the merger consideration. For purposes of this analysis, goodwill resulting from the transaction totals $47.3 million, based on the estimated purchase price assumptions described herein; however, the final purchase accounting analysis will be performed as of the merger date and these amounts are subject to change as additional information becomes available and as additional analyses are performed. Note 5 - Preliminary Purchase Accounting Allocation below presents a table that provides the preliminary calculation and allocation of the purchase price used in the pro forma combined condensed consolidated financial statements and a reconciliation of pro forma shares outstanding.
NOTE 2 - MERGER AND ACQUISITION INTEGRATION COSTS
The branch operations, lending activities, and all other operations of PMB will be integrated into BOC. The integration of these operations and the conversion of systems are expected to be completed in the third quarter of 2021.
The specific details of the plan to integrate the operations of PMB will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where BOC may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain premises, furniture and equipment. BOC expects to incur merger-related costs including professional fees, legal fees, system conversion costs, lease impairment charges, and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.
NOTE 3 - ESTIMATED ANNUAL COST SAVINGS
BOC expects to realize cost savings following the merger. These cost savings are not reflected in the unaudited pro forma combined condensed consolidated financial statements and there can be no assurance they will be achieved in the amount or manner currently contemplated.
NOTE 4 - PRO FORMA ADJUSTMENTS
a.	Adjustment of $3.5 million paid by BOC to purchase and retire PMB’s outstanding unvested stock options, restricted shares, and restricted stock units.
b.
Adjustment of $7.0 million, to reflect the preliminary market value of loans. The adjustment includes a $22.1 million credit mark, offset by a positive $6.0 million interest rate mark and an $9.1 million gross up adjustment for the purchased credit deteriorated (“PCD”) loans. The net amount will be recognized over an expected five-year life of the loans.

c.
Adjustment of $8.0 million is comprised of $17.1 million to eliminate PMB’s existing allowance for loan losses, offset by the $9.1 million PCD loans gross up adjustment to establish the allowance for loan losses for such PCD loans.

d.
Represents the recognition of goodwill of $47.3 million resulting from the difference between the merger consideration less the net fair value of the assets acquired and assumed liabilities. See Note 5 – Preliminary Purchase Accounting Allocation.

e.
Adjustment of $5.6 million comprised of $370 thousand to eliminate PMB’s existing intangible assets, offset by $5.9 million to establish a core deposit intangible asset fair value, which is estimated to be 0.50% of non-maturity deposits and expected to be amortized on an accelerated basis over an estimated life of 10 years.

f.	Purchase accounting adjustment of $2.6 million to reflect a decrease in the estimated amount of deferred tax assets resulting from the purchase price accounting adjustments noted above.
g.	Fair value adjustments deemed immaterial.
h.
Adjustment of $47.8 million is comprised of $212.5 million in merger consideration, offset by $161.3 million to eliminate PMB’s equity and $3.5 million paid to purchase and retire PMB’s outstanding unvested stock options, restricted shares and restricted stock units.

i.
Adjustment to reflect amortization of the purchase price accounting adjustment on loans, which is expected to increase pro forma interest income by $1.4 million in the first year following consummation of the merger and $349 thousand for the first quarter of the second year following consummation of the merger.

j.	Adjustment to establish the $13.0 million allowance for credit losses for non-PCD loans acquired.
k.
Adjustment to reflect amortization of $1.1 million related to the purchase price accounting adjustment for the core deposit intangible during the first year following consummation of the merger and $242 thousand for the first quarter of the second year following consummation of the merger.

l.	Adjustment to reflect the reversal of $1.1 million in merger-related costs.
m.	Income taxes are estimated at 25%.

NOTE 5 - PRELIMINARY PURCHASE PRICE ALLOCATION
The following table represents a preliminary allocation of merger consideration to the assets and liabilities of PMB as of March 31, 2021 and the preliminary fair value adjustments and amounts that may be recorded by BOC upon closing of the merger transaction (dollars in thousands, except per share data):
Purchase price consideration (preliminary)
PMB common shares outstanding as of March 31, 2021	23,787,385
Less: Outstanding unvested restricted stock awards	(194,247)
PMB common shares outstanding exchanged for stock	23,593,138
Exchange ratio	0.5
BOC common shares to be issued to PMB shareholders	11,796,569
Purchase price per share of BOC common stock as of May 10, 2021	$17.72
Purchase price assigned to common shares exchanged for stock	$209,035
Share-based awards consideration	3,510
Total merger consideration		$212,545
Less: PMB stockholders’ equity		161,271

Estimated fair value adjustments:
Loan fair value adjustment - rate component	$6,043
Loan fair value adjustment - credit component	(22,127)
Loan fair value adjustments, net	(16,084)
Elimination of PMB allowance for credit losses	17,127
Loan adjustments, net	1,043
Core deposit intangible	5,924
Elimination of PMB intangible assets	(370)
Deferred taxes	(2,598)
Total fair value adjustments	3,999	3,999
Net assets acquired		165,270
Goodwill		$47,275

Reconciliation of pro forma shares outstanding:
PMB common shares exchanged for BOC common shares		23,593,138
Exchange ratio		0.5
BOC common shares issued to PMB shareholders		11,796,569
BOC common shares outstanding		50,627,768
Pro forma BOC common shares outstanding		62,424,337

Pro forma ownership percentage of PMB shareholders		18.9%
Pro forma ownership percentage of legacy BOC shareholders		81.1%

COMPARISON OF SHAREHOLDERS’ RIGHTS
General
PMB is incorporated under the laws of the State of California, and the rights of PMB shareholders are governed by the laws of the State of California, PMB’s articles of incorporation and PMB’s bylaws. As a result of the merger, PMB shareholders will receive shares of BOC common stock and will become BOC stockholders. BOC is incorporated under the laws of the State of Maryland, and the rights of BOC stockholders are governed by the laws of the State of Maryland, BOC’s charter and BOC’s bylaws. Thus, following the merger, the rights of PMB shareholders who become BOC stockholders in the merger will no longer be governed by the laws of the State of California and PMB’s articles of incorporation and bylaws and instead will be governed by the laws of the State of Maryland and BOC’s charter and bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of PMB shareholders under California law and PMB’s articles of incorporation and bylaws (left column) and the rights of BOC stockholders under Maryland law and BOC’s charter and bylaws (right column). While the parties believe that the summary table includes the material differences between the rights of PMB’s shareholders and those of BOC’s stockholders, this summary does not include a complete description of all the differences between the rights of the stockholders. Copies of the full text of BOC’s charter and bylaws currently in effect, and PMB’s articles of incorporation and bylaws currently in effect, are available, without charge, by following the instructions in the section entitled “Where You Can Find More Information.”
PMB	BOC
Authorized Capital Stock

PMB’s articles of incorporation state that the authorized capital stock of PMB consists of 85 million shares of common stock, no par value per share, two million shares of non-voting common stock, no par value per share and two million shares of preferred stock, no par value per share. As of Monday, May 10, 2021, there were 22,322,184 shares of common stock issued and outstanding, 1,467,155 shares of non-voting common stock issued and outstanding and 0 shares of preferred stock issued and outstanding.

BOC’s charter states that the authorized capital stock of BOC consists of 450 million shares of common stock, 3,136,156 of which have been classified and designated as Class B Non-Voting Common Stock, and 50 million shares of preferred stock. As of Monday, May 10, 2021, there were 50,174,678 shares of BOC common stock outstanding, including 477,321 shares of Class B Non-Voting Common Stock, and 3,948,105 shares of BOC preferred stock outstanding, all of which are shares of 7.000% Non-Cumulative Perpetual Preferred Stock, Series E, liquidation preference $1,000 per share, referred to as Series E Preferred Stock.

Number of Directors

PMB’s bylaws state that the number of directors that may serve on PMB’s board of directors will not be less than seven or more than 13. The exact number of directors will be fixed from time to time by a duly adopted amendment to the articles of incorporation, by a resolution approved by the board of directors or by approval of the shareholders. However, an amendment reducing the fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than 16 2/3% of the outstanding shares entitled to vote thereon. There are currently 10 members of the PMB board of directors.

BOC’s bylaws state that the number of directors comprising the board of directors will be from one to 15, with the exact number to be determined from time to time by the BOC board of directors. There are currently 10 members of the BOC board of directors. Pursuant to the merger agreement, the directors of BOC immediately prior to the effective time, together with two PMB directors from prior to the effective time selected by the BOC CNG Committee, will be the directors of BOC following the merger.

PMB	BOC
Election of Directors

PMB’s bylaws provide that PMB shareholders may cumulate votes with respect to the election of directors at a shareholders’ meeting for any candidate or candidates’ whose names have been placed in nomination prior to the voting if the shareholder has given notice prior to the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, then every shareholder entitled to vote may cumulate such shareholder’s votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled, or distribute the shareholder’s votes on the same principle among any or all of the candidates, as the shareholder thinks fit. The candidates receiving the highest number of votes up to the number of directors to be elected are elected.

BOC’s charter provides that each stockholder is entitled to one vote for each share of stock held by such stockholder, provided that under BOC’s charter, no beneficial owner of more than 10% of the outstanding shares of BOC common stock may vote shares in excess of this limit. See “—Restrictions on Voting of Equity Interests” below. Cumulative voting is not permitted.

BOC’s bylaws provide that directors will be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present and for which the number of director nominees is less than or equal to the number of open board seats, provided that directors will be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting at which a quorum is present and for which the number of director nominees exceeds the number of open board seats (i.e., a contested election).

Removal of Directors

Under PMB’s bylaws, any or all of the directors may be removed with or without cause.
Under BOC’s charter, subject to the rights of the holders of any series of preferred stock then outstanding, any and all directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the combined voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the voting limitation in BOC’s charter described under “—Restrictions on Voting of Equity Interests”), voting together as a single class.

Filling Vacancies on the Board of Directors

PMB’s bylaws provide that vacancies on the board of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. However, a vacancy created by the removal of a director may be filled only by the vote of a majority of the share entitled to vote represented at a duly held meeting at which a quorum is present or by the unanimous written consent of the shareholders. Each director so elected will hold office until the expiration of the term of the director which such director replaced.

BOC’s charter and bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, though less than a quorum. Any director elected or appointed to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders, and shall serve until a successor is elected and qualified.

PMB	BOC
Nomination of Director Candidates by Stockholders

PMB’s bylaws provide that any shareholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors on the record date may nominate candidates to become members of the board of directors. Notice of the shareholder’s intention to make any nominations must be made in writing and delivered to the secretary of PMB not less than 90 days and nor more than 120 days prior to the first anniversary of the date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.

BOC’s bylaws permit stockholders to nominate a director for election if notice meeting the requirements of BOC’s bylaws is delivered to BOC’s secretary not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.

Stockholder Proposals

PMB’s bylaws provide that any shareholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors on the record date may nominate candidates to become members of the board of directors. Notice of the shareholder’s intention to make any nominations must be made in writing and delivered to the secretary of PMB not less than 90 days and nor more than 120 days prior to the first anniversary of the date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.

BOC’s bylaws provide that in order for a proposal to be brought before an annual meeting by a stockholder, the stockholder must give notice of the proposal satisfying the requirements of BOC’s bylaws to BOC’s secretary not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.

Stockholder Action Without a Meeting

PMB’s bylaws provide that any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

In the case of election of directors, such consent will be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.

BOC’s bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if there is filed with the records of the stockholders’ meetings a unanimous written consent which sets forth the action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at the meeting.

Special Meetings of Stockholders

According to PMB’s bylaws, a special meeting of the shareholders, for any purpose or purposes whatsoever, may be called at any time by the board of directors, or by the chairman of the board of directors, or by the president, or by one or more shareholders holding

BOC’s bylaws provide that, subject to the rights of the holders of any class or series of preferred stock, special meetings of stockholders may be called by the president, the chief executive officer or the board of directors pursuant to a resolution adopted by a

PMB	BOC
shares in the aggregate entitled to cast not less than 10% of the votes at any such meeting.
majority of the total number of directors which BOC would have if there were no vacancies on the board. Special meetings of stockholders will also be called by BOC’s secretary on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Limitation on Liability and Indemnification of Directors and Officers

Pursuant to PMB’s articles of incorporation, the liability of directors for monetary damages is eliminated to the fullest extent permissible under California law.

The articles of incorporation also authorize PMB to indemnify the directors and officers of PMB to the fullest extent permissible under California and in excess of that otherwise permitted by Section 317 of the CGCL, subject to the limits on indemnification set forth in Section 204 of the CGCL. Section 204 prohibits indemnifying directors for (i) intentional misconduct or knowing and culpable violations of law; (ii) acts or omissions that a director believes are contrary to the best interests of the corporation or its shareholders and involve the absence of good faith; (iii) transactions from which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; or (vi) actions under Sections 310 and 316 of the CGCL.

PMB’s bylaws also provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, will be indemnified and held harmless by PMB to the fullest extent authorized by California law if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of PMB.

BOC’s charter provides that directors and officers of BOC will not be liable to BOC or its stockholders for monetary damages, except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) it is otherwise required by the MGCL.

BOC’s charter further provides that BOC will indemnify (i) its current and former directors and officers to the fullest extent required or permitted by the MGCL, including the advancement of expenses and (ii) other employees or agents to the extent authorized by the BOC board and permitted by law. BOC must pay any indemnification claim in full within 60 days after a written claim has been received by BOC (or within 20 days in the case of a claim for advancement of expenses). In the case of a claim for advancement of expenses by an indemnitee, BOC must receive from the indemnitee both (x) an undertaking as required by law to repay such advances in the event it will ultimately be determined that the standard of conduct has not been met; and (y) a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification by BOC has been met.

Amendments to Articles of Incorporation, Charter and Bylaws

Generally, the CGCL requires a vote of the majority of the outstanding shares entitled to vote to amend the articles of incorporation.

New bylaws may be adopted and the bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote, or

BOC’s charter generally may be amended upon approval by the BOC board of directors and the holders of a majority of the outstanding shares of BOC common stock.

The bylaws of BOC may be adopted, amended or repealed as provided in BOC’s charter. Under BOC’s

PMB	BOC
by the written assent of shareholders entitled to vote such shares, except as otherwise provided by law or by the articles of incorporation.

Subject to the rights of the shareholders as provided in the bylaws, bylaws other than a bylaw or an amendment thereof changing the authorized number of directors may be adopted, amended or repealed by the board of directors.

charter, the board of directors may adopt, amend or repeal BOC’s bylaws by approval of a majority of the total number of directors of BOC if there were no vacancies on the board. BOC’s stockholders may also adopt, amend or repeal BOC’s bylaws by the affirmative vote of a majority of the voting power of all of the then-outstanding shares of capital stock of BOC entitled to vote generally in the election of directors (after giving effect to the voting limitation in BOC’s charter described under “—Restrictions on Voting of Equity Interests”), voting together as a single class; provided, that the approval of at least two-thirds of the voting power of the then-outstanding shares of capital stock of BOC entitled to vote generally in the election of directors (after giving effect to the voting limitation in BOC’s charter described under “—Restrictions on Voting of Equity Interests”), voting together as a single class is required to adopt, amend or repeal the section of BOC’s bylaws related to special meetings of its stockholders.

Business Combination Restrictions

Section 1101 of the CGCL requires that, in a merger of a corporation with a shareholder (or its affiliate) who holds more than 50% but less than 90% of the corporation’s common stock, the other shareholders of the corporation must receive common stock in the transaction, unless all the corporation’s shareholders consent to the transaction.

Section 1203 of the CGCL also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or sale of assets is made by an interested party (generally a controlling or managing party of the corporation), the interested party must provide the other shareholders with a written opinion as to the fairness of the consideration to be paid to the shareholders. Furthermore, if a tender of shares or a vote is sought pursuant to an interested party’s proposal and a later proposal is made by another party at least 10 days prior to the date of acceptance of the interested party’s proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw their vote, consent or proxy, and to withdraw any tendered shares.

Section 3-602 of the MGCL prohibits a Maryland corporation from engaging in a “business combination” (as defined under Maryland law) with a person owning 10% or more of the corporation’s voting stock or such person’s affiliates for five years or following the time that a person becomes a 10% stockholder, with certain exceptions. BOC, in its charter, has opted out of Section 3-602, and instead, permits a “business combination” (as defined in the charter) upon the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on the matter and certain other exceptions, including approval by a majority of disinterested directors.

PMB	BOC
Restrictions on Voting of Equity Interests

None.
Under BOC’s charter, no person who beneficially owns, directly or indirectly, more than 10% of the then-outstanding shares of BOC common stock will be entitled to vote any shares held in excess of the 10% threshold.

The MGCL contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation's voting stock (referred to as “control shares”) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision, which BOC has done pursuant to its charter. Accordingly, the MGCL control share acquisition statute does not apply to acquisitions of BOC common stock.

DESCRIPTION OF BOC CAPITAL STOCK
The following summary description of the capital stock of BOC does not purport to be complete and is qualified in its entirety by reference to BOC’s charter and bylaws, as well as the MGCL. Pursuant to BOC’s charter, BOC has the authority to issue up to 450 million shares of common stock, par value $0.01 per share, 3,136,156 of which have been classified and designated as Class B Non-Voting Common Stock, and 50 million shares of preferred stock, par value $0.01 per share. Each share of BOC common stock has the same relative rights, and is identical in all respects, with each other share of BOC common stock, except that holders of Class B Non-Voting Common Stock have no voting rights except as required by law. BOC common stock is traded on the NYSE under the symbol “BANC.” BOC common stock represents non-withdrawable capital and will not be insured by the FDIC. All of the outstanding shares of stock are, and any stock issued pursuant to the merger agreement will be, fully paid and nonassessable.
Limitation of Liability and Indemnification Matters
BOC’s charter provides that directors and officers of BOC will not be liable to BOC or its stockholders for monetary damages, except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) it is otherwise required by the MGCL.
BOC’s charter further provides that BOC will indemnify (i) its current and former directors and officers to the fullest extent required or permitted by the MGCL, including the advancement of expenses and (ii) other employees or agents to the extent authorized by the BOC board and permitted by law. BOC must pay any indemnification claim in full within 60 days after a written claim has been received by BOC (or within 20 days in the case of a claim for advancement of expenses). In the case of a claim for advancement of expenses by an indemnitee, BOC must receive from the indemnitee both (x) an undertaking as required by law to repay such advances in the event it will ultimately be determined that the standard of conduct has not been met; and (y) a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification by BOC has been met.
Anti-Takeover Provisions in the Charter and Bylaws
Certain provisions of BOC’s charter and bylaws could make it less likely that BOC’s management would be changed or someone would acquire voting control of BOC without the consent of BOC’s board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow stockholders to receive premiums over the market price of their common stock.
Preferred Stock
BOC’s board of directors can at any time, under BOC’s charter and without stockholder approval, classify or reclassify any unissued shares of its capital stock into a class or series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of BOC through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring BOC’s management could stop a takeover by preventing the person trying to take control of BOC from acquiring enough voting shares necessary to take control.
Restrictions on Voting Rights of BOC Equity Securities
Under BOC’s charter, no person who beneficially owns, directly or indirectly, more than 10% of the then-outstanding shares of BOC common stock will be entitled to vote any shares held in excess of the 10% threshold.
Evaluation of Certain Offers
After evaluating a proposed business combination or change of control transaction, BOC’s board of directors may, after due consideration of certain factors, take any lawful action to defeat such transaction, including, but not limited to, advising stockholders not to accept the proposal, instituting litigation against the party making the proposal, filing complaints with governmental and regulatory authorities, acquiring the stock or any of the securities of BOC, increasing the authorized stock of BOC, selling or otherwise issuing authorized but unissued stock, acquiring a company that would create an antitrust or other regulatory problem for the party making the proposal and obtaining a more favorable offer from another individual or entity.
Nomination Procedures
Holders of BOC common stock can nominate candidates for BOC’s board of directors. A stockholder must follow the advance notice procedures described in BOC’s bylaws. In general, to nominate a person for election to BOC’s board of directors at a meeting of BOC’s stockholders, a stockholder must submit a written notice of the proposed nomination to BOC’s secretary at least 90 but not more than 120 days before the meeting.
Amendment of Bylaws
The bylaws of BOC may be adopted, amended or repealed as provided in BOC’s charter. Under BOC’s charter, the board of directors may adopt, amend or repeal BOC’s bylaws by approval of a majority of the total number of directors of BOC if there were no vacancies on the board. BOC’s stockholders may also adopt, amend or repeal BOC’s bylaws by the affirmative vote of a majority of the voting power of all of the then-outstanding shares of capital stock of BOC entitled to vote generally in the election of directors (after giving effect to the voting limitation in BOC’s charter described under “—Restrictions on Voting Rights of BOC Equity Securities”), voting together as a single class; provided, that the approval of at least two-thirds of the voting power of the then-outstanding shares of capital stock of BOC entitled to vote generally in the election of directors (after giving effect to the voting limitation in BOC’s charter described under “—Restrictions on Voting Rights of BOC Equity Securities”), voting together as a single class, is required to adopt, amend or repeal any provision in BOC’s bylaws related to special meetings of its stockholders.
Common Stock
Voting Rights
Holders of BOC common stock other than Class B Non-Voting Common Stock will be entitled to one vote per share on all matters requiring stockholder action, including, but not limited to, the election of directors, provided that under BOC’s charter, no beneficial owner of more than 10% of the outstanding shares of BOC common stock may vote shares in excess of this limit. See “—Anti-Takeover Provisions in the Charter and Bylaws-Restrictions on Voting Rights of BOC Equity Securities.” Except for the election of directors and except as otherwise required by law or provided for in BOC’s charter, all matters on which stockholders will vote will be determined by a majority of the votes cast at the meeting. Cumulative voting of directors is not permitted. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, at any meeting for the election of directors at which a quorum is present, directors will be elected by a majority of the votes cast if the number of director nominees is less than or equal to the number of open board seats and a plurality of the votes cast if the number of director nominees exceeds the number of open board seats (i.e., a contested election)..
Distributions
Holders of BOC common stock may receive distributions when, as and if declared by BOC’s board of directors out of funds legally available for payment of distributions, subject to any restrictions imposed by Federal regulators and the payment of any preferential amounts to which any class of preferred stock may be entitled. Other restrictions on BOC’s ability to pay distributions are described below under “—Restrictions on Distributions.”
Liquidation Preference
Holders of common stock are not entitled to a liquidation preference in respect of those shares. Upon liquidation, dissolution or winding up of BOC, holders of BOC common stock will be entitled to share ratably in all assets remaining after the payment of all liabilities of BOC and of preferential amounts to which holders of any preferred stock may be entitled.

Other Matters
The holders of the BOC common stock have no preemptive or other subscription rights. BOC common stock is not subject to call or redemption.
Restrictions on Ownership of BOC’s Common Stock
Under the BHC Act, any person or company is required to obtain the approval of the FRB before acquiring control of BOC, which, among other things, includes the acquisition of ownership of or control over 25% or more of any class of voting securities of BOC or the power to exercise a “controlling influence” over BOC. In the case of an acquirer that is a bank or bank holding company, the BHC Act requires approval of the FRB for the acquisition of ownership or control of any voting securities of BOC, if the acquisition results in the bank or bank holding company controlling more than 5% of the outstanding shares of any class of BOC’s voting securities. The Change in Bank Control Act prohibits a person, entity, or group of persons or entities acting in concert, from acquiring “control” of a bank holding company such as BOC unless the FRB has been given prior notice and has not objected to the transaction. Under FRB regulations, the acquisition of 10% or more of a class of voting stock of BOC would generally be deemed an acquisition of control of BOC.
Restrictions on Voting Rights of BOC Equity Securities
As noted above, under BOC’s charter, no person who beneficially owns, directly or indirectly, more than 10% of the then-outstanding shares of BOC common stock will be entitled to vote any shares held in excess of the 10% threshold.
Transfer Agent
The transfer agent for BOC common stock is Computershare Trust Company, N.A.
Series E Non-Cumulative Perpetual Preferred Stock
Voting Rights
Holders of BOC Series E Preferred Stock will not be entitled to vote on any matter at any time, except in certain circumstances. The holders of at least two-thirds of all outstanding shares of Series E Preferred Stock, voting separately as a class, will be required to amend, alter or repeal provisions of BOC’s charter or bylaws that adversely affect the powers, preferences, privileges or special rights of the Series E Preferred Stock. Further, in the event that dividends are not paid on the Series E Preferred Stock for six or more periods, the authorized number of directors constituting the BOC board of directors will increase by two and the holders of the Series E Preferred Stock will be entitled to elect, by a plurality of the votes cast, the two additional directors.
Distributions
Holders of Series E Preferred Stock may receive distributions when, as and if declared by BOC’s board of directors out of funds legally available for payment of distributions, subject to any restrictions imposed by Federal regulators. Other restrictions on BOC’s ability to pay distributions are described below under “—Restrictions on Distributions.”
Liquidation Preference
Upon liquidation, dissolution or winding up of BOC, holders of Series E Preferred Stock are entitled to a liquidation preference of $1,000 per share in respect of those shares, after the payment of all liabilities of BOC and of preferential amounts to which any preferred stock may be entitled.
Other Matters
Series E Preferred Stock is subject to redemption rights that are perpetual and have no maturity date at the option of BOC.
Transfer Agent
The transfer agent for BOC Series E Preferred Stock is Computershare Trust Company, N.A.

Restrictions on Distributions
BOC’s ability to make distributions or to repurchase its common stock, and the ability of BOC Bank to pay dividends to BOC, are restricted by several factors. First, BOC is incorporated in Maryland and is governed by the MGCL. Under the MGCL, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness as the indebtedness become due in the usual course of business, or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter permits otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. A distribution that would not comply with the restriction described in (ii) above may nevertheless be made from the corporation’s net earnings for the fiscal year in which the distribution is made, the corporation’s net earnings for the preceding fiscal year or the sum of the corporation’s net earnings for the preceding eight fiscal quarters.
Furthermore, notification to the FRB is required prior to BOC’s declaring and making a cash distribution to its stockholders during any period in which its quarterly and/or cumulative twelve-month net earnings are insufficient to fund the dividend amount, among other requirements. Under such circumstances, BOC may not make a distribution should the FRB object until such time as BOC receives approval from the FRB or no longer needs to provide notice under applicable regulations.
Finally, BOC’s ability to pay dividends depends largely on its receipt of cash dividends from BOC Bank, which are limited by various statutes and regulations. Dividends paid by BOC Bank are regulated by the OCC. OCC regulations impose various restrictions on the ability of a bank to make capital distributions, which include dividends. Generally, a well-capitalized bank may make capital distributions during any calendar year equal to up to 100% of year-to-date net income plus retained net income for the two preceding years without prior OCC approval. However, any dividend paid by BOC Bank would be limited by the need to maintain its well-capitalized status plus the capital buffer in order to avoid additional dividend restrictions. Currently, BOC Bank does not have sufficient dividend-paying capacity to declare and pay such dividends to BOC without obtaining prior approval from the OCC under the applicable regulations. During the year ended December 31, 2020, BOC received $37 million in dividends from BOC Bank.
Refer to “Item 1. Business—Supervision and Regulation” in BOC’s most recent Annual Report on Form 10-K and similar sections in BOC’s future filings for more information about restrictions on the ability of BOC’s subsidiary bank to pay BOC dividends.

SECURITY OWNERSHIP OF BOC DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
Beneficial Owners of More than Five Percent
The following table shows the beneficial ownership of BOC’s voting common stock by those persons or entities known by BOC management to beneficially own more than five percent of the outstanding shares of BOC voting common stock as of May 10, 2021.
Name and Address of Greater than 5% Stockholders	Amount and Nature of Beneficial Ownership(1)	Percent of Voting Common Stock Outstanding(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055(2)	6,892,533	13.74%
Wellington Management Group LLP et al. 280 Congress Street Boston, Massachusetts 02210(3)	5,473,626	10.91%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746(4)	3,672,805	7.32%
PL Capital Advisors, LLC et al. 750 Eleventh Street South, Suite 202 Naples, Florida 34102(5)	3,453,046	6.88%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355(6)	3,091,516	6.16%
(1)
Based on 50,174,678 shares of BOC voting common stock issued and outstanding as of May 10, 2021. For purposes of computing the percentage of outstanding shares of BOC voting common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of May 10, 2021 are deemed to be outstanding for such person or persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
As reported in Amendment No. 4 to Schedule 13G filed with the SEC on January 26, 2021 by BlackRock, Inc. (BlackRock). The amended Schedule 13G reports that BlackRock has (i) sole voting power over 6,809,247 shares and (ii) sole dispositive power over 6,892,533 shares.

(3)
As reported in Amendment No. 3 to Schedule 13G filed with the SEC on February 3, 2021 by Wellington Management Group LLP (Wellington); Wellington Group Holdings LLP (Wellington Group); Wellington Investment Advisors Holdings LLP (Wellington Advisors); and Wellington Management Company LLP (Wellington Company). The amended Schedule 13G reports as follows:

•	Wellington has shared voting power over 4,787,740 shares and shared dispositive power over 5,473,626 shares;
•	Wellington Group has shared voting power over 4,787,740 shares and shared dispositive power over 5,473,626 shares;
•	Wellington Advisors has shared voting power over 4,787,740 shares and shared dispositive power over 5,473,626 shares; and
•	Wellington Company has shared voting power over 4,752,288 shares and shared dispositive power over 5,422,176 shares.
(4)
As reported in Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP (Dimensional). The amended Schedule 13G reports that Dimensional has (i) sole voting power over 3,544,308 shares and (ii) sole dispositive power over 3,672,805 shares.

(5)
Includes shares reported in Amendment No. 3 to Schedule 13D filed with the SEC on February 10, 2017 by PL Capital Advisors, LLC (PL Capital Advisors); John W. Palmer; and Richard J. Lashley. The amended Schedule 13D reports as follows:

•	Messrs. Lashley and Palmer have shared voting and dispositive powers over 3,401,719 shares;
•	PL Capital Advisors has shared voting and dispositive powers over 3,401,719 shares;
•	Mr. Lashley has sole voting and dispositive powers over 20,000 shares; and
•	Mr. Palmer has sole voting and dispositive powers over 5,500 shares.
Also includes an additional 25,827 shares issued to Mr. Lashley in connection with his service on the BOC board.
(6)
As reported in Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group (Vanguard). The amended Schedule 13G reports that Vanguard has (i) sole voting power over zero shares, (ii) sole dispositive power over 3,006,455 shares, (iii) shared voting power over 48,565 shares and (iv) shared dispositive power over 85,061 shares.

Stock Ownership of BOC Directors and Executive Officers
The following table shows the beneficial ownership of BOC’s voting common stock as of May 10, 2021 for:
•	each director of BOC;
•	each named executive officer, consisting of the applicable executive officers at December 31, 2020; and
•	all named executive officers, current executive officers who are not named executive officers and current directors of BOC, as a group.
The address of each of these beneficial owners is the same address as BOC’s headquarters. As used in the following table, RSAs refer to restricted stock awards and RSUs refer to restricted stock units, each of which is defined in BOC’s 2018 Omnibus Stock Incentive Plan.
Name	Voting Common Stock	Total Number of Shares Subject to RSUs that will Vest Within 60 Days	Total Number of Shares Subject to Exercisable Options that will Vest Within 60 Days	Total Number of Shares Beneficially Owned(2)	Percent of Voting Common Stock Outstanding(1)
Directors Who Are Not Executive Officers
James A. “Conan” Barker	66,750	8,819	—	75,569	*
Mary A. Curran	27,750	9,161	—	36,911	*
B.A. Fallon-Walsh	9,741	8,676	—	18,417	*
Bonnie G. Hill	16,146	9,019	—	25,165	*
Richard J. Lashley	3,438,242(3)	9,304	—	3,447,546	6.87%
Jonah F. Schnel	55,406(4)	8,676	7,452	71,534	*
Robert D. Sznewajs, Chair	56,203(5)	13,100	7,452	76,755	*
Andrew Thau	3,354	8,676	—	12,030	*
W. Kirk Wycoff	1,531,742(6)	8,676	—	1,540,418	3.07%
Named Executive Officers
Jared M. Wolff	215,534(7)	—	—	215,534	*
President, Chief Executive Officer and Director
Lynn Hopkins	6,165	—	—	6,165	*
Executive Vice President and Chief Financial Officer
Ido Dotan	2,781	1,799	—	2,781	*
Executive Vice President, General Counsel and Corporate Secretary
Robert Dyck	1,968	—	—	1,968	*
Executive Vice President and Chief Credit Officer
Lynn A. Sullivan	11,363	—	—	11,363	*
Executive Vice President and Chief Risk Officer
All Named Executive Officers and Current Directors, as a group (15 persons)	5,460,783	100,295	14,904	5,575,982	11.11%
*	Represents less than 1% of the outstanding shares of BOC’s voting common stock calculated in accordance with 13d-3 of the Exchange Act.
(1)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 of the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of May 10, 2021. This would include any RSUs which vest within 60 days of May 10, 2021. For purposes of this table, “percent of voting common stock outstanding” is based on 50,174,678 shares of BOC voting common stock issued and outstanding as of May 10, 2021. In addition, in computing the percentage of outstanding shares of BOC voting common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of May 10, 2021 are deemed to be outstanding for such person or persons, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(2)	Unless otherwise indicated, the nature of the beneficial ownership is sole voting and investment powers over the shares indicated.

(3)
Includes 3,401,719 shares owned by PL Capital Advisors (as defined in footnote five to the Stock Ownership of Greater than Five Percent Stockholders table above); Mr. Lashley is a managing member of PL Capital Advisors and therefore may be deemed to beneficially own these shares. Also includes 26,523 shares held directly by Mr. Lashley, and 10,000 shares held by the Richard Lashley Roth IRA.

(4)	Includes 1,437 shares underlying unvested RSAs over which Mr. Schnel has voting power. Also includes 500 shares owned by Mr. Schnel’s spouse, which Mr. Schnel may be deemed to beneficially own.
(5)
Includes 1,326 shares underlying unvested RSAs over which Mr. Sznewajs has voting power. Also includes 55,047 shares owned by the Robert D. Sznewajs Revocable Trust; as a trustee of the Robert D. Sznewajs Revocable Trust, Mr. Sznewajs may be deemed to beneficially own these shares.

(6)
Includes 1,461,871 shares owned by Patriot Financial Partners II, L.P., Patriot Financial Partners Parallel II, L.P., and Patriot Financial Manager, L.P. (Patriot Partners); as a managing member of Patriot Partners, Mr. Wycoff may be deemed to beneficially own these shares. Also includes 69,871 shares held directly by Mr. Wycoff.

(7)
Includes 95,936 shares underlying unvested RSAs over which Mr. Wolff has voting power. Also includes 45,100 shares owned by the Wolff Family Trust; as a trustee of the Wolff Family Trust, Mr. Wolff may be deemed to beneficially own these shares.

SECURITY OWNERSHIP OF PMB DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
Beneficial Ownership
Set forth below is certain information, as of May 10, 2021 (except where another date is indicated), regarding the shares of PMB common stock that were owned, beneficially by (i) each person (or group of affiliated persons) who is known by PMB to beneficially own more than 5% of the outstanding shares of any class of PMB voting securities; (ii) each of PMB’s current directors; (iii) each of PMB’s named executive officers and (iv) all of PMB’s directors and executive officers as a group. Unless otherwise indicated, PMB believes that the shareholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.
Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Pacific Mercantile Bancorp, 949 South Coast Drive, Third Floor, Costa Mesa, California 92626.
Name	Number of Shares Owned Beneficially(1)	Percent of Outstanding Common Stock(2)

Patriot Financial Partners III, L.P.	2,515,308(3)	11.3%
Four Radnor Corporate Center, 100 Matsonford Rd, Suite 210, Radnor, PA 19087
Fourthstone LLC	2,360,503(4)	10.6%
13476 Clayton Road, St Louis, MO 63131
Endeavour Capital Advisors Inc. and affiliates	2,083,844(5)	9.3%
410 Greenwich Avenue, Greenwich, CT 06830
EJF Capital LLC and affiliates	1,603,251(6)	7.2%
2107 Wilson Boulevard, Suite 410, Arlington, VA 22201
FJ Capital Management LLC	1,554,059(7)	7.0%
1313 Dolley Madison Blvd, Ste 306, McLean, VA 22101
The Banc Funds Company, LLC	1,407,512(8)	6.3%
20 North Wacker Drive, Suite 3300, Chicago, IL 60606
James F. Deutsch	—(3)	*
Brad R. Dinsmore	184,205(9)	*
Manish Dutta	5,759	*
Shannon F. Eusey	6,636	*
Michael P. Hoopis	16,969	*
Denis P. Kalscheur	21,045	*
Anne McCallion	4,558	*
Michele S. Miyakawa	6,636	*
David J. Munio	14,757	*
Stephen P. Yost	28,189	*
Curt A. Christianssen	154,595(9)	*
Sean M. Foley	27,784	*
All directors and executive officers as a group (17 persons)	974,001(10)	4.4%
*	Represents less than 1% of the shares outstanding as of May 10, 2021.
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). Under those rules and for purposes of the table above (i) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; and (ii) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares. In addition, a person is deemed to own beneficially shares of common stock which that person was able to acquire on May 10, 2021 or will become entitled to acquire at any time within 60 days thereafter, on conversion of convertible securities or on exercise of options outstanding under our equity incentive plans, and those shares of common stock will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person (but not for purposes of computing the percentage of the outstanding shares that are beneficially owned by any other person).

(2)	Percentage ownership is based on 22,322,184 shares of common stock deemed to be outstanding as of May 10, 2021.
(3)
According to a report filed with the SEC on August 12, 2020, Patriot, Patriot Financial Partners GP III, L.P. (“Patriot III GP”), Patriot Financial Partners GP III, LLC (“Patriot III LLC”), James F. Deutsch, James J. Lynch and W. Kirk Wycoff may be deemed to share beneficial ownership of these shares. Patriot III GP is the general partner of Patriot and Patriot III LLC is the general partner of Patriot III GP. Mr. Deutsch, Mr. Wycoff and Mr. Lynch serve as general partners of Patriot Fund III and Patriot III GP, members of Patriot III LLC, and members of the investment committee of Patriot Fund III. Patriot III GP, Patriot III LLC, Mr. Deutsch, Mr. Lynch and Mr. Wycoff, have disclaimed beneficial ownership of the common stock owned by Patriot, except to the extent of its or his pecuniary interest therein. Excludes 1,467,155 shares of non-voting common stock owned by Patriot. Because the parties do not presently and will not within the next 60 days, have the right to acquire such common stock or have voting or investment power over such common stock, those underlying shares are not included in the parties’ beneficial ownership.

(4)
According to a report filed with the SEC on February 17, 2021, as of December 31, 2020, Fourthstone LLC holds shared voting and dispositive power with respect to all 2,360,803 shares of these shares, Fourthstone Master Opportunity Fund Ltd holds shared and dispositive power with respect to 1,592,244 of these shares, Fourthstone GP LLC holds shared voting and dispositive power with respect to 714,184 of these shares, Fourthstone QP Opportunity Fund LP holds shared voting and dispositive power with respect to 652,152 of these shares, and Fourthston Small-Cap Financials Fund LP holds shared voting and dispositive power with respect to 62,032 of these shares.

(5)
According to a report filed with the SEC on February 16, 2021, as of December 31, 2020, Endeavour Capital Advisors Inc., Laurence M. Austin, Mitchell J. Katz, and Jonah Marcus share voting and dispositive power with respect to all 2,083,844 of these shares and Endeavour Regional Bank Opportunities Fund II L.P. shares voting and dispositive power with respect to 1,190,227 of these shares.

(6)
According to a report filed with the SEC on September 20, 2018, as of that date, EJF Capital LLC and Emanuel J. Friedman holds shared voting and dispositive power with respect to all 1,603,251 of these shares, EJF Sidecar Fund, Series LLC - Series E holds shared voting and dispositive power with respect to 978,251 of these shares, and EJF Sidecar Fund, Series LLC - Small Financial Equities Series holds shared voting and dispositive power with respect to 625,000 of these shares.

(7)
According to a report filed with the SEC on March 29, 2021, as of March 24, 2021, FJ Capital Managment LLC and Martin Friedman hold shared voting and dispositive power with respect to all 1,554,059 of these shares, Financial Opportunity Fund LLC holds shared voting and dispositive power with respect to 1,345,290 of these shares, and Financial Opportunity Fund Long/Short Fund LLC holds shared voting and dispositive power with respect to 65,322 of these shares.

(8)
According to a report filed with the SEC on February 16, 2021, as of December 31, 2020, BancFund X LP holds sole voting and sole dispositive power with respect to 612,318 shares and BancFund IX LP holds sole voting and sole dispositive power with respect to 795,194 shares.

(9)
Includes the following numbers of shares which may be purchased on exercise of stock options that were exercisable on or will become exercisable within 60 days of May 10, 2021: Mr. Dinsmore - 50,000 shares; and Mr. Christianssen - 30,185 shares.

(10)
Includes 322,962 shares of common stock which may be purchased on exercise of stock options that were exercisable on or will become exercisable within 60 days of May 10, 2021; but excludes the shares of common stock as to which directors or officers have disclaimed beneficial ownership, as described in the above footnotes.

EXPERTS
The consolidated financial statements of BOC and its subsidiaries appearing in BOC’s Annual Report (Form 10-K) as of and for the years December 31, 2020 and 2019, and the effectiveness of BOC’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of BOC and its subsidiaries for the year ended December 31, 2018 have been incorporated by reference herein and in the registration statement, and include the effects of adjustments to retrospectively apply certain reclasses to the statement of operations for the change in accounting described in “Note 1—Basis of Presentation” related to the Allowance for Credit Losses as a result of the adoption of ASU 2016-03, “Financial Instruments—Credit Losses (Topic 326)”, on January 1, 2020. KPMG LLP, an independent registered public accounting firm, audited the consolidated financial statements for the year ended December 31, 2018, before the effects of the retrospective adjustment, which consolidated financial statements are not incorporated by reference herein. Ernst & Young LLP, an independent registered public accounting firm, audited the retrospective adjustment. The consolidated financial statements of BOC and its subsidiaries for the year ended December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the reports of (1) KPMG LLP, solely with respect to the consolidated financial statements before the effects of the retrospective adjustment, and (2) Ernst & Young LLP, solely with respect to the retrospective adjustment, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. BOC has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP's consent to the incorporation by reference of its audit report on BOC's past financial statements incorporated by reference herein.
The consolidated financial statements of PMB and its subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, incorporated in this joint proxy statement/prospectus by reference from PMB’s Annual Report on Form 10-K/A for the year ended December 31, 2020 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated by reference herein, and have been incorporated in this joint proxy statement/prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
LEGAL OPINIONS
Sullivan & Cromwell LLP, New York, New York, and Sheppard, Mullin, Richter & Hampton, LLP, Costa Mesa, California, will deliver at the effective time their opinions to BOC and PMB, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” The validity of the BOC common stock to be issued in connection with the merger will be passed upon for BOC by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.
OTHER MATTERS
As of the date of this document, the BOC and PMB boards of directors do not know of any matters that will be presented for consideration at the special meetings other than as described in this document. However, if any other matter shall properly come before the applicable special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of the applicable special meeting.
BOC 2022 ANNUAL MEETING STOCKHOLDER PROPOSALS
BOC will hold its 2021 annual meeting of stockholders on May 13, 2021.
A proposal of a BOC stockholder to be presented at BOC’s 2022 annual meeting of stockholders must be received by BOC at its executive offices, located at 3 MacArthur Place, Santa Ana, California 92707, no later than December 1, 2021 to be eligible for inclusion in BOC’s proxy statement and form of proxy for that meeting, provided that if the date for that meeting is changed by more than 30 days from the anniversary date of BOC’s 2021 annual meeting, then such proposal must be received by BOC at its executive offices a reasonable time before BOC begins to print and send its proxy materials for its 2022 annual meeting. Such proposal will be subject to the requirements of the proxy rules under the Exchange Act, BOC’s charter and bylaws and Maryland law.
BOC’s bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in BOC’s proxy materials. For a stockholder proposal to be considered for presentation at BOC’s 2022 annual meeting of stockholders, written notice of the proposal containing the information set forth in Section 1.09 of BOC’s bylaws must be received by BOC no later than February 12, 2022 and no earlier than January 13, 2022. If, however, the date of BOC’s 2022 annual meeting is before April 13, 2022 or after July 12, 2022, notice of the stockholder proposal must be delivered no earlier than the 120th day prior to the date of the 2022 annual meeting and no later than the close of business on the later of the 90th day prior to the day of the 2022 annual meeting or the 10th day following the day on which notice of the date of the 2022 annual meeting is mailed or public announcement of the date of the 2022 annual meeting is first made.
PMB ANNUAL MEETING SHAREHOLDER PROPOSALS
PMB intends to hold an annual meeting of shareholders in 2021 only if the merger is not completed. In the event the merger is not completed in 2021, or at all, any shareholder proposals intended to be presented at PMB’s next annual meeting must be submitted in accordance with the notice and other requirements as indicated in the PMB bylaws and SEC rules and regulations, as applicable.
Under Rule 14a-8 under the Exchange Act, a shareholder proposal submitted for inclusion in the proxy statement for PMB’s next annual meeting must have been received by PMB by December 16, 2020 unless the date of PMB’s next annual meeting is changed by more than 30 days from May 20, 2021, which is the one year anniversary of PMB’s 2020 annual meeting, in which case the deadline is a reasonable time before PMB begins to print and send its proxy materials. Under PMB’s bylaws, in the case of a shareholder proposal submitted for presentation at PMB’s next annual meeting but not for inclusion in the proxy statement for PMB’s next annual meeting, notice of the proposal must have been delivered to PMB not earlier than the close of business on January 20, 2021 and not later than the close of business on February 19, 2021; provided, however, that if the date of PMB’s next annual meeting is more than 30 days before or more than 60 days after May 20, 2021, notice of the proposal must be delivered to PMB not earlier than the close of business on the 120th day prior to the next annual meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which the public announcement of the date of such meeting is first made by PMB.
If the merger is completed, PMB shareholders will become stockholders of BOC. Any stockholder nominations or proposals which a stockholder wishes to have included in BOC’s proxy statement and form of proxy relating to its 2022 annual meeting of stockholders or have presented at such meeting (regardless of whether submitted for inclusion in BOC’s proxy statement and form of proxy for such meeting) must be received by the applicable date, and must otherwise comply with the requirements, described above in “BOC 2022 Annual Meeting Stockholder Proposals” in this joint proxy statement/prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows BOC and PMB to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.
This document incorporates by reference the following documents that have previously been filed with the SEC by BOC (File No. 001-35522):
•	Annual Report on Form 10-K for the year ended December 31, 2020;
•	Quarterly Report on Form 10-Q for the three months ended March 31, 2021; and
•	Current Reports on Form 8-K filed March 23, 2021 (other than the portions of those documents not deemed to be filed).
This document also incorporates by reference the following documents that have previously been filed with the SEC by PMB (File No. 000-30777):
•	Annual Report on Form 10-K for the year ended December 31, 2020, as amended;
•	Quarterly Report on Form 10-Q for the three months ended March 31, 2021; and
•	Current Reports on Form 8-K filed March 23, 2021 (other than the portions of those documents not deemed to be filed).
In addition, BOC and PMB are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the respective special meetings, provided, however, that BOC and PMB are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
Both BOC and PMB file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials PMB or BOC file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information.”
Neither BOC nor PMB has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A
AGREEMENT AND PLAN OF MERGER

dated as of March 22, 2021

by and between

BANC OF CALIFORNIA, INC.

and

PACIFIC MERCANTILE BANCORP

1

A-i

Exhibit A	Form Voting Agreement
Exhibit B	Form Non-Solicitation Agreement
Company Disclosure Schedule
Parent Disclosure Schedule
A-ii

AGREEMENT AND PLAN OF MERGER, dated as of March 22, 2021 (this “Agreement”), by and between Banc of California, Inc., a Maryland corporation (“Parent”), and Pacific Mercantile Bancorp, a California corporation (the “Company”) (collectively hereinafter referred to as the “Parties”).
RECITALS
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the California General Corporation Law (the “CGCL”), the Company will merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, the respective boards of directors of each of Parent and the Company have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and their respective stockholders, as applicable, and have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;
WHEREAS, promptly after the Merger, Pacific Mercantile Bank, a California state-chartered bank and a wholly-owned subsidiary of the Company (“PM Bank”), will merge with and into Banc of California, National Association, a national association (“BoC Bank”), with BoC Bank as the surviving bank (the “Bank Merger”);
WHEREAS, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and for this Agreement to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to each Party’s willingness to enter into this Agreement, each member of the board of directors of each of Parent and the Company and certain shareholders of each of Parent and the Company have simultaneously herewith entered into a Voting Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”) in connection with the Merger, in the form of Exhibit A hereto;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain executive officers of the Company are entering into a non-solicitation agreement with Parent, in the form of Exhibit B hereto; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:
ARTICLE 1

CERTAIN DEFINITIONS
1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” means (A) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that if consummated, would result in any Person (or the stockholders of any Person) owning 15% or more of the total voting power of the Company or the surviving entity in a merger involving such party or the resulting parent company of such surviving entity and (B) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the Company or those of any of its Subsidiaries or 15% or more of the Company’s consolidated total assets (including equity securities of its Subsidiaries), in each case other than the transactions contemplated by this Agreement.
“Adjusted Shareholders’ Equity” has the meaning set forth in Section 6.03(d).
“Advisors” has the meaning set forth in Section 6.03(d).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 8.02.
“ALLL” has the meaning set forth in Section 4.02(u).
“Alternative Acquisition Agreement” has the meaning set forth in Section 5.06(c)(i)(B).
“Anti-Bribery and Anti-Corruption Laws” means the FCPA and all other applicable anti-bribery and anti-corruption Laws.
“Articles of Merger” has the meaning set forth in Section 2.02.
“Bank Merger” has the meaning set forth in the Recitals to this Agreement.
“Bank Merger Certificates” has the meaning set forth in Section 5.19.
“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act and their implementing regulations.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.02(e).
“Benefit Plans” has the meaning set forth in Section 4.02(m).
“BoC Bank” has the meaning set forth in the Recitals to this Agreement.
“Book-Entry Share” has the meaning set forth in Section 3.01(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close.
“CA Agreement of Merger” has the meaning set forth in Section 2.02.
“California Secretary” means the Secretary of State of the State of California.
“CDFPI” means the California Department of Financial Protection & Innovation. “Certificate” has the meaning set forth in Section 3.01(a).
“CFC” means the California Financial Code.
“CGCL” has the meaning set forth in the Recitals to this Agreement.
“Claim” has the meaning set forth in Section 5.11(a).“Closing” has the meaning set forth in Section 2.02.
“Closing Date” has the meaning set forth in Section 2.02.
“Closing Financial Statements” has the meaning set forth in Section 5.15.
“Code” means the Internal Revenue Code of 1986, as amended.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Company” has the meaning set forth in the Preamble of this Agreement.
“Company 401(k) Plan” has the meaning set forth in Section 5.12(d).
“Company Applicable Date” has the meaning set forth in Section 4.02(g).
“Company Board” means the board of directors of the Company.
“Company Board Recommendation” has the meaning set forth in Section 5.04.
“Company Bylaws” means the bylaws of the Company, as amended.

“Company Change of Recommendation” has the meaning set forth in Section 5.06(c)(i)(A).
“Company Charter” means the articles of incorporation of the Company, as amended.
“Company Common Stock” means the common stock, no par value per share, of the Company.
“Company Disclosure Schedule” has the meaning set forth in Section 4.01(a).
“Company Equity Awards” has the meaning set forth in Section 3.04(c).
“Company Loan Property” has the meaning set forth in Section 4.02(o).
“Company Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or that materially impairs the ability of the Company to consummate the Merger and the transactions contemplated hereby on a timely basis; provided, however, that none of the following effects, circumstances, occurrences or changes shall be considered when determining if a Company Material Adverse Effect has occurred: (A) any change in Law or GAAP or interpretations thereof (except to the extent that, with respect to this clause (A), such effect, circumstance, occurrence or change disproportionately adversely affects the Company and its Subsidiaries compared to other companies of similar size operating in the commercial banking industry in which the Company operates, in which case only the disproportionate effect will be taken into account); (B) effects resulting from worsening of geopolitical conditions in the United States or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which the Company and any of its Subsidiaries conduct material operations; (C) any change in market price or trading volume of Company Common Stock (except to the extent that, with respect to this clause (C), the facts or circumstances giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Company Material Adverse Effect pursuant to any other clause of this definition); (D) any action taken by the Company with Parent’s express written consent or any action taken by the Company that the Company was expressly required to take pursuant to the terms of this Agreement; (E) any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (E), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Company Material Adverse Effect pursuant to any other clause of this definition); (F) changes in economic conditions affecting commercial banks generally (except to the extent that with respect to this clause (F), such change in economic condition disproportionately adversely affects the Company and its Subsidiaries, compared to other companies in California of similar size operating in the commercial banking industry in which the Company operates, in which case only the disproportionate effect will be taken into account); (G) for purposes of the condition set forth in Section 6.03(e), those matters disclosed in the Company Disclosure Schedule consistent with the standard set forth in Section 4.01(a) and based on the information on those matters provided on or prior to the date hereof (for the avoidance of doubt, except to the extent of any adverse developments with respect to such matters that arise after the date hereof); or (H) changes in relationships with customers or employees of the Company and its Subsidiaries that were primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby.
“Company Meeting” has the meaning set forth in Section 5.04.
“Company Non-Voting Common Stock” means the non-voting common stock, no par value per share, of the Company.
“Company Option” has the meaning set forth in Section 3.04(a).
“Company Restricted Share” has the meaning set forth in Section 3.04(b)
“Company RSU” has the meaning set forth in Section 3.04(c).
“Company SEC Reports” has the meaning set forth in Section 4.02(g).

“Company Shareholder Approval” means the approval of the principal terms of this Agreement by the affirmative vote or requisite consent of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Meeting.
“Company Stock Plans” has the meaning set forth in Section 3.04(a).
“Confidentiality Agreement” has the meaning set forth in Section 5.07(c).
“Continuing Employees” has the meaning set forth in Section 5.12(a).
“Contract” or “Contracts” has the meaning set forth in Section 4.02(f)(ii).
“Criticized Loans” has the meaning set forth in Section 4.02(t)(v).
“Deposit Insurance Fund” means the Deposit Insurance Fund administered by the FDIC.
“Effective Time” has the meaning set forth in Section 2.02.
“End Date” has the meaning set forth in Section 7.01(b).
“Environmental Laws” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion, common Law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.
“Equity Award Cashout Price” has the meaning set forth in Section 3.04(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 4.02(m)(iv).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(a).
“Exchange Ratio” has the meaning set forth in Section 3.01(a).
“Excluded Shares” has the meaning set forth in Section 3.01(c).
“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.
“FCPA” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §78dd-1 et seq.), as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any federal, state or local court, tribunal, arbitral, governmental, administrative or regulatory authority (including any Regulatory Authorities), agency, commission, body or other governmental entity or instrumentality.
“Hazardous Substance” means any substance in any concentration that is: (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.
“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 5.11(a).
“Intellectual Property Rights” has the meaning set forth in Section 4.02(y)(ii).
“IRS” has the meaning set forth in Section 4.02(m)(i).
“Knowledge” means the actual knowledge, after reasonable inquiry under the circumstances, of the persons set forth in Section 1.02 of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule.
“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind.
“Loan” has the meaning set forth in Section 4.02(t)(i).
“Material Contract” has the meaning set forth in Section 4.02(k).
“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 5.10(a).
“Merger” has the meaning set forth in the Recitals to this Agreement.
“Merger Consideration” has the meaning set forth in Section 3.01(a).
“MGCL” has the meaning set forth in the Recitals to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section 4.02(m)(v).
“Multiple Employer Plan” has the meaning set forth in Section 4.02(m)(v).
“NASDAQ” means the NASDAQ Global Select Market.
“NYSE” means the New York Stock Exchange.
“OCC” means the Office of the Comptroller of the Currency.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Option Consideration” has the meaning set forth in Section 3.04(a).
“Order” has the meaning set forth in Section 6.01(b).
“Parent” has the meaning set forth in the Preamble to this Agreement.
“Parent Average Closing Price” means the volume weighted average price of shares of Parent Common Stock quoted on the NYSE on each of the last twenty (20) trading days ending on the day which is the fifth trading date immediately preceding the date that the Effective Time occurs.
“Parent Award” means a right of any kind, contingent or accrued, to acquire or receive shares of Parent Common Stock or benefits measured by the value of shares of Parent Common Stock, and each award of any kind consisting of shares of Parent Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Parent Stock Plans, other than Parent Stock Options.
“Parent Board” means the board of directors of Parent.
“Parent Board Recommendation” has the meaning set forth in Section 5.05.
“Parent Bylaws” means the bylaws of Parent, as amended.
“Parent Change of Recommendation” has the meaning set forth in Section 5.06(d).
“Parent Charter” means the charter of Parent, as amended.
“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
“Parent Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Parent Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or that materially impairs the ability of Parent to consummate the Merger and the transactions contemplated hereby on a timely basis;provided, however, that none of the following effects, circumstances, occurrences or changes shall be considered when determining if a Parent Material Adverse Effect has occurred: (A) any change in Law or GAAP or interpretations thereof (except to the extent that, with respect to this clause (A), such effect, circumstance, occurrence or change disproportionately adversely affects Parent and its Subsidiaries compared to other companies of similar size operating in the commercial banking industry in which Parent operates, in which case only the disproportionate effect will be taken into account); (B) effects resulting from worsening of geopolitical conditions in the United States or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which Parent and any of its respective Subsidiaries conduct material operations; (C) any change in market price or trading volume of Parent Common Stock (except to the extent that, with respect to this clause (C), the facts or circumstances giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition); (D) any action taken by Parent with the Company’s express written consent or any action taken by Parent that Parent was expressly required to take pursuant to the terms of this Agreement; (E) any failure, in and of itself, by Parent to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (E), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition); (F) changes in economic conditions affecting commercial banks generally (except to the extent that with respect to this clause (F), such change in economic condition disproportionately adversely affects Parent and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the commercial banking industry in which Parent operates, in which case only the disproportionate effect will be taken into account); (G) for the purposes of Section 6.02(d), those matters disclosed in the Parent Disclosure Schedule consistent with the standard set forth in Section 4.01(a) and based on the information on those matters provided on or prior to the date hereof (for the avoidance of doubt, except to the extent of any adverse developments with respect to such matters that arise after the date hereof); or (H) changes in relationships with customers or employees of Parent and its Subsidiaries that were primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby.
“Parent Meeting” has the meaning set forth in Section 5.03(b).
“Parent Non-Voting Common Stock” means the Class B non-voting, non-convertible common stock, par value $0.01 per share, of Parent.
“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.
“Parent RSU” means each restricted stock unit representing the right to receive Parent Common Stock under the Parent Stock Plans or otherwise.
“Parent Reports” has the meaning set forth in Section 4.03(f)(i).
“Parent Stock Options” means issued and outstanding options to acquire Parent Common Stock which were granted under the Parent Stock Plan.
“Parent Stock Plans” means Parent’s 2013 Omnibus Stock Incentive Plan and Parent’s 2018 Omnibus Stock Incentive Plan.
“Parent Stockholder Approval” means (1) the approval of the Merger by a vote of the majority of the outstanding shares of Parent Common Stock entitled to vote thereon and (2) the approval of the issuance of shares of Parent Common Stock in connection with the Merger as contemplated by this Agreement by a vote of the majority of votes cast at the Parent Meeting entitled to vote thereon.
“Parties” has the meaning set forth in the Preamble to this Agreement.

“Payroll Processor” has the meaning set forth in Section 3.04(a).
“Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.
“PM Bank” has the meaning set forth in the Recitals to this Agreement.
“Professional Fees” has the meaning set forth in Section 6.03(d).
“Prospectus/Proxy Statement” has the meaning set forth in Section 5.06(a).
“Qualified Plans” has the meaning set forth in Section 4.02(m)(iii).
“Registration Statement” has the meaning set forth in Section 5.06(a).
“Regulatory Agreement” has the meaning set forth in Section 4.02(i)(i).
“Regulatory Authorities” has the meaning set forth in Section 4.02(i)(i).
“Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.02(g)(i), as amended, and the rules and regulations promulgated thereunder.
“SDAT” means the State Department of Assessments and Taxation of Maryland.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Share” and “Shares” has the meaning set forth in Section 3.01(a).
“Shareholders’ Equity Measuring Date” has the meaning set forth in Section 6.03(d).
“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (provided that for purposes of the definition of “Superior Proposal” the references to “15%” in the definition of “Acquisition Proposal” shall instead refer to “50%”) that the Company’s board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the holders of Company Common Stock from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.05(c) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).
“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.
“Takeover Statute” has the meaning set forth in Section 4.02(z).
“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means whether disputed or not (i) any and all U.S. federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unclaimed property, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; (ii) any liability for the payment of any amounts of the type described in (i) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, or by Contract (other than a Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes).
“Tax Returns” means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local Law.
“Termination Fee” has the meaning set forth in Section 7.02(b)(i).
“Third-Party Intellectual Property Rights” has the meaning set forth in Section 4.02(y)(ii).
“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (Pub. L. No. 107-56).
“Volcker Rule” means 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the OCC and the SEC in connection therewith.
“Voting Agreements” has the meaning set forth in the Recitals to this Agreement.
ARTICLE 2

THE MERGER
2.01 The Merger.
(a) The Combination. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall merge with and into Parent and the separate corporate existence of the Company shall cease. Parent shall be the Surviving Corporation in the Merger, and shall continue to exist as a Maryland corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.
(b) Charter and Bylaws. The Charter and Bylaws of Parent as in effect immediately prior to the Effective Time shall be those of the Surviving Corporation. The directors and officers of Parent immediately prior to the Effective Time, together with the two (2) additional directors appointed pursuant to Section 5.21, shall be the directors and officers of the Surviving Corporation, until such time as their successors shall be duly elected and qualified.
(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in § 3-114 of the MGCL and § 1107 of the CGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Parent shall vest in the Surviving Corporation and the Surviving Corporation shall succeed thereto, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Parent shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
2.02 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place remotely by mutual exchange of documents and signatures (or their electronic counterparts) at such time as the Company and Parent shall agree, on the date when the Effective Time is to occur (the “Closing Date”). Subject to the terms and conditions of this Agreement, the Parties shall cause (a) an Agreement of Merger (the “CA Agreement of Merger”) to be filed with the California Secretary and (b) Articles of Merger (the “Articles of Merger”) to be filed with the SDAT. Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Parties shall cause the Effective Time to occur no later than the third Business Day after such satisfaction or waiver (except as the Parties may otherwise agree to in writing). The Merger provided for herein shall become effective at the time the Articles of Merger are accepted for record by the SDAT, or such later time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as may be agreed by the Parties and specified in the Articles of Merger and the CA Agreement of Merger (the time the Merger becomes effective being the “Effective Time”).
ARTICLE 3

CONSIDERATION; EXCHANGE PROCEDURES
3.01 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any Person:
(a) Outstanding Company Common Stock. Each share of Company Common Stock and Company Non-Voting Common Stock (each, a “Share” and, collectively, “Shares”), excluding Excluded Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive 0.50 of a share (the “Exchange Ratio”) of Parent Common Stock (the “Merger Consideration”), without interest thereon. At the Effective Time, all Shares (other than Excluded Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a “Certificate”) and each holder of a Share not represented by a Certificate (a “Book-Entry Share”), other than any Excluded Shares, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration plus any dividends or distributions to which the holder thereof has the right to receive pursuant to Section 3.03(c) as well as any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.03(d).
(b) Outstanding Parent Stock. Each share of Parent Common Stock, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall not be affected by the Merger.
(c) Cancellation of Excluded Shares. Any shares of Company Common Stock held by Parent or any direct or indirect wholly-owned Subsidiary of Parent or by the Company or any direct or indirect wholly-owned Subsidiary of the Company, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Excluded Shares”) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor.
3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor). After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.
3.03 Exchange Procedures.
(a) Exchange Agent. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Exchange Agent”), for the benefit of the holders of Shares (in each case, other than holders of Excluded Shares), an amount in cash equal to any cash due in lieu of fractional shares pursuant to Section 3.03(d) and certificates or, at Parent’s option, evidence of shares in book-entry form representing the shares of Parent Common Stock in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the transmittal materials, pursuant to the provisions of this Article III, and after the Effective Time, if applicable, any dividends or other distributions with respect to shares of Parent

Common Stock (such amount in cash and certificates for shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”). The Company shall notify Parent in writing prior to the Effective Time of the number of Shares and Excluded Shares outstanding immediately prior to the Effective Time, and shall cause the Company’s transfer agent to deliver to the Exchange Agent on or prior to the Closing Date a list of the holders of Company Common Stock in a format that is reasonably acceptable to the Exchange Agent and otherwise reasonably cooperate with the Exchange Agent.
(b) Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 3.03(f)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares and to be in such form and have such provisions as Parent and the Company may reasonably agree). Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (x) a certificate (or evidence of shares in book-entry form, as applicable) representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article III and (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.03(g)) equal to (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate, may be issued and/or paid to such a transferee if the Exchange Agent is presented with the Certificate formerly representing such Shares and/or all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
(c) Distributions with Respect to Unexchanged Shares; Voting. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time, and if a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares, there shall be issued and/or paid to the holder of a certificate or evidence of shares in book-entry form, as applicable, representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.03(d) shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the Parent Average Closing Price by (ii) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.01(a).

(e) Termination of Exchange Fund. The Exchange Fund shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. None of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.
(g) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
(h) Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Exchange Ratio and the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Exchange Ratio and the Merger Consideration, respectively, for purposes of this Agreement.
3.04 Treatment of Equity Awards.
(a) Treatment of Options. At the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) under the Company’s 2010 Equity Incentive Plan or the Company’s 2019 Equity Incentive Plan (the “Company Stock Plans”) outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and shall only entitle the holder of such Company Option to receive, as soon as administratively practicable after the Effective Time, an amount in cash equal to the product of (i) the total number of Shares subject to such Company Option and (ii) the excess, if any, of (A) the Equity Award Cashout Price over (B) the exercise price per Share under such Company Option, less any applicable Taxes required to be withheld with respect to such payment (such amount, the “Option Consideration”); provided that to the extent reasonably practicable, Parent shall fund the Option Consideration to be paid with respect to Company Options by funding the necessary amounts to the payroll processor of the Company or Parent or any of their respective Affiliates (the “Payroll Processor”) for payment by the Payroll Processor of the Option Consideration to the applicable holders of such Company Options, which payments in all events shall be made on the first regular payroll date of Parent following the Closing Date. For the avoidance of doubt, any Company Option which has an exercise price per share of Company Common Stock that is greater than or equal to the Equity Award Cashout Price shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, the “Equity Award Cashout Price” shall mean an amount equal to the product of (x) the Parent Average Closing Price and (y) the Exchange Ratio.
(b) Company Restricted Shares. At the Effective Time, any vesting conditions applicable to each outstanding restricted stock award (a “Company Restricted Share”) under the Company Stock Plans, shall, automatically and without any required action on the part of the holder thereof, accelerate in full, shall be cancelled, and shall only entitle the holder of such Company Restricted Shares to receive, on the first regular payroll date of the Company following the Closing Date, an amount in cash equal to the product of (i) the total number of such Company Restricted Shares and (ii) the Equity Award Cashout Price (less applicable Taxes required to be withheld with respect to such vesting, which Tax withholding may, at the election of the holder, be effected by deduction from such cash amount equal to the amount of Taxes to be withheld).
(c) Company RSUs. At the Effective Time, any vesting conditions applicable to each outstanding restricted stock unit (a “Company RSU”) under the Company Stock Plans, shall, automatically and without any required action on the part of the holder thereof, accelerate in full, shall be cancelled, and shall only entitle the holder of such Company RSUs to receive, on the first regular payroll date of the Company following the Closing Date, an amount in cash equal to the product of (i) the total number of such Company RSUs and (ii) the Equity Award Cashout Price (less applicable Taxes required to be withheld with respect to such vesting, which Tax withholding may, at the election of the holder, be effected by deduction from such cash amount equal to the amount of Taxes to be withheld).
(d) Company Actions. At or prior to the Effective Time, the Company, the Company Board and the Human Resources and Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any other reasonable actions that are reasonably necessary to effectuate the treatment of the Company Options, Company Restricted Shares and Company RSUs (the “Company Equity Awards”) pursuant to Section 3.04(a) through 3.04(c). The Company shall take all actions that are reasonably necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or Parent Common Stock or other capital stock of the Company or Parent to any Person pursuant to or in settlement of Company Equity Awards.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES
4.01 Disclosure Schedules; Standards.
(a) Disclosure Schedules. On or prior to the date hereof, each of the Company and Parent shall have delivered to the other a schedule (the “Company Disclosure Schedule” and “Parent Disclosure Schedule”, respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or, with respect to the Company Disclosure Schedule, as an exception to one or more representations or warranties contained in Section 4.02 or to one or more covenants contained in Section 5.01 or, with respect to the Parent Disclosure Schedule, as an exception to one or more representations or warranties contained in Section 4.03 (provided that (i) any information set forth in any one section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission by such applicable Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable).
(b) Standards. No representation or warranty of a Party contained in Section 4.02 or 4.03 (other than the representations and warranties in (i) Sections 4.02(b) or 4.03(b), which shall be true and correct with respect to it (except for such failures to be true and correct which are de minimis), (ii) Sections 4.02(d), 4.02(e), 4.02(i), 4.03(c), and 4.03(d), which shall be true and correct in all material respects with respect to it, and (iii) Sections 4.02(g)(viii)(B) and 4.03(f)(iv), which shall be true and correct in all respects with respect to it), shall be deemed untrue or incorrect, and no Party hereto shall be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the conditions set forth in Section 6.02(a) and 6.03(a) hereof, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Sections 4.02 or 4.03, as applicable, has had or is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; provided, that solely for purposes of determining whether the Company has breached a representation or warranty as of the date hereof (and not for any other purpose, including the conditions set forth in Section 6.03(a)), the representations and warranties made in Section 4.02(h) and Section 4.02(k) shall be true and correct in all material respects with respect to it; provided, further, that for purposes of determining whether a representation or warranty is untrue or incorrect for all purposes hereunder, any qualification or exception for, or reference to, materiality or similar terms in any representation or warranty (other than Section 4.02(g)(viii)(B), the last sentence of Section 4.02(g)(i), Section 4.02(k)(i)(A), Section 4.02(k)(vii), Section 4.02(m)(i), the last sentence of Section 4.03(f)(i)and Section 4.03(f)(iv)) shall be disregarded.
4.02 Representations and Warranties of the Company. Except as (i) set forth in the Company Disclosure Schedule, or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by the Company since December 31, 2018 but prior to the date hereof (excluding any disclosures set forth under the heading “Risk Factors” and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature), the Company hereby represents and warrants to Parent:
(a) Organization, Standing and Authority. It is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. PM Bank, a subsidiary of the Company, is a California state chartered bank and a member of the Federal Reserve Bank of San Francisco and the Federal Home Loan Bank of San Francisco. Each other Subsidiary of the Company is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. PM Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by Law and all premiums and assessments required to be paid in connection therewith have been paid when due. To the Knowledge of the Company, no proceedings for the termination or revocation of the FDIC’s insurance are pending or threatened. The Company and each of its Subsidiaries is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification. The Company has made available to Parent a complete and correct copy of the Company Charter and the Company Bylaws and the organizational documents of its Subsidiaries, each as amended prior to the date hereof. The Company Charter and the Company Bylaws and such organizational documents made available to Parent are in full force and effect.
(b) Company Capital Stock. The authorized capital stock of the Company consists of 85,000,000 shares of Company Common Stock, of which 22,320,230 shares were issued and outstanding as of the close of business on March 18, 2021; 2,000,000 shares of Company Non-Voting Common Stock, of which 1,467,155 shares were issued and outstanding as of the close of business on March 18, 2021; and 2,000,000 shares of Company Preferred Stock, of which no shares were outstanding as of the close of business on March 18, 2021. As of March 18, 2021, (A) 573,587 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options, (B) 194,247 shares of Company Common Stock are outstanding Company Restricted Shares and (C) 75,000 shares of Company Common Stock are subject to outstanding Company RSUs. Section 4.02(b) of the Company Disclosure Schedule sets forth a correct and complete listing of all outstanding Company Equity Awards as of March 18, 2021 setting forth the number of shares of Company Common Stock subject to each Company Equity Award and the exercise price, if applicable, with respect to each Company Equity Award. As of March 18, 2021, 1,039,830 shares of Company Common Stock are available for issuance under the Company Stock Plans. No shares of Company Common Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company or any Subsidiary of the Company. Except as set forth in this Section 4.02(b), there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights).

(c) Subsidiaries.
(i) Section 4.02(c)(i) of the Company Disclosure Schedule sets forth each of the Company’s Subsidiaries, and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of the Company authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights.
(ii) Section 4.02(c)(ii) of the Company Disclosure Schedule sets forth, other than in respect of the Subsidiaries of the Company, any equity securities or similar interests of any other Person or any interests of any other Person or any interest in a partnership or joint venture of any kind, in each case, beneficially owned, directly or indirectly, by the Company or any of its Subsidiaries.
(d) Corporate Power. The Company and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and the Company has all requisite corporate power and authority and, other than receiving the Company Shareholder Approval, has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger, the Bank Merger and the transactions contemplated hereby.
(e) Corporate Authority. As of the date hereof, the Company Board has, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved that such matters be submitted for consideration by its shareholders at a special meeting of such shareholders and that such matter be recommended for approval at such special meeting. The Company has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by Parent) is a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or to general equity principles (the “Bankruptcy and Equity Exception”). The Company Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of its financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock.
(f) Regulatory Approvals; No Violations.
(i) No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority are required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company of this Agreement or to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and thereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board and the OCC, as may be required, (B) the filing with the SEC of the Prospectus/Proxy Statement and the Registration Statement and declaration of effectiveness of the Registration Statement, (C) the filing of the Articles of Merger with the SDAT as described in Section 2.02, (D) the filing of the CA Agreement of Merger with the California Secretary as described in Section 2.02 and (E) the filing of the Bank Merger Certificates with the OCC, the California Secretary and the CDFPI as described in Section 5.19. As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 4.02(f) and in Section 6.03(c) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 6.03(c).
(ii) Subject to receipt of the approvals referred to in the preceding paragraph, the Company Shareholder Approval and the Parent Stockholder Approval, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by it of the Merger, the Bank Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, excluding any Benefit Plan, a “Contract” and, collectively, “Contracts”) binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which the Company or any Subsidiary of the Company is subject, (B) constitute or result in a breach or violation of, or a default under, the Company Charter, the Company Bylaws or the organizational documents of any Subsidiary of the Company or (C) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license.
(g) Reports; Financial Statements.
(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2018 (the “Company Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Company Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the “Company SEC Reports”). Each of the Company SEC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company SEC Reports did not, and any of the Company SEC Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(ii) The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were or will be prepared from and in accordance with, the books and records of the Company and its Subsidiaries, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).
(iii) The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ.
(iv) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.
(v) The Company has identified and disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Company Applicable Date and (ii) any material communication since the Company Applicable Date made by management or such Party’s auditors to the audit committee required or contemplated by the listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Company Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Company’s employees regarding questionable accounting or auditing matters, have been received by the Company to its Knowledge. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Company Applicable Date through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any such Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s audit committee (or other committee designated for the purpose) or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any such policy contemplating such reporting, including in instances not required by those rules.
(vi) The Company and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2018 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, as applicable, and all other material reports and statements required to be filed by them since December 31, 2018, including pursuant to the rules and regulations of the FDIC, the CDFPI or any other Regulatory Authority, as applicable, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the Laws, rules and regulations of the applicable Regulatory Authority with which they were filed. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2018. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since December 31, 2018.
(vii) Except for those liabilities that are reflected or reserved against on the most recent consolidated balance sheet included in the Company SEC Reports, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed) other than in the ordinary and usual course of business consistent with past practice since the date of such balance sheet (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).(viii) Since December 31, 2018, (A) the Company and each of its Subsidiaries have conducted their businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.02 or otherwise) has had, or is reasonably likely to have, a Company Material Adverse Effect.
(ix) Since December 31, 2018, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any Subsidiary of the Company, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company other than as set forth in the Company SEC Reports, (C) any change by the Company in accounting principles, practices or methods, other than those pursuant to a change in accounting standards, or (D) any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.
(h) Litigation. No civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to the Company’s Knowledge, threatened against it, any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such, and there are no facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company, any of its Subsidiaries or any of their respective executive officers or directors acting in their capacity as such. Neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.
(i) Regulatory Matters.
(i) None of the Company, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each, a “Regulatory Agreement”) from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including the CDFPI, the Federal Reserve Board and the FDIC) or the supervision or regulation of any Party or any of its Subsidiaries (collectively, the “Regulatory Authorities”). The Company and its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority. The Company and each of its Subsidiaries is and has been in compliance in all respects with the standards of conduct and other requirements set forth in any Regulatory Agreement to which it is a party.
(ii) None of the Company or any of its Subsidiaries has been advised by, and the Company does not have Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Agreement.
(j) Compliance With Laws.
(i) The Company and its Subsidiaries are, and have been since December 31, 2018, in compliance with and are not in default or violation of any Laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Volcker Rule, Regulation W of the Federal Reserve Board or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders or guidance with respect to economic or trade sanctions issued by OFAC. Without limiting the generality of the foregoing, the Company has not been advised in writing of any governmental or regulatory concerns regarding its compliance with the Anti-Bribery and Anti-Corruption Laws, anti-money laundering Laws, including the Bank Secrecy Act, any Order issued with respect to anti-money laundering by OFAC and any other state or federal anti-money-laundering Laws, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers.
(ii) The Company has adopted such procedures, policies and internal controls as are necessary or appropriate to comply with the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other applicable anti-money laundering Laws (including any economic or trade sanction or guidance) and, to the Company’s Knowledge, is in compliance with such Laws in all material respects. The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect; and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened.
(iii) No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has the Company or any Subsidiary of the Company received any notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist).
(iv) As of December 31, 2020, PM Bank is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary banking regulator), and PM Bank’s rating under the Community Reinvestment Act is no less than “satisfactory”.
(k) Material Contracts; Defaults. None of the Company or any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (any such Contract in the following categories, a “Material Contract”):
(i) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K and that has not been filed as an exhibit to one of the Company SEC Reports; (B) containing covenants binding upon the Company or its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of Parent, the Surviving Corporation or its Subsidiaries) to compete in any business or geographic area or which grant “most favored nation” status that, following the Merger, would apply to the Surviving Corporation or any of its Subsidiaries; (C) that could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries; or (D) that prohibits or limits the right of the Company or any of its Subsidiaries to sell or distribute any products or services in any material respect;
(ii) (A) involving commitments to others to make capital expenditures or capital asset purchases or capital asset sales in excess of $50,000; or (B) involving any expenditures or commitments to purchase relating to information technology in excess of $25,000;
(iii) relating to any direct or indirect indebtedness for borrowed money of the Company or any of its Subsidiaries (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit, but excluding deposits received in the ordinary course of business), or any conditional sales Contracts, chattel mortgages and other security arrangements with respect to personal property and any equipment lease agreements involving payments to or by the Company or any of its Subsidiaries in excess of $500,000 over the remaining term;
(iv) other than pursuant to the Benefit Plans, providing for payments to any Person to be made by the Company or any of its Subsidiaries upon a change in control thereof;

(v) that may not be cancelled by Parent, the Company or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $50,000 (assuming such Contract was terminated on the Closing Date);
(vi) containing any standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of another Person;
(vii) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger, the Bank Merger or the other transactions contemplated hereby;
(viii) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for non-material Contracts entered into in the ordinary course of business;
(ix) that was not negotiated and entered into on an arm’s-length basis;
(x) that is entered into, or has been entered into in the two years prior to the date hereof, with (A) any Affiliate of the Company, (B) any current or former director or executive officer or any Person beneficially owning five percent (5%) or more of the outstanding Shares or (C) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clauses (A) or (B) of this subsection;
(xi) that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;
(xii) which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;
(xiii) that involves performance of services or delivery of goods or materials to, or expenditures by, the Company or any of its Subsidiaries of an amount or value in excess of $50,000 over its remaining term, other than loans, funding arrangements and other transactions made in the ordinary course of the banking or trust business;
(xiv) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into since December 31, 2018 (other than Contracts relating to the acquisition or sale of other real estate owned);
(xv) granting to a Person any right, license, covenant not to sue or other right in Intellectual Property Rights or grants to the Company or any of its Subsidiaries a license or other right to any Intellectual Property Rights (including licenses to software, other than licenses to shrink-wrap or click-wrap software), in each case that involves the payment of more than $50,000 per annum or is material to the conduct of the business of the Company or any of its Subsidiaries;
(xvi) relating to the lease of real property or for the lease of personal property providing for annual payments of $100,000 or more; and
(xvii) otherwise not entered into in the ordinary course of business or that is material to the Company or its financial condition or results of operations.
None of the Company or any of its Subsidiaries is in default under any Material Contracts to which any such entity is a party, by which it or its assets, business or operations may be bound or affected or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Section 4.02(k) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Material Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by the Company of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby.
(l) No Brokers. None of the Company, any of its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger, the Bank Merger or the other transactions contemplated by this Agreement, except that the Company has employed Keefe, Bruyette & Woods, Inc. as its financial advisor, the fee arrangements with which have been disclosed in writing to Parent prior to the date hereof.
(m) Employee Benefit Plans.
(i) Section 4.02(m)(i) of the Company Disclosure Schedule lists all material “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all material bonus, stock option, stock purchase, stock appreciation right, restricted stock, stock based, incentive, retention, deferred compensation, retiree medical or life insurance, supplemental retirement, termination, severance, employment or other compensation or benefit plans, programs, arrangements, contracts or agreements to or with respect to which the Company or any of its Subsidiaries is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (collectively, the “Benefit Plans”). The Company has heretofore made available to Parent true and complete copies of the following for each of the Benefit Plans, as applicable: (i) the governing plan document, including all amendments thereto (or a written description of the material terms of such Benefit Plan if such plan is not set forth in a written document), (ii) the most recent summary plan description, and any summary or summaries of material modifications thereto, (iii) any trust instruments, insurance contracts or other funding vehicles forming a part of any Benefit Plan, (iv) the annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”) for the last two plan years, (v) the most recently received determination or opinion letter from the IRS relating to a Benefit Plan, (vi) the most recently prepared actuarial report for each Benefit Plan for each of the last two years and (vii) all material, non-routine, correspondence to or from any Governmental Authority received in the last three years with respect to any Benefit Plan.
(ii) Each Benefit Plan of the Company has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Within the past three (3) years, none of the Company or any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any Benefit Plan.
(iii) Section 4.02(m)(iii) of the Company Disclosure Schedule identifies each Benefit Plan of the Company that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Qualified Plan of the Company, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the tax exempt status of the related trust. No trust funding any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(iv) None of the Company, any of its Subsidiaries or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes to or has within the past six (6) years maintained or contributed to an “employee benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Subtitles C or D of Title IV of ERISA. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.
(v) None of the Company, any of its Subsidiaries or any ERISA Affiliate has, at any time during the past six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and, within the past six (6) years, none of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(vi) None of the Company or any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any Benefit Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except (a) as required by Section 4980B of the Code or similar provisions of state or local Law, or (b) for Benefit Plans that provide for severance benefits or disability benefits.
(vii) Each Benefit Plan of the Company that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, is in documentary compliance with, and has been maintained and operated in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS thereunder.
(viii) None of the Company or any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 4999 or 409A of the Code.
(ix) All contributions required to be made to any Benefit Plan of the Company by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof, have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have in all material respects been accrued on the Company’s financial statements to the extent required by GAAP.
(x) There are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.
(xi) None of the Company, any of its Subsidiaries, any ERISA Affiliate or, to the Knowledge of the Company, any other Person, including any Benefit Plan fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would following the date hereof subject any of the Benefit Plans or their related trusts, the Company, any of its Subsidiaries, or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(xii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries, or result in any other limitation on the right of the Company or any of its Subsidiaries to amend, merge, or terminate any Benefit Plan of the Company or related trust. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has any obligation to pay (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) any “excess parachute payment” within the meaning of Section 280G of the Code.

(xiii) Each Benefit Plan that includes an automatic reduction to the extent necessary such that no portion of the amount payable, as so reduced, will be deemed to be “excess parachute payments” within the meaning of Section 280G of the Code is listed on Section 4.02(m)(xiii) of the Company Disclosure Schedule.
(n) Labor Matters. There are no pending or, to Knowledge of the Company, threatened material labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor union or labor organization, or work rules or practices agreed to with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened, nor has there been at any time during the past five (5) years any, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company has no Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, equal opportunity, plant closures and layoffs, workers’ compensation, labor relations and unemployment insurance.
(o) Environmental Matters. (i) The Company and its Subsidiaries have complied at all times and are in compliance with all applicable Environmental Laws; (ii) to the Company’s Knowledge, no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries (including any property in which the Company or any of its Subsidiaries holds or has held a fiduciary or management role, a “Company Loan Property”), is or has been contaminated with, or has or has had any release of, any Hazardous Substance at any time; (iii) to the Company’s Knowledge, none of the Company or any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any Company Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance; (iv) to the Company’s Knowledge, none of the Company or any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) none of the Company or any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) none of the Company or any of its Subsidiaries has received any notice, demand, letter, claim or request for information from any Governmental Authority concerning any potential violation of, or liability under, any Environmental Law; (vii) none of the Company or any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance; (viii) to the Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company, any Subsidiary of the Company any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company or any of its Subsidiaries, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property or Company Loan Property and (ix) the Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or control relating to the Company, any of its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.
(p) Tax Matters.
(i) (A) The Company and its Subsidiaries (1) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all material respects; (2) have paid in full or accrued all material Taxes that are required to have been paid or accrued; (3) have withheld from amounts owing to any employee, independent contractor, creditor or third party all amounts that it is obligated to have withheld and have timely paid such withheld amounts to the relevant Tax authority; and (4) have substantially complied with all information reporting (and related withholding) requirements related to any payments subject to one or more information reporting requirements set forth in the Code, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised with the Company by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) none of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) there are no pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (F) the Company has made available to Parent true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by the Company or any of its Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.
(ii) There are no Liens on any of the Company’s assets or on any assets of any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for statutory Liens for Taxes not yet delinquent).
(iii) None of the Company or any of its Subsidiaries will be required to include any material item of income, exclude any item of deduction or otherwise make any adjusment, from any Tax period beginning after the Effective Time, as a result of (A) a change in accounting method for a Tax period beginning before the Effective Time, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law) executed prior to the Effective Time.
(iv) None of the Company or any of its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company or any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any Person (other than with respect to itself or any of its Subsidiaries).
(v) No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.
(vi) None of the Company or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(vii) None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.
(viii) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(q) Risk Management Instruments. None of the Company or any of its Subsidiaries is a party to or have agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) and do not own any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Books and Records. The books and records of the Company and its Subsidiaries (and any predecessor entities) have been fully, properly and accurately maintained, there are no inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position and results of operations of the Company and its Subsidiaries.
(s) Insurance. Section 4.02(s) of the Company Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the Company or any of its Subsidiaries and all insurance claims filed by the Company or any of its Subsidiaries under such policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. Section 4.02(s) of the Company Disclosure Schedule also lists all claims or potential claims meeting the applicable reporting thresholds under such policies that have not been reported thereunder as of the date hereof. All such policies of the Company are with reputable insurers and provide full and adequate coverage for all normal risks incidental to the business of the Company and its Subsidiaries and each of their respective properties and assets and are in character and amount reasonably consistent with industry practice. All such policies of the Company are in full force and effect; none of the Company or any of its Subsidiaries are in material default thereunder; and all claims thereunder have been filed, and all premiums due thereunder have been paid, in due and timely fashion.
(t) Loan Matters.
(i) Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which the Company or any Subsidiary of the Company is a creditor (collectively, “Loans”) currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries.
(ii) Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and the Company’s written underwriting standards, in each case, with all applicable requirements of applicable Law.
(iii) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold or is servicing (A) Loans or pools of Loans or (B) participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against the Company or any of its Subsidiaries solely on account of a payment default by the obligor on any such Loan.
(iv) The Company has previously disclosed to Parent all claims for repurchases by the Company or any of its Subsidiaries of Loans that were sold to third parties by the Company and its Subsidiaries that are outstanding or threatened (in writing), in each case, as of the date hereof and since December 31, 2018.
(v) Section 4.02(t)(v) of the Company Disclosure Schedule sets forth a list of (A) each Loan that as of February 28, 2021 (1) was contractually past due ninety (90) calendar days or more in the payment of principal and/or interest, (2) was on non-accrual status, (3) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by the Company, any of its Subsidiaries or any Governmental Authority (collectively, “Criticized Loans”), (4) for which a specific reserve allocation existed in connection therewith, (5) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (B) each Loan that, as of February 28, 2021, had a total outstanding balance and/or unfunded commitment of $250,000 or more and that, as of such date, (1) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than ninety (90) calendar days past due, (2) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (3) where a specific reserve allocation exists in connection therewith, and (C) each asset of the Company or any of its Subsidiaries that, as of February 28, 2021, was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 4.02(t)(v) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of February 28, 2021.
(vi) Section 4.02(t)(vi) of the Company Disclosure Schedule sets forth a list of all Loans outstanding as of the date of this Agreement by the Company or any of its Subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no executive officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.
(vii) Neither the Company nor any of its Subsidiaries is (A) now nor has it ever been since December 31, 2018 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of Loans or (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.
(viii) Since December 31, 2018, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by the Company or any of its Subsidiaries satisfied: (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (B) the responsibilities and obligations relating to such Loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, loan investor or insurer, on the other hand; (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Authority, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.
(ix) Since December 31, 2018, the Company and each of its Subsidiaries have not engaged in, and, to the Knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by the Company or by any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (A) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Regulatory Agreement or (B) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.
(x) Since December 31, 2018, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

(u) Allowance For Loan Losses. The Company’s or PM Bank’s allowance for loan and lease losses (“ALLL”) is, and shall be as of the Effective Time, in compliance with each of such entity’s existing methodology for determining the adequacy of its ALLL as well as the standards established by applicable Governmental Authorities and the “incurred loss” standard under the Financial Accounting Standards Board and is and shall be adequate under all such standards.
(v) Transactions With Affiliates. Since December 31, 2018, the Company has not engaged in any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act. All agreements between the Company or any of its Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation W of the Federal Reserve Board.
(w) Real Property.
(i) None of the Company or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part.
(ii) (A) Section 4.02(w)(ii) of the Company Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by the Company or any of its Subsidiaries, and together with a list of all applicable leases or subleases and the name of the lessor or sublessor.
(B) Each of the leases referred to in the Company Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company or one of its Subsidiaries, the foregoing representation is based on the Knowledge of the Company.
(iii) As to the Company and its Subsidiaries, none of the leased premises or properties described in paragraph (ii) above have been condemned or otherwise taken by any Governmental Authority and, to the Company’s Knowledge, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might adversely affect its use or value for the purposes now made of it. None of the premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in each case in any material respect with the current use of such property by the Company or such Subsidiary.
(x) Title. Each of the Company and its Subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except (A) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings and Liens for Taxes not yet due, (B) pledges of assets in the ordinary and usual course of business to secure public deposits, (C) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 2018 and (D) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.
(y) Intellectual Property.
(i) The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in the business of the Company or any of its Subsidiaries as currently conducted.
(ii) (A) None of the Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by the Company of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, “Third-Party Intellectual Property Rights”); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries (collectively, the “Intellectual Property Rights”); or (II) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of the Company, are threatened by any Person; and (C) the Company has no Knowledge of any valid grounds for any bona fide claims (I) against the use by the Company or any of its Subsidiaries of any Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Intellectual Property Rights; or (III) challenging the Company’s or any of its Subsidiaries’ license or legally enforceable right to use any Third-Party Intellectual Property Rights.
(z) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Articles or Bylaws is applicable to this Agreement or the transactions contemplated hereby, including the Merger, with respect to the Company. The Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.
(aa) No Other Representations or Warranties.
(i) Except for the representations and warranties in this Section 4.02, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by the Company in this Section 4.02, neither the Company nor any Person makes or has made any representation to Parent or any of Parent’s Affiliates or representatives with respect to any oral or written information presented to Parent or any of Parent’s Affiliates or representatives in the course of their due diligence investigation of the Company (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(ii) The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 4.03.
4.03 Representations and Warranties of Parent. Except as (i) set forth in the Parent Disclosure Schedule, or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by Parent, as applicable, since December 31, 2019 but prior to the date hereof (excluding any disclosures related to Taxes, any disclosures set forth under the heading “Risk Factors” and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature), Parent hereby represents and warrants to the Company:
(a) Organization, Standing and Authority. It is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. BoC Bank is a national banking association duly organized and validly existing under the Laws of the United States and a member of the Federal Home Loan Bank of San Francisco. BoC Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by Law and all premiums and assessments required to be paid in connection therewith have been paid when due. To the Knowledge of Parent, no proceedings for the termination or revocation of the FDIC’s insurance are pending or threatened. Each of Parent and BoC Bank is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification. Parent has made available to the Company a complete and correct copy of its charter and bylaws and the organizational documents of BoC Bank, each as amended prior to the date hereof, which are in full force and effect. The outstanding shares of capital stock of BoC Bank have been duly authorized and are validly issued, fully paid and nonassessable, are not subject to preemptive rights (and were not issued in violation of any preemptive rights) and are owned of record and beneficially by Parent.

(b) Capital Stock. As of the date hereof, the authorized capital stock of Parent consists solely of 446,863,844 shares of Parent Common Stock, of which 52,578,218 shares were issued and 50,167,254 were outstanding at the close of business on March 15, 2021; 3,136,156 shares of Parent Non-Voting Common Stock, of which 477,321 shares are issued and outstanding; and 5,000,000 shares of Parent Series E Preferred Stock, of which 3,948,105 shares are issued and outstanding. As of the date hereof, there were 785,435 units outstanding of Parent RSUs and there are 14,904 outstanding Parent Stock Options or other Parent Awards (other than shares subject to vesting, repurchase or other lapse restrictions pursuant to the Parent Stock Plans and Parent RSUs). As of March 15, 2021, 3,181,559 shares of Parent Common Stock are reserved for issuance under the Parent Stock Plans. As of March 15, 2021, 2,410,964 shares of Parent Common Stock are held in treasury by Parent or otherwise owned directly or indirectly by Parent or any Subsidiary of Parent. Except as set forth in this Section 4.03(b), as of the date hereof, there are no shares of Parent Common Stock authorized and reserved for issuance, Parent does not have any other Rights issued or outstanding with respect to Parent Common Stock, and Parent does not have any commitment to authorize, issue or sell any Parent Common Stock or Rights, except pursuant to this Agreement. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights).
(c) Corporate Power. Parent and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and Parent has all requisite corporate power and authority and, other than receiving the Parent Stockholder Approval, has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and to consummate the Merger, the Bank Merger and the transactions contemplated hereby.
(d) Corporate Authority. As of the date hereof, the Parent Board has, by resolutions duly adopted at a meeting duly called and held, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved that such matters be submitted for consideration by its stockholders at a special meeting of such stockholders and that such matters be recommended for approval at such special meeting. Parent has duly authorized, executed and delivered this Agreement, and this Agreement (assuming due authorization, execution and delivery by the Company) is a valid and legally binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Parent Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of its financial advisor, Piper Sandler & Co., to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Parent Common Stock.
(e) Regulatory Approvals; No Violations.
(i) No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority are required to be made or obtained by Parent in connection with the execution, delivery and performance by Parent of this Agreement or to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and thereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board and the OCC, as may be required, (B) the filing with the SEC of the Prospectus/Proxy Statement and the Registration Statement and declaration of effectiveness of the Registration Statement, (C) the filing of the Articles of Merger with the SDAT as described in Section 2.02, (D) the filing of the CA Agreement of Merger with the California Secretary as described in Section 2.02 and (E) the filing of the Bank Merger Certificates with the OCC, the California Secretary and the CDFPI as described in Section 5.19. As of the date hereof, Parent is not aware of any reason why the approvals set forth in this Section 4.03(e) and in Section 6.03(c) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 6.03(c).

(ii) Subject to receipt of the approvals referred to in the preceding paragraph, the Company Shareholder Approval and the Parent Stockholder Approval, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Parent does not, and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, (B) constitute or result in a breach or violation of, or a default under, the organizational documents of Parent or any of its Subsidiaries or (C) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license.
(f) Parent Reports; Financial Statements.
(i) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2018 (the forms, statements, reports and documents filed or furnished since December 31, 2018 and those filed or furnished subsequent to the date hereof including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Parent Reports did not, and any of the Parent Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(ii) Parent’s consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were or will be prepared from and in accordance with, the books and records of Parent and its Subsidiaries, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).
(iii) Parent and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2018 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, as applicable, and all other material reports and statements required to be filed by them since December 31, 2018, including pursuant to the rules and regulations of the FDIC, the CDFPI or any other Regulatory Authority, as applicable, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the Laws, rules and regulations of the applicable Regulatory Authority with which they were filed. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2018. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since December 31, 2018.

(iv) Since December 31, 2019, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.03 or otherwise) has had, or is reasonably likely to have, a Parent Material Adverse Effect.
(v) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and that are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has identified and disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent’s auditor and the audit committee of the Parent Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since December 31, 2020, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent’s or its Subsidiaries’ employees regarding questionable accounting or auditing matters, have been received by Parent to Parent’s Knowledge. Except for those liabilities that are reflected or reserved against on the most recent consolidated balance sheet included in the Parent Reports, neither Parent nor any of its Subsidiaries has incurred any material obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed) other than in the ordinary and usual course of business consistent with past practice since the date of such balance sheet (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).
(g) Litigation. No civil, criminal or administrative litigation, claim, investigation, action, suit, hearing or other proceeding before any Governmental Authority is pending or, to Parent’s Knowledge, threatened against it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, except for those that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding which is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
(h) Regulatory Matters.
(i) None of Parent, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.
(ii) None of Parent or any of its Subsidiaries has been advised in writing by, and Parent does not have Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
(i) Compliance With Laws.
(i) Parent and its Subsidiaries are, and have been since December 31, 2018, in compliance with and are not in default or violation of any Laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Volcker Rule or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders or guidance with respect to economic or trade sanctions issued by OFAC, except for violations that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
(ii) Parent and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to Parent’s Knowledge, no suspension or cancellation of any of them is threatened, except in each case those the absence of which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
(iii) No investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has Parent or any Subsidiary of Parent received any written notification or communication from any Governmental Authority (A) asserting that Parent or any such Subsidiary is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s Knowledge, do any grounds for any of the foregoing exist).
(iv) As of December 31, 2020, each of Parent and BoC Bank is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary banking regulator), and BoC Bank’s rating under the Community Reinvestment Act is no less than “satisfactory”.
(j) No Brokers. None of Parent, any of its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Piper Sandler & Co. as its financial advisor.
(k) Tax Matters.
(i) (A) Parent and its Subsidiaries (1) have timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate in all material respects; (2) have paid in full or accrued all material Taxes that are required to have been paid or accrued; (3) have withheld from amounts owing to any employee, independent contractor, creditor or third party all amounts that it is obligated to have withheld and have timely paid such withheld amounts to the relevant Tax authority; and (4) have substantially complied with all information reporting (and related withholding) requirements related to any payments subject to one or more information reporting requirement set forth in the Code, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised in writing with the Parent by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) none of Parent or any of its Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed in writing to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns, and (F) Parent has made available to the Company true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by Parent or any of its Subsidiaries relating to taxable periods beginning after December 31, 2017.
(ii) None of Parent or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(l) No Other Representations or Warranties.
(i) Except for the representations and warranties in this Section 4.03, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent and its

Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Parent in this Section 4.03, neither Parent nor any Person makes or has made any representation to the Company or any of the Company’s Affiliates or representatives with respect to any oral or written information presented to the Company or any of the Company’s Affiliates or representatives in the course of their due diligence investigation of Parent (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(ii) Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 4.02.
ARTICLE 5

COVENANTS
5.01 Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Law, (a) the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course, (b) each of the Company and its Subsidiaries shall use its commercially reasonable efforts to preserve its business organizations and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the Company and its Subsidiaries’ present employees and agents, and (c) subject to Section 5.10, the Company and its Subsidiaries shall take no action that would reasonably be expected to adversely affect or materially delay the ability of the Company to obtain any necessary approvals of any Regulatory Authorities or other Governmental Authority required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement or as required by Law, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not and shall not permit its Subsidiaries to:
(a) Capital Stock. (i) Other than any shares of Company Common Stock issuable in respect of Company Options, Company Restricted Shares or Company RSUs outstanding on the date hereof or permitted to be granted after the date hereof issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any Rights, or (ii) permit any shares of capital stock of the Company or any of its Subsidiaries to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.
(b) Dividends; Etc. (i) Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock (other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards in satisfaction of withholding obligations or in payment of the exercise price).
(c) Compensation; Employment Agreements; Etc. Enter into, renew, terminate, amend or otherwise modify any employment, retention, change in control, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of the Company or any of its Subsidiaries (in each case, except with respect to change in control and severance agreements, other other in the ordinary course of business with respect to employees or consultants whose total annual (or annualized, if such person provides services to the Company or any of its Subsidiaries for less than the whole year) compensation is less than $100,000 (“Non-Management Service Provider”)), enter into any collective bargaining or similar agreement, pay or award, or commit to pay or award, any bonus or incentive compensation, or grant any salary or wage increase or increase any employee compensation or benefit

(including incentive or bonus payments), forgive any loans or issue any loans to any employee or consultant of the Company, except (i) for increases in base salary or wage rates for employees who are not executive officers or Non-Management Service Providers in the ordinary and usual course of business consistent with past practice, provided that no such increase for any employee shall result in an annual adjustment of more than three percent (3%) individually or three percent (3%) in the aggregate, (ii) to the extent required by the terms of an existing Benefit Plan as in effect as of the date hereof and set forth on 5.01(c) of the Company Disclosure Schedule, or (iii) for other changes that are required by applicable Law. Without limiting the generality of the foregoing, except as set forth on Section 5.01(c) of the Company Disclosure Schedule, the Company shall not grant or approve the grant of any new stock options or other equity or equity-based awards or, except as provided in this Agreement, amend or modify the terms of any outstanding stock options or equity-based awards.
(d) Hiring. Hire any person as an employee of the Company or any of its Subsidiaries or engage any independent contractor or promote any employee (other than (i) persons hired or promoted to fill any vacancies arising on or after the date hereof and (ii) any person hired as an employee or any employee promoted to a position with an annual base salary or wage rate and target cash bonus opportunity of no more than $100,000 in the aggregate or any person engaged as an independent contractor with consulting fees and target cash bonus opportunity of no more than $100,000).
(e) Benefit Plans. (i) Enter into, terminate, establish, adopt or amend any Benefit Plans or any other employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, except as permitted under Section 5.01(c), or (ii) fund or in any other way secure the payment of any cash benefits, in each case, except to the extent required by (A) applicable Law or (B) the terms of an existing Benefit Plan as in effect as of the date hereof and set forth on Section 4.02(m)(i) of the Company Disclosure Schedule.
(f) Dispositions. Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of individual loans and loan participations pursuant to Section 5.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries, taken as a whole.
(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, equity interests, deposits or properties of any other Person (other than purchases of loans and loan participations pursuant to Section 5.01(q)).
(h) Mergers. Merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses.
(i) Capital Expenditures. Make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate.
(j) Governing Documents. Amend either the Company Charter or the Company Bylaws, or the organizational documents of any of its Subsidiaries.
(k) Accounting Methods. (i) Implement or adopt any change in the Company’s book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by the Company’s independent public accountants, or as required by Section 5.09 of this Agreement or (ii) except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets (including any Contract that would be a Material Contract as a result of entering into, modifying or amending such Contract), other than in the ordinary course of business consistent with past practice.
(l) Contracts. Except with respect to Contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 5.01(q), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Material Contract or any Contract which would be a Material Contract if it were in existence on the date hereof in each case which is not terminable at will or with thirty (30) calendar days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.
(m) Claims. Enter into any settlement, compromise or similar agreement with respect to, any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action involves payment by the Company or any Subsidiary of an amount that exceeds $25,000 individually or $100,000 in the aggregate or would impose any material restriction on the business of the Surviving Corporation or create adverse precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.
(n) Adverse Actions. Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) the Merger being prevented or impeded from qualifying as a reorganization within the meaning of Section 368 of the Code or (iv) a material violation of any provision of this Agreement, except as may be required by applicable Law; provided that nothing in this Section 5.01(n) shall preclude the Company from exercising its rights under the Voting Agreements.
(o) Risk Management. Except as required by applicable Law, the FDIC or the CDFPI, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow in all material respects, the Company’s or its applicable Subsidiary’s existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable efforts to avoid any material increase in the Company’s aggregate exposure to interest rate risk.
(p) Indebtedness. Incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.
(q) Loans. (i) Make any loan or loan commitment to any Person which would, when aggregated with all outstanding loans or loan commitments or any renewals or extensions thereof made to such Person and any Affiliate or immediate family member of such Person, exceed $3,000,000; (ii) make any loan or loan commitment to any Person with a Criticized Loan; or (iii) purchase or sell any (y) Criticized Loan or (z) any loan in excess of $3,000,000, in each case, without first submitting a copy of the loan write up containing the information customarily submitted as part of the loan write up, to the chief credit officer of Parent two (2) full Business Days prior to taking such action; provided that, if Parent objects in writing to such loan or loan commitment or such purchase or sale within two (2) Business Days after receiving such loan write up, the Company shall obtain the approval of the Credit Policy Committee of the board of directors of PM Bank prior to making such loan or loan commitment or such purchase or sale. The Company shall not forgive any loans to directors, officers or employees.
(r) Investments. (i) Other than in accordance with the investment policies of the Company or any of its Subsidiaries in effect on the date hereof or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of 18 months or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company may purchase investment securities if, within two (2) Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.
(s) Taxes. (i) Commence or settle any litigation or proceeding with respect to any liability for material Taxes, take any action which is reasonably likely to have a material adverse impact on the Tax position of the Company, or, after the Merger, which is reasonably likely to have a material adverse impact on the Tax position of the Surviving Corporation, (ii) except in the ordinary course of business consistent with past practice, make or change any material express or deemed Tax election or file any material Tax Return, (iii) file any amended Tax Return, (iv) change any of its methods of reporting income or deductions for Tax purposes, (v) change the entity classification of the Company or any of its Subsidiaries, or (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.
(t) Branches. Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of the Company or any of its Subsidiaries.
(u) New Business. Enter into any new line of business or change in any material respect the Company’s lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, as applicable (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Authority.
(v) Lending Practices. Other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) the Company’s hedging practices and policies, in each case except as required by Law or requested by a Governmental Authority.
(w) Commitments. Agree or commit to do any of the foregoing.
5.02 Parent Forbearance. Parent covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.02 of the Parent Disclosure Schedule) and except as required by applicable Law, it shall not and shall cause each of its Subsidiaries not to:
(a) Adverse Actions. Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of the Parent’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) the Merger being prevented or impeded from qualifying as a reorganization within the meaning of Section 368 of the Code, or (iv) a material violation of any provision of this Agreement; provided that nothing in this Section 5.02(a) shall preclude Parent from exercising its rights under the Voting Agreements;
(b) Governing Documents. Amend Parent’s charter or bylaws, or the organizational documents of any of its Subsidiaries, in each case in a manner that would adversely affect the holders of Company Common Stock relative to and disproportionately to all other holders of Parent Common Stock;
(c) Capital Stock. Adjust, split, combine or reclassify any capital stock of Parent;
(d) Dividends. Make, declare, pay or set aside for payment any extraordinary dividend or distribution on or in respect of any shares of Parent Common Stock;
(e) Acquisitions. Acquire, including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any material portion of the assets, business, securities, deposits or properties of any Person or division or business unit thereof, in each case, that would reasonably be expected to prevent or materially impede or delay the consummation of the Merger (including the receipt of any regulatory approval required to consummate the Merger); or

(f) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
5.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger, the Bank Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof.
5.04 Company Shareholder Approval. The Company agrees to take, in accordance with applicable Law and the Company Charter and the Company Bylaws, all action necessary to convene as soon as practicable after the Registration Statement is declared effective (and will in any event use reasonable best efforts to convene such meeting no later than forty-five (45) calendar days after the Registration Statement is declared effective), a special meeting or meetings of its shareholders duly called and held for such purposes (the “Company Meeting”) to consider and to obtain the Company Shareholder Approval. Subject to Section 5.06(c), the Company Board shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its shareholders (the “Company Board Recommendation”). Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s shareholders at the Company Meeting whether or not (x) the Company’s Board of Directors shall have effected a Company Change of Recommendation or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Meeting (A) if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, (B) after consultation with Parent, if the failure to adjourn or postpone the Company Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Prospectus/Proxy Statement, or (C) after consultation with Parent, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Company Shareholder Approval. Parent may require the Company to adjourn, delay or postpone the Company Meeting once for a period not to exceed thirty (30) calendar days (but prior to the date that is four (4) Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Shareholder Approval. Once the Company has established a record date for the Company Meeting, the Company shall not change such record date or establish a different record date for the Company Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company Charter or the Company Bylaws or in connection with a postponement or adjournment of the Company Meeting permitted by this Section 5.04. Without the prior written consent of Parent, approval of the principal terms of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure (including a customary adjournment proposal to solicit additional proxies if necessary to obtain the Company Shareholder Approval) and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the shareholders of the Company at the Company Meeting.
5.05 Parent Stockholder Approval. Parent agrees to take, in accordance with applicable Law and the Parent Charter and the Parent Bylaws, all action necessary to convene as soon as practicable after the Registration Statement is declared effective (and will in any event use reasonable best efforts to convene such meeting no later than forty-five (45) calendar days after the Registration Statement is declared effective), a special meeting or meetings of its stockholders duly called and held for such purposes (the “Parent Meeting”) to consider and to obtain the Parent Stockholder Approval. The Parent Board shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its stockholders (the “Parent Board Recommendation”).
5.06 Registration Statement; Joint Proxy Statement; Change of Recommendation.
(a) The Company and Parent shall prepare and file with the SEC the Prospectus/Proxy Statement (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof, the “Registration Statement”), as promptly as practicable, and in any event within thirty (30) Business Days after the date hereof. Parent and the Company each shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective holders of Company Common Stock and Parent Common Stock. Parent shall reasonably promptly provide the Company with copies of any written comments and advise the Company of any oral comments with respect to the Registration Statement received from the SEC. Each Party shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC.
(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that (i) the Registration Statement will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to Company shareholders and Parent stockholders and at the times of the Company Meeting and the Parent Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Proxy Statement. The Company and Parent will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of the Company and Parent agrees that if such Party shall become aware prior to the Effective Time of any information furnished by such Party that would cause any of the statements in the Prospectus/Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Prospectus/Proxy Statement.
(c)
(i) The Company Board and each committee thereof shall not:
(A) except as expressly permitted by, and after compliance with, Section 5.06(c)(ii) hereof, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation with respect to the Merger (a “Company Change of Recommendation”); or
(B) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 5.08 entered into in compliance with Section 5.08) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal made to the Company.
(ii) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Shareholder Approval contemplated by this Agreement is obtained, the Company Board may withhold, withdraw or adversely modify the Company Board Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made to the Company after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if (A) an unsolicited bona fide written offer is made to the Company and is not withdrawn and the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal is a Superior Proposal, and (B) the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would result in a violation of the directors’ fiduciary duties under applicable Law; provided, however, that no such

Company Change of Recommendation may be made until after (I) at least five (5) Business Days following Parent’s receipt of notice from the Company advising that the Company Board intends to take such action and the basis therefor, including all necessary information under Section 5.08 and (II) the Company has negotiated in good faith to permit Parent to modify this Agreement during such five (5) Business Day period. In determining whether to make a Company Change of Recommendation, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.05, including with respect to the notice period referred to in this Section 5.05.
(d) The Parent Board and each committee thereof shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Board Recommendation with respect to the Merger (a “Parent Change of Recommendation”).
(e) Press Releases. The Company and Parent shall consult with each other before issuing any press release with respect to the Merger and this Agreement and (except with respect to a Company Change of Recommendation, subject to compliance with Section 5.06(c)) and shall not issue any such press release or make any such public statements without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of NASDAQ or the SEC. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Party.
5.07 Access; Information.
(a) The Parties agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information and in each case subject to the requirements that such requests or access shall not unreasonably interfere with the business or operations of the Party, it shall afford the other Party and its officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including Tax Returns and work papers of independent auditors), Contracts, properties and personnel and to such other information as such other Party may reasonably request (subject to compliance with all applicable Laws and commercially reasonable health and safety procedures imposed by such Party with respect to its and its Subsidiaries’ employees) and, during such period, the Parties shall furnish to the other Party promptly all information concerning its business, properties and personnel as the other Party may reasonably request.
(b) The Company agrees that, subject to applicable Laws, it shall cooperate in good faith with Parent on preparing for the development of mutually agreed operating issues to be implemented after the Effective Time, which the Parties agree have priority including assisting in developing and implementing plans for integration and conversion and other matters affecting branches, customers and back office operations.
(c) Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Section 5.07 in accordance with the terms of the Confidentiality Agreement, dated as of January 30, 2021 (the “Confidentiality Agreement”), between Parent and the Company.
(d) No investigation by either Party of the business and affairs of the other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such Party’s obligation to consummate the transactions contemplated by this Agreement.
(e) Notwithstanding anything in this Section 5.07 to the contrary, no Party shall be required to provide the other Party with access or disclose information where such access or disclosure would, in the reasonable opinion of such Party’s counsel, jeopardize the attorney-client privilege of the such Party, or contravene any binding Contract entered into by such Party prior to the date of this Agreement or any Law applicable to such Party. In the event any of the restrictions in this Section 5.07(e) shall apply, each Party shall use its commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Law.
5.08 Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees and Affiliates shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ agents and representatives (including any financial advisor, attorney or accountant retained by it or acting on its behalf) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. The Company further agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors, employees and Affiliates shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by it or acting on its behalf) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with Rule 14d-9 and Rule 14d-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement; (B) at any time prior, but not after, the Company Shareholder Approval is obtained, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive in the aggregate to the other party than those contained in the Confidentiality Agreement; or (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if and only to the extent that, in each such case referred to in clause (B) or (C) above, the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under applicable Law. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 5.08. The Company agrees that it will notify Parent promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.
5.09 Certain Policies. Immediately prior to the Effective Time and provided that Parent has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, the Company and PM Bank shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the CDFPI, the Federal Reserve and applicable banking Law, modify or change its loan, other real estate owned, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BoC Bank; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by the Company that any such modification or change is appropriate or required or that any financial statement or information previously provided by the Company was incorrect in any respect.
5.10 Regulatory Applications.
(a) Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare and file, or in the case of Parent cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger, the Bank Merger or any of the other transactions contemplated hereby; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof and in any event within forty-five (45) calendar days of the date hereof. Subject to applicable Laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable, each shall consult with the other on, all written information submitted to any third party and/or any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such Parties agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it shall consult with the other Party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of the non-confidential portions of notices or other communications received by Parent or the Company, as the case may be, from any third party and/or Governmental Authority with respect to the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and, to the extent permitted by Law, providing descriptions of any oral communications from such Persons). Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to (i) have a Parent Material Adverse Effect (measured on a scale relative to the Company) or a Company Material Adverse Effect; or (ii) require Parent, BoC Bank or the Surviving Corporation or the surviving bank in the Bank Merger to raise additional capital in an amount that would materially reduce the economic benefits of the Merger to Parent or the holders of Parent Common Stock (including the Company shareholders in respect of shares of Parent Common Stock received by them in the Merger) (a “Materially Burdensome Regulatory Condition”).
(b) Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party to any third party and/or Governmental Authority.
5.11 Indemnification; Director’s and Officer’s Insurance.
(a) Parent agrees that from and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, however, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Further, the Surviving Corporation shall assume, perform and observe the obligations of the Company under any agreements in effect as of the date of this Agreement to indemnify those Persons who are or have at any time been directors and officers of the Company for their acts and omissions occurring at or prior to the Effective Time in their capacity as officers or directors.
(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent or the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; provided, however, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(c) Parent shall or, with the prior written consent of Parent, the Company may, purchase, at or prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters arising at or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby, at an aggregate cost up to but not exceeding 250% of the current annual premium for such insurance. If such prepaid “tail” policy has been obtained prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 5.11.
(d) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.11.
5.12 Benefit Plans.
(a) From the Effective Time through the first anniversary thereof, Parent shall provide, or cause to be provided, to each of the employees of the Company and its Subsidiaries as of immediately prior to the Effective Time who continue employment with Parent or any of its Subsidiaries following the Effective Time (such employees “Continuing Employees”) with a base salary or base wage, cash incentive opportunities and pension and welfare opportunities (excluding equity and long term incentive compensation) that are substantially comparable in the aggregate to those that are generally made available to similarly situated employees of Parent and its Subsidiaries, and severance benefits that are the greater of the severance benefits as set forth in Schedule 5.12(a) and any severance benefits that are generally made available to similarly situated employees of Parent and its Subsidiaries.
(b) Parent will use commercially reasonable efforts to cause each of its employee benefit and compensation plans to take into account, for purposes of eligibility, vesting, levels of benefits and benefit accrual thereunder, the service of the Continuing Employees with the Company and its Subsidiaries (including any predecessor entities) as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company or any of its Subsidiaries (except to the extent it would result in a duplication of benefits for the same period of service and other than for benefit accrual purposes under any defined benefit pension plan of Parent or its Subsidiaries and for purposes of qualifying for subsidized early retirement benefits).
(c) From and after the Effective Time, without limiting the generality of Section 5.12(a), with respect to each Continuing Employee (and their beneficiaries) Parent shall use commercially reasonable efforts to cause each life, disability, medical, dental or health plan of Parent or its Subsidiaries in which each such Continuing Employee becomes eligible to participate to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable life, disability, medical, dental or health plans of the Company or any of its Subsidiaries, (ii) provide full credit under medical, dental and health plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Continuing Employees (and their beneficiaries) under analogous plans of the Company or any of its Subsidiaries prior to the Effective Time during the portion of the applicable plan year prior to participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Continuing Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.
(d) Prior to the Effective Time, if requested by Parent in writing no later than ten (10) days prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company’s 401(k) plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent, such approval not to be unreasonably withheld) not later than the day immediately preceding the Effective Time; provided, however, that the effectiveness of such termination may be conditioned on the consummation of the Merger. As soon as administratively practicable following the Effective Time and consistent with the Company 401(k) Plan’s normal distribution procedures, all Continuing Employees shall be eligible to receive, at their election, a distribution of their entire account balance from the Company 401(k) Plan. Following the Effective Time, Parent shall use commercially reasonable efforts to provide that a defined contribution qualified retirement plan with a cash or deferred arrangement established and maintained by Parent or its Affiliates shall accept rollovers of such distributions and participant loans by the Continuing Employees that elect such rollovers from the Company 401(k) Plan. The Parties agree to cooperate as reasonably necessary so as not to place any participant 401(k) loan with respect to a Continuing Employee’s rollover account into default during the period from the Effective Time until the rollover is completed; provided, that such employee continues making loan repayments on a timely basis during such period as may be required to prevent a loan default.
(e) To the extent any Benefit Plan limits the amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) in order to preclude such amount from being considered an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall not waive any such limitation or amend any such Benefit Plan to eliminate or materially alter such limitation.
(f) Prior to making any written or oral communications to a broad-based group of the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefits matters that are materially affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.
(g) Notwithstanding any other provision of this Agreement, nothing contained in this Section 5.12 shall (i) be deemed to be the adoption of, or an amendment to, any employee benefit plan, program, arrangement, contract or practice, or otherwise limit the right of the Company, Parent or their respective Affiliates, to amend, modify or terminate any employee benefit plan, program, arrangement, contract or practice or (ii) give any third party any right to enforce the provisions of this Section 5.12.
5.13 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or to prevent, materially delay or materially impair the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Additionally, the Company shall promptly notify Parent in the event that (i) any Loan not otherwise listed on Schedule 4.02(t)(v) of the Company Disclosure Schedule and which has an aggregate principal balance in excess of $1,000,000 becomes a Criticized Loan or (ii) it charges off any amounts outstanding in respect of any Loan in an aggregate amount of $500,000 or greater.

5.14 Third-Party Agreements.
(a) The Parties shall use their reasonable best efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger, the Bank Merger and the other transactions contemplated hereby (in such form and content as mutually agreed by the Parties) promptly after the date of this Agreement and (ii) the cooperation of such third parties (including at Parent’s request, with respect to the termination of Contracts following the Effective Time) to effect a smooth transition in accordance with the Parties’ timetable at or after the Effective Time.
(b) Without limiting the generality of Section 5.14(a), each of the Parties shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company and its Subsidiaries to Parent’s production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the Parties, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Among other things, the Company shall:
(i) reasonably cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;
(ii) use its commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its ongoing needs until the conversion can be established;
(iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the conversion, as soon as reasonably practicable;
(iv) provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and
(v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the Contracts of outside data, item and other processing contractors or other third-party vendors to which the Company or any of its Subsidiaries are bound when directed to do so by Parent.
(c) Parent agrees that all actions taken pursuant to this Section 5.14 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and its Subsidiaries.
5.15 Closing Financial Statements. At least eight (8) Business Days prior to the Effective Time of the Merger, the Company shall provide Parent with the Company’s consolidated financial statements presenting the financial condition of the Company and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and the Company’s consolidated results of operations for the period from January 1, 2021 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, however, that if the Effective Time of the Merger occurs on or before the fifteenth (15th) Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of the Company’s chief financial officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Company in all material respects. Such Closing Financial Statements shall also reflect accruals for all Professional Fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of the Company’s chief financial officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 5.15.
5.16 NASDAQ and NYSE Matters. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the shares of Company Common Stock from NASDAQ and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time. Prior to the Closing Date, Parent shall file with the NYSE any required notices or forms with respect to the shares of Parent Common Stock to be issued in the Merger.
5.17 Section 16 Matters. Each of the Company Board and the Parent Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the conversion of shares of Company Common Stock into shares of Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the Company Board shall adopt resolutions that specify (A) the name of each individual whose disposition of shares of Company Common Stock (including Company Equity Awards) is to be exempted, (B) the number of shares of Company Common Stock (including Company Equity Awards) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the Parent Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Parent Common Stock is to be exempted, (B) the number of shares of Parent Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Each Party shall provide to counsel of the other Party for its review (x) copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and (y) copies of such resolutions as adopted, and each Party shall provide the other Party with such information as shall be reasonably necessary for the other Party’s board of directors to set forth the information required in the resolutions of such board of directors.
5.18 Takeover Statute. At all times prior to the Effective Time, the Company shall: (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby and thereby, including the Merger; and (b) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated hereby or thereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated hereby, including the Merger.
5.19 Bank Merger. Promptly after the Merger, the Bank Merger will occur, with BoC Bank as the surviving bank. The Parties agree that the Bank Merger will become effective immediately after the Effective Time. In furtherance of the foregoing, the Parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”) immediately following the Effective Time. The effect of the Bank Merger shall be as provided in the National Bank Act and the rules and regulations of the OCC and § 4887 of the CFC, including any regulations or rules promulgated thereunder.
5.20 Trust Preferred Securities. Upon the Effective Time, Parent shall assume the due and punctual performance and observance of the covenants to be performed by the Company under the indentures and guarantee agreements listed on Section 5.20 of the Company Disclosure Schedule relating to the trust capital securities issued by various trust business subsidiaries of the Company and assumed by the Company (collectively, the “Trust Preferred Securities”) and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, Parent and the Company shall execute and deliver any supplemental indentures or other documents required to make such assumptions effective and shall provide any opinion of counsel to the trustee thereof if requested.
5.21 Parent’s Board of Directors. Prior to the Effective Time, Parent’s Nominating and Governance Committee shall recommend to the Parent Board two (2) Persons from the Company Board to serve on the Parent Board effective at the Effective Time. Each such Person shall have been an active member of the Company Board as of September 30, 2020 through the Effective Time and shall be qualified as an “independent” director of Parent under applicable NYSE rules and otherwise meet any qualifications under the Parent Bylaws and applicable Laws. Upon approval of such Persons by the Parent Board (such approval not to be unreasonably withheld), such directors shall be invited to join the Parent Board and the board of directors of

BoC Bank effective as of the Effective Time, and Parent, through the Parent Board and subject to the Parent Board’s fiduciary duties to the stockholders of Parent, shall take all necessary action to nominate such directors for election to the Parent Board in the proxy statement relating to the first annual meeting of the stockholders of Parent following the Effective Time.
5.22 Tax Matters. It is intended that the Merger shall constitute a reorganization pursuant to Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code and Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Effective Time, each Party hereto shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization pursuant to Section 368(a) of the Code, and each of the Parties shall use its commercially reasonable efforts to obtain the opinions referred to in Sections 6.02(e) and 6.03(f). Each of the Parties agrees to prepare and file all U.S. federal income Tax Returns in accordance with this Section 5.22 and shall not take any position inconsistent therewith in the course of any audit, litigation, or other legal proceeding with respect to U.S. federal income Taxes; provided that nothing contained in this Section 5.22 shall prevent any Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such treatment, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such treatment.
ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER
6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:
(a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval and Parent shall have obtained the Parent Stockholder Approval.
(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).
(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.
6.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 4.03, after giving effect to Section 4.01 and the lead-in to Section 4.03, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and (ii) the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent, dated as of the Closing Date, to such effect.
(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to such effect.
(c) Regulatory Approvals. (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from the Federal Reserve Board and the OCC which are necessary to consummate the Merger and the Bank Merger, and (ii) any other consents, registrations, approvals, permits and authorizations from any Governmental Authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (measured on a scale relative to the Company) or a

Company Material Adverse Effect shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.
(d) No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Parent Material Adverse Effect.
(e) Tax Opinion. The Company shall have received the opinion of Sheppard, Mullin, Richter & Hampton LLP, counsel to the Company, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Sheppard, Mullin, Richter & Hampton LLP may require and rely upon representations contained in letters from each of the Company and Parent.
6.03 Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.02, after giving effect to Section 4.01 and the lead-in to Section 4.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and (ii) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to such effect.
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to such effect.
(c) Regulatory Approvals. (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from the Federal Reserve Board and the OCC which are necessary to consummate the Merger and the Bank Merger and (ii) any other consents, registrations, approvals, permits and authorizations from any Governmental Authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (measured on a scale relative to the Company) or a Company Material Adverse Effect shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such consents, registrations, approvals, permits and authorizations shall contain any Materially Burdensome Regulatory Condition.
(d) Shareholders’ Equity. As of the last business day of the month reflected in the Closing Financial Statements (the “Shareholders’ Equity Measuring Date”), the sum of the Adjusted Shareholders’ Equity and the Company’s ALLL shall not be less than the sum of (i) the Company’s ALLL as of December 31, 2020, (ii) the greater of (A) Adjusted Shareholders’ Equity as of December 31, 2020 or (B) Adjusted Shareholders’ Equity as of March 31, 2021 less $1,525,000 and (iii) any recoveries collected by the Company between the date of this Agreement and the Shareholders’ Equity Measuring Date, in each case as determined in accordance with GAAP. For purposes of this Section 6.03(d), “Adjusted Shareholders’ Equity” means the consolidated equity of the Company as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 or the Closing Financial Statements, as applicable, minus any unrealized gains or plus any unrealized losses (as the case may be) in the Company’s securities portfolio due to mark-to-market adjustments as of applicable date of such financial statements, and adding the sum of (w) all amounts paid or accrued in connection with any actions taken pursuant to Section 5.09 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any applicable Law of any Governmental Authority, (x) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents (“Advisors”) for the Company for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, “Professional Fees”) paid by the Company prior to the Effective Time and which do not exceed in the aggregate $3,700,000 (exclusive of reasonable costs incurred or advanced by such Advisors); (y) attorneys’ fees arising directly and exclusively from any actions, claims, suits or hearings brought by the Company’s shareholders with respect to this Agreement or the transactions contemplated hereby; and (z) any amounts payable by the Company in connection with the cancellation of Company Equity Awards pursuant to Section 3.04, and any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided herein) or any retention bonuses paid in accordance with this Agreement, and any costs incurred in connection with the termination of Contracts pursuant to Section 5.14.
(e) No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Company Material Adverse Effect.
(f) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell LLP, counsel to Parent, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon representations contained in letters from each of the Company and Parent.
ARTICLE 7

TERMINATION
7.01 Termination. This Agreement may be terminated and the Merger may be abandoned:
(a) at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or Parent Stockholder Approval, by action of the board of directors of either Parent or the Company, in the event that both Parties mutually consent in writing to terminate the Agreement;
(b) at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or Parent Stockholder Approval, by action of the board of directors of either Parent or the Company, in the event that the Merger is not consummated by December 31, 2021 (the “End Date”); provided that the End Date may be extended to March 31, 2022 by either Parent or the Company by written notice to the other party if the Closing shall not have occurred by such date, and on such date the conditions set forth in Section 6.02(c) and Section 6.03(c) have not been satisfied or waived and each of the other conditions to consummation of the Merger set forth in ARTICLE 6 has been satisfied, waived or remains capable of being satisfied, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the Party seeking to terminate pursuant to this Section 7.01(b) which action or inaction is in violation of its obligations under this Agreement;
(c) at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or Parent Stockholder Approval, by action of the board of directors of either Parent or the Company if (i) the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority, or an application thereof shall have been permanently withdrawn by mutual agreement of Parent and the Company at the request or suggestion of a Governmental Authority, or (ii) either the Company Shareholder Approval or the Parent Stockholder Approval is not obtained at the duly convened Company Meeting or Parent Meeting (including any adjournments or postponements of such meetings), as applicable;
(d) at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or the Parent Stockholder Approval, by action of the Company Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent, such that if continuing on the Closing Date, one of Sections 6.02(a) or 6.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by the Company (or such shorter period as remaining prior to the End Date); provided that the Company is not then in material breach of any representation, warranty, covenant or agreement;
(e) at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or the Parent Stockholder Approval, by action of the Parent Board if there has been a breach of any representation, warranty, covenant or agreement made by the Company, such that if continuing on the Closing Date, one of Section 6.03(a) or 6.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by Parent (or such shorter period as remaining prior to the End Date); provided that Parent is not then in material breach of any representation warranty, covenant or agreement; and
(f) at any time prior to the Company Shareholder Approval, by action of the Parent Board, in the event (A) the Company shall have breached in any material respect Section 5.08; (B) the Company Board shall have effected a Company Change of Recommendation; (C) at any time after the end of ten (10) Business Days following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its Company Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by Parent; or (D) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company Board recommends that its shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend unequivocally against acceptance of such offer.
7.02 Effect of Termination and Abandonment.
(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) as provided in Section 7.02(b) and (ii) that no such termination shall relieve any party hereto of any liability or damages resulting from any willful and intentional breach of this Agreement.
(b) (i) The Company shall pay a termination fee of $8,500,000 (the “Termination Fee”) to Parent payable by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following:
(A) in the event that (1) a bona fide Acquisition Proposal shall have been made to the Company or its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company; (2) thereafter this Agreement is terminated by either Parent or the Company pursuant to (x) Section 7.01(b) for failure of the Merger to be consummated by the End Date or (y) Section 7.01(c)(ii), and, in either case, the Company Shareholder Approval has not been obtained; and (3) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to or consummates an Acquisition Proposal; provided, that for purposes of this Section 7.02(b)(i)(A), the references to “15%” in the definition of “Acquisition Proposal” shall instead refer to “50%”; or
(B) this Agreement is terminated by Parent pursuant to Section 7.01(f).
(ii) Any Termination Fee required by this Section 7.02 shall be paid promptly, but in no event later than two (2) Business Days after the date of termination; provided that with respect to clause (A) above, the Termination Fee shall be paid immediately prior to the Company’s entering into a definitive agreement with respect to, or consummation of, an Acquisition Proposal.
(c) The Company acknowledges that the agreements contained in paragraph (b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails to promptly pay Parent any amounts due under paragraph (b) above within the time period specified therein, the Company shall pay all costs and expenses (including attorneys’ fees) incurred by Parent from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made.

ARTICLE 8

MISCELLANEOUS
8.01 Survival. This Article VIII and the agreements of the Company and Parent contained in Sections 5.11, 5.12 and 5.21 shall survive the consummation of the Merger. This Article VIII, the agreements of the Company and Parent contained in Sections 5.07(c) and 7.02 shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the Party benefited by the provision or by both Parties or (ii) amended or modified at any time, by an agreement in writing between the Parties hereto executed in the same manner as this Agreement, except that after the Company Shareholder Approval is obtained, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable Law.
8.03 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.
8.04 Governing Law and Venue. Except to the extent the Laws of the State of Maryland or the Laws of the State of California are mandatorily applicable to the Merger, in which case the Laws of the State of Maryland or of the State of California, as applicable, shall govern, this Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York, without regard to the conflict of law principles thereof. The Parties hereby irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the Borough of Manhattan of The City of New York (provided, however, that if such federal court does not have jurisdiction over any action, such action shall be heard and determined exclusively in any New York state court located in New York County), solely in respect of the interpretation and enforcement of the provisions of this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement and any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.
8.05 Waiver of Jury Trial. The Parties acknowledge and agree that any controversy which may arise under this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, to the extent permitted under applicable Law, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. The Parties to this Agreement certify and acknowledge that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.05.
8.06 Expenses. All costs and expenses incurred in connection with this Agreement and the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.
8.07 Notices. All notices, requests, instructions and other communications to be given hereunder by any Party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), mailed by registered or certified mail, postage prepaid (return receipt requested) or emailed (with confirmation) to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party; provided, that if given by email, such notice, request, instructions and other communication shall be confirmed within one Business Day by dispatch pursuant to one of the other methods described herein.
If to the Company to:

Pacific Mercantile Bancorp
949 South Coast Drive, Third Floor
Costa Mesa, California 92626
Attention: Curt A. Christianssen, Chief Financial Officer
Facsimile: (855) 436-2416
Email: curt.christianssen@pmbank.com

With a copy to:
Sheppard, Mullin, Richter & Hampton LLP 650 Town Center Drive, 10th Floor Costa Mesa, CA 92626 Attention: Josh Dean Facsimile: (714) 428-5991 Email: jdean@sheppardmullin.com
If to Parent to:

Banc of California, Inc.
3 MacArthur Place Santa Ana, California 92707
Attention: Chief Executive Officer
  With a copy to: General Counsel
Facsimile: (877) 788-8061
Email: jared.wolff@bancofcal.com;
  With a copy to: ido.dotan@bancofcal.com

With a copy to:
Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067 Attention: Patrick S. Brown Facsimile: (310) 712-8800 Email: brownp@sullcrom.com
8.08 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule attached hereto and incorporated herein), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the Parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 5.11, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
8.09 Effect . No provision of this Agreement shall be construed to require the Company or Parent or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate any applicable Law (whether statutory or common Law), rule or regulation.
8.10 Severability. Except to the extent that application of this Section 8.10 would have a Company Material Adverse Effect or a Parent Company Material Adverse Effect or would prevent, materially delay or materially impair the ability of the Company or Parent to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
8.11 Enforcement of the Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
8.12 Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
8.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
BANC OF CALIFORNIA, INC.

By:	/s/ Jared Wolff
Name: Jared Wolff
Title: President and Chief Executive Officer

PACIFIC MERCANTILE BANCORP

By:	/s/ Denis Kalscheur
Name: Denis Kalscheur
Title: Chairman

Appendix B

Execution Version
March 22, 2021
Banc of California, Inc.
3 MacArthur Place
Santa Ana, CA 92707

Ladies and Gentlemen:
As a holder of Company Common Shares (as defined below), the undersigned (the “Shareholder”) understands that Pacific Mercantile Bancorp, a California corporation (the “Company”), and Banc of California, Inc., a Maryland corporation (“Parent”), are concurrently entering into an Agreement and Plan of Merger, dated as of March 22, 2021 (as it may be from time to time amended, the “Merger Agreement”), which was previously approved by the boards of directors of the Company and Parent, providing for, among other things, a merger of the Company with and into Parent (the “Merger”), in which each of the issued and outstanding common shares, no par value per share, of the Company (the “Company Common Shares”) (other than Excluded Shares) will be converted into the right to receive the Merger Consideration. Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.
The Shareholder acknowledges that, as an inducement for Parent to enter into the Merger Agreement, Parent has required that the Shareholder enter into this letter agreement and the Shareholder is willing to enter into this letter agreement.
The Shareholder confirms his or her agreement with Parent, and Parent confirms its agreement with the Shareholder, as follows:
1. As used in this letter agreement, “Shares” means the Company Common Shares which the Shareholder owns of record or beneficially and has the power to vote (for the avoidance of doubt, excluding any shares underlying options or restricted stock units exercisable for Company Common Shares whether or not such shares are included as beneficially owned by the Shareholder in the Company’s most recent annual proxy statement) as of the date of this letter agreement which are listed on Schedule I hereto. The Shares are owned by the Shareholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder’s obligations under this Agreement. The Shareholder represents and warrants that the Shareholder has the sole or shared power to vote or direct the vote of all Shares.
2. Subject to paragraph 16 of this letter agreement, at every meeting of the shareholders of the Company called, and at every postponement, recess or adjournment thereof, and on every action or approval by written consent of the shareholders of the Company, the Shareholder agrees to vote, or cause to be voted, the Shares (a) in favor of (i) approval of the principal terms of the Merger Agreement and (ii) any other matter that is required to be approved by the shareholders of the Company to facilitate the transactions contemplated by the Merger Agreement, (b) against (i) any proposal made in opposition to approval of the principal terms of the Merger Agreement or in competition with the Merger, (ii) any Acquisition Proposal and (iii) to the extent that any of the following actions requires a shareholder vote pursuant to applicable Law or any applicable stock exchange rules, any proposal, transaction, agreement, amendment of the Company’s articles of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger and (c) as directed by Parent with respect to any postponement, recess, adjournment or other procedural matter at any meeting of the shareholders of the Company relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that the Shareholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

3. The Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this letter agreement, subject to the last sentence of this paragraph 3, the Shareholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing Parent, Jared Wolff, Ido Dotan and Lynn Hopkins, and each of them, but each with full power of substitution, as the Shareholder’s attorney-in-fact and proxy, for and in the Shareholder’s name, to be counted as present, vote, express consent or dissent with respect to the Shares in the manner contemplated by paragraph 2 as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by the Shareholder pursuant to this paragraph 3 is granted in consideration of Parent entering into this letter agreement and the Merger Agreement and incurring the obligations therein. If the Shareholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of paragraph 2 (or anticipatorily breaches such paragraph), then Parent shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of paragraph 2. The proxy granted by the Shareholder shall be automatically revoked upon termination of this letter agreement in accordance with its terms.
4. The Shareholder represents and warrants (a) that the Shareholder has duly executed and delivered this letter agreement and has all authority and full legal capacity to enter into this letter agreement and (b) that, assuming the due authorization, execution and delivery of this letter agreement by Parent, this letter agreement is the Shareholder’s legal, valid and binding agreement and is enforceable against the Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity.
5. The Shareholder further represents and warrants that the execution and delivery of this letter agreement by the Shareholder does not, and the performance of his or her obligations under this letter agreement and the consummation of the transactions to be consummated by him or her as contemplated hereby will not, (a) conflict with or violate any Law applicable to the Shareholder or by which the Shares are bound or affected, (b) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or the Shares are bound or affected, or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent, impair, delay or adversely affect the performance by the Shareholder of his or her obligations under this letter agreement.
6. The Shareholder agrees that all representations, terms and conditions of this letter agreement will apply to Company Common Shares of which the Shareholder acquires record or beneficial ownership (and the power to vote) after the date hereof and prior to the termination of this letter agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance, or as a successor in interest in any capacity or otherwise.
7. This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this paragraph 7 and paragraphs 11, 12, 13, 14, 17, 19 and 20 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful and intentional breach of this letter agreement occurring prior to such termination.
8. The Shareholder is entering into this letter agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by the Shareholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company), including any actions Shareholder deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Company Board of Directors.

9. The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Merger the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this letter agreement.
10. The Shareholder agrees that, prior to the termination of this letter agreement, the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this letter agreement other than to a de minimis extent. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are reasonably necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this letter agreement.
11. THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the State of California solely in respect of the interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that he or she is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 12 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
12. Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by email or by overnight courier addressed, if to the Shareholder, to the address, email address or facsimile number, as applicable, set forth in Schedule I hereto, and, if to Parent, in accordance with Section 8.07 of the Merger Agreement, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
13. This letter agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this letter agreement is void.
14. The Shareholder recognizes and acknowledges that a breach of any covenants or agreements contained in this letter agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Shareholder agrees that in the event of any such breach, Parent shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which Parent may be entitled, at law or in equity. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction.
15. The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto, which shall occur concurrently herewith.
16. The Shareholder agrees, prior to termination of this letter agreement, not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the Shares or (ii) except as set forth herein, enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of the Shares, and shall not commit or agree to take any of the foregoing actions; provided that the foregoing shall not prohibit the Shareholder from (a) disposing of or surrendering Shares to the Company in connection with the vesting, settlement or exercise of Company Options, Company Restricted Shares or Company RSUs for the payment of taxes thereon or, in respect of Company Options, the exercise price thereon or (b) disposing of Shares in a broker-assisted cashless exercise of Company Options expiring during the term of this letter agreement up to the amount necessary to pay the exercise price in respect thereof and any related taxes. In furtherance of the foregoing, the Shareholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares.
17. Parent acknowledges and agrees that nothing in this letter agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.
18. Any provision of this letter agreement may be (i) waived in whole or in part in writing by the party benefited by the provision or by both parties or (ii) amended or modified at any time by an agreement in writing between the parties hereto executed in the same manner as this letter agreement.
19. The Merger Agreement and this letter agreement (including the documents and instruments referred to herein) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.
20. In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Please confirm that the foregoing correctly states the understanding between the undersigned and you by signing and returning to a counterpart hereof.
Very truly yours,

Name:
[Signature Page to Voting Agreement]

Accepted and agreed as of the date set forth above.
Banc of California, Inc.

By:
Name:
Title:
[Signature Page to Voting Agreement]

Schedule I: Shareholder Information
Beneficial Owner	Shares	Address for Notice

Appendix C
March 22, 2021
Pacific Mercantile Bancorp
949 South Coast Drive, Third Floor
Santa Costa Mesa, California 92626

Ladies and Gentlemen:
As a holder of common stock, $0.01 par value per share, of Banc of California, Inc. (“Parent Common Shares”), the undersigned (the “Shareholder”) understands that Pacific Mercantile Bancorp, a California corporation (the “Company”), and Banc of California, Inc., a Maryland corporation (“Parent”), are concurrently entering into an Agreement and Plan of Merger, dated as of March 22, 2021 (as it may be from time to time amended, the “Merger Agreement”), which was previously approved by the boards of directors of the Company and Parent, providing for, among other things, a merger of the Company with and into Parent (the “Merger”), in which each of the issued and outstanding common shares, no par value per share, of the Company (other than Excluded Shares) will be converted into the right to receive the Merger Consideration. Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.
The Shareholder acknowledges that, as an inducement for the Company to enter into the Merger Agreement, the Company has required that the Shareholder enter into this letter agreement and the Shareholder is willing to enter into this letter agreement.
The Shareholder confirms his or her agreement with the Company, and the Company confirms its agreement with the Shareholder, as follows:
1. As used in this letter agreement, “Shares” means the Parent Common Shares which the Shareholder owns of record or beneficially and has the power to vote (for the avoidance of doubt, excluding any shares underlying options or restricted stock units exercisable for Parent Common Shares whether or not such shares are included as beneficially owned by the Shareholder in Parent’s most recent annual proxy statement) as of the date of this letter agreement which are listed on Schedule I hereto. The Shares are owned by the Shareholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder’s obligations under this Agreement. The Shareholder represents and warrants that the Shareholder has the sole or shared power to vote or direct the vote of all Shares.
2. Subject to paragraph 16 of this letter agreement, at every meeting of the shareholders of Parent called, and at every postponement, recess or adjournment thereof, and on every action or approval by written consent of the shareholders of Parent, the Shareholder agrees to vote, or cause to be voted, the Shares (a) in favor of (i) approval of the Merger and the issuance of Parent Common Stock in the Merger and (ii) any other matter that is required to be approved by the shareholders of Parent to facilitate the transactions contemplated by the Merger Agreement, (b) against (i) any proposal made in opposition to approval of the Merger, the issuance of Parent Common Stock in the Merger or in competition with the Merger, (ii) any Acquisition Proposal and (iii) to the extent that any of the following actions requires a shareholder vote pursuant to applicable Law or any applicable stock exchange rules, any proposal, transaction, agreement, amendment of Parent’s articles of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger and (c) as directed by the Company with respect to any postponement, recess, adjournment or other procedural matter at any meeting of the shareholders of Parent relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that the Shareholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.
3. The Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this letter agreement, subject to the last sentence of this paragraph 3, the Shareholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing the Company, Brad Dinsmore and Curt Christianssen, and each of them, but each with full power of substitution, as the Shareholder’s attorney-in-fact and proxy, for and in the Shareholder’s name, to be counted as present, vote, express consent or dissent with respect to the Shares in the manner contemplated by paragraph 2 as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by the Shareholder pursuant to this paragraph 3 is granted in consideration of the Company entering into this letter agreement and the Merger Agreement and incurring the obligations therein. If the Shareholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of paragraph 2 (or anticipatorily breaches such paragraph), then the Company shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of paragraph 2. The proxy granted by the Shareholder shall be automatically revoked upon termination of this letter agreement in accordance with its terms.
4. The Shareholder represents and warrants (a) that the Shareholder has duly executed and delivered this letter agreement and has all authority and full legal capacity to enter into this letter agreement and (b) that, assuming the due authorization, execution and delivery of this letter agreement by the Company, this letter agreement is the Shareholder’s legal, valid and binding agreement and is enforceable against the Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity.
5. The Shareholder further represents and warrants that the execution and delivery of this letter agreement by the Shareholder does not, and the performance of his or her obligations under this letter agreement and the consummation of the transactions to be consummated by him or her as contemplated hereby will not, (a) conflict with or violate any Law applicable to the Shareholder or by which the Shares are bound or affected, (b) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or the Shares are bound or affected, or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent, impair, delay or adversely affect the performance by the Shareholder of his or her obligations under this letter agreement.
6. The Shareholder agrees that all representations, terms and conditions of this letter agreement will apply to Parent Common Shares of which the Shareholder acquires record or beneficial ownership (and the power to vote) after the date hereof and prior to the termination of this letter agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance, or as a successor in interest in any capacity or otherwise.
7. This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this paragraph 7 and paragraphs 11, 12, 13, 14, 17, 19 and 20 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful and intentional breach of this letter agreement occurring prior to such termination.
8. The Shareholder is entering into this letter agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by the Shareholder, solely in his or her capacity as a director or officer of Parent (or a Subsidiary of Parent), including any actions Shareholder deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Board of Directors of Parent.

9. The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Merger the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this letter agreement.
10. The Shareholder agrees that, prior to the termination of this letter agreement, the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this letter agreement other than to a de minimis extent. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are reasonably necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this letter agreement.
11. THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Maryland and the federal courts of the United States of America located in the State of Maryland solely in respect of the interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that he or she is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Maryland State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 12 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
12. Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by email or by overnight courier addressed, if to the Shareholder, to the address, email address or facsimile number, as applicable, set forth in Schedule I hereto, and, if to the Company, in accordance with Section 8.07 of the Merger Agreement, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
13. This letter agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this letter agreement is void.
14. The Shareholder recognizes and acknowledges that a breach of any covenants or agreements contained in this letter agreement will cause the Company to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Shareholder agrees that in the event of any such breach, the Company shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which the Company may be entitled, at law or in equity. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction.
15. The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto, which shall occur concurrently herewith.
16. The Shareholder agrees, prior to termination of this letter agreement, not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the Shares or (ii) except as set forth herein, enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of the Shares, and shall not commit or agree to take any of the foregoing actions; provided that the foregoing shall not prohibit the Shareholder from (a) disposing of or surrendering Shares to Parent in connection with the vesting, settlement or exercise of Parent Stock Options or Parent RSUs for the payment of taxes thereon or, in respect of Parent Stock Options, the exercise price thereon or (b) disposing of Shares in a broker-assisted cashless exercise of Parent Stock Options expiring during the term of this letter agreement up to the amount necessary to pay the exercise price in respect thereof and any related taxes. In furtherance of the foregoing, the Shareholder hereby authorizes and instructs Parent to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares.
17. The Company acknowledges and agrees that nothing in this letter agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.
18. Any provision of this letter agreement may be (i) waived in whole or in part in writing by the party benefited by the provision or by both parties or (ii) amended or modified at any time by an agreement in writing between the parties hereto executed in the same manner as this letter agreement.
19. The Merger Agreement and this letter agreement (including the documents and instruments referred to herein) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.
20. In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Please confirm that the foregoing correctly states the understanding between the undersigned and you by signing and returning to a counterpart hereof.
Very truly yours,

Name:
[Signature Page to Voting Agreement]

Accepted and agreed as of the date set forth above.
Pacific Mercantile Bancorp

By:
Name:
Title:
[Signature Page to Voting Agreement]

Schedule I: Shareholder Information
Beneficial Owner	Shares	Address for Notice

Appendix D

March 22, 2021
The Board of Directors
Pacific Mercantile Bancorp
949 South Coast Drive
Costa Mesa, California 92626
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Pacific Mercantile Bancorp (“Pacific Mercantile”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Pacific Mercantile with and into Banc of California, Inc. (“Banc of California”) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Pacific Mercantile and Banc of California. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), as a result of the Merger and without any action on the part of any person, each share of the common stock, no par value per share, of Pacific Mercantile (“Pacific Mercantile Voting Common Stock”) and the non-voting common stock, no par value per share, of Pacific Mercantile (“Pacific Mercantile Non-Voting Common Stock”, and together with Pacific Mercantile Voting Common Stock, “Pacific Mercantile Common Stock”), excluding Excluded Shares (as defined in the Agreement), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.50 of a share of common stock, par value $0.01 per share, of Banc of California (“Banc of California Common Stock”). The ratio of 0.50 of a share of Banc of California Common Stock for one share of Pacific Mercantile Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, promptly after the Merger, Pacific Mercantile Bank, a wholly-owned subsidiary of Pacific Mercantile, will merge with and into Banc of California, National Association, a wholly-owned subsidiary of Banc of California (“BoC Bank”), with BoC Bank as the surviving entity (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to Pacific Mercantile and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships (i) between Pacific Mercantile and a KBW broker-dealer affiliate and (ii) between Banc of California and each of KBW and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Pacific Mercantile and Banc of California. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Pacific Mercantile or Banc of California for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Pacific Mercantile (the “Board”) in rendering this opinion and will receive a fee from Pacific Mercantile for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Pacific Mercantile has agreed to indemnify us for certain liabilities arising out of our engagement.
In addition to this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Pacific Mercantile. In the past two years, KBW has provided investment banking and financial advisory services to Banc of California and received compensation for such services. KBW acted as (i) joint dealer manager for Banc of California’s August 2019 tender offer for depositary shares representing an
Keefe, Bruyette & Woods, A Stifel Company

interest in preferred stock, and (ii) sole book-running manager for Banc of California’s October 2020 offering of fixed-to-floating rate subordinated notes. We may in the future provide investment banking and financial advisory services to Pacific Mercantile or Banc of California and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Pacific Mercantile and Banc of California and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated March 16, 2021 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Pacific Mercantile; (iii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Banc of California; (iv) certain regulatory filings of Pacific Mercantile and Banc of California and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020; (v) certain other interim reports and other communications of Pacific Mercantile and Banc of California to their respective shareholders or stockholders; and (vi) other financial information concerning the businesses and operations of Pacific Mercantile and Banc of California that was furnished to us by Pacific Mercantile and Banc of California or that we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Pacific Mercantile and Banc of California; (ii) the assets and liabilities of Pacific Mercantile and Banc of California; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Pacific Mercantile and Banc of California with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus “street estimates” of Pacific Mercantile, as well as assumed long-term Pacific Mercantile growth rates provided to us by Pacific Mercantile management, all of which information was discussed with us by Pacific Mercantile management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Banc of California, as well as assumed long-term Banc of California growth rates provided to us by Banc of California management, all of which information was discussed with us by Banc of California management and used and relied upon by us based on such discussions, at the direction of Pacific Mercantile management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Banc of California (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, Banc of California management and that were used and relied upon by us based on such discussions, at the direction of Pacific Mercantile management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Pacific Mercantile and Banc of California regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, Pacific Mercantile with soliciting indications of interest from third parties regarding a potential transaction with Pacific Mercantile.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Pacific Mercantile as to the reasonableness and achievability of the publicly available consensus “street estimates” of Pacific Mercantile and the assumed Pacific Mercantile long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Pacific Mercantile “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Pacific Mercantile management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of Pacific Mercantile, upon Banc of California management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Banc of California, the assumed Banc of California long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Banc of California (including, without limitation, the cost savings and related expenses expected to result or be derived from the

Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Banc of California “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Banc of California management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of Pacific Mercantile and Banc of California that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Pacific Mercantile and Banc of California, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Pacific Mercantile and Banc of California and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact on Pacific Mercantile and Banc of California. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof. We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Pacific Mercantile or Banc of California since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Pacific Mercantile and Banc of California are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Pacific Mercantile or Banc of California, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Pacific Mercantile or Banc of California under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Pacific Mercantile Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Pacific Mercantile, Banc of California or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Pacific Mercantile that Pacific Mercantile has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Pacific Mercantile, Banc of California, the Merger and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Pacific Mercantile Common Stock, without regard to any differences between Pacific Mercantile Voting Common Stock and Pacific Mercantile Non-Voting Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including, without limitation, the form or structure of the Merger or any such related transaction, the treatment of outstanding restricted stock awards and other securities of Pacific Mercantile in the Merger, any consequences of the Merger or any such related transaction to Pacific Mercantile, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Pacific Mercantile to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Pacific Mercantile or the Board; (iii) the fairness of the amount or nature of any compensation to any of Pacific Mercantile’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Pacific Mercantile Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Pacific Mercantile (other than the holders of Pacific Mercantile Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Banc of California or any other party to any transaction contemplated by the Agreement; (v) the relative fairness of the Exchange Ratio as between holders of Pacific Mercantile Voting Common Stock and Pacific Mercantile Non-Voting Common Stock, (vi) the actual value of Banc of California Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which Pacific Mercantile Common Stock or Banc of California Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Banc of California Common Stock will trade following the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to Pacific Mercantile, Banc of California, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Pacific Mercantile Common Stock or any shareholder or stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Pacific Mercantile Common Stock.
Very truly yours,

Keefe, Bruyette & Woods, Inc.

Appendix E

March 19, 2021
Board of Directors
Banc of California, Inc.
3 MacArthur Place
Santa Ana, CA 92707

Ladies and Gentlemen:
Banc of California, Inc. (“Parent”) and Pacific Mercantile Bancorp (“Company”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company will merge with and into Parent with Parent as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Company Common Stock and Company Non-Voting Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive 0.50 of a share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock” and such consideration, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Parent.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated March 18, 2021; (ii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iv) publicly available mean analyst earnings per share estimates for Parent for the years ending December 31, 2021 and December 31, 2022 with an estimated long-term annual asset and earnings per share growth rate for Parent for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as estimated dividends per share for Parent for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Parent; (v) publicly available mean analyst net income estimates for Company for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual asset and earnings per share growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for Company for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Parent Common Stock and Company Common Stock, including a comparison of certain stock trading information for Parent Common Stock and Company Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Parent and Company with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Parent and its representatives the business, financial condition, results of operations and prospects of Parent and held similar discussions with certain members of the senior management of Company and its representatives regarding the business, financial condition, results of operations and prospects of Company.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Parent or its representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the senior management of Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Parent or Company. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of Parent or Company. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Parent or Company, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Parent or Company. We have assumed, with your consent, that the respective allowances for loan losses for both Parent and Company are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used publicly available mean analyst earnings per share estimates for Parent for the years ending December 31, 2021 and December 31, 2022 with an estimated long-term annual asset and earnings per share growth rate for Parent for the years ending December 31, 2023, December 31, 2024 and December 31, 2025, as well as estimated dividends per share for Parent for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Parent. In addition, Piper Sandler used publicly available mean analyst net income estimates for Company for the years ending December 31, 2021 and December 31, 2022, as well as an estimated long-term annual asset and earnings per share growth rate for the years ending December 31, 2023, December 31, 2024 and December 31, 2025 and estimated dividends per share for Company for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Parent. Piper Sandler also received and used in its pro forma analysis certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Parent. With respect to the foregoing information, the senior management of Parent confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of senior management as to the future financial performance of Parent and Company, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Parent’s or Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Parent and Company will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, Company, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Parent has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Parent Common Stock or Company Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Parent’s financial advisor in connection with the Merger and will receive a fee for our services, which advisory fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Parent has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has provided certain other investment banking services to Parent in the two years preceding the date hereof. In summary, Piper Sandler acted as a co-manager in connection with the offer and sale of Parent debt, which transaction occurred in October 2020 and for which Piper Sandler received approximately $130,000 in compensation. Piper Sandler did not provide any investment banking services to Company in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Parent, Company and their respective affiliates. We may also actively trade the equity and debt securities of Parent, Company and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Parent in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Parent as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to Parent and does not address the underlying business decision of Parent to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Parent or the effect of any other transaction in which Parent might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Parent officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to Parent from a financial point of view.
Very truly yours,

PACIFIC MERCANTILE BANCORP

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Notice of Special Meeting of Shareholders

Proxy Solicited by Board of Directors for Special Meeting — June 23, 2021

Brad R. Dinsmore and Curt A. Christianssen, and each of them individually, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Pacific Mercantile Bancorp to be held on June 23, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote "FOR" the PMB merger proposal, "FOR" the PMB NEO compensation proposal and "FOR" the PMB adjournment proposal..

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